Exhibit 10.3

EXECUTION VERSION

COMMON SECURITY AGREEMENT

among

MINERA SAN CRISTÓBAL, S.A.
as Borrower,

APEX SILVER MINES SWEDEN AB,

APEX LUXEMBOURG S.A. R.L.,

APEX METALS GmbH,

BNP PARIBAS
as Administrative Agent and a Mandated Lead Arranger,

BARCLAYS CAPITAL

as Technical Agent and a Mandated Lead Arranger,

CORPORACIÓN ANDINA DE FOMENTO

as a Senior Lender,

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent and as Securities Intermediary,

THE SENIOR LENDERS PARTY HERETO

and

THE HEDGE BANKS PARTY HERETO

Dated as of December 1, 2005

i

4.05 Withdrawals from Liquidity Accounts During the Continuance of an Event of Default	37
4.06 Debt Service Reserve Account	40
4.07 Operating Reserve Account	42
4.08 Equity Account	43
4.09 Contingent Support Account	45
4.10 Insurance Proceeds Account	47
4.11 Expropriation Proceeds Account	47
4.12 Reports and Certifications	47
4.13 Books and Accounts	47
4.14 Inadequately Identified Amounts	48

ARTICLE V INSURANCE AND EXPROPRIATION	48
5.01 Maintenance of Insurance	48
5.02 Lender Provisions in Policies of Insurance	49
5.03 Payment, Etc. of Reinsurance	49
5.04 Payment of Premiums	49
5.05 Application of Insurance Proceeds	49
5.06 Information	51
5.07 Insurance Advisor	52
5.08 Expropriation Compensation	52

ARTICLE VI REPORTING	55
6.01 Regular Operational Reporting	55
6.02 Other Regular Reporting	57
6.03 Notice of Extraordinary Events	58
6.04 Environmental and Social Reports	59

ARTICLE VII REPRESENTATIONS AND WARRANTIES	59
7.01 Representations and Warranties of the Borrower	59

ARTICLE VIII COVENANTS	67
8.01 Maintenance of Existence; Prohibition of Fundamental Changes	67
8.02 No Modification of Organizational Documents	67
8.03 Business	67
8.04 Principal Place of Business	67
8.05 Books and Records; Accounting and Cost Control Systems	67
8.06 Access	68
8.07 Preservation of Assets	68
8.08 Taxes	69
8.09 Compliance with Law and Environmental Guidelines	69
8.10 Maintain and Comply with Mining Concessions and Government Approvals	70
8.11 Project Documents	70
8.12 Construction and Completion	71
8.13 Operation	71
8.14 Operating Plan, Construction Budget and Financial Model	72
8.15 Capital Expenditures	73

8.16 Sales of Project Production	74
8.17 [Reserved]	74
8.18 Arm’s Length Transactions	74
8.19 Limitation on Indebtedness	74
8.20 Limitation on Liens and Encumbrances	75
8.21 Limitation on Loans, Advances, Guarantees and Investments	76
8.22 Limitation on Share Issuance	76
8.23 Hedge Instruments	76
8.24 Maintain Good Title	76
8.25 Further Assurances	77
8.26 Use of Proceeds	77
8.27 Limitations on Accounts	77
8.28 Independent Engineer	77
8.29 Registration of Financing Information	77
8.30 Perfection of Security Interests	77

ARTICLE IX RESTRICTED PAYMENTS; CASH SWEEP PREPAYMENTS	78
9.01 Restricted Payments	78
9.02 Cash Sweep Prepayments	80

ARTICLE X EVENTS OF DEFAULT	80
10.01 Events of Default	80
10.02 Remedies	91
10.03 Enforcement Action; Limitation on Suits; Subrogation	92
10.04 Application of Enforcement Proceeds	94
10.05 Conduct of Certain Enforcement Action	94
10.06 Incidents of Sale	95
10.07 Collateral Agent May File Proofs of Claim	95
10.08 Collateral Agent May Enforce Claims	96
10.09 References to Collateral Agent	96

ARTICLE XI CONDITIONS PRECEDENT	96
11.01 Conditions Precedent to Closing Date	96
11.02 Conditions Precedent to Initial Disbursement of Senior Loans	100
11.03 Common Conditions Precedent to Initial and Subsequent Disbursements of Senior Loans	104
11.04 Disbursements	104
11.05 Post Commitment Termination Date Funding of Project Costs	107

ARTICLE XII ADMINISTRATIVE AGENT AND TECHNICAL AGENT	108
12.01 Appointment	108
12.02 Limitation of Liability	108
12.03 Resignation and Replacement	110
12.04 No Reliance	111
12.05 Communication	111
12.06 Indemnity	111
12.07 Duties	112

12.08 Special Provisions Relating to the Loan PRI Policy	112
12.09 Special Provisions Relating to the Hedge PRI Policy	113
12.10 Compensation	116
12.11 Authority to Act for Secured Parties	116

ARTICLE XIII THE COLLATERAL AGENT AND SECURITIES INTERMEDIARY	116
13.01 Appointment of Collateral Agent	116
13.02 Delivery of Documentation	116
13.03 Attorney-in-Fact	116
13.04 Authority to Act for the Secured Parties	118
13.05 Reliance	118
13.06 Written Direction; Liability	118
13.07 Consultation With Counsel, Etc.	119
13.08 Duties	119
13.09 Resignation, Replacement and Successor Collateral Agent	119
13.10 Indemnity	120
13.11 Compensation	121
13.12 Certificates	121
13.13 Information	121
13.14 Limitation on Collateral Agent’s Duties in Respect of Collateral	121
13.15 Right to Initiate Judicial Proceedings, Etc.	121
13.16 Exculpatory Provisions	122
13.17 Treatment of Senior Lenders by Collateral Agent	122
13.18 Collateral Agent Protections	122
13.19 Miscellaneous	122

ARTICLE XIV INTERCREDITOR ARRANGEMENTS	123
14.01 Sharing of Information	123
14.02 Notice of Payments Subject to Sharing Among Secured Parties	124
14.03 Meetings of Secured Parties	124
14.04 No Reliance	124
14.05 Use of Agent for the Collateral	124
14.06 Sharing Generally	125
14.07 Sharing of Non-Pro Rata Payments	125
14.08 Amounts Not Subject to Sharing	126
14.09 No Separate Security	128
14.10 Consent and Agreement of Borrower	128
14.11 Termination of Senior Loan Commitments	128
14.12 Hedge Bank Voting	129
14.13 Hedge Bank Accession	129
14.14 Secured Party Action	129

ARTICLE XV MISCELLANEOUS	130
15.01 Termination	130
15.02 Currency Equivalents	130
15.03 Governing Law	130
15.04 WAIVER OF JURY TRIAL	130

15.05 Severability	130
15.06 Entire Agreement	131
15.07 Confidentiality	131
15.08 Notices	131
15.09 Benefits of Agreement	134
15.10 Remedies	135
15.11 Execution in Counterparts	135
15.12 Consent to Jurisdiction	135
15.13 Judgment Currency	137
15.14 Expenses; Indemnity	137
15.15 Survival	138
15.16 Right to Setoff	138
15.17 Successors and Assigns	139
15.18 Waivers; Amendments	139
15.19 Conflicts	141
15.20 Effectiveness	141
15.21 Headings	141
15.22 Compliance with Applicable Law	141
15.23 Language	141
15.24 Reinstatement	142
15.25 No Consequential Damages	142

v

APPENDICES

Appendix A	Definitions
Appendix B-1	Lenders, Senior Loan Commitments, Initial Senior Loan Agreements and Hedge Banks
Appendix B-2	Notice Instructions and Addresses for Secured Parties
Appendix C-1	Schedule of Minimum Insurance Requirements
Appendix C-2	Lender Provisions in Policies of Insurance
Appendix C-3	Form of Broker’s Letter of Undertaking
Appendix C-4	Assignment of Reinsurance Policies
Appendix D-1	Form of Notice of Disbursement
Appendix D-2	Form of Notice of Project Costs
Appendix E-1	Financing Document Authorizations, Government Approvals, Etc.
Appendix E-2	Project Authorizations, Government Approvals, Etc.
Appendix F	Mandatory Metals Hedge Transactions
Appendix G	Form of Cost to Complete Certificate
Appendix H	Physical Facilities
Appendix I	[Reserved]
Appendix J	Notice and Acknowledgment of Assignment of Project Document and Counterparty’s Consent
Appendix K	Notice and Counterparty’s Consent and Acknowledgment of Assignment of Non-Bolivian Policies
Appendix L	Form of CSA Accession Agreement
Appendix M	[Reserved]
Appendix N	Form of Quarterly Hedge Report
Appendix O	Form of Withdrawal Certificate
Appendix P	[Reserved]
Appendix Q	Debt Service Coverage Ratio Data
Appendix R-1	Forms of Opinion of Bolivian counsel to the Borrower
Appendix R-2	Form of Opinion of Cayman counsel to the Sponsor
Appendix R-3	Form of Opinion of New York counsel to the Affiliated Obligors
Appendix R-4	Form of Opinion of Colorado counsel to the Affiliated Obligors
Appendix R-5	Form of Opinion of Swedish counsel to Apex Sweden
Appendix R-6	Form of Opinion of Swiss counsel to Apex Metals
Appendix R-7	Form of Opinion of Luxembourg counsel to Apex Luxembourg
Appendix R-8	Form of Opinion of Bolivian counsel to the Senior Lenders
Appendix R-9	Form of Opinion of New York counsel to the Senior Lenders
Appendix R-10	Form of Opinion of Chilean counsel to Apex Metals and the Borrower
Appendix R-11	Form of Opinion of Counsel to Material Project Counterparty
Appendix R-12	Form of Opinion of English Counsel to the Affiliated Obligors

SCHEDULES

Schedule 3.01(a)	Mining Concessions and Other Property Rights
Schedule 3.02(a)(i)	Equipment
Schedule 7.01(a)(ii)	Indebtedness for Borrowed Money

Schedule 7.01(o)(i)	Project Documents and Third Party Concentrate Sales Agreements
Schedule 7.01(o)(vii)	Performance Security

ANNEXES

Annex 1	Acceptable Buyers
Annex 2	Planned Project Costs

COMMON SECURITY AGREEMENT

This Agreement, dated as of December 1, 2005, is made among:

MINERA SAN CRISTÓBAL, S.A., a sociedad anónima organized under the laws of Bolivia, as Borrower,

APEX SILVER MINES SWEDEN AB, a privat aktiebolag organized under the laws of Sweden,

APEX LUXEMBOURG S.A. R.L., a société à responsabilité limitée organized under the laws of Luxembourg,

APEX METALS GmbH, a company with limited liability organized under the laws of Switzerland; with its seat in Zug, canton of Zug, Switzerland; and registered address: c/o Juris Treuhand AG, Industriestrasse 47, 6304 Zug, Switzerland,

BNP PARIBAS, a banking institution organized under the laws of France, as Administrative Agent and a Mandated Lead Arranger,

BARCLAYS CAPITAL, a public limited company organized under the laws of England and Wales, as Technical Agent and a Mandated Lead Arranger,

CORPORACIÓN ANDINA DE FOMENTO, a multilateral institution organized and existing pursuant to its Constitutive Agreement signed in Bogotá, Colombia on February 7, 1968, as a Senior Lender,

JPMORGAN CHASE BANK, N.A., a national banking corporation, as Collateral Agent and as Securities Intermediary,

the SENIOR LENDERS party hereto, and

the HEDGE BANKS party hereto.

WHEREAS, the Borrower (a) proposes (i) to incur and secure Senior Loans, in an aggregate principal amount of up to $225,000,000, for the construction, development and operation of the Project and (ii) to secure its obligations to the Hedge Banks under the Hedge Guaranty and (b) has authorized the execution and delivery of this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.01  Definitions.  Defined terms in this Agreement and the Appendices to this Agreement, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in Appendix A.

1.02  Interpretation.  In this Agreement and in the Appendices, except to the extent that the context otherwise requires:

(a)           the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(b)           unless otherwise specified in this Agreement, references to Articles, Sections, clauses and Appendices are references to Articles, Sections and clauses of, and Appendices to, this Agreement;

(c)           unless otherwise specified in this Agreement, any definition of or reference to any agreement, instrument or other document, including this Agreement, shall be deemed to refer to such agreement, instrument or other document as amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with its terms and (where applicable) subject to any restrictions or requirements set forth therein or in the Financing Documents;

(d)           references in this Agreement to any Person shall be construed to include such Person’s successors or permitted assigns (to the extent permitted under the Financing Documents) and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(e)           the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(f)            any pronoun shall include the corresponding masculine, feminine and neuter forms;

(g)           the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(h)           the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(i)            references to number of days shall refer to calendar days unless Business Days are otherwise specified;

(j)            references to months and years shall refer to calendar months and years unless otherwise specified;

(k)           the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(l)            the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(m)          any reference to assignment of a Person’s rights and/or obligations shall be construed to refer to assignment, transfer or novation of those rights and/or obligations; and

(n)           unless otherwise specified, references in this Agreement to any Government Rule shall be construed as a reference to such Government Rule as re-enacted, redesignated, amended or extended from time to time, except as otherwise provided in this Agreement.

ARTICLE II

SECURED DEBT

2.01  Debt Secured Hereby.  All Secured Debt Obligations shall be secured by and entitled to the benefits of this Agreement and the security interests granted pursuant to this Agreement and each other Security Document.  Each Initial Senior Lender, the Initial Senior Lender Group to which such Initial Senior Lender belongs, such Initial Senior Lender’s Senior Loan Commitment, the Initial Senior Loan Agreements relating to each Initial Senior Lender Group and each Initial Hedge Bank are each identified in Appendix B.

2.02  Secured Debt Pari Passu.  All Secured Debt shall rank pari passu without any preference among Secured Debt by reason of date of incurrence, currency of payment or otherwise; provided that the foregoing shall not be construed to permit any Hedge Bank to vote more than its Eligible Guaranteed Apex Metals Amount with respect to any vote to be conducted pursuant to this Agreement or any other Financing Document.

2.03  Secured Debt and Disbursements.  The failure of any Senior Lender to make any Senior Loans required to be made by it under its respective Senior Loan Agreement shall not relieve any other Senior Lender of its obligations under such Senior Loan Agreement; provided that the Senior Loan Commitments of the Senior Lenders are several and neither any Senior Lender nor any Agent shall be responsible for any other Senior Lender’s failure to make Senior Loans as required under its respective Senior Loan Agreement.

2.04  Prepayment of Senior Loans.

(a)           Mandatory Prepayments.  The Borrower shall make mandatory prepayments (each, a “Mandatory Prepayment”) of the Senior Loans in the amounts and at the times specified in Section 5.05(c)(ii), Section 5.08(c)(ii) and (iii) and Section 9.02.

(b)           Voluntary Prepayments.

(i)            The Borrower shall have the right at any time and from time to time, subject to prior notice and otherwise as set forth below in this Section 2.04(b), to prepay all or part of the principal amount then outstanding of Senior Loans (each such prepayment, a “Voluntary Prepayment”); provided that the Borrower shall not have the right to prepay any Senior Loans held by CAF prior to January 1, 2007 .

(ii)           Voluntary Prepayments shall not be subject to the payment of any premia (except as otherwise specified in the Senior Loan Agreements) or penalties; provided that the Borrower shall be required to pay any breakage costs with respect to the early termination of Interest Periods to the extent required under and in accordance with the applicable Senior Loan Agreement.

(iii)          The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any Voluntary Prepayment hereunder not later than 11:00 a.m., New York City time, not less than ten Business Days before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of Senior Loans to be prepaid (and, upon the date specified in any such notice of prepayment, the amount to be prepaid together with accrued interest and other amounts payable in connection therewith shall become due and payable hereunder).  Promptly following receipt of any such notice (and in any event by the Business Day after receipt thereof) the Administrative Agent shall advise the Senior Lenders of the contents thereof.

(iv)          Each Voluntary Prepayment of Senior Loans shall be in a total amount of not less than the lesser of (A) $5,000,000 and integral multiples of $2,000,000 in excess thereof and (B) the remaining principal amount then outstanding.

(v)           Notwithstanding anything herein to the contrary, in the event that the Borrower notifies the Administrative Agent that it shall make a Voluntary Prepayment prior to January 1, 2007 and makes such a prepayment, such a prepayment may only be applied to Senior Loans other than Senior Loans held by CAF.  Any such prepayment may be made on a non-Pro Rata Payment basis as between CAF (on the one hand) and the other Senior Lender Groups (on the other), and the Senior Lenders entitled to such prepayment shall not have any obligation to share the proceeds thereof with CAF.

(c)           All Prepayments.   Each prepayment under this Section 2.04 shall be applied in inverse order of maturity to the remaining installments of the Senior Loans and shall be accompanied by accrued interest to the date of prepayment on the amounts prepaid and any other amounts as required by the applicable Senior Loan Agreements.

2.05  Payments Generally; Pro Rata Treatment.

(a)           Each payment or prepayment by the Borrower to a Senior Lender in respect of Senior Loan Obligations shall be a Pro Rata Payment, other than (i) prepayments as set forth in clause (b) of this Section 2.05, (ii) payments or prepayments in accordance with Section 2.07 and (iii) prepayments referred to in Section 2.04(b)(v) (but only to the extent set out therein).

(b)           The Borrower may prepay in whole, but not in part, Senior Loan Obligations owed to any Senior Lender without making a Pro Rata Payment to the other Senior Lenders if (i) such prepayment is made with the proceeds of Sponsor Funding contributed no more than ten Business Days prior to such prepayment, (ii) such prepayment is made with the proceeds of Replacement Secured Debt incurred in compliance with the requirements of

Section 2.06 or (iii) such prepayment is made from funds available for Restricted Payments pursuant to Section 9.01 and, in each case of clauses (i), (ii) and (iii), either (A) in the case of any Senior Lender, (1) such Senior Lender would be entitled to or has received compensation from the Borrower for increased costs incurred by such Senior Lender in connection with making or maintaining its Senior Loans under its Senior Loan Agreement materially in excess of costs incurred generally by the other Senior Lenders, (2) it becomes unlawful for such Senior Lender to honor its obligation to make or maintain its Senior Loans under its Senior Loan Agreement and it has not become unlawful generally for the other Senior Lenders to honor their obligations to make or maintain their Senior Loans under their Senior Loan Agreements or (3) any change in law after the date hereof results in the Borrower becoming liable to pay taxes in respect of such Senior Lender’s (but not others’) Senior Loans at a rate or in an amount materially greater than that which would apply had no such change in law occurred or (B) in the case of a Commercial Bank Senior Lender, such prepayment is made in accordance with Section 5.01, 5.03, 5.04 or 5.05 of the Commercial Bank Senior Loan Agreement.

(c)           If at any time at which any Senior Loan Obligations are payable to a Senior Lender, such Senior Lender receives insufficient funds to pay in full all Senior Loan Obligations payable to such Senior Lender at such time pursuant to its Senior Loan Agreement, this Agreement or the Completion Agreement, the funds so received by such Senior Lender at such time shall be deemed to be applied in order of priority, for purposes of computations hereunder and under the Senior Loan Agreements or the Completion Agreement, as follows:  first, to fees, commissions, indemnities, expenses and all amounts (other than principal of and interest on the Senior Loans) payable to such Senior Lender; second, to interest (including post-default interest) on the Senior Loans of such Senior Lender; and third, to principal of Senior Loans of such Senior Lender; provided that, if the Senior Loans of a Senior Lender have been accelerated, funds may be applied in any order of priority as such Senior Lender may determine; and provided, further, that any Senior Lender may apply such funds in a different order, but any such application shall not affect in any way the obligations of the Borrower hereunder or under any Senior Loan Agreement.

(d)           Each payment by the Borrower to the Hedge Banks in respect of Guaranteed Apex Metals Net Payment Amounts shall be made on a pro rata basis to each Hedge Bank based on the proportion of Guaranteed Apex Metals Net Payment Amounts owed to such Hedge Bank to the total amount of Guaranteed Apex Metals Net Payment Amounts due to all Hedge Banks on such date.  Each payment by the Borrower to the Hedge Banks in respect of Guaranteed Apex Metals Early Termination Amounts shall be made on a pro rata basis to each Hedge Bank based on the proportion of Guaranteed Apex Metals Early Termination Amounts owed to such Hedge Bank to the total amount of Guaranteed Apex Metals Early Termination Amounts due to all Hedge Banks on such date.

2.06  Replacement Secured Debt.

(a)           At any time and from time to time the Borrower may enter into commitments to incur, and may incur, without the consent of Senior Lenders, the Administrative Agent or the Collateral Agent, Indebtedness for Borrowed Money secured by and entitled to the benefits hereof for the purpose of (w) paying, in the case of an acceleration by a Senior Lender or Senior Lender Group of its Secured Debt Obligations under Section 2.07, such Secured Debt

Obligations, (x) replacing any part of a Senior Loan Commitment cancelled by a Senior Lender or Senior Lender Group under Section 2.07, (y) prepaying Secured Debt in accordance with Section 2.05(b) or (z) replacing all or any part of an unutilized Senior Loan Commitment in accordance with Section 2.08(d) (“Replacement Secured Debt”), subject to each of the following conditions:

(i)            the maximum principal amount of the replacement Senior Loan Commitment is no greater than the principal amount of Senior Loans being paid (in the case of an acceleration by a Senior Lender or Senior Lender Group, as the case may be, of its Secured Debt Obligations under Section 2.07) or prepaid and/or the unutilized or cancelled part of the Senior Loan Commitment being replaced;

(ii)           the Replacement Secured Debt has an amortization schedule substantially similar to (or longer than) that of the Senior Loan(s) being replaced such that, after giving effect to the incurrence of the Replacement Secured Debt, the aggregate principal amount of Senior Loans scheduled to be due on or before any particular date is not more than the aggregate principal amount of Senior Loans that would have been scheduled to be due on or before such date had such Replacement Secured Debt not been incurred;

(iii)          the Replacement Secured Debt is or will be incurred for the purpose of (A) paying, in the case of an acceleration by a Senior Lender or Senior Lender Group of its Secured Debt Obligations under Section 2.07, such Secured Debt Obligations, (B) replacing all or any part of a Senior Loan Commitment cancelled by a Senior Lender or Senior Lender Group under Section 2.07, (C) prepaying Secured Debt in accordance with Section 2.05(b) or (D) replacing all or any part of an unutilized Senior Loan Commitment in accordance with Section 2.08(d);

(iv)          the Replacement Secured Debt (A) bears interest at a rate or, in the case of a floating rate facility, margin which is not higher than that of the Senior Loans being replaced and (B) has commitment fees at a rate which is not higher than that of the Senior Loans being replaced;

(v)           the lender of Replacement Secured Debt (A) shall be a bank or other financial institution reasonably acceptable to the Majority Lenders and (B) shall not be an Affiliate of the Borrower;

(vi)          the lender of Replacement Secured Debt shall not be identified by the Office of Foreign Assets Control of the U.S. Department of the Treasury as subject to sanctions imposed by the U.S. government on the basis that such lender, its affiliates or the government of its or its affiliates’ home jurisdiction has engaged in or supports terrorism or other international criminal activity;

(vii)         the lender of the Replacement Secured Debt shall have executed and delivered to the Collateral Agent and the Administrative Agent a written agreement in which such lender agrees to be bound as a Senior Lender by all of the terms and conditions of the Financing Documents as a Senior Lender as if it were a party hereto and thereto; and

(viii)        the Borrower shall have delivered an Officer’s Certificate to the Collateral Agent and the Administrative Agent (A) identifying the lender of Replacement Secured Debt, (B) certifying compliance with each of the conditions set forth in this Section 2.06, and (C) attaching thereto a copy of the proposed Senior Loan Agreement relating to the Replacement Secured Debt (which shall disclose the rate, or the rate basis and margin in the case of a floating rate, at which the Replacement Secured Debt shall bear interest).

(b)           Commitments for Replacement Secured Debt permitted under this Section 2.06 shall be considered Senior Loan Commitments for all purposes of this Agreement.  Agreements pursuant to which such Replacement Secured Debt may be incurred shall be considered Senior Loan Agreements for all purposes of this Agreement.  Appendix B shall be deemed to be amended from time to time to make reference to any such Senior Loan Agreements.

2.07  Senior Lender Suspension or Termination.

(a)           If any one Senior Lender (an “Accelerating Lender”) or any Senior Lender Group (an “Accelerating Lender Group”) shall have suspended, cancelled or terminated its Senior Loan Commitment, in whole or in part, accelerated the maturity of the Secured Debt Obligations held by it or declared that all or part of the Secured Debt Obligations held by it must be then prepaid in accordance with the terms of its Senior Loan Agreement and the event or circumstance giving rise to such suspension, cancellation, termination, acceleration or declaration of prepayment shall have been an event or circumstance the occurrence of which does not of itself (i) constitute a Default or an Event of Default under Section 10.01 (except under Section 10.01(dd)) or (ii) give each other Senior Lender or other Senior Lender Group, under the terms of this Agreement or its respective Senior Loan Agreement (other than terms providing for disbursements or payments or prepayments pro rata to those made to other Senior Lenders), the right to suspend, cancel or terminate its Senior Loan Commitment, accelerate the maturity of the Secured Debt Obligations held by it, or declare all or part thereof to be prepayable, then, notwithstanding any other provision of this Agreement (other than clause (b) of this Section 2.07) or any Senior Loan Agreement, the Borrower may pay or prepay the Secured Debt Obligations owed to such Accelerating Lender or Accelerating Lender Group, as applicable, without making a Pro Rata Payment to the other Senior Lenders or other Senior Lender Groups, and if any Senior Loan Commitments then remain available and undrawn, the obligation of such other Senior Lenders to make additional Senior Loans (to the extent no other event has then suspended their obligations to make additional Senior Loans) shall not be affected by reason of such event or circumstance.  Any prepayment made pursuant to this paragraph 2.07(a) shall (A) be made with (1) the proceeds of Sponsor Funding (which shall exclude the proceeds of Sponsor Funding from amounts on deposit in the Equity Account or Contingent Support Account) contributed no more than 10 Business Days prior to such prepayment, or (2) be made with the proceeds of Replacement Secured Debt incurred in compliance with the requirements of Section 2.06, or (3) be made from funds available for

Restricted Payments pursuant to Section 9.01 and (B) if there is an Accelerating Lender Group, be made in a manner such that all other Secured Debt Obligations of Senior Lenders in such Accelerating Lender Group are prepaid.

(b)           If, by the end of the 180th day following the date on which an Accelerating Lender or an Accelerating Lender Group, as the case may be, shall have first given notice to the Borrower of a suspension, cancellation, termination, acceleration or declaration of required prepayment referred to in paragraph (a) of this Section 2.07, (i) such Accelerating Lender or Accelerating Lender Group, as the case may be, shall not have rescinded the action described in such notice or (ii) such Accelerating Lender or Accelerating Lender Group, as the case may be, shall not have been paid or prepaid in accordance with paragraph (a) above, then, at such time, (A) Majority Lenders (not including such Accelerating Lender or Accelerating Lender Group, as the case may be, and disregarding the outstanding Senior Loan Obligations owed to such Accelerating Lender or Accelerating Lender Group and unutilized Senior Loan Commitment of such Accelerating Lender or Accelerating Lender Group for purposes of calculating the requisite number and interest that constitute Majority Lenders) may suspend their obligations to make Senior Loans and (B) the Default then continuing under Section 10.01(dd), if any, shall become an Event of Default.  Notwithstanding any other provision of this Agreement or the terms and conditions of any Senior Loan Agreement, Senior Lenders (other than such Accelerating Lender or Accelerating Lender Group, as the case may be) agree not to take any action by reason of such suspension, cancellation, termination, acceleration or declaration of required prepayment (x) until the termination of such 180-day period or (y) unless, prior to the termination of such 180-day period, it becomes unlawful for such Senior Lender to honor its obligation to make or maintain its Senior Loans under its Senior Loan Agreement (provided that the foregoing shall not restrict other Senior Lenders from refusing to make disbursements of Senior Loans in the event that the conditions to disbursement cannot be satisfied due to such suspension, cancellation, termination or declaration of required prepayment).

2.08  Termination and Reduction of Senior Loan Commitments.

(a)           The Senior Loan Commitments shall be automatically reduced to zero at 5:00 p.m. New York time on the Commitment Termination Date.  Senior Loan Commitments, once drawn and repaid, cannot be reborrowed.

(b)           The Borrower shall have the right at any time or from time to time to terminate or reduce the aggregate unused amount of the Senior Loan Commitments; provided that no Senior Loan Commitment shall be reduced pursuant to this Section 2.08(b) unless:

(i)            the Borrower shall give the Administrative Agent notice of each such termination or reduction as provided in clause (c) of this Section 2.08;

(ii)           each partial reduction shall be in an aggregate amount not less than $5,000,000 and integral multiples of $2,000,000 in excess thereof;

(iii)          either:

(A) the Borrower cancels all Senior Loan Commitments in whole and prepays all outstanding Secured Debt Obligations; or

(B) the Administrative Agent shall have received (1) a Cost to Complete Certificate dated as of the date of the notice delivered pursuant to Section 2.08(c),  (2) an Officer’s Certificate of the Borrower certifying that (I) all information provided pursuant to such Cost to Complete Certificate is true and correct as of the date of the notice delivered pursuant to Section 2.08(c), (II) the proceeds of such terminated Senior Loan Commitments are not necessary to achieve Completion on or prior to the Limit Completion Date, (III) no Default or Event of Default has occurred and is continuing or could reasonably be expected to result from the contemplated reduction of the Senior Loan Commitments and (IV) no Material Adverse Effect has occurred or could reasonably be expected to result from the contemplated reduction of the Senior Loan Commitments and (3) an Officer’s Certificate of the Sponsor certifying the Completion Agreement is in full force and effect;

(iv)          no Default or Event of Default has occurred and is continuing or could reasonably be expected to result from the contemplated reduction of the Senior Loan Commitments; and

(v)           no Material Adverse Effect has occurred or could reasonably be expected to result from the contemplated reduction of the Senior Loan Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Senior Loan Commitments under clause (b) of this Section 2.08 at least ten Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Senior Lenders of its contents.  Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable.  Any termination or reduction of the Senior Loan Commitments shall be permanent.  Commitment fees payable in respect of terminated or reduced Senior Loan Commitments shall cease to accrue, or shall be reduced as appropriate, upon such termination or reduction.  Accrued commitment fees on the Senior Loan Commitments terminated or reduced hereunder shall be payable on the date of such termination or reduction.

(d)           Terminations and reductions of Senior Loan Commitments shall be pro rata among Senior Lenders based on the aggregate amount of unutilized Senior Loan Commitments then outstanding, provided that the Borrower may, without making a pro rata termination or reduction of the other Senior Loan Commitments, terminate or reduce all outstanding Senior Loan Commitments of any Senior Lender, if (i) such Senior Loan Commitments are replaced with Replacement Secured Debt in accordance with Section 2.06 or Sponsor Funding (excluding Sponsor Funding from the proceeds of amounts on deposit in the Equity Account or Contingent Support Account) and (ii) either (A) in the case of any Senior Lender (I) such Senior Lender would be entitled to or has received compensation from the Borrower for increased costs incurred by such Senior Lender in connection with making or maintaining its Senior Loan Commitment under its Senior Loan Agreement materially in excess of costs incurred generally by the other Senior Lenders, (II) it becomes unlawful for such Senior

Lender to honor its obligation to make or maintain its Senior Loan Commitment under its Senior Loan Agreement and it has not become unlawful generally for the other Senior Lenders to honor their obligations to make or maintain their Senior Loan Commitments under their Senior Loan Agreements or (III) any change in law after the date hereof results in the Borrower becoming liable to pay taxes in respect of such Senior Lender’s (but not others’) Senior Loans at a rate or in an amount materially greater than that which would apply had no such change in law occurred or (B) in the case of a Commercial Bank Senior Lender, such termination or reduction is made in accordance with Section 5.01, 5.03, 5.04 or 5.05 of the Commercial Bank Senior Loan Agreement.

ARTICLE III

SECURITY INTERESTS

3.01  Currently Owned Project Property.  The Borrower shall, except to the extent otherwise provided in this Article III, on or prior to the Initial Disbursement Date, (i) execute and deliver to the Collateral Agent for the benefit of the Secured Parties, as security for the Secured Debt Obligations, notarized Bolivian public deeds, notices or other documents as may be required by applicable law constituting, except to the extent specified in the form of legal opinion set forth in Appendix R-1, a first priority security interest or a conditional assignment under Bolivian law in all Project Property (other than Excepted Property, and other than property exempted under Section 3.03), and (ii) except to the extent relating to Excepted Property or as otherwise specified below, on or prior to the Initial Disbursement Date, register or file, or cause to be registered or filed, such deeds, notices or documents in each public registry in Bolivia in which such registration or filing is necessary and give or cause to be given such notices and obtain or cause to be obtained such consents and take or cause to be taken any other actions as are necessary to perfect the security interests purported to be granted by such deeds, notices or documents.  Such deeds, notices or documents shall include the following:

(a)           (i) a first priority mining mortgage (hipoteca) on each of the Mining Concessions owned by the Borrower on the date of execution of this Agreement, and (ii) registration of such mortgage, on or prior to the Initial Disbursement Date, in the mining registry (Registro Minero) and the real property registry (Oficina Pública de Derechos Reales) in the location where such Mining Concessions are located.  The Mining Concessions referred to in this clause (a) are listed in Schedule 3.01(a);

(b)           (i) a first priority civil mortgage (hipoteca) of all real property owned by the Borrower on the date of execution of this Agreement, and (ii) registration of such mortgage, on or prior to the Initial Disbursement Date, in the real property registry (Oficina Pública de Derechos Reales) in the location where such real property is located;

(c)           (i) a first priority mortgage (hipoteca de los vehiculos) over all motor vehicles owned by the Borrower on the date of execution of this Agreement, (ii) registration of such mortgage in the transit police registry (Organismo Operativo de Tránsito) on or prior to the Initial Disbursement Date in the corresponding jurisdiction where the vehicles are registered, and (iii) the certificate of title with respect to such motor vehicles to be properly annotated with a notice of such mortgage;

(d)           first priority fixed registered pledges (prendas sin desplazamiento) of all equipment, machinery and other tangible personal property located in Bolivia and owned by the Borrower on the date of execution of this Agreement, and registration of such pledge in the commerce registry and in the real property registry (Registro de Comercio and Oficina de Derechos Reales) on or prior to the Initial Disbursement Date; provided that the Borrower shall not be required under this clause (d) to create, register or perfect a pledge or other security interest in respect of (i) tangible personal property described in the definition of Excepted Property, (ii) property affixed (or scheduled to be affixed within 90 days) to property mortgaged pursuant to paragraph (a) or (b) of this Section 3.01, (iii) property physically located, or deemed under Bolivian law to be located, outside Bolivian territory or in transit to the Project site, and (iv) property the ownership of which is required to be registered but the registration of which in the relevant registry is pending completion;

(e)           first priority fixed registered pledges (prendas sin desplazamiento) of all trademarks registered with a Bolivian registry that are held by the Borrower on the date of execution of this Agreement, and registration of such pledge in the intellectual property registry (Servicio Nacional de Propiedad Intelectual);

(f)            within the mining mortgage described in paragraph (a) of this Section 3.01, a promise to grant first priority floating pledges (prendas flotantes) of the categories of inventory described in Section 3.02(c);

(g)           a conditional assignment (cesión condicional) of contract rights and other general intangibles; and

(h)           a pledge (prenda) of all letters of credit and performance bonds issued in favor of the Borrower under the Material Project Documents to be created and perfected by endorsing such letters of credit and performance bonds in favor of the Collateral Agent by inscribing the following:

“ENDOSO EN PRENDA A FAVOR DE [COLLATERAL AGENT] EN BENEFICIO SECURED PARTIES [DATED THE LATER OF THE INITIAL DISBURSEMENT DATE AND THE DATE OF ISSUANCE].”

3.02  After-acquired Property.

(a)           Equipment, Etc.  Except to the extent otherwise provided in this Article III, as security for the Secured Debt Obligations, the Borrower hereby agrees to (i) execute and deliver to the Collateral Agent (or otherwise as requested by it) for the benefit of the Secured Parties, and (ii) register as required for perfection, such instruments as may be required to constitute a first priority perfected fixed registered pledge (prenda sin desplazamiento) under Bolivian law of:

(i)            the equipment identified in Schedule 3.02(a)(i), no later than the time such equipment arrives at the Project site, is assembled and is registered (if so required) (but prior to being used); and

(ii)           all equipment, machinery and other tangible personal property (including any thereof previously excluded under clauses (d)(ii), (d)(iii) or (d)(iv) of Section 3.01 but the reason for exclusion of which no longer applies), promptly after such property is acquired by the Borrower; provided that the Borrower shall not be required under this clause (a)(ii) to create, register or perfect a pledge or other security interest in respect of (A) Excepted Property, (B) property to be affixed to property mortgaged pursuant to Section 3.01(a), 3.01(b), 3.02(d) or 3.02(e), (C) property otherwise subject to a security interest pursuant to Section 3.01 or Section 3.02, (D) property physically located, or deemed under Bolivian law to be located, outside Bolivian territory or in transit to the Project site, and (E) property the ownership of which is required to be registered but the registration of which in the relevant registry is pending completion.

The Borrower shall promptly register in the relevant registry its ownership in any such property that is required to be registered.

(b)           Trademarks.  Except to the extent otherwise provided in this Article III, as security for the Secured Debt Obligations, the Borrower hereby agrees to execute and deliver to the Collateral Agent (or otherwise as requested by it) for the benefit of the Secured Parties, promptly following the acquisition of any trademarks that are registered with a Bolivian registry, and cause to be duly registered with the applicable Bolivian registry, such instruments as may be required to constitute a first priority perfected fixed registered pledge (prenda sin desplazamiento) under Bolivian law in such trademarks; provided that the Borrower shall have no obligations under this clause (b) in respect of (i) Excepted Property and (ii) property otherwise subject to a security interest pursuant to Section 3.01.

(c)           Ore in Stockpile, Ore in Process, Solution in Process, Concentrate in Inventory and Supplies Inventories.  As security for the Secured Debt Obligations, the Borrower hereby agrees to execute and deliver to the Collateral Agent (or otherwise as requested by it) for the benefit of the Secured Parties, promptly upon Mechanical Completion, and cause to be filed in all applicable offices such instruments as may be required to constitute first priority perfected floating pledges (prendas flotantes) under Bolivian law, over all existing and future amounts of coarse ore in stockpile, crushed ore in stockpile, ore in process, lead, zinc and silver solution in process (i.e., pre-concentrates), Lead Concentrate and Zinc Concentrate in inventory, and supplies in inventory.

(d)           Real Property.  Except to the extent otherwise provided in this Article III, as security for the Secured Debt Obligations, the Borrower hereby agrees to execute and deliver to the Collateral Agent (or otherwise as requested by it) for the benefit of the Secured Parties promptly following the acquisition of any real property, and cause to be duly registered in the real property registry (Oficina Pública de Derechos Reales) in the location where the property is located, such notarized Bolivian deeds and registrations as are necessary to grant and perfect a first priority civil mortgage (hipoteca) under Bolivian law of all such real property acquired by the Borrower in Bolivia; provided that the Borrower shall have no obligations under this clause (d) in respect of property otherwise subject to a security interest pursuant to Section 3.01.

(e)           Mining Concessions.  As security for the Secured Debt Obligations, the Borrower hereby agrees to execute and deliver to the Collateral Agent (or otherwise as requested by it) for the benefit of the Secured Parties, promptly following the acquisition by the Borrower of any Mining Concessions, such notarized Bolivian deeds and registrations as are necessary to grant and perfect a first priority  mining mortgage (hipoteca) under Bolivian law of each such mining concession acquired by the Borrower.  The Borrower agrees to register each mortgage granted pursuant to this Section 3.02(e) in each public registry where such Mining Concessions are registered and Other Property Rights appurtenant to such Mining Concessions are registered.

(f)            Motor Vehicles.  Except to the extent otherwise provided in this Article III, as security for the Secured Debt Obligations, the Borrower hereby agrees to execute and deliver to the Collateral Agent (or otherwise as requested by it) for the benefit of the Secured Parties promptly following the acquisition of any motor vehicles (i) a first priority  mortgage (hipoteca de los vehiculos) over all motor vehicles acquired by the Borrower after the date of execution of this Agreement, (ii) a registration of such mortgage in the transit police registry (Organismo Operativo de Tránsito) in the corresponding jurisdiction where the vehicles are registered, (iii) the certificate of title with respect to such motor vehicles to be properly annotated with a notice of such mortgage.

(g)           Reserved

(h)           Performance Security.  As security for the Secured Debt Obligations, the Borrower hereby agrees to execute and deliver to the Collateral Agent (or as otherwise requested by it) for the benefit of the Secured Parties promptly following the issuance of any deposit, performance bond or letters of credit in support of a Material Project Counterparty’s obligations under a Material Project Document such endorsements as may be required to constitute a first priority perfected pledge in such property in favor of the Secured Parties.

(i)            Other.  Except to the extent otherwise provided in this Article III, as security for the Secured Debt Obligations, the Borrower hereby agrees, promptly following the acquisition of any Project Property, to execute and deliver to the Collateral Agent for the benefit of the Secured Parties such notarized Bolivian public deeds or instruments as are necessary to grant, without duplication, a conditional assignment (cesión condicional) in all such Project Property; provided that the Borrower shall have no obligation under this clause (i) in respect of (i) Excepted Property, (ii) Project Property that is capable of being mortgaged pursuant to a hipoteca or pledged pursuant to a prenda, so long as the Borrower executes and delivers a first priority perfected prenda or hipoteca of such property in favor of the Secured Parties at the time and on the terms and conditions otherwise applicable to the granting of security in such type of Project Property as provided in this Section 3.02 or (iii) property that is otherwise subject to a security interest pursuant to this Article III.

3.03  De Minimis Exception.  The Borrower shall not be required to grant a security interest in any item of Project Property described in Section 3.01(b) (currently owned real property), 3.01(c) (motor vehicles), 3.01(d) (currently owned equipment, machinery and other tangible personal property), 3.01(e) (currently owned trademarks), 3.02(a)(ii) (after acquired equipment, machinery and other tangible personal property), 3.02(b) (after acquired trademarks), 3.02(d) (after acquired real property), 3.02(f) (after acquired motor vehicles) or 3.02(i) (other after acquired Project Property), unless (a) the original cost of such item of Project Property exceeds $250,000 or (b) the granting of such security interest in such item is reasonably requested by the Collateral Agent (acting upon the directions of any Secured Party (other than the Technical Agent)) or (c) such item of Project Property has an original cost in excess of $100,000, and when taken together with all such other items of Project Property having an original cost in excess of $100,000 that are not otherwise mortgaged, pledged or assigned (conditionally or unconditionally, by way of fiduciary assignment) in accordance with this Section 3.03, the aggregate original cost of such items exceeds $5 million at any time prior to Completion and $1 million at any time thereafter.

3.04  Project Documents.

(a)           Bolivian Conditional Assignments.

(i)            Current Project Documents.  On or prior to the Initial Disbursement Date, as security for the Secured Debt Obligations, the Borrower shall execute and deliver to the Collateral Agent (or otherwise as requested by it) for the benefit of the Secured Parties a conditional assignment (cesión condicional) under Bolivian law (executed before a Bolivian notary public as may be required by applicable Government Rules) of all of the Borrower’s rights, title and interests (and any proceeds thereof) under each Project Document in effect on the date of execution of this Agreement.  On or prior to the Initial Disbursement Date, the Borrower shall deliver to the Collateral Agent for the benefit of the Secured Parties a copy of each such agreement so secured pursuant to this paragraph.

(ii)           Future Project Documents.  As security for the Secured Debt Obligations, the Borrower agrees to execute and deliver, promptly after execution by the Borrower of any Project Document that is entered into or becomes effective after the date of execution of this Agreement, to the Collateral Agent (or otherwise as requested by it) for the benefit of the Secured Parties a conditional assignment (cesión condicional) under Bolivian law (executed before a Bolivian notary public as may be required by applicable Government Rules) of all of the Borrower’s rights, title and interests (and any proceeds therefrom) under each Project Document.   The Borrower shall deliver to the Collateral Agent for the benefit of the Secured Parties a copy of each such agreement so secured promptly following the execution thereof.

(b)           New York Security Interest.

(i)            Grant.  The Borrower hereby grants, transfers and assigns to the Collateral Agent for the benefit and on behalf of the Secured Parties, as security for the Secured Debt Obligations, and grants a security interest in, all right, title and interest which the Borrower now has or which shall hereafter arise in and to any of the Project Documents and all other agreements, contracts or arrangements relating to the Project (other than the Financing Documents) to which the Borrower is a party, including:  (A) all rights of the Borrower to receive monies due and to become due under or pursuant to the Project Documents (including all proceeds thereof and accounts with respect thereto) and such other agreements; (B) all rights of the Borrower to receive proceeds of any insurance, bond, indemnity, warranty or guaranty with respect to the Project Documents and such other agreements; (C) all claims of the Borrower for damages arising out of or for breach of or default under the Project Documents and such other agreements (including all claims resulting from any failure of performance or compliance with any of the provisions of any of the Project Documents or such other agreements); (D) all rights of the Borrower to terminate, amend, supplement, modify or waive performance under the Project Documents and such other agreements, to perform thereunder and to compel performance and otherwise to exercise all remedies thereunder; and (E) all proceeds, products, offspring, rents, revenues, letter-of-credit rights, issues, profits, royalties, income, benefits, accessions, additions, substitutions and replacements of and to any of the property of the Borrower described in clauses (A) through (D) (including, without limitation, any proceeds of insurance thereon and all causes of action with respect thereto) and any indemnity, warranty or guaranty in respect of the Project or of any of the foregoing, and, to the extent related to any property described in said clauses or such proceeds, products and accessions, all books, correspondence, credit files, records, invoices and other papers, including, without limitation, all tapes, cards, computer runs and other papers and documents in the possession or under the control of the Borrower or any computer bureau or service from time to time acting for the Borrower, and, in each case together with full power and authority, in its own name or in the name of the Borrower, or otherwise, subject to Article X hereof, to enforce the Project Documents and other agreements against the counterparties thereto and to collect, receive and give receipts and releases for proceeds, accounts and other amounts due in respect thereof.

(ii)           Further Assurances.  The Borrower shall make or cause to be made any filings or recordations, give or cause to be given any notices in addition to those required by clause (c) of this Section 3.04 and take or cause to be taken any other actions as may be advisable or necessary in Bolivia, the District of Columbia, the State of New York, the State of Colorado, the State of Delaware and any other applicable jurisdiction, to validly assign as security and otherwise perfect the grant of a first priority security interest in each Project Document pursuant hereto.

(c)           Chilean Conditional Assignment.  On or prior to the Initial Disbursement Date, as security for the Secured Debt Obligations, the Borrower shall execute and deliver to the Collateral Agent (or otherwise as requested by it) for the benefit of the Secured Parties a conditional assignment (cession condicional)  under Chilean law (executed before a Chilean notary public as may be required by applicable Government Rules) of all of the Borrower’s rights, title and interest (and any proceeds thereof) under the Ports Agreement.  On or prior to the Initial Disbursement Date, the Borrower shall deliver to the Collateral Agent for the benefit of the Secured Parties a copy of the Ports Agreement.

(d)           Common Provisions.   On or prior to the Initial Disbursement Date, the Borrower shall give or cause to be given written notice of the conditional assignment of and the security interest in all then existing Project Documents created hereunder to the other parties thereto, and shall obtain from each Material Project Counterparty such Counterparty’s Consent, in accordance with the last two sentences in this clause (d).  Concurrently with or promptly after entering into any Project Document executed after the date hereof, the Borrower shall give or cause to be given written notice to the counterparty thereto of the conditional assignment thereof provided in clause (a) and the security interest therein granted by clause (b).  Such notice shall be substantially in the form set out in Part 1 of Appendix J.  The Borrower shall obtain from the counterparty under each Material Project Document including all Additional Material Project Documents and deliver or cause to be delivered to the Collateral Agent an acknowledgment, addressed to the Collateral Agent and in substantially the form set forth in Part 2 of Appendix J (such acknowledgment being herein referred to as the “Counterparty’s Consent”).

3.05  Bolivian Insurance Policies.  As security for the Secured Debt Obligations, on or prior to the Initial Disbursement Date, and if entered into after the Initial Disbursement Date, promptly after its receipt of each such Bolivian Insurance Policy, the Borrower shall assign and endorse each Bolivian Insurance Policy in favor of the Secured Parties by causing each such policy to be endorsed as follows:

“ENDOSO A FAVOR DE [[COLLATERAL AGENT] EN BENEFICIO DE [SECURED PARTIES]].  NO OBSTANTE, MIENTRAS EL ASEGURADOR NO HAYA RECIBIDO NOTIFICACIÓN DE CUALQUIERA DE LOS ACREEDORES DE EJERCER SUS DERECHOS BAJO ESTE ENDOSO, MINERA SAN CRISTÓBAL S.A. CONSERVA TODOS LOS DERECHOS RELACIONADOS CON ESTA PÓLIZA DE SEGUROS, INCLUYENDO EL DERECHO DE RENOVAR, MODIFICAR O CANCELAR ESTA PÓLIZA O INICIAR Y RESOLVER RECLAMOS.

[signatory]
pp. Minera San Cristóbal S.A.”

Concurrently with or promptly after such assignment and endorsement the Borrower shall notify each insurer under the relevant Bolivian Insurance Policy of such assignment and endorsement and shall obtain from such insurer an acknowledgement thereof and shall furnish the Collateral Agent with a copy of such acknowledgement.

3.06  Borrower Shares.

(a)           As security for the Secured Debt Obligations and the CGSA Secured Obligations, each of Apex Sweden, Apex Luxembourg and Apex Metals agree (i) to execute and deliver to the Secured Parties, on or prior to the Initial Disbursement Date, a first priority non-

possessory pledge of the Borrower Shares as security in favor of the Secured Parties (prenda sin desplazamiento) and a secretary’s certificate confirming the constitution of such pledge, and, on or prior to the Initial Disbursement Date, to cause such pledge to be registered in the share registry book of the Borrower, (ii) to grant a first priority non-possessory pledge (prenda sin desplazamiento) under Bolivian law on any Borrower Shares promptly upon the receipt thereof, in the same manner as provided in clause (i) of this Section 3.06(a), and (iii) make or cause to be made such filings, registrations or recordations, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary to perfect such security interest in Bolivia.  The Secured Parties agree and acknowledge that they shall have no right in the proceeds of any dividend, distribution or return of capital paid in cash in compliance with Article IX following receipt thereof by Apex Luxembourg, Apex Sweden or Apex Metals.

(b)           Each of Apex Sweden, Apex Luxembourg and Apex Metals agrees that (i) except as contemplated by the Transfer Restrictions Agreement it shall not consent to any amendment or modification to the charter or other constituent documents of the Borrower that would in any manner deprive the holders of the Borrower Shares of control of the Borrower and (ii) all equity investments by it in and contribution by it to the capital of the Borrower shall constitute Borrower Shares covered by paragraph (a) of this Section 3.06.

3.07  Expropriation Compensation.

(a)           Each of the Borrower, Apex Sweden, Apex Metals and Apex Luxembourg hereby grants, transfers and assigns to the Collateral Agent for the benefit and on behalf of the Secured Parties, as security for the Secured Debt Obligations, all of its right, title and interest in and to any Expropriation Compensation and Project Equity Expropriation Compensation, respectively, together with full power and authority (subject to Section 5.08), in its name or otherwise, to institute proceedings (whether before a court or judge or by way of arbitration or otherwise) to enforce such claims, execute judgments or awards made pursuant thereto and collect and receive Expropriation Compensation and Project Equity Expropriation Compensation, respectively.

(b)           On or prior to the Initial Disbursement Date, the grantors in clause (a) above shall make or cause to be made any filings or other recordings, give or cause to be given any notices and take and cause to be taken any other actions as may be necessary in the State of New York, Bolivia and in any other jurisdiction to validly assign as security and otherwise perfect the grant of a first priority perfected security interest created by this Section 3.07.

(c)           Any Project Equity Expropriation Compensation received by Apex Sweden, Apex Metals, Apex Luxembourg or any Affiliate of any thereof shall be deposited in the name of the Collateral Agent in a segregated bank account in New York, New York (the “New York Equity Expropriation Account”) established in the name of the Collateral Agent (such account being a “securities account” as such term is defined in Section 9-501(a) of the UCC) or, if such Project Equity Expropriation Compensation is paid, originated or received in Bolivia and not permitted under applicable law to be paid directly to the New York Equity Expropriation Account, it shall be deposited in a segregated custody account established and maintained by the Collateral Agent in a Local Bank (the “Bolivian Equity Expropriation Account”; the Bolivian Equity Expropriation Account, together with the New York Equity Expropriation Account, are hereinafter collectively referred to as the “Equity Expropriation Account”).  The New York Equity Expropriation Account and all moneys, financial assets and investments held in the New York Equity Expropriation Account shall constitute additional Collateral hereunder.  The moneys held in the New York Equity Expropriation Account shall be held in the name of the Collateral Agent for the purpose of making payments from the New York Equity Expropriation Account in accordance with this Agreement, and only the Collateral Agent shall have the right to make withdrawals and payments from the New York Equity Expropriation Account, as provided in this Agreement and the other Financing Documents.  All moneys held in the Bolivian Equity Expropriation Account shall be funds held for the purpose of making payments therefrom in accordance with this Agreement and the other Financing Documents, and only the Collateral Agent shall have the right to make withdrawals and payments therefrom upon receiving instructions or directions as provided in this Agreement and the other Financing Documents.

(d)           If (i) an Enforcement Action has been taken in accordance with Section 10.03, (ii) any Project Equity Expropriation Compensation (together with any interest and other income earned thereon) remains in the Equity Expropriation Account, and (iii) the Collateral Agent has notified the Borrower that it has been instructed to commence and diligently pursue Enforcement Action designed to realize on substantially all of the value of the Collateral, then all funds in the Equity Expropriation Account shall be applied to the payment of any unpaid Secured Debt Obligations and the balance, if any, shall be paid to Apex Luxembourg, Apex Metals, Apex Sweden, Affiliates thereof or any other Person entitled thereto, pro rata to the amount of Project Equity Expropriation Compensation deposited by it in the Equity Expropriation Account.

3.08  New York Accounts.

(a)           The Borrower hereby grants, transfers and assigns to the Collateral Agent for the benefit and on behalf of the Secured Parties, as security for the Secured Debt Obligations, and grants a security interest in, all of its right, title and interest, if any, in and to the New York Accounts, and, in each case, to the money, financial assets and investments therein.

(b)           Apex Metals hereby grants, transfers and assigns to the Collateral Agent for the benefit and on behalf of the Secured Parties, as security for the Secured Debt Obligations and the CGSA Secured Obligations, and grants a security interest in, all of its right, title and interest, if any, in and to the New York Accounts, and, in each case, to the money, financial assets and investments therein.

(c)           Apex Sweden, Apex Metals and Apex Luxembourg each hereby grants, transfers and assigns to the Collateral Agent for the benefit and on behalf of the Secured Parties, as security for the Secured Debt Obligations and the CGSA Secured Obligations, and grants a security interest in, all of its respective right, title and interest, if any, in and to the New York Equity Expropriation Account, and, in each case, to the money, financial assets and investments therein.

3.09  Other Security Documents.  The Borrower shall cause the execution and delivery of the Sponsor Pledge Agreement and the ASC Bolivia Pledge Agreement for the benefit of the Collateral Agent for the benefit of the Secured Parties.  The property pledged and in which a security interest is granted pursuant to such agreements shall be Collateral hereunder.

3.10  Non-Bolivian Policies.

(a)           The Borrower hereby grants, transfers and assigns to the Collateral Agent for the benefit and on behalf of the Secured Parties, as security for the Secured Debt Obligations, and grants a security interest in, all right, title and interest which the Borrower now has or which shall hereafter arise in and to any Non-Bolivian Policies, and all proceeds and claims against the insurer or insurers thereunder.

(b)           On or prior to the Initial Disbursement Date, the Borrower shall give or cause to be given written notice of the security interest in all then existing Non-Bolivian Policies created under clause (a) to the respective insurer or insurers thereunder, as described in the third sentence of this clause (b), and shall obtain from such parties an acknowledgment in accordance with the penultimate sentence in this clause (b).  Concurrently with or promptly after the coming into effect of any additional Non-Bolivian Policies after the Initial Disbursement Date, the Borrower shall give or cause to be given written notice to the insurer or insurers thereunder of the security interest therein granted by clause (a).  Such notice shall be substantially in the form set out in Appendix K and shall instruct such insurer to make or cause to be made all payments due under the relevant Non-Bolivian Policy in accordance with Article V.  The Borrower shall obtain from the insurer under each Non-Bolivian Policy and deliver or cause to be delivered to the Collateral Agent an acknowledgment addressed to the Collateral Agent as set out in Appendix K.  Notwithstanding the foregoing, the Borrower shall instead comply with the requirements of Section 5.03 for Non-Bolivian Policies that are reinsurance policies.

(c)           The Borrower shall make or cause to be made any filings or recordations, give or cause to be given any notices in addition to those required by clause (b) of this Section 3.10 and take or cause to be taken any other actions as may be necessary in Bolivia, London, England, the State of New York and in any jurisdiction in which an insurer is organized or has its principal place of business, to validly assign as security and otherwise perfect the grant of a first priority security interest in each Non-Bolivian Policy pursuant hereto.

3.11  Apex Sweden Shares.

(a)           Apex Luxembourg hereby grants, transfers and assigns to the Collateral Agent, for the benefit and on behalf of the Secured Parties, as security for the Secured Debt Obligations and the CGSA Secured Obligations, and grants a security interest in, all right, title and interest which it has or may at any time hereafter acquire in and to (i) the shares of Apex Sweden (the “Apex Sweden Shares”) held by it, (ii) all other shares, securities or other property constituting or representing a right to receive a dividend on such Apex Sweden Shares or constituting or representing a right to receive a distribution or return of capital upon or in respect of such Apex Sweden Shares or constituting or representing warrants or any subscription or other purchase rights with respect to such Apex Sweden Shares, and (iii) any other interest in Apex Sweden which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in Apex Sweden.  Apex Luxembourg shall deliver to the Collateral Agent the certificates representing Apex Sweden Shares on or prior to the Initial Disbursement Date and, promptly following receipt, shall deliver to the Collateral Agent certificates or other relevant documentation representing any of such other shares, securities, property, warrants, subscriptions, interests or rights, together in each case with stock powers duly executed by it in blank (it being understood that such stock powers must be renewed annually), to be held by the Collateral Agent for the benefit and on behalf of the Secured Parties pursuant to the pledge made hereby.  Apex Luxembourg agrees that except as contemplated by the Transfer Restrictions Agreement it shall not permit the charter or other constituent documents of Apex Sweden to be amended or modified in any manner that would deprive the holders of the Apex Sweden Shares of control of Apex Sweden.  Apex Luxembourg represents and warrants that as of the date of this Agreement, it is the owner of 100% of the capital stock of Apex Sweden.

(b)           On or prior to the Initial Disbursement Date, Apex Luxembourg shall, as security for the Secured Debt Obligations and the CGSA Secured Obligations, make or cause to be made any filings or recordations, give or cause to be given any notices and take or cause to be taken any other actions as may be reasonably necessary in the State of New York, Bolivia, Luxembourg or Sweden and in any jurisdiction in which it is organized or has its principal place of business to perfect the pledge of Apex Sweden Shares and all such other shares, securities, property, warrants, subscriptions, interests and rights in Apex Sweden.  Apex Luxembourg hereby promises to pledge any Apex Sweden Shares and all such other shares, securities, property, warrants, subscriptions, interests and rights in Apex Sweden which it may acquire after the Initial Disbursement Date, as security for the Secured Debt Obligations and the CGSA Secured Obligations, promptly upon the receipt thereof, and to make or cause to be made any filings, registrations or recordations, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary in the State of New York, Bolivia, Luxembourg or Sweden and in any jurisdiction in which it is organized and has its principal place of business, to perfect the pledge of such Apex Sweden Shares and all such other shares, securities, property, warrants, subscriptions, interests and rights in Apex Sweden.  Apex Luxembourg shall defend, all at its own cost and expense, its title to, and the existence, perfection and priority of the Collateral Agent’s security interest in, the Apex Sweden Shares and the other Collateral referenced in Section 3.11(a) against all adverse claims.

3.12  Intercompany Debt.

(a)           Each Intercompany Lender party hereto hereby grants, transfers and assigns to the Collateral Agent for the benefit and on behalf of the Secured Parties, without recourse to such Intercompany Lender, as security for the Secured Debt Obligations and the CGSA Secured Obligations, and grants a security interest in, all right, title and interest which it has or may at any time hereafter acquire in and to the Intercompany Debt and each Intercompany Note at any time payable to or owned or held by it, and all claims resulting from any failure of performance or compliance with such Intercompany Notes by the obligor thereon, together with full power and authority, in its own name or otherwise, to enforce such Intercompany Notes against such obligor, provided, however, that (i) such security interest shall not affect an Intercompany Lender’s rights to obtain and retain, free of any security interest created by this Section 3.12(a), reimbursement or repayment in accordance with Article IX and Section 5.17 of the Cross Guarantee and Security Agreement (if applicable) of amounts owed to it in respect of any such Intercompany Debt and (ii) such security interest shall terminate, with respect to such Intercompany Debt, as provided in Section 15.01.

(b)           On or prior to the Initial Disbursement Date, each Intercompany Lender shall deliver to the Collateral Agent any Intercompany Notes owned or held by it as at such date, and agrees that it promptly shall deliver to the Collateral Agent the Intercompany Notes owned or held by it from time to time, in each case, together with duly executed instruments of endorsement without recourse, to be held by the Collateral Agent for the benefit and on behalf of each Secured Party.

(c)           If any Intercompany Lender receives any payment by an obligor of principal or interest on Intercompany Debt during the continuance of a Default or Event of Default (or at any time when such payment would not be permitted under Article IX and Section 5.17 of the Cross Guarantee and Security Agreement (if applicable), or the subordination provisions applicable thereto, if any), such party shall receive the same (without, if possible, intermingling such payment with other funds) in trust for the benefit of the Secured Parties and promptly following receipt thereof remit the same to the Collateral Agent for deposit in the Apex Metals Account.

(d)           In the event any Intercompany Notes are delivered to the Collateral Agent pursuant to paragraph (b) above, the Collateral Agent on behalf of the Secured Parties agrees that as long as Intercompany Debt is outstanding, unless a Default or Event of Default shall have occurred and be continuing, it shall take such action as an Intercompany Lender may direct to allow such party to exercise with respect to any Intercompany Note evidencing such Intercompany Debt the rights retained by it in respect thereof, provided that the Collateral Agent shall not in any case be obligated to surrender possession of such Intercompany Notes unless, simultaneously with such surrender, such Intercompany Lender, delivers to the Collateral Agent one or more Intercompany Notes with an aggregate principal amount equal to or greater than the aggregate principal amount then outstanding of the Intercompany Notes being surrendered by the Collateral Agent, together with appropriate endorsement or duly executed instruments of transfer or assignment in blank.  Upon receipt of such replacement notes the Collateral Agent shall be entitled to (and shall, if so directed by the Administrative Agent at the request of such Intercompany Lender) cancel the original notes and surrender such notes to such Intercompany Lender.  If an Event of Default shall have occurred and be continuing, the Collateral Agent shall, if directed by an Enforcement Direction, (i) to the extent permitted by law, transfer title of the Intercompany Notes to the Collateral Agent, the Secured Parties or any other Person, (ii) receive, subject to the subordination provisions applicable thereto (if any) and to Article IX and Section 5.17 of the Cross Guarantee and Security Agreement (if applicable), all principal, interest or other payments in respect of the Intercompany Notes (and if an Intercompany Lender receives any such payment after Enforcement Action shall have been taken, or at any time when such payment would not be permitted under Article IX and Section 5.17 of the Cross Guarantee and Security Agreement (if applicable) or the subordination provisions, if any, applicable thereto, it shall receive and hold the same (without intermingling any such payment with other funds) in trust for the benefit of the Secured Parties and, promptly following receipt, remit such payment to the Collateral Agent for deposit to the Apex Metals Account), (iii) amend, supplement or replace the Intercompany Notes, (iv) make endorsements to the schedules attached thereto,

(v) freely sell and dispose of such Intercompany Notes, and (vi) do any and all things that could be done by an Intercompany Lender theretofore.

(e)           Each obligor on an Intercompany Note that is a party hereto acknowledges receipt of notice of and consents to the grant of security interests under this Section 3.12, agrees (where such Intercompany Note is a Subordinated Note) to observe the subordination terms applicable to Subordinated Debt set forth in Appendix A-1 to the Transfer Restrictions Agreement, agrees (where such Intercompany Note is an Apex Metals Subordinated Note) to observe the subordination terms applicable to Subordinated Debt set forth in Appendix A-2 to the Transfer Restrictions Agreement, and each obligor on an Intercompany Note agrees upon request of the Collateral Agent (at the direction of any Secured Party) from time to time to deliver further acknowledgements and consents specifically identifying the Intercompany Debt (and the instruments and agreements relating thereto) covered by this Section 3.12.  Each Intercompany Lender shall defend, all at its own cost and expense, its title to, and the existence, perfection and priority of the Collateral Agent’s security interest in, the Intercompany Debt held by it and the other Collateral referenced in Section 3.12(a) against all adverse claims.

3.13  Apex Metals Quotas.

(a)           Each of Apex Luxembourg and Apex Sweden hereby grants, transfers and assigns to the Collateral Agent, for the benefit and on behalf of the Secured Parties, as security for the Secured Debt Obligations and the CGSA Secured Obligations, and grants a security interest in, all right, title and interest which it has or may at any time hereafter acquire in and to (i) the quotas of Apex Metals (the “Apex Metals Quotas”), (ii) all other quotas, securities or other property constituting or representing a right to receive a dividend on such Apex Metals Quotas or constituting or representing a right to receive a distribution or return of capital upon or in respect of such Apex Metals Quotas or constituting or representing warrants or any subscription or other purchase rights with respect to such Apex Metals Quotas, and (iii) any other interest in Apex Metals which, by reason of notice or lapse of time or the occurrence of other events, may be converted into a direct equity interest in Apex Metals.  Apex Metals hereby acknowledges notice of the assignment of the Apex Metals Quotas accomplished hereby and shall register the assignment of the Apex Metals Quotas on its register of members on or prior to the Initial Disbursement Date. Each of Apex Luxembourg and Apex Sweden shall deliver to the Collateral Agent the certificates (if any) representing Apex Metals Quotas on or prior to the Initial Disbursement Date and, promptly following receipt, shall deliver to the Collateral Agent certificates or other relevant documentation (if any) representing any of such other quotas, securities, property, warrants, subscriptions, interests or rights, together in each case with quota powers duly executed by it in blank to be held by the Collateral Agent for the benefit and on behalf of the Secured Parties pursuant to the pledge made hereby.  Each of Apex Luxembourg and Apex Sweden agrees that except as contemplated by the Transfer Restrictions Agreement it shall not permit the Organizational Documents of Apex Metals to be amended or modified in any manner that would deprive the holders of the Apex Metals Quotas of control of Apex Metals.

(b)           On or prior to the Initial Disbursement Date, each of Apex Luxembourg and Apex Sweden shall, as security for the Secured Debt Obligations and the CGSA Secured Obligations, make or cause to be made any filings or recordations, give or cause to be given any notices and take or cause to be taken any other actions as may be reasonably necessary in the

State of New York, Bolivia, Luxembourg, Switzerland or Sweden and in any jurisdiction in which it is organized or has its principal place of business to perfect the pledge of the Apex Metals Quotas and all such other quotas, securities, property, warrants, subscriptions, interests and rights in Apex Metals.  Each of Apex Luxembourg and Apex Sweden hereby promises to pledge any Apex Metals Quotas and all such other shares, securities, property, warrants, subscriptions, interests and rights in Apex Metals which it may acquire after the Initial Disbursement Date, as security for the Secured Debt Obligations and the CGSA Secured Obligations promptly upon the receipt thereof, and to make or cause to be made any filings, registrations or recordations, give or cause to be given any notices and take or cause to be taken any other actions as may be necessary in the State of New York, Luxembourg, Switzerland or Sweden and in any jurisdiction in which it is organized and has its principal place of business, to perfect the pledge of such Apex Metals Quotas and all such other shares, securities, property, warrants, subscriptions, interests and rights in Apex Metals.  Each of Apex Luxembourg and Apex Sweden shall defend, all at its own cost and expense, its title to, and the existence, perfection and priority of the Collateral Agent’s security interest in, the Apex Metals Quotas and the other Collateral referenced in Section 3.13(a) against all adverse claims.

3.14  Perfection and Maintenance of Security Interests.

(a)           Except to the extent otherwise provided in this Agreement, at any time and from time to time, upon demand of the Collateral Agent (at the direction of any Senior Lender Group or Hedge Bank) for the benefit and on behalf of any Secured Party:

(i)            each of the Borrower, Apex Luxembourg, Apex Sweden and Apex Metals shall give, execute, file or record any notice, financing statement, continuation statement, public deed, instrument, document or agreement and use its reasonable efforts to obtain such Government Approvals, consents, licenses or authorizations that any Senior Lender Group or Hedge Bank may consider reasonably necessary or desirable, and shall take all other reasonable action as required or advisable to create, preserve, continue, perfect or validate any security interest granted by it under the Security Documents or hereunder or pursuant hereto in the Collateral or to enable the Collateral Agent to exercise or enforce its rights hereunder or under the Security Documents with respect to such security interest; and

(ii)           the Borrower will give, execute, file or record any notice, financing statement, continuation statement, public deed, instrument, document or agreement and use all reasonable efforts to obtain such Government Approvals, consents, licenses or authorizations, that any Senior Lender Group or Hedge Bank may consider reasonably necessary or desirable, and shall take all other reasonable action as required or advisable, to create, preserve, continue, perfect or validate any security interest in any written agreement to which the Borrower is a party.

(b)           Without limiting the generality of the foregoing, except to the extent otherwise provided in this Agreement, the Collateral Agent, on behalf of each Secured Party, is authorized to file or cause to be filed under the Uniform Commercial Code of any state of the

United States of America or under other applicable law financing statements, continuation statements or other documents relating to the Collateral, and the Collateral Agent on behalf of each Secured Party, is authorized to execute and file or cause to be executed and filed public deeds or other documents under the laws of Bolivia, Luxembourg, Sweden, Switzerland, Chile and the Cayman Islands necessary to preserve a security interest in the Collateral, in each case without the signature of the Borrower, Apex Luxembourg or Apex Sweden (to the extent permitted by applicable law).  None of the Collateral Agent or the Secured Parties have any responsibility for the creation, perfection, validity or enforceability of any security interest created or intended to be created hereby or pursuant hereto or for the maintenance or perfection of any such security interest, provided, however, that the Collateral Agent shall execute all public deeds or other documents as required by applicable law and regulation and as requested by the Secured Parties to duly create and register security interests in accordance with this Article III.  The Collateral Agent shall notify the Borrower following the taking by it of such respective action.  The Collateral Agent may delegate the performance of some or all of its rights and obligations under this Section 3.14, subject to Section 13.18.

(c)           Neither the Borrower, Apex Luxembourg, Apex Sweden or Apex Metals shall take any action inconsistent with this Agreement which would impair or render ineffective or adversely affect the perfection or the priority of any of the security interests granted by it in, or pursuant to, this Agreement or the other Security Documents.

(d)           On or prior to the Initial Disbursement Date, each of the Borrower, Apex Luxembourg, Apex Sweden and Apex Metals agrees to execute and deliver to the Local Bank or the Collateral Agent, for the benefit and on behalf of each Secured Party, and, in the case of the Borrower, to register in the Registro de Comercio and in any other public registry in Bolivia in which such registration is necessary, a notarized Bolivian public deed constituting irrevocable powers of attorney granting the Collateral Agent, as the Borrower’s attorney-in-fact, the power and right, in its name or on its behalf, without notice or assent, to the extent permitted by applicable law, to take any action and execute any instruments, in each case consistent with this Agreement and in compliance with Section 13.03, which the Collateral Agent (as may be determined pursuant to Section 13.06) or any other Secured Party may deem reasonably necessary or advisable to create, preserve, continue, perfect or validate any security interest granted or purported to be granted by it under or pursuant to this Agreement or any other Security Document.

(e)           Any Security Document governed by the laws of Bolivia or Chile referred to in this Article III required to be delivered to the Collateral Agent or to the Secured Parties may be delivered to the Person from time to time designated by the Collateral Agent or the Secured Parties (as applicable) as its attorney-in-fact for such purpose.

(f)            The Collateral Agent (on behalf of itself and the Secured Parties), the Borrower, Apex Luxembourg and Apex Sweden, as the case may be, prior to or concurrently with the time or times that any Persons (including successors, transferees and assigns of Secured Parties) become holders of Secured Debt secured by and entitled to the benefits of this Agreement, shall, to the extent necessary or advisable and as directed by the Administrative Agent, amend each of the Security Documents to which it is a party solely to identify specifically such additional Secured Parties and the Secured Debt held or to be held thereby and to state that the Secured Debt held by such additional Secured Parties shall have the benefit of the security interests referred to therein.

(g)           The Security Documents to be granted under the laws of Bolivia and Chile, the consents and acknowledgments to be obtained from third parties referred to in this Article III and the power of attorney referred to in Section 3.14(d) shall be in form and substance consistent with this Agreement and reasonably satisfactory to the Collateral Agent (as may be determined pursuant to Section 13.06).

3.15  Rights in Collateral Prior to Enforcement Direction.

(a)           Notwithstanding the security interests created and to be created pursuant to the Security Documents, unless otherwise specifically provided in this Agreement, the Cross-Guarantee and Security Agreement or the Transfer Restrictions Agreement or unless the Collateral Agent shall have received an Enforcement Direction with respect to Collateral in accordance with Section 10.03, the Borrower, Apex Luxembourg, Apex Sweden and Apex Metals shall retain and be entitled to exercise all their respective rights relating to such Collateral, subject to the terms and conditions of the Financing Documents and of the security interests created or to be created pursuant to the Security Documents, including the following:  (i) possessing and using, in the case of the Borrower, the Project Property, receiving the revenues and profits to be derived therefrom, and subject to Section 8.07, altering or disposing of any part thereof, (ii) exercising all rights relating to Project Documents, including, subject to Section 8.11, terminating or amending Project Documents and instituting and settling proceedings to enforce its rights thereunder, (iii) subject to Article V, renewing, amending and canceling insurance policies, making claims and instituting and settling proceedings against insurers thereunder, (iv) possessing title to any Borrower Shares, Apex Sweden Shares, Apex Metals Quotas or Service Company Shares (other than possession of the certificates themselves) that constitute Collateral, (v) transferring (in accordance with the Transfer Restrictions Agreement) any Borrower Shares, Apex Sweden Shares, Apex Metals Quotas or Service Company Shares, receiving the proceeds of Restricted Payments permitted to be made pursuant to Article IX and Section 5.17 of the Cross Guarantee and Security Agreement (if applicable) with respect to any Borrower Shares, Apex Sweden Shares, Apex Metals Quotas or Service Company Shares and exercising rights as shareholders (including voting and the giving of consents) of the Borrower, the Service Company, Apex Metals or, as applicable, Apex Sweden, under the relevant constitutional documents, (vi) receiving payments of principal and interest permitted to be made as Restricted Payments pursuant to Article IX and Section 5.17 of the Cross Guarantee and Security Agreement (if applicable) on any Intercompany Debt when payable thereunder subject to (A) in the case of any Subordinated Debt, the subordination terms set forth in Appendix A-1 to the Transfer Restrictions Agreement, (B) in the case of any Apex Metals Subordinated Debt, the subordination terms set forth in Appendix A-2 to the Transfer Restrictions Agreement and (C) in the case of other Intercompany Debt where amounts to be utilized to repay such debt represent the proceeds of Restricted Payments by the Borrower or Apex Metals, the provisions of Article IX hereof and Section 5.17 of the Cross-Guarantee and Security Agreement, (vii) amending the terms of any Intercompany Debt (other than the subordination terms set out in Appendices A-1 and A-2 to the Transfer Restrictions Agreement) and assigning Intercompany Debt (in accordance with and subject to the Transfer Restrictions Agreement) and (viii) subject to Sections 3.07 and 5.08, receiving payment of Expropriation

Compensation and Project Equity Expropriation Compensation and making claims and instituting and settling proceedings for the recovery thereof.

(b)           Unless the Collateral Agent shall have received an Enforcement Direction with respect to such Collateral in accordance with Section 10.03, the Collateral Agent shall, at the request and cost of the Borrower, Apex Luxembourg, Apex Sweden or Apex Metals, as the case may be, execute such documents and take such action and do such things as the Borrower, Apex Luxembourg, Apex Sweden or Apex Metals, as the case may be, deems necessary or desirable to enable such grantor of the security interest in the Collateral to exercise the rights retained by it in such Collateral, provided that such execution or action does not materially adversely affect the Collateral or the security interests created or purported to be created therein pursuant to this Agreement or the other Security Documents and no Secured Party shall take any action prior to the receipt of such Enforcement Direction (other than any actions expressly permitted by this Agreement to be taken prior to the receipt of such Enforcement Direction) that would interfere with actions permitted hereunder in respect of such Collateral by the grantor of the security interest in such Collateral.

3.16  Liability of Borrower.  Notwithstanding any other provision of the Security Documents, it is the intention of the parties that:

(a)           the Borrower shall remain liable under all agreements and contracts included in the Collateral to the extent provided therein;

(b)           the exercise by the Collateral Agent or any other Secured Party of any of their respective rights under this Agreement or any other Security Document shall not release the Borrower from any of its duties or obligations under any contracts or agreements included in the Collateral; and

(c)           none of the Collateral Agent or any other Secured Party shall have any obligation or liability under any such contracts or agreements included in the Collateral by reason of this Agreement or the other Security Documents, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action or collect or enforce any claim for payment assigned hereunder.

3.17  Deficiency.  If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to this Agreement and the other Security Documents are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Debt Obligations, each of the Borrower and Apex Metals shall remain liable for any deficiency.

3.18  Private Sale and Waivers.  This Section 3.18 applies with respect to all Collateral over which a Lien is granted hereby or by other Security Documents pursuant to the laws of the State of New York.  The Collateral Agent and the Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale where permitted pursuant to applicable law conducted in a commercially reasonable manner, provided that the Borrower, Apex Metals, Apex Luxembourg or Apex Sweden, as the case may be, is notified of the time and place of such sale at least ten days in advance thereof.  Subject to the immediately preceding sentence, each of the Borrower, Apex Metals, Apex Luxembourg and Apex Sweden hereby waives any claims against the Collateral Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Debt Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree.  Each of the Borrower, Apex Metals, Apex Luxembourg and Apex Sweden waives, to the maximum extent permitted by applicable law (a) any claim that, as to any part of the Collateral, a public sale, should the Collateral Agent elect so to proceed (pursuant to written direction of the Administrative Agent and the Secured Parties pursuant to Section 10.05), is, in and of itself, not a commercially reasonable method of sale for the Collateral; (b) except for any damages which are the result of the Collateral Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction and except as otherwise provided in this Agreement, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE COLLATERAL INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT THE BORROWER, APEX LUXEMBOURG,  APEX SWEDEN OR APEX METALS WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OF THE UNITED STATES OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE COLLATERAL AGENT’S RIGHTS HEREUNDER; (c) all rights of redemption, appraisement, valuation, stay and extension or moratorium; and (d) all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Collateral Agent and the other Secured Parties under this Agreement and the other Security Documents or the absolute sale of the Collateral, now or hereafter in force under any applicable law, and each of the Borrower, Apex Metals, Apex Luxembourg and Apex Sweden, in each case for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waive the benefit of all such laws and rights.

3.19  Obligations Absolute.  To the maximum extent permitted by applicable law, the obligations of Apex Luxembourg, Apex Metals and Apex Sweden under this Agreement and the other Security Documents to which they are a party are absolute, irrevocable and unconditional and will remain in full force and effect without regard to, and will not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination pursuant to Section 15.01), including:

(a)           any renewal, extension, amendment, or modification of, or addition or supplement to or deletion from, any of the Transaction Documents or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b)           any waiver of, consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Secured Debt Obligations, this Agreement, any other Transaction Document or other instrument or agreement relating thereto, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Secured Debt Obligations, this Agreement, any other Transaction Document or any such other instrument or agreement relating thereto;

(c)           any furnishing of any additional security for the Secured Debt Obligations or any part thereof to the Collateral Agent or any other person or any acceptance thereof by the Collateral Agent or any other person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Collateral Agent or any other person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Collateral Agent or any other Secured Party;

(d)           any invalidity, irregularity or unenforceability of all or any part of the Secured Debt Obligations, any other Transaction Document or any other agreement or instrument relating thereto or any security therefor;

(e)           the acceleration of the maturity of any of the Secured Debt Obligations or any other modification of the time of payment thereof; or

(f)            any other event or circumstance whatsoever which might otherwise constitute a legal or equitable discharge of a surety or a guarantor, it being the intent of this Section 3.19 that the obligations of Apex Luxembourg and Apex Sweden hereunder and under the other Security Documents shall be absolute, irrevocable and unconditional under any and all circumstances.

3.20  Subrogation.  Apex Luxembourg, Apex Sweden and, with respect to the Borrower Shares pledged by it, Apex Metals shall not exercise, and each of Apex Luxembourg and Apex Sweden hereby irrevocably defers the exercise of, any claim, right or remedy that it may now have or may hereafter acquire against the Borrower or Apex Metals arising under or in connection with this Agreement or any other Security Document, including, without limitation, any claim, right or remedy of subrogation, contribution, reimbursement, exoneration, indemnification or participation arising under contract, by applicable law or otherwise in any claim, right or remedy of the Collateral Agent or the other Secured Parties against the Borrower, Apex Metals or any other Person or any Collateral which the Collateral Agent or any other Secured Party may now have or may hereafter acquire, until the indefeasible payment and satisfaction in full of all Secured Debt Obligations.  If, notwithstanding the preceding sentence, any amount shall be paid to Apex Luxembourg, Apex Sweden or Apex Metals on account of such subrogation rights at any time when any of the Secured Debt Obligations shall not have been paid in full, such amount shall be held by such Person in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Person and be turned over to the Collateral Agent in the exact form received by such Person (duly endorsed by such Person to the Collateral Agent, if required), to be applied against the Secured Debt Obligations, whether matured or unmatured, in accordance with the Financing Documents.

3.21  Designation of Local Banks.  As a condition to being a Local Bank, any financial institution designated by the Borrower as a Local Bank shall enter into a local bank agreement in a form mutually satisfactory to the Majority Secured Parties and the Borrower.  Each Local Bank shall deliver a signed copy of such agreement to the Administrative Agent.  No

Local Bank shall continue to serve as a Local Bank if such bank ceases to satisfy the definition of “Local Bank”.

3.22  First Priority.  As used in this Article III, a reference to a “first priority” pledge or security interest shall be deemed to be subject to Permitted Liens to the extent that such Permitted Liens are granted priority on a mandatory basis under applicable Government Rules.

ARTICLE IV

ACCOUNTS

4.01  Accounts.

(a)           Establishment of Accounts.  The Borrower (and in the case of the Apex Metals Account, Apex Metals) shall direct the Collateral Agent to, and the Collateral Agent shall, on or prior to the Closing Date, direct JPMorgan Chase Bank, N.A. (in its individual capacity, the “Securities Intermediary”) to establish and maintain each of the New York Accounts as provided in clause (b) below.  The Bolivian Accounts shall be established as provided in clause (j) below.

(b)           New York Accounts.  The New York Accounts shall consist of the segregated, non-interest bearing trust accounts set forth in subclauses (i) through (viii) below (together, the “New York Accounts”), each opened in the name of the Collateral Agent in its capacity as Collateral Agent hereunder as “securities accounts” (as such term is defined in Section 8-501(a) of the UCC), denominated in Dollars and separately established and maintained by the Securities Intermediary (which shall act as “securities intermediary” (as such term is defined in Section 8-102(a)(14) of the UCC) with respect to the New York Accounts) at its offices located in New York City:

(i)            a “Loan Proceeds Account”, into which deposits shall be made in accordance with Sections 4.02(a), 4.08(a) and 4.08(b);

(ii)           an “Apex Metals Account”, into which deposits shall be made in accordance with Sections 4.02(c), 4.02(d), 4.02(f) and 4.02(h);

(iii)          a “Contingent Support Account”, into which deposits shall be made in accordance with Section 4.02(e);

(iv)          a “Debt Service Reserve Account”, into which Reserve Payments shall be deposited in accordance with Section 4.06;

(v)           an “Operating Reserve Account”, into which Reserve Payments shall be deposited in accordance with Section 4.07;

(vi)          an “Insurance Proceeds Account”, into which deposits shall be made in accordance with Section 4.02(f);

(vii)         an “Expropriation Proceeds Account”, into which deposits shall be made in accordance with Section 4.02(f); and

(viii)        an “Equity Account”, into which deposits shall be made in accordance with Section 4.02(b).

All moneys held in the New York Accounts shall be trust funds held by the Collateral Agent solely for the purpose of making payments therefrom in accordance with this Agreement; and only the Collateral Agent shall have the right to make withdrawals and payments therefrom as and to the extent provided in this Agreement.  Regardless of any provision in any other agreement, for purposes of the UCC, the “securities intermediary’s jurisdiction” with respect to the New York Accounts for the purposes of Section 8-110(e) of the UCC is the State of New York.

(c)           Acknowledgements of Securities Intermediary.  The Collateral Agent, the Borrower, Apex Metals and the Securities Intermediary hereby agree and confirm that (i) the Collateral Agent for the benefit of the Secured Parties will be the “entitlement holder” (within the meaning of section 8-102(a)(7) of the UCC) of the “security entitlements” (within the meaning of section 8-102(a)(17) of the UCC) in respect of the “financial assets” (within the meaning of section 8-102(a)(9) of the UCC) credited to the New York Accounts and any instruction or direction from the Collateral Agent as described in this Article IV or elsewhere in this Agreement relating to the transfer or redemption of a financial asset (as so defined) shall constitute an “entitlement order” (as defined in Section 8-102(a)(8) of the UCC), (ii) all property delivered to the Collateral Agent (in such capacity) pursuant to this Agreement or any other Financing Document for deposit in the New York Accounts will be held by the Securities Intermediary and promptly credited to a New York Account by an appropriate entry in its records in accordance with this Agreement, (iii) all financial assets (as so defined) in registered form or payable to or to the order of and credited to any such New York Account shall be registered in the name of, payable to or to the order of, or indorsed to, the Collateral Agent or in blank, or credited to another securities account maintained in the name of the Collateral Agent, and in no case will any financial asset credited to any such New York Account be registered in the name of, payable to or to the order of, or indorsed to, the Borrower or Apex Metals, as the case may be, except to the extent the foregoing have been subsequently indorsed by the Borrower or Apex Metals, as the case may be, to the Collateral Agent or in blank, and (iv) each item of property (including any security, instrument or obligation, share, participation, interest, cash or other property whatsoever) credited to any New York Account shall be treated as a financial asset (as so defined).  In the event that the Securities Intermediary receives conflicting entitlement orders or written instructions from the Collateral Agent, any Affiliated Obligor or any other Person, the Securities Intermediary shall comply with the entitlement orders or written instructions, as applicable, originated by the Collateral Agent.  The Securities Intermediary is not party to and shall not execute and deliver, or otherwise become bound by, any agreement under which the Securities Intermediary agrees with any Person other than the Collateral Agent and the Borrower or Apex Metals to comply with entitlement orders or written instructions originated by such Person relating to any of the New York Accounts or the security entitlements that are the subject of this Agreement.  The Securities Intermediary shall not grant, permit or suffer to exist any Lien in any financial asset that is the subject of any security entitlement that is the subject of this Agreement.

(d)           Account Names and Numbers.  The Securities Intermediary shall not change the name or account number of any New York Account without the prior written consent of the Collateral Agent (acting in accordance with Section 13.06); provided, however, that in the case of any change in account number that is a result of any reconfiguring of the systems of the Securities Intermediary, the prior written consent of the Collateral Agent shall not be required so long as the Collateral Agent shall have received prior written notice of such change.  The Securities Intermediary shall give the Borrower and Apex Metals prior written notice of any change in the account number or name of any New York Account.

(e)           Waiver of Lien; Subordination.  In the event that the Securities Intermediary has or subsequently obtains by agreement, operation of law or otherwise a Lien on any New York Account, any financial asset carried therein or credited thereto or any security entitlement related thereto, the Securities Intermediary agrees that such Lien shall (except to the extent provided in the last sentence of this Section 4.01(e)) be subordinate to the Liens of the Collateral Agent.  The financial assets standing to the credit of the New York Accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any Person other than the Collateral Agent (except to the extent of returned items and chargebacks either for uncollected checks or other items of payment and transfers previously credited to one or more of the New York Accounts, and the Borrower, Apex Metals and the Collateral Agent hereby authorize the Securities Intermediary to debit the relevant New York Account(s) for such amounts).

(f)            No Other Agreements.  None of the Securities Intermediary, the Collateral Agent, the Borrower or Apex Metals have entered or will enter into any agreement with respect to any New York Account or any security entitlements, financial assets or amounts carried in or credited to any New York Account, other than this Agreement, the other Security Documents and account agreements and similar documentation relating to any New York Account (provided that in the event of any conflict between the terms of this Agreement and any such account agreement or similar documentation, the terms of this Agreement shall control).  The Securities Intermediary has not entered into any agreement with the Borrower, Apex Metals or any other Person purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders or written instructions originated by the Collateral Agent in accordance with Section 4.01(c).

(g)           No Adverse Claims.  Except for the claims and interest of the Collateral Agent and the Securities Intermediary and, to the limited extent provided herein, the Borrower and Apex Metals in each of the New York Accounts, the Securities Intermediary does not know, as of the date hereof and as of each date on which any New York Account is established in connection with this Agreement, of any claim to, or interest in, any New York Account or in any security entitlement, financial asset or amounts carried therein or credited thereto.  If the Securities Intermediary obtains knowledge that any Person has asserted any Lien (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against any New York Account or in any security entitlement, financial asset or amounts carried therein or credited thereto, the Securities Intermediary will promptly notify the Collateral Agent, the Borrower and Apex Metals.

(h)           Perfection of Lien.  The rights and powers granted to the Collateral Agent by the Secured Parties have been granted in order to perfect its Lien in the New York Accounts and the security entitlements, financial assets and amounts carried therein or credited thereto, are powers coupled with an interest and will not be affected by the bankruptcy of the Borrower, the bankruptcy of Apex Metals or the lapse of time.  Without limiting the intent of the parties that the New York Accounts be treated and maintained as securities accounts and the funds on deposit therein be treated as financial assets, in the event that any of the New York Accounts is deemed to be a deposit account then the following provisions shall apply with respect to such New York Accounts:  (i) each such New York Account will be treated as a “deposit account” (within the meaning of Section 9-102(a)(29) of the UCC); (ii) the Securities Intermediary agrees to act as a “bank” (within the meaning of 9-102(a) of the UCC) with respect to such New York Accounts that are “deposit accounts” and credit balances therein not constituting financial assets credited thereto; (iii) the Collateral Agent will be treated as the “customer” (within the meaning of Section 4-104(e) of the UCC) with respect to such Accounts that are “deposit accounts”; (iv) the Collateral Agent shall have “control” (within the meaning of Section 9-104(a) of the UCC) of the New York Accounts that are “deposit accounts”; and (v) the Securities Intermediary will not have any rights of set-off or other Lien in respect of such New York Accounts or the credit balance therein and the Collateral Agent, for the benefit of the Secured Parties, shall have a Lien on such New York Accounts and the credit balances therein.  The Securities Intermediary hereby agrees that it will comply with instructions with respect to the New York Accounts originated by the Collateral Agent without further consent by the Borrower, Apex Metals or any other Person.

(i)            No Borrower or Apex Metals Rights.  Neither the Borrower nor Apex Metals shall have any right to withdraw funds held in the New York Accounts, except to:  (i) receive or make requisitions of monies held in the New York Accounts as expressly permitted by this Agreement; (ii) cause transfers of monies held in the New York Accounts, as expressly permitted by this Agreement; and (iii) direct the investment of monies held in the New York Accounts as expressly permitted by Section 4.03.  No other Affiliated Obligor shall have any right, title or interest in, to or under any of the New York Accounts.

(j)            Bolivian Accounts.

(i)            Expense Account.  The “Expense Accounts” shall be two separate bank accounts established in the name of the Borrower and maintained by the Borrower at the Local Bank.  One Expense Account shall be in US Dollars, into which US Dollar-denominated deposits shall be made and from which US Dollar-denominated withdrawals shall be made. A second Expense Account shall be in Bolivianos into which Boliviano-deposits shall be made and from which Boliviano-denominated withdrawals shall be made (and references herein to the “Expense Accounts” shall be deemed to include a reference to the accounts maintained therein).  The Borrower may make transfers into the Expense Accounts in accordance with Section 4.04(a) for the payment of Operating Costs in Bolivia, provided that, (1) no such transfer may be made if, after giving effect thereto, the balance in the Expense Accounts would exceed the Maximum Expense Account Balance and (2) each such transfer shall be in a minimum amount of $500,000.  In the event that the balance of funds in the Expense Accounts exceeds the Maximum Expense Account Balance, the Borrower shall, to the extent permitted by applicable law, promptly direct the Local Bank to transfer funds (converting amounts in Bolivianos to Dollars) from the Expense Accounts to the applicable New York Account to cure such excess; and if required for purpose of effecting such transfer, the Borrower shall cooperate with the Collateral Agent in constituting and issuing such accounts, authorizations and powers as may be advisable or requested by the Collateral Agent to comply with any formal requirements incident to such transfer.  If any Boliviano amount otherwise required to be deposited in the Expense Accounts cannot be deposited therein without the balance in the Expense Account exceeding the Maximum Expense Account Balance, such Boliviano amount shall (to the extent permitted by applicable law) promptly be deposited in the applicable New York Account (converting amounts in Bolivianos to Dollars at the rate established by the Bolivian Central Bank).

(ii)           Bolivian Proceeds Account.  If at any time the Borrower shall have received any proceeds, other than proceeds from Expropriation Compensation or Insurance subject to Article V, denominated in Bolivianos and such proceeds cannot be deposited in the applicable New York Account (after converting amounts in Bolivianos to Dollars) in accordance with Section 4.01(j)(i), then at such time the Borrower shall direct the Local Bank to promptly establish a segregated Bolivian Account (a “Bolivian Proceeds Account”) at the Local Bank and shall deposit such funds therein.  After establishing the Bolivian Proceeds Account the Borrower shall promptly execute and deliver to the Local Bank an irrevocable instruction in favor of the Collateral Agent duly authorizing the Collateral Agent, as its attorney-in-fact to direct the funds in the account.  The Borrower shall not withdraw or otherwise make use of such funds without the prior written consent of the Collateral Agent (acting in accordance with Section 13.06).

4.02  Deposits.

(a)           Senior Loan Disbursements.  Disbursements of Senior Loans shall be paid directly to the Loan Proceeds Account.  The proceeds of withdrawals from the Equity Account in accordance with Section 4.08(a) shall be paid into the Loan Proceeds Account.  Promptly upon its receipt of proceeds of Senior Loans into the Loan Proceeds Account, the Securities Intermediary shall notify each funding Senior Lender and the Borrower that it has received such proceeds.

(b)           Equity Amount.  Prior to the Initial Disbursement Date, Sponsor Funding in an amount equal to the Equity Amount shall be deposited directly into the Equity Account; provided that an Equity Support Letter of Credit may be provided in lieu of all or a portion of the Equity Amount as provided in Section 11.02(a)(i).

(c)           Proceeds.  Apex Metals agrees to instruct all buyers of Project Production or the Persons making payment on behalf of such buyers (including banks making payments under letters of credit) to make all payments in respect thereof in Dollars directly to the Apex Metals Account.  Without prejudice to such buyers’ obligations to make payments in Dollars under Third Party Concentrate Sales Agreements directly to the Apex Metals Account, if, notwithstanding the instructions required to be given to buyers of Project Production pursuant to this Agreement, any such payments are remitted to Apex Metals other than by deposit to the Apex Metals Account, then Apex Metals shall hold such amounts (without, if possible, intermingling them with other funds) in trust for the benefit of the Collateral Agent, and promptly following receipt, remit such amounts to the Apex Metals Account.

(d)           Hedge Agreement Proceeds and Early Termination Amounts.  All Hedge Banks shall make all payments of amounts due to Apex Metals under any Mandatory Metals Hedge Agreements in Dollars directly to the Apex Metals Account.

(e)           Contingent Support Amount.  Prior to the Initial Disbursement Date, Sponsor Funding in an amount equal to $70,000,000 shall be deposited directly into the Contingent Support Account; provided that a Contingent Support Letter of Credit may be provided in lieu of all or a portion of such amount as provided in Section 11.02(a)(ii). Subsequent to the Initial Disbursement Date, Sponsor Funding shall be deposited directly into the Contingent Support Account as and when required pursuant to Section 5.03 of the Completion Agreement.

(f)            Proceeds from Sale of Collateral, Expropriation Compensation and Insurance.  Any proceeds from the sale of Project Property shall be paid directly to the Apex Metals Account.  Any proceeds from Expropriation Compensation shall be paid directly to the Expropriation Proceeds Account; provided that (i) any proceeds denominated in Bolivianos when received, and (ii) any proceeds originating, paid or received in Bolivia and not permitted under applicable Government Rules to be paid directly to the Expropriation Proceeds Account, shall be deposited (following conversion, if necessary, of the relevant amount into a corresponding Dollar or Boliviano amount) in the Expense Account, subject to Section 4.01(j), which amount shall be promptly deposited to the applicable New York Account (after converting amounts in Bolivianos to Dollars).  Any proceeds from insurance shall be paid directly to the Insurance Proceeds Account, the Expense Account or, in the case of third party liability or worker’s compensation, to the Person to whom the liability has been incurred, as applicable, in accordance with the provisions of Article V.

(g)           IVA Reimbursements.  All payments in respect of IVA Reimbursement Rights or sales of IVA Reimbursement Rights shall be made directly to, or deposited in the Expense Account, subject to Section 4.01(j).

(h)           Other Project Funds and Sponsor Funding.  Other than as specified in clauses (a) through (g) of this Section 4.02 and as contemplated by Section 5.05 or 5.08, all Project Funds and Sponsor Funding shall be deposited directly (following conversion, if necessary, of the relevant amount into a corresponding Dollar amount) in the Apex Metals Account.  All other amounts received by or paid to the Borrower or Apex Metals and not expressly required to be deposited into another New York Account in accordance with the terms of this Agreement shall be deposited directly into the Apex Metals Account (and each of the Borrower and Apex Metals hereby agree to notify all payors that all payments to be made to either of them shall be made to the Apex Metals Account).

4.03  Investment of Funds in Accounts.

(a)           Unless an Event of Default has occurred and is continuing, the Collateral Agent shall direct the Securities Intermediary to invest funds (and vary and redeem such investments) in the New York Accounts in the name of the Collateral Agent as directed by the Borrower or Apex Metals (solely with respect to the Apex Metals Account); provided that such investments shall only be in Authorized Investments in Dollars and shall be at the sole risk and expense of the Borrower or Apex Metals (solely with respect to the Apex Metals Account).  All taxes accruing with respect to Authorized Investments and the acquisition, liquidation and redemption thereof shall be for the sole account of the Borrower or Apex Metals (solely with respect to the Apex Metals Account).

(b)           If an Event of Default has occurred and is continuing, the Collateral Agent shall, to the extent so notified as contemplated by Section 4.05(a), direct the Securities Intermediary to invest funds (and vary and redeem such investments) in the New York Accounts as directed by the Person designated by the applicable Secured Parties in an Account Enforcement Notice, provided that such funds may be invested only in certain Authorized Investments as directed by the Administrative Agent, at the instruction of the Majority Secured Parties.

(c)           Whenever directed to make a withdrawal or transfer of funds, the Collateral Agent (unless, so long as no Event of Default is continuing, otherwise directed by the Borrower or Apex Metals (solely with respect to the Apex Metals Account)) is authorized to direct the Securities Intermediary to liquidate any investment to the extent that, after application of all other available funds, liquidation of such investment is necessary to make such transfer, provided that the Collateral Agent shall not be obliged to issue such a direction to so liquidate any investment unless directed to do so by the Borrower or Apex Metals (solely with respect to the Apex Metals Account) (or, in the event that an Account Enforcement Notice has been delivered and not revoked, the Administrative Agent or the Person identified in such notice).  If so directed by the Borrower or Apex Metals (solely with respect to the Apex Metals Account) (or, in the event that an Account Enforcement Notice has been delivered and not revoked, the Administrative Agent or the Person identified in such notice), the Collateral Agent shall cause to be liquidated investments as so directed.  The Collateral Agent shall have, however, no liability with respect to any interest cost or penalty on the liquidation of any investment pursuant to this clause (c), nor shall the Collateral Agent have any liability with respect to investments (including purchases or conversions of foreign exchange) of moneys held in the New York Accounts (or any losses resulting therefrom) made in accordance with this Section 4.03, except in the case of gross negligence or willful misconduct of the Collateral Agent as finally determined by a court of competent jurisdiction.  All investment of funds in the New York Accounts shall be made in the name of and on behalf of the Collateral Agent and should be reflected as such on the books and records of the Securities Intermediary, and shall be at the sole cost and expense of the Borrower and Apex Metals (solely with respect to the Apex Metals Account).  To the extent that a transfer of funds from one New York Account to another New York Account is required in accordance with the terms of this Agreement and the Securities Intermediary can effect such transfer without liquidating Authorized Investments in the New York Account from which funds are to be transferred (e.g., where such New York Account has an Authorized Investment having a face amount that is less than or equal to the amount of the funds to be transferred), then the Collateral Agent, the Borrower or Apex Metals (solely with respect to the Apex Metals Account) may request that the Securities Intermediary transfer such Authorized Investments to the recipient New York Account without liquidating such Authorized Investment.

(d)           All references in this Agreement to New York Accounts and to cash, moneys or funds therein or balances thereof, shall include the investments in which such moneys are then invested and the proceeds thereof.

(e)           Proceeds of Authorized Investments shall be posted to the New York Accounts to which such Authorized Investments are credited.

4.04  Withdrawals from Liquidity Accounts Pre-Event of Default.  Unless an Event of Default shall have occurred and is continuing, the Borrower shall have the sole right to direct the Collateral Agent by delivery of a Withdrawal Certificate (and the Collateral Agent shall direct the Securities Intermediary in accordance with such Withdrawal Certificate) to withdraw moneys as directed from the Liquidity Accounts (subject to Section 4.07(d) with respect to the Operating Reserve Account) and to apply such moneys in the following order of priority:

(a)           first, (i) to pay Operating Costs (other than Operating Costs to be paid from amounts on deposit in the Insurance Proceeds Account or the Expropriation Proceeds Account) then due and payable and (ii) for transfer to the Expense Account the amount requested by the Borrower for the payment of Operating Costs in Bolivia, subject to Section 4.01(j);

(b)           second, to pay Senior Loan Obligations consisting of interest and commitment fees then due and payable with respect to the Senior Loans and Senior Loan Commitments;

(c)           third, to pay (i) premia on the PRI Policies then due and payable and (ii) any other amount (other than principal payments, Cash Sweep Prepayments, Guaranteed Apex Metals Early Termination Amounts and any amounts payable under steps first and second above) then due and payable under the Financing Documents in respect of the Secured Debt Obligations;

(d)           fourth, to pay (i) Secured Debt Obligations consisting of the amount of principal of the Senior Loans (excluding Cash Sweep Prepayments) then due and payable and (ii) Guaranteed Apex Metals Early Termination Amounts;

(e)           fifth, from and after the Completion Date, (i) first to fund in accordance with Section 4.06(a)(i) the amount of any Debt Service Reserve Deficiency and (ii) second to fund in accordance with Section 4.07(a)(i) the amount of any Operating Reserve Deficiency;

(f)            sixth, to Cash Sweep Prepayments of the Senior Loans in accordance with Section 9.02; and

(g)           seventh, to pay any Service Fee then due and payable.

Apex Metals hereby irrevocably authorizes the Borrower to make such withdrawals and transfers from the Apex Metals Account as may be necessary to fund the foregoing costs, expenses and payments.

4.05  Withdrawals from Liquidity Accounts During the Continuance of an Event of Default.

(a)           If an Event of Default shall have occurred and be continuing, the Administrative Agent may, and if directed by the Majority Secured Parties the Administrative Agent shall, notify (such notification, an “Account Enforcement Notice”) the Collateral Agent (which in turn shall notify the Securities Intermediary) in accordance with Section 10.04 that, as contemplated by this Agreement, the Collateral Agent shall no longer accept Withdrawal Certificates and instructions from the Borrower or Apex Metals (solely with respect to the Apex Metals Account) for the investment, withdrawal or transfer of funds or investments in the New York Accounts.  The Collateral Agent and the Securities Intermediary shall thereafter, for so long as such Event of Default shall be continuing, accept instructions for the investment or disposition of funds in such New York Accounts solely from the Administrative Agent or other Person(s) designated by the Administrative Agent in such notice.  In the event that the Administrative Agent does not issue an Account Enforcement Notice, the provisions of Section 4.04 shall continue to apply notwithstanding the occurrence of an Event of Default; provided that no payments shall be made in respect of Section 4.04(d)(ii) except payments of Guaranteed Apex Metals Early Termination Amounts where the Collateral Agent has delivered to each other Secured Party a notice previously delivered to it by a Hedge Bank specifying that such Hedge Bank has terminated some or all of the Mandatory Metals Hedge Transactions then outstanding.

(b)           The Borrower, Apex Metals, the Collateral Agent and the Secured Parties agree that following the delivery to the Collateral Agent of an Account Enforcement Notice, and until such time as either (x) an Enforcement Direction has been given in accordance with Section 10.02(e) or (y) the Event of Default has been cured or waived as specified in clause (d) below, the Collateral Agent shall (I) direct the Securities Intermediary to invest moneys available in the New York Accounts solely in certain Authorized Investments as instructed by the Administrative Agent acting at the direction of the Majority Secured Parties, and (II) cause available funds from the Liquidity Accounts to be applied on the first Business Day of each month following receipt of an Account Enforcement Notice in the following order of priority:

(i)            first, (A) for the period from the date of the applicable Event of Default to the beginning of the first month for which the Borrower may timely deliver a Restricted Operating Cost Certificate in accordance with clause (c) below, to pay to the Persons indicated on such certificate at the times specified in such certificate or transfer to the Expense Account, Operating Costs (other than Operating Costs to be paid from amounts on deposit in the Insurance Proceeds Account or the Expropriation Proceeds Account) incurred prior to the date of such

Event of Default that are then due and payable or that constitute Restricted Operating Costs, in each case when due and payable during such period, as certified by the Borrower in a Restricted Operating Cost Certificate delivered to the Technical Agent and the Collateral Agent pursuant to and in accordance with Section 4.05(c), and (B) thereafter, to pay to the Persons indicated on such certificate at the times specified in such certificate or transfer to the Expense Account, Restricted Operating Costs (other than Restricted Operating Costs to be paid from amounts on deposit in the Insurance Proceeds Account or the Expropriation Proceeds Account) for such month as set forth in the applicable Restricted Operating Cost Certificate for such month delivered to the Collateral Agent pursuant to clause (c) of this Section 4.05 (excluding, in any case, any amount set forth in such certificate that the Administrative Agent has notified the Collateral Agent has been determined by the Technical Agent in consultation with the Independent Engineer pursuant to clause (c) of this Section 4.05 not to be a Restricted Operating Cost);

(ii)           second, to pay all outstanding fees and expenses of the Agents then due and payable ratably to such Agents based on the amounts owed to such Agents or to reserve for such amounts reasonably expected to become due and payable prior to the next scheduled date of application of funds;

(iii)          third, to pay interest and commitment fees constituting Senior Loan Obligations and to pay Guaranteed Apex Metals Net Payment Amounts then due and payable ratably to the Persons entitled thereto based on the ratio of such amounts owed to such Persons to the aggregate of all such amounts owed to all such Persons, or to reserve for all such amounts reasonably expected to become due and payable prior to the next scheduled date of application of funds;

(iv)          fourth, to pay premia on PRI Policies then due and payable ratably to the Persons entitled thereto based on the ratio of such amounts owed to such Persons to the aggregate of all such amounts owed to all such Persons, or to reserve for such amounts reasonably expected to become due and payable prior to the next scheduled date of application of funds;

(v)           fifth, to pay Senior Loan Obligations (other than those described in the foregoing clauses (ii) through (iv) and clauses (vi), (vii) and (viii) below) then due and payable ratably to the Persons entitled thereto based on the ratio of such amounts owed to such Persons to the aggregate of all such amounts owed to all such Persons, or to reserve for such amounts reasonably expected to become due and payable prior to the next scheduled date of application of funds;

(vi)          sixth, to pay regular scheduled installments of principal of Senior Loan Obligations then due and payable ratably to the Persons entitled thereto based on the ratio of such amounts owed to such Persons to the aggregate of all such amounts owed to all such Persons, or to reserve for such amounts reasonably expected to become due and payable prior to the next scheduled date of application of funds;

(vii)         seventh, to reserve for Secured Debt Obligations described in clauses (ii) through (vi) above reasonably expected to become due and payable on or prior to the next Principal Repayment Date;

(viii)        eighth, to pay Senior Loan Obligations that have become due and payable prior to their scheduled Principal Repayment Date and Guaranteed Apex Metals Early Termination Amounts; ratably to the Persons entitled thereto based on the ratio of such amounts owed to such Persons to the aggregate of all such amounts owed to all such Persons;

(ix)           ninth, from and after the Completion Date, (i) first to fund in accordance with Section 4.06(a)(i) the amount of any Debt Service Reserve Deficiency and (ii) second to fund in accordance with Section 4.07(a)(i) the amount of any Operating Reserve Deficiency; and

(x)            tenth, to Cash Sweep Prepayments of the Senior Loans in accordance with Section 9.02;

provided, however, that if an Enforcement Direction has been given in accordance with Section 10.02(e), then the Collateral Agent shall, upon receipt of directions from the Administrative Agent, on behalf of the Majority Secured Parties, instruct the Securities Intermediary to cause such funds to be applied as so directed by the Administrative Agent, on behalf of the Majority Secured Parties as specified in the Enforcement Direction.

(c)           In the event that the Administrative Agent delivers an Account Enforcement Notice to the Collateral Agent and for so long as the Event of Default referred to therein has not been cured or waived, the Borrower shall deliver to the Collateral Agent, the Technical Agent and the Independent Engineer at least 15 Business Days prior to the first day of each month or, in the case of Operating Costs occurring during the period described in clause (b)(i)(A) above, as soon as possible, a certificate signed by a senior financial officer of the Borrower (a “Restricted Operating Cost Certificate”) setting forth in reasonable detail (i) the amount of Operating Costs incurred prior to the Event of Default then due and payable and (ii) the amount of Restricted Operating Costs that are expected to become due and payable during the period required to be covered by such certificate pursuant to clause (b)(i) above.  Each such Restricted Operating Cost Certificate shall contain a warranty that the funds disbursed at the direction of the Collateral Agent pursuant to item (i) in the order of priority specified in clause (b) shall be used solely to pay Operating Costs incurred prior to the Event of Default then due and payable and Restricted Operating Costs that will become due and payable on or prior to the last day of the period covered by such certificate.  Each such Restricted Operating Cost Certificate shall state that the amount of Restricted Operating Costs contained therein has been based on the Construction Budget or Operating Plan, as the case may be, for the period to which it relates.  The funds in the Liquidity Accounts shall be applied as provided in such certificate unless within 10 Business Days of the delivery to the Independent Engineer and the Technical Agent of the Restricted Operating Cost Certificate, the Technical Agent, in consultation with the Independent Engineer, identifies any items of expenditure specified therein which it determines are not Restricted Operating Costs and provides written notice thereof to the Borrower and the Senior Lenders indicating the reason for its conclusion.  In such event, such items of expenditure shall not be treated as Restricted Operating Costs for purposes of Section 4.05(b) until such time as the Majority Secured Parties determine that they may be treated as Restricted Operating Costs.  The Technical Agent and Independent Engineer shall review each Restricted Operating Cost Certificate.  The reasonable and documented fees and expenses of the Independent Engineer and the reasonable and documented out-of-pocket expenses of the Technical Agent, in each case to the extent incurred in the review of the Restricted Operating Cost Certificates, shall be for the account of the Borrower.

(d)           Upon cessation, cure or waiver of an Event of Default, the Majority Secured Parties shall cause the Administrative Agent to deliver a notice to the Borrower and the Collateral Agent, stating the date of such cessation, cure or waiver.  Any notice given pursuant to this Section 4.05(d) shall be a “Cessation Notice”.   Upon receipt by the Collateral Agent of Cessation Notices with respect to all continuing Events of Default, the Collateral Agent shall promptly notify the Securities Intermediary, with a copy to the Borrower and Apex Metals, directing them once again to accept the directions of the Borrower, and the Securities Intermediary shall again accept the directions of the Borrower pursuant to written instructions in respect of investment of funds in the Accounts and pursuant to Withdrawal Certificates in respect of disposition of funds in the Accounts, all on the terms and conditions of this Agreement.

4.06  Debt Service Reserve Account.

(a)           Debt Service Reserve Payments.

(i)            If, after Completion, there is a Debt Service Reserve Deficiency on any Reserve Payment Date, then on such Reserve Payment Date the Borrower shall deliver a Withdrawal Certificate to the Collateral Agent instructing it to transfer to the Debt Service Reserve Account, from funds (if any) available in any Liquidity Account, funds in an amount equal to such Debt Service Reserve Deficiency (a “Debt Service Reserve Payment”).

(ii)           The Borrower shall give immediate notice to the Collateral Agent and the Administrative Agent if less than 100% of any Debt Service Reserve Payment due has been deposited in the Debt Service Reserve Account on or prior to the applicable Reserve Payment Date.

(b)           Timing of Debt Service Reserve Payments.  The Borrower may make Debt Service Reserve Payments or cause to be provided Debt Service Reserve Letters of Credit at any time including to meet the conditions of Section 9.01(a).

(c)           Transfer at Completion.  In order to meet the conditions to Completion set forth in the Financial Certificate attached as Appendix B-6 to the Completion Agreement, so long as no Event of Default shall have occurred and is continuing, the Borrower may either (i) direct the Collateral Agent pursuant to a duly delivered Withdrawal Certificate to cause the Securities Intermediary to transfer amounts on deposit in the Equity Account or the Contingent Support Account to the Debt Service Reserve Account in an aggregate amount equal to the lesser of (A) the aggregate amount available for withdrawal therefrom and (B) the Debt Service Reserve Requirement or (ii) cause to be delivered to the Collateral Agent Debt Service Reserve

Letters of Credit in an amount available to be drawn thereunder equal to the Debt Service Reserve Requirement.

(d)           Transfers from the Debt Service Reserve Account.

(i)            In the event that, at any time, the sum of (A) the balance in the Debt Service Reserve Account plus (B) amounts available to be drawn on Debt Service Reserve Letters of Credit is in excess of the Debt Service Reserve Requirement, the Borrower may either (1) direct the Collateral Agent to transfer funds from the Debt Service Reserve Account to the Apex Metals Account or (2) request that the Collateral Agent consent to (and the Collateral Agent shall consent to) a reduction in the undrawn face amount of such Debt Service Reserve Letters of Credit, but, in each case, only to the extent of such excess.

(ii)           The Borrower shall direct the Collateral Agent to apply funds in the Debt Service Reserve Account to pay Secured Debt Obligations that are then due and payable if and to the extent at any time there are no other funds available in the Liquidity Accounts or the Bolivian Accounts (other than moneys in the Bolivian Insurance Account or Bolivian Expropriation Account, which shall be utilized as specified in Sections 5.05 and 5.08, respectively) to pay such Secured Debt Obligations.

(e)           Debt Service Reserve Letters of Credit

(i)            At any time, the Borrower may deliver (or cause to be delivered) to the Collateral Agent Debt Service Reserve Letters of Credit in an aggregate maximum amount available to be paid or drawn thereunder equal to all or any portion of the then-current Debt Service Reserve Requirement.  Promptly following delivery of such Debt Service Reserve Letters of Credit to the Collateral Agent in accordance with the immediately preceding sentence, the Collateral Agent shall remit to such Person as directed by the Borrower as set forth in a Withdrawal Certificate of the Borrower delivered contemporaneously with such Debt Service Reserve Letters of Credit, an amount from the Debt Service Reserve Account equal to the lesser of (A) the maximum amount to be paid or drawn under such Debt Service Reserve Letters of Credit and (B) the monies then held in the Debt Service Reserve Account (provided that such remission does not result in the sum of the (1) amounts available to be drawn under Debt Service Reserve Letters of Credit plus (2) the balance in the Debt Service Reserve Account being less than the Debt Service Reserve Requirement), and such payment shall not constitute a Restricted Payment for purposes of the Financing Documents.  In the event that with respect to any date on which a withdrawal is to be made from the Debt Service Reserve Account as provided in Section 4.06(d)(ii), there would be insufficient funds on deposit in the Debt Service Reserve Account to make such withdrawal (the amount of such insufficiency, an “Unfunded DSRA Deficiency”), the Collateral Agent shall, on the date three Business Days prior to such date, deliver to the issuers of the Debt Service Reserve Letters of Credit (ratably based on the aggregate amount available for drawing thereunder) (A) drafts in an aggregate amount equal to the lesser of (1) the amount of the Unfunded DSRA Deficiency and (2) the aggregate maximum amount available to be drawn under such Debt Service Reserve Letters of Credit and (B) appropriate certificates with respect thereto in the form required by such Debt Service Reserve Letters of Credit, and deposit the monies received from the issuers of such Debt Service Reserve Letters of Credit in payment of such drafts in the Debt Service Reserve Account for application in accordance with this Section 4.06.

(ii)           In the event that (A) a Debt Service Reserve Letter of Credit delivered to the Collateral Agent in respect of the Debt Service Reserve Account has not been renewed, extended or replaced on or prior to the date fifteen days prior to the expiration of such Debt Service Reserve Letter of Credit or (B) the Collateral Agent and the Borrower shall receive from the Administrative Agent or any other Secured Party an Officer’s Certificate of an Authorized Officer of the Administrative Agent or such other Secured Party stating that a Debt Service Reserve Letter of Credit does not meet the Support Standards for a Debt Service Reserve Letter of Credit (and the reasons therefor), and such Debt Service Reserve Letter of Credit has not been replaced by a replacement Debt Service Reserve Letter of Credit within ten days after receipt by the Collateral Agent and the Borrower of such Officer’s Certificate, then the Collateral Agent shall deliver to the issuer of such Debt Service Reserve Letter of Credit on such date (1) a draft in an amount equal to the aggregate maximum amount available to be paid or drawn under such Debt Service Reserve Letter of Credit and (2) an appropriate certificate with respect thereto in the form required by such Debt Service Reserve Letter of Credit.  The Collateral Agent shall deposit the monies received from the issuer of such Debt Service Reserve Letter of Credit in payment of such draft in the Debt Service Reserve Account to be applied in accordance with this Section 4.06.

4.07  Operating Reserve Account.

(a)           Operating Reserve Payments.

(i)            If, after Completion, there is an Operating Reserve Deficiency on any Reserve Payment Date, then on such Reserve Payment Date the Borrower shall deliver a Withdrawal Certificate to the Collateral Agent instructing it to transfer to the Operating Reserve Account, from funds (if any) available in the Apex Metals Account funds in an amount equal to such Operating Reserve Deficiency (a “Operating Reserve Payment”).

(ii)           The Borrower shall give prompt notice to the Collateral Agent and the Administrative Agent if less than 100% of any Operating Reserve Payment due has been deposited in the Operating Reserve Account on or prior to the applicable Reserve Payment Date.

(b)                                 Timing of Operating Reserve Payments.  The Borrower may make Operating Reserve Payments at any time including to meet the conditions of Section 9.01(a).

(c)                                  Transfer at Completion.  In order to meet the conditions to Completion set forth in the Financial Certificate attached as Appendix B-6 to the Completion Agreement, so long as no Event of Default shall have occurred and is continuing, the Borrower may direct the Collateral Agent pursuant to a duly delivered Withdrawal Certificate to cause the Securities Intermediary to transfer amounts on deposit in the Equity Account or the Contingent Support Account to the Operating Reserve Account in an aggregate amount equal to the lesser of (A) the aggregate amount available for withdrawal therefrom and (B) the Operating Reserve Requirement.

(d)                                 Restrictions on Withdrawals.  No money shall be withdrawn from the Operating Reserve Account under Section 4.04 or Section 4.05 unless at such time there remain no funds on deposit in any other Liquidity Account.

4.08  Equity Account.

(a)                                  Transfers to Loan Proceeds Account.

(i)                                     On or Prior to the Commitment Termination Date.  On the Business Day immediately prior to a Requested Disbursement Date, the Borrower shall direct the Collateral Agent pursuant to a duly delivered Withdrawal Certificate to direct the Securities Intermediary to withdraw from the Equity Account the amount specified as being the Base Equity Contribution due to be made in connection with such Requested Disbursement Date as set out in the related Notice of Disbursement and transfer such Base Equity Contribution to the Loan Proceeds Account.

(ii)                                  Following the Commitment Termination Date.  On the Business Day immediately prior to a Project Cost Funding Date, the Borrower shall direct the Collateral Agent pursuant to a duly delivered Withdrawal Certificate to direct the Securities Intermediary to withdraw from the Equity Account the amount specified as being the Base Equity Contribution due to be made in connection with such Project Cost Funding Date as set out in the related Notice of Project Costs and transfer such amount to the Loan Proceeds Account.

(b)                                 Completion.  In order to meet the conditions to Completion set forth in the Financial Certificate attached as Appendix B-6 to the Completion Agreement, so long as no Event of Default shall have occurred and is continuing, the Borrower may direct the Collateral Agent pursuant to a duly delivered Withdrawal Certificate to transfer from the Equity Account (i) first, to the Loan Proceeds Account the lesser of (A) the amount necessary to pay all remaining costs incurred to achieve Completion which are not yet due and payable as set out in such Financial Certificate delivered under the Completion Agreement and (B) the amount then on deposit in the Equity Account, (ii) second, to the Debt Service Reserve Account the lesser of (A) the amount of the Debt Service Reserve Requirement and (B) the amount then on deposit in the Equity Account and (iii) third, to the Operating Reserve Account the lesser of (A) the amount of the Operating Reserve Requirement and (B) the amount then on deposit in the Equity Account.  Any funds on deposit after the transfers pursuant to clauses (i), (ii) and (iii) in the preceding sentence shall be remitted as directed by the Borrower (and such transfer shall not constitute a Restricted Payment hereunder).

(c)                                  Equity Support Letters of Credit.

(i)                                     At any time, the Borrower may deliver (or cause to be delivered) to the Collateral Agent Equity Support Letters of Credit in an aggregate maximum amount available to be drawn thereunder equal to all or any portion of the Remaining Equity Amount.  Promptly following delivery of Equity Support Letters of Credit to the Collateral Agent in accordance with the immediately preceding sentence, the Collateral Agent shall remit to such Person as directed by the Borrower as set forth in a Withdrawal Certificate of an Authorized Officer of the Borrower delivered contemporaneously with such Equity Support Letters of Credit, an amount from the Equity Account equal to the lesser of (A) the maximum amount to be paid or drawn under such Equity Support Letters of Credit and (B) the monies then held in the Equity Account (provided that such remission does not result in the sum of (x) the amounts available to be drawn under Equity Support Letters of Credit plus (y) the balance in the Equity Account being less than the Remaining Equity Amount), and such payment shall not constitute a Restricted Payment for purposes of the Financing Documents.  In the event that with respect to any date on which a withdrawal is to be made from the Equity Account as provided in Section 4.08(a) or 4.08(b), there would be insufficient funds on deposit in the Equity Account to make such withdrawal (the amount of such insufficiency, an “Equity Deficiency”), the Collateral Agent shall, on the date three Business Days prior to such date, deliver to the issuers of the Equity Support Letters of Credit (ratably based on the aggregate amount available for drawing thereunder) (A) drafts in an aggregate amount equal to the lesser of (1) the amount of the Equity Deficiency and (2) the aggregate maximum amount available to be drawn under such Equity Support Letters of Credit and (B) appropriate certificates with respect thereto in the form required by such Equity Support Letters of Credit, and deposit the monies received from the issuers of such Equity Support Letters of Credit in payment of such demands for payment or drafts in the Equity Account for application in accordance with this Section 4.08.  Notwithstanding anything herein to the contrary, within three Business Days prior to Completion, the Collateral Agent shall draw on the Equity Support Letters of Credit and deposit such funds in the Equity Account.

(ii)                                  In the event that (A) an Equity Support Letter of Credit delivered to the Collateral Agent in respect of the Equity Account has not been renewed, extended or replaced on or prior to the date fifteen days prior to the expiration of such Equity Support Letter of Credit or (B) the Collateral Agent and the Borrower shall receive from the Administrative Agent or any other Secured Party an Officer’s Certificate of an Authorized Officer of the Administrative Agent or such other Secured Party stating that an Equity Support Letter of Credit does not meet the Support Standards for an Equity Support Letter of Credit (and the reasons therefor), and such Equity Support Letter of Credit has not been replaced by a replacement Equity Support Letter of Credit within fifteen days after receipt by the Collateral Agent and the Borrower of such Officer’s Certificate, then the Collateral Agent shall deliver to the issuer of such Equity Support Letter of Credit on such date (1) a draft in an amount equal to the aggregate maximum amount available to be paid or drawn under such Equity Support Letter of Credit and (2) an appropriate certificate with respect thereto in the form required by such Equity Support Letter of Credit.  The Collateral Agent shall deposit the monies received from the issuer of such Equity Support Letter of Credit in payment of such draft in the Equity Account to be applied in accordance with this Section 4.08.

4.09  Contingent Support Account.

(a)                                  Transfers to Loan Proceeds Account.

(i)                                     Prior to the Commitment Termination Date.  On the Business Day immediately prior to a Requested Disbursement Date, the Borrower shall direct the Collateral Agent pursuant to a duly delivered Withdrawal Certificate to direct the Securities Intermediary to withdraw from the Contingent Support Account the amount specified as being the Contingent Support Contribution due to be made in connection with such Notice of Disbursement and transfer such Contingent Support Contribution to the Loan Proceeds Account.

(ii)                                  Following the Commitment Termination Date.  On the Business Day immediately prior to a Project Cost Funding Date, the Borrower shall direct the Collateral Agent pursuant to a duly delivered Withdrawal Certificate to direct the Securities Intermediary to withdraw from the Contingent Support Account the amount specified as being the Contingent Support Contribution due to be made in connection with such Project Cost Funding Date as set out in the related Notice of Project Costs and transfer such Contingent Support Contribution to the Loan Proceeds Account.

(b)                                 Completion.  In order to meet the conditions to Completion set forth in the Financial Certificate attached as Appendix B-6 to the Completion Agreement, so long as no Event of Default shall have occurred and is continuing, the Borrower may direct the Collateral Agent pursuant to a duly delivered Withdrawal Certificate to transfer from the Contingent Support Account (after making all transfers from the Liquidity Accounts and the Equity Account) (i) first, to the Apex Metals Account the lesser of (A) the amount necessary to pay all remaining costs incurred to achieve Completion which are not yet due and payable as set out in such Financial Certificate delivered under the Completion Agreement and (B) the amount then on deposit in the Contingent Support Account, (ii) second, to the Debt Service Reserve Account the lesser of (A) the amount of the Debt Service Reserve Requirement and (B) the amount then on deposit in the Contingent Support Account and (iii) third, to the Operating Reserve Account the lesser of (A) the amount of the Operating Reserve Requirement and (B) the amount then on deposit in the Contingent Support Account.  Any funds on deposit after the transfers pursuant to clauses (i), (ii) and (iii) in the preceding sentence shall be remitted to as directed by the

Borrower pursuant to a duly delivered Withdrawal Certificate (and such transfer shall not constitute a Restricted Payment hereunder).

(c)                                  Contingent Support Letters of Credit.

(i)                                     At any time, the Borrower may deliver (or cause to be delivered) to the Collateral Agent Contingent Support Letters of Credit in an aggregate maximum amount available to be drawn thereunder equal to all or any portion of the Contingent Support Requirement.  Promptly following delivery of Contingent Support Letters of Credit to the Collateral Agent in accordance with the immediately preceding sentence, the Collateral Agent shall remit to such Person as directed by the Borrower as set forth in a Withdrawal Certificate of the Borrower delivered contemporaneously with such Contingent Support Letters of Credit, an amount from the Contingent Support Account equal to the lesser of (i) the maximum amount to be paid or drawn under such Contingent Support Letters of Credit and (ii) the monies then held in the Contingent Support Account (provided that such remission does not result in the sum of the (x) amounts available to be drawn under Contingent Support Letters of Credit plus (y) the balance in the Contingent Support Account being less than the greater of (1) the Contingent Support Amount and (2) the sum of (x) the maximum amount to be paid or drawn under Contingent Support Letters of Credit outstanding immediately prior to the posting of such new Contingent Support Letter of Credit and (ii) the monies held in the Contingent Support Account immediately prior to the posting of such new Contingent Support Letter of Credit), and such payment shall not constitute a Restricted Payment for purposes of the Financing Documents.  In the event that with respect to any date on which a withdrawal is to be made from the Contingent Support Account as provided in Section 4.09(a) or 4.09(b), there would be insufficient funds on deposit in the Contingent Support Account to make such withdrawal (the amount of such insufficiency, a “Contingent Support Shortfall”), the Collateral Agent shall, on the date three Business Days prior to such date, deliver to the issuers of the Contingent Support Letters of Credit (ratably based on the aggregate amount available for drawing thereunder) (A) drafts in an aggregate amount equal to the lesser of (1) the amount of the Contingent Support Shortfall and (2) the aggregate maximum amount available to be drawn under such Contingent Support Letters of Credit and (B) appropriate certificates with respect thereto in the form required by such Contingent Support Letters of Credit, and deposit the monies received from the issuers of such Contingent Support Letters of Credit in payment of such demands for payment or drafts in the Contingent Support Account for application in accordance with this Section 4.09.

(ii)                                  In the event that (A) a Contingent Support Letter of Credit delivered to the Collateral Agent in respect of the Contingent Support Account has not been renewed, extended or replaced on or prior to the date fifteen days prior to the expiration of such Contingent Support Letter of Credit or (B) the Collateral Agent and the Borrower shall receive from the Administrative Agent or any other Secured Party an Officer’s Certificate of an Authorized Officer of the

Administrative Agent or such other Secured Party stating that a Contingent Support Letter of Credit does not meet the Support Standards for a Contingent Support Letter of Credit (and the reasons therefor), and such Contingent Support Letter of Credit has not been replaced by a replacement Contingent Support Letter of Credit within fifteen days after receipt by the Collateral Agent and the Borrower of such Officer’s Certificate, then the Collateral Agent shall deliver to the issuer of such Contingent Support Letter of Credit on such date (1) a draft in an amount equal to the aggregate maximum amount available to be paid or drawn under such Contingent Support Letter of Credit and (2) an appropriate certificate with respect thereto in the form required by such Contingent Support Letter of Credit.  The Collateral Agent shall deposit the monies received from the issuer of such Contingent Support Letter of Credit in payment of such draft in the Contingent Support Account to be applied in accordance with this Section 4.09.

(d)                                 All Withdrawals.  The Borrower shall not direct the Collateral Agent to direct the Securities Intermediary to make any transfers from the Contingent Support Account other than pursuant to clauses (a) and (b) of this Section 4.09, notwithstanding there being any amounts on deposit in the Contingent Support Account (or amounts available under Contingent Support Letters of Credit) in excess of the Contingent Support Requirement.

4.10  Insurance Proceeds Account.  Amounts shall be deposited into and transferred from the Insurance Proceeds Account as provided in Section 5.05.

4.11  Expropriation Proceeds Account.  Amounts shall be deposited into and transferred from the Expropriation Proceeds Account as provided in Section 5.08.

4.12  Reports and Certifications.

(a)                                  The Securities Intermediary shall deliver to Apex Metals, the Borrower, the Collateral Agent and the Administrative Agent (for delivery to each other Secured Party), no later than 20 days after the end of each month following the initial drawdown of Senior Loans, copies of the account statements for all Accounts for such month prepared or compiled by the Securities Intermediary.  Such account statements shall indicate, with respect to each such Account deposits and withdrawals, investments made and closing balances.

(b)                                 Each time the Borrower directs that a transfer or withdrawal be made from a New York Account or a Bolivian Account, the Borrower will be deemed to represent and warrant for the benefit of the Collateral Agent and the Secured Parties that such transfer or withdrawal is being made in an amount, and will be applied solely for the purposes, permitted by this Article IV or Section 3.15.

4.13  Books and Accounts.  The Collateral Agent and the Securities Intermediary shall maintain all such accounts, books and records as may be necessary to record all transactions carried out by it under this Agreement.  The Collateral Agent and the Securities Intermediary shall permit the Secured Parties, the Borrower and their authorized representatives to examine such accounts, books and records, provided that any such examination shall occur upon reasonable notice and during normal business hours.

4.14  Inadequately Identified Amounts.  In the event that the Securities Intermediary receives any amount which is inadequately or incorrectly identified as to the New York Account into which such amount is to be credited, the Securities Intermediary shall notify the Collateral Agent, Apex Metals and the Borrower (or, if an Event of Default shall have occurred and be continuing, the Administrative Agent) of such event and shall request instructions from the Borrower (or, if an Event of Default shall have occurred and be continuing, the Administrative Agent) as to the New York Account into which such amount should be credited.  Until such time as the Securities Intermediary receives such instructions, it shall credit such amount to the Apex Metals Account.  Upon receiving such instructions, the Securities Intermediary shall credit such amount to the New York Account designated by the Borrower (or if an Event of Default shall have occurred and be continuing, the Administrative Agent).

ARTICLE V

INSURANCE AND EXPROPRIATION

5.01  Maintenance of Insurance.

(a)                                  On or prior to the Closing Date and until this Agreement is terminated in accordance with Section 15.01, the Borrower shall at all times keep all of its property of an insurable nature and of a character usually insured, insured with insurers of good repute selected by it, against such risks, with such coverage (including deductibles and exclusions) and in such form and amounts as are customary and reasonable for mines and mining facilities of similar type and scale, taking into account the current availability and cost of such coverage.  Without limiting the generality of the immediately preceding sentence, the Borrower shall, to the extent permitted by Bolivian law, obtain and maintain in effect the coverage set forth in the schedule of minimum insurance requirements set forth in Appendix C-1 (the “Schedule of Minimum Insurance Requirements”).  The Borrower agrees that the insurance set forth in the Schedule of Minimum Insurance Requirements shall be (a) denominated in Dollars, (b) except for the Other Local Policies, reinsurance shall be obtained for all such insurance placed with insurers in Bolivia with non-Bolivian reinsurers of international standing with a minimum rating of at least “A-” from S&P or an equivalent rating from Moody’s or A.M. Best or, if not so rated, acceptable to the Majority Secured Parties and (c) except for the Other Local Policies, placed with Bolivian insurers reasonably acceptable to the Majority Secured Parties or, if permitted by Bolivian law, placed directly with non-Bolivian insurers of international standing with a minimum rating of at least “A-” from S&P or an equivalent rating from Moody’s or A.M. Best (the requirement set forth in clause (c) is hereinafter referred to as the “Minimum Insurer Credit Requirements”).  The Schedule of Minimum Insurance Requirements may be amended by the Borrower with the consent of the Majority Secured Parties, which consent shall not be unreasonably withheld, provided that the Majority Secured Parties’ consent shall not be required to the extent such amendment updates the Schedule of Minimum Insurance Requirements to (i) delete any Other Local Policy to the extent it is no longer required by applicable law or (ii) as appropriate in light of any changes to the Construction Budget or the Operating Plan that have been accepted pursuant to Section 8.14.  The Borrower shall notify the Administrative Agent, the Collateral Agent and each other Secured Party of any proposed modification of the Schedule of Minimum

Insurance Requirements regardless of whether or not such modification requires the consent of the Majority Secured Parties.

(b)                                 As of the Initial Disbursement Date, the Borrower has no Non-Bolivian Policies.

5.02  Lender Provisions in Policies of Insurance.  The Borrower shall cause each insurer to include in each insurance policy issued to the Borrower (other than the Other Local Policies), provisions addressing the matters set forth in Appendix C-2 attached hereto.

5.03  Payment, Etc. of Reinsurance.  The Borrower shall cause (a) on or before the Initial Disbursement Date all of its insurers in Bolivia (other than insurers under the Other Local Policies) and their reinsurers and (b) after the Initial Disbursement Date any reinsurers that become bound by a treaty of reinsurance in respect to any of the insurance policies issued to the Borrower, to agree to assign the reinsurance policies to the Collateral Agent and cause such reinsurers to execute a consent to such assignment substantially in the form attached to the “Deed of Assignment” which is attached as Appendix C-4.

5.04  Payment of Premiums.  The Borrower shall pay all premiums and other sums payable in respect of its insurance when due.

5.05  Application of Insurance Proceeds.  To the extent permitted by applicable law and except as otherwise provided in an Enforcement Direction, proceeds of insurance or reinsurance shall be applied as set forth in this Section 5.05.

(a)                                  Any sum paid in settlement of any third party liability or worker’s compensation shall be paid to the Person to whom the liability shall have been incurred or, if such liability shall have been previously paid by the insured party, to or to the order of the insured party and if such insured party is the Borrower, such sum shall be paid to the Apex Metals Account or, to the extent required by applicable law or paid pursuant to an Other Local Policy, the Expense Account.

(b)                                 Proceeds from any delay in startup or business interruption insurance (or reinsurance) shall be deposited in the Apex Metals Account or, to the extent required by applicable law, the Expense Account and will be applied as provided for other withdrawals from such Accounts.

(c)                                  Except as provided in subclauses (i) and (ii) below and except as provided in clause (d) of this Section 5.05 with respect to proceeds from any Other Local Policy, all proceeds from property insurance and reinsurance shall be deposited in the Apex Metals Account; provided that (i) any proceeds denominated in Bolivianos when received and (ii) any proceeds originating, paid or received in Bolivia and not permitted under applicable law to be paid directly to a New York Account, shall be deposited (following conversion, if necessary, of the relevant amount into a corresponding Dollar or Boliviano amount) in the Expense Account, subject to Section 4.01(j), and will be applied as provided for other withdrawals from such Accounts.

(i)                                     If the Borrower shall have suffered a single loss or related series of losses to Project Property that it reasonably expects to cost in excess of $5 million but not more than $25 million to repair or replace, then such proceeds of insurance relating to such loss or losses shall be deposited in the Insurance Proceeds Account (or, if deposited in the Apex Metals Account, promptly transferred to the Insurance Proceeds Account in accordance with a Withdrawal Certificate issued by the Borrower), or to the extent required by applicable law or if such proceeds are denominated in Bolivianos, in a segregated Bolivian Account (a “Bolivian Insurance Account”, and together with the Insurance Proceeds Account, the “Insurance Account”) established at such time with a Local Bank in respect of which the Borrower shall use its reasonable best efforts to promptly convert such proceeds into Dollars and pay the Dollar proceeds thereof to the Apex Metals Account.  Such insurance proceeds shall be applied to repair or replace the damaged or lost Project Property unless, if the Borrower desires to apply less than 100% of such proceeds to repair or replace the affected Project Property, the Borrower delivers, within 30 days of receipt of proceeds into the Insurance Account which it desires to apply to another purpose, a restoration plan to the Technical Agent, the Administrative Agent and the Independent Engineer detailing the sources and uses of funds for repairing or replacing the affected Project Property and certifying to the Secured Parties that (A) such proceeds are not then required to repair or replace the affected property because (x) sufficient funds remain in the Insurance Account to pay for such repair or replacement, (y) such repair or replacement has already been made and paid for or (z) the affected property was or has become obsolete or superfluous and such repair or replacement is not necessary for the construction of the Project in accordance with the Project Description and the Construction Budget and the operation of the Project in accordance with the Operating Plan and (B) if such application of insurance proceeds is to occur after Mechanical Completion, after the proposed application of such proceeds and after giving effect to such restoration plan, the Project would have unit operating costs and production levels substantially similar in all material respects to those unit operating costs and production levels that would be applicable but for the casualty.  The Technical Agent and the Administrative Agent shall notify the Borrower of their receipt of such plan.  If after receipt of such plan and following review by the Independent Engineer, the Technical Agent and the Administrative Agent and following consultation with the Borrower, the Majority Secured Parties, in the exercise of their reasonable judgment, determine that the implementation of such plan could not reasonably be expected to satisfy the foregoing conditions, such proceeds will be applied in their entirety (or such lesser extent actually required) to repair or replace the affected Project Property.  Otherwise, such proceeds may be applied from the Insurance Account in accordance with, and at the times specified by, such restoration plan and the Borrower may transfer (in the case of a transfer from the Bolivian Insurance Account, to the extent permitted by applicable law) any excess proceeds to the Apex Metals Account.  Any certificate delivered by the Borrower under this clause (i) shall state in reasonable detail the basis for such determination.

(ii)                                  If the Borrower shall have suffered a single loss or related series of losses to Project Property that it reasonably expects to cost in excess of $25 million to repair or replace, then such proceeds of insurance relating to such loss or losses will be deposited in the Insurance Proceeds Account (or, if deposited in the Apex Metals Account, promptly transferred to the Insurance Proceeds Account in accordance with a Withdrawal Certificate issued by the Borrower), or to the extent required by applicable law or if such proceeds are denominated in Bolivianos, in a Bolivian Insurance Account from which the Borrower shall use its reasonable best efforts to promptly convert such insurance proceeds into Dollars and pay the Dollar proceeds thereof to the Insurance Proceeds Account.  Within 30 days of the receipt of the first proceeds to be received in respect of such loss or series of losses, the Borrower shall deliver to the Technical Agent, the Administrative Agent and the Independent Engineer a plan for the repair, replacement or restoration of the affected Project Property.  The Independent Engineer, the Technical Agent and the Administrative Agent shall notify the Borrower upon the receipt of such plan and shall review such plan in consultation with the Borrower and, following such review, shall submit such plan to the Secured Parties for their approval, such approval not to be unreasonably withheld or delayed. In making a determination as to whether to approve a restoration plan, the Secured Parties shall consider among other things, whether, after implementation of the Borrower’s plan, the Borrower would be able to pay Secured Debt Obligations as and when they fall due.  In the event that the Majority Secured Parties approve such plan and no Event of Default has then occurred and remains outstanding, the Borrower shall be entitled to apply such proceeds as set out in such plan subject to the terms and conditions of this Agreement.  In the event that such plan is not approved by the Majority Secured Parties, then the Majority Secured Parties shall have the right to require that such insurance proceeds be applied (in the case of insurance proceeds held in the Bolivian Insurance Account, to the extent permitted by applicable law) to prepay Senior Loans in accordance with Section 2.04, provided that if an Event of Default has occurred and is continuing and an Enforcement Direction has been issued directing the application of such proceeds in accordance with Section 10.04, then such proceeds shall be applied in accordance with Section 10.04.

(d)                                 Proceeds from an Other Local Policy (except sums paid in settlement of any third party or worker’s compensation liability, which shall be deposited as provided in clause (a) of this Section 5.05) shall be deposited in the Expense Account, and, if such proceeds are proceeds from property insurance and reinsurance, such proceeds shall be applied to repair or replace the damaged or lost Project Property, as applicable, or, if the Borrower desires to apply less than 100% of such proceeds for these purposes, the excess shall be applied as provided for other withdrawals from such accounts.

5.06  Information.

(a)                                  At least 90 days prior to the renewal or replacement of any insurance policy required by Section 5.01, the Borrower shall undertake a review of the insurance market, and, to the extent it believes it will not be able to comply with any item on the existing Schedule of Minimum Insurance Requirements, it shall promptly inform the Collateral Agent and the Administrative Agent (who shall promptly inform the Secured Parties), together with an explanation therefor.

(b)                                 Promptly following receipt of any certificate of insurance, insurance binder or broker’s undertaking letter, as the case may be, in respect of renewal or replacement of any insurance policy or reinsurance policy, or any new insurance or reinsurance policy, required to be maintained by the Borrower pursuant to Section 5.01, the Borrower shall deliver a copy thereof to the Collateral Agent and the Administrative Agent.

(c)                                  The Borrower shall promptly notify the Collateral Agent and the Administrative Agent (who shall promptly notify the Secured Parties) of (i) any material dispute with an insurer or reinsurer, (ii) the non-payment of any premium when due, (iii) failure, for any reason, to maintain in full force and effect the minimum insurance coverage required to be maintained in accordance with Section 5.01, (iv) any reduction in any insurance coverage or any other material amendment or proposed amendment to any policy required to be maintained by the Borrower in accordance with Section 5.01, (v) the cancellation or termination prior to its stated term of any policy in respect of the coverage required to be maintained by the Borrower pursuant to Section 5.01, (vi) any claim under any of its insurance policies which is equal to or in excess of $1,000,000 and (vii) any other information relating to the Borrower’s insurance or reinsurance that may be reasonably requested by the Collateral Agent, the Administrative Agent or the Insurance Advisor.

5.07  Insurance Advisor.  The Majority Secured Parties shall have the right to appoint an Insurance Advisor, subject, so long as no Default has occurred and is continuing, to the prior approval by the Borrower (which approval may not be unreasonably withheld), of the identity of such consultant and the terms of its appointment, including fee arrangements and the scope of its work, provided that in the event that the Borrower has not objected to such appointment within 10 days of notification, such appointment shall become final and effective at the expiration of such 10-day period.  The Borrower shall pay or reimburse the Secured Parties for the reasonable and documented fees and expenses of the Insurance Advisor in connection with (i) any request by the Borrower for a waiver of, or amendment to, the requirements of the Schedule of Minimum Insurance Requirements, (ii) review of information provided by the Borrower to the Collateral Agent under Sections 5.05 and 5.06, (iii) initial review of information, insurance plan and schedules in connection with the negotiation of the documentation and the closing of the Senior Loan Facilities, and (iv) the review of such renewal and replacement policies of insurance and reinsurance and other insurance documents relating to the Project as may be reasonably requested at any time by the Majority Secured Parties.

5.08  Expropriation Compensation.

(a)                                  None of the Borrower, Apex Metals, Apex Sweden or Apex Luxembourg shall (i) voluntarily enter into or accept any settlement for Expropriation Compensation or Project Equity Expropriation Compensation if the aggregate amount of the proposed Expropriation Compensation or Project Equity Expropriation Compensation, as the case may be, to be received is less than the Secured Debt Obligations then outstanding or (ii) reject any settlement offered without, in each case, having first received the consent of each of the Secured

Parties and the PRI Insurers.  Each of the Borrower, Apex Metals, Apex Sweden and Apex Luxembourg shall notify the Secured Parties and PRI Insurers not more than 30 days after receiving the terms of such settlement offer, and the Secured Parties and the PRI Insurers shall agree to accept or reject such settlement within 45 days following receipt of such notice (or, if disclosed to the Secured Parties, such shorter period as may be required by the terms of such settlement offer, but in no event less than 30 days).

(b)                                 In the event of the expropriation (including the deprivation of rights) of Project Property or Borrower Shares or Subordinated Debt, each of the Borrower, Apex Sweden, Apex Metals and Apex Luxembourg, as applicable, shall use its reasonable efforts to obtain promptly the full amount of Expropriation Compensation and Project Equity Expropriation Compensation to which it may be entitled under applicable law.  Each of the Borrower, Apex Sweden, Apex Metals and Apex Luxembourg agrees to inform and consult with the Administrative Agent, the Collateral Agent and the Secured Parties regarding the status of discussions with or proceedings against Bolivia or any expropriating authority thereof.

(c)                                  Subject to applicable law, Expropriation Compensation in respect of Project Property shall be paid to the Expropriation Account and applied as provided for other withdrawals from the Accounts, in each case except as provided below.

(i)                                     If the aggregate amount of Expropriation Compensation (except Expropriation Compensation arising from expropriation of all or substantially all of the Mining Concessions or the Borrower’s rights thereunder, which is addressed in clause (iii) of this Section 5.08(c)) for a single loss or related series of losses exceeds $5 million but does not exceed $25 million, such proceeds shall be deposited in the Expropriation Proceeds Account or, if in Bolivianos, in a segregated Bolivian Account (such account, the “Bolivian Expropriation Account” and, together with the Expropriation Proceeds Account, the “Expropriation Account”) established at such time with a Local Bank in respect of which the Borrower shall use its reasonable best efforts to promptly convert such Expropriation Compensation to Dollars and pay the Dollar proceeds thereof to the Expropriation Proceeds Account.  Such Expropriation Compensation (including the proceeds of any conversion and transfer of such Expropriation Compensation to the Expropriation Proceeds Account) shall be applied to replace the expropriated Project Property unless, if the Borrower desires to apply less than 100% of such proceeds to repair or replace the affected Project Property, the Borrower delivers, within 30 days of receipt of Expropriation Compensation into the Expropriation Account which it desires to apply to another purpose, a restoration plan to the Technical Agent, the Administrative Agent and the Independent Engineer detailing the sources and uses of funds for repairing or replacing the affected Project Property and certifying to the Secured Parties that (A) such Expropriation Compensation is not then required to repair or replace the affected property because (x) sufficient funds remain in the Expropriation Account to pay for such repair or replacement, (y) such repair or replacement has already been made and paid for or (z) the affected property was or has become obsolete or superfluous and such repair or replacement is not necessary for the construction of the Project in accordance with the Project Description and the

Construction Budget and the operation of the Project in accordance with the Operating Plan and (B) if such application of Expropriation Compensation is to occur after Mechanical Completion, after the proposed application of such Expropriation Compensation and after giving effect to such restoration plan, the Project would have unit operating costs and production levels substantially similar in all material respects to those unit operating costs and production levels that would be applicable but for the expropriation.  The Technical Agent and the Administrative Agent shall notify the Borrower of their receipt of such plan.  If after receipt of such plan and following review by the Independent Engineer, the Technical Agent and the Administrative Agent and following consultation with the Borrower, the Majority Secured Parties, in the exercise of their reasonable judgment, determine that the implementation of such plan could not reasonably be expected to satisfy the foregoing conditions, such Expropriation Compensation will be applied in their entirety (or such lesser extent actually required) to repair or replace the affected Project Property.  Otherwise, such Expropriation Compensation may be applied from the Expropriation Account in accordance with, and at the times specified by, such restoration plan and the Borrower may transfer (in the case of a transfer from the Bolivian Expropriation Account, to the extent permitted by applicable law) any excess proceeds to the Apex Metals Account.  Any certificate delivered by the Borrower under this clause (i) shall state in reasonable detail the basis for such determination.

(ii)                                  If the aggregate amount of Expropriation Compensation (except Expropriation Compensation arising from expropriation of all or substantially all of the Borrower’s rights under the Mining Concessions, which is addressed in clause (iii) of this Section 5.08(c)) for a single loss or related series of losses exceeds $25 million, then such Expropriation Compensation shall be deposited in the Expropriation Proceeds Account or, to the extent required by applicable law or if such proceeds are denominated in Bolivianos, in a Bolivian Expropriation Account from which the Borrower shall use its reasonable best efforts to promptly convert such Expropriation Compensation into Dollars and pay the Dollar proceeds there of to the Expropriation Proceeds Account.  Within 30 days of the receipt of the first Expropriation Compensation to be received in respect of such loss or series of losses, the Borrower shall deliver to the Technical Agent, the Administrative Agent and the Independent Engineer a plan for the repair, replacement or restoration of the affected Project Property.  The Independent Engineer, the Technical Agent and the Administrative Agent shall notify the Borrower upon receipt of such plan and shall review such plan in consultation with the Borrower and, following such review, shall submit such plan to the Secured Parties for their approval, such approval not to be unreasonably withheld or delayed. In making a determination as to whether to approve a restoration plan, the Secured Parties shall consider among other things, whether, after implementation of the Borrower’s plan, the Borrower would be able to pay Secured Debt Obligations as and when they fall due.  In the event that the Majority Secured Parties approve such plan and no Event of Default has then occurred and remains outstanding, the Borrower shall be entitled to apply such Expropriation Compensation as set out in such plan subject to the terms and conditions of this Agreement.  In the event that the Borrower does not deliver a plan or such plan is not approved by the Majority Secured Parties, then the Majority Secured Parties shall have the right to require that such Expropriation Compensation be applied (in the case of Expropriation Compensation held in the Bolivian Expropriation Account, to the extent permitted by applicable law) to prepay Senior Loans in accordance with Section 2.04, provided that if an Event of Default has occurred and is continuing and an Enforcement Direction has been issued, then such proceeds shall be applied in accordance with Section 10.04.

(iii)                               If the Expropriation Compensation arises from expropriation of all or substantially all of the Borrower’s rights under the Mining Concessions, such Expropriation Compensation proceeds shall be applied to prepay the Secured Debt Obligations in accordance with Section 10.04.  The Administrative Agent shall direct the Collateral Agent to apply such prepayments in the manner in which each Secured Party indicates by written notice to the Administrative Agent, the Collateral Agent and the Borrower at least 5 Business Days prior to such prepayment.

(d)                                 Project Equity Expropriation Compensation received by Apex Luxembourg, Apex Sweden or any Affiliate of any thereof shall be paid as provided in Section 3.07.

ARTICLE VI

REPORTING

6.01  Regular Operational Reporting.

(a)                                  Construction Reports.  The Borrower shall deliver to the Technical Agent for delivery to the Administrative Agent, the Independent Engineer and each Senior Lender in respect of each month occurring prior to Completion:

(i)                                     no later than twenty (20) days after the end of such month, copies of the EPCM Monthly Status Report with respect to such month in the form produced by the EPCM Contractor for delivery to the Borrower; and

(ii)                                  no later than thirty (30) days after the end of such month, a report which shall describe, among other things (A) construction during such month, including physical progress and expenditure, (B) cumulative expenditure through the end of such month, (C) material variations of such physical progress and cumulative expenditures from those set forth in the Construction Budget, together with a brief description of the causes of such variations and (D) the Borrower’s then current estimates of the material variations of such costs and the timing of occurrence of Mechanical Completion from those set forth in the applicable Construction Budget, together with a brief description of the causes of such variations (to the extent not described under clause (C) above), and which shall have attached thereto all monthly reports received from the Mining Contractor, the Transmission Line Contractors, the Rail Transporter, the Ports Owner and each other Material Project Counterparty with respect to such month to the extent received under the applicable Material Project Document.

(b)                                 Cost to Complete Certificate.  The Borrower shall deliver to the Independent Engineer (with a copy to the Technical Agent), no later than ten Business Days prior to (i) the proposed Initial Disbursement Date, (ii) the beginning of January, March, May, July, September and November of each calendar year commencing in 2006, (iii) any date on which the Borrower desires to reduce the aggregate amount of Senior Loan Commitments and (iv) the date on which the Borrower desires to deliver a Financial Certificate attached as Appendix B-6 to the Completion Agreement, a draft certificate substantially in the form of Appendix G for review and approval by the Independent Engineer acting in its professional discretion.  If the Independent Engineer approves such draft certificate, the Technical Agent shall accept such certificate and notify the Borrower and the Administrative Agent of such approval within five Business Days of its receipt of such certificate countersigned by the Independent Engineer.  Such certificate, as so countersigned, shall constitute a Cost to Complete Certificate.  If the Independent Engineer rejects the draft certificate, it shall notify the Technical Agent and the Borrower of the reasons therefor, and the Technical Agent shall submit such draft certificate for approval by the Majority Secured Parties.  In the event that the Majority Secured Parties accept such certificate, such certificate shall constitute a Cost to Complete Certificate notwithstanding the lack of a countersignature by the Independent Engineer.  In the event that the Majority Secured Parties reject such draft certificate, it shall be deemed withdrawn and the Borrower shall be required to promptly resubmit a revised draft certificate substantially in the form of Appendix G for approval after modifying its previous certificate to take into account the objections of the Independent Engineer.

(c)                                  Commercial Operation.  The Borrower shall deliver to the Technical Agent for delivery to the Administrative Agent, the Independent Engineer and each Senior Lender (i) prior to Completion, no later than 10 days after the end of each calendar month ending after Mechanical Completion and (ii) from and after Completion, no later than 20 days after the end of each Production Quarter, copies of the Borrower’s Operating and Financial Report, which shall describe, among other things, (A) cumulative capital expenditure through the end of such calendar month or Production Quarter, as applicable, (B) revenue and Operating Costs during such calendar month or Production Quarter, as applicable, as compared to the then-current Operating Plan and the Financial Model, (C) capital expenditures during such calendar month or Production Quarter, as applicable, as compared to the capital expenditures reflected in the then-current Operating Plan and the Financial Model, (D) Project Production, shipment of Project Production and inventory (including inventory from time to time in storage in Chile) during such Production Quarter and (E) any material developments during such Production Quarter in Project operations, including material technical problems, interruptions of Project operations, disputes with Bolivian or Chilean authorities and labor problems and which report shall have attached thereto all monthly reports received from the Mining Contractor, the Transmission Line Contractors, the Rail Transporter, the Ports Owner and each other Material Project Counterparty with respect to any month during such Production Quarter to the extent received under the applicable Material Project Document.

6.02  Other Regular Reporting.  The Borrower shall furnish to the Administrative Agent (for delivery to each Senior Lender and each Hedge Bank) and to each PRI Insurer:

(a)                                  Quarterly Financial Statements.  As soon as available and in any event within 60 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, unaudited statements of income and cash flows of the Borrower, for the period from the beginning of the respective fiscal year to the end of such period, and the related unaudited balance sheet, as at the end of such period, setting out in each case in comparative form the corresponding figures for the preceding fiscal year end, accompanied by any material accounting variation report and a certificate of a senior financial officer of the Borrower, which certificate shall state that said financial statements fairly present in all material respects the financial condition and results of operations of the Borrower, in accordance with Applicable Accounting Principles as at the end of, and for, such period (subject only to normal year-end audit adjustments);

(b)                                 Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of its fiscal year, audited consolidated statements of income, owners’ equity and cash flows of the Borrower for such year and the related audited balance sheets as at the end of such year, setting out in each case in comparative form the corresponding figures for the preceding fiscal year, and an opinion of an independent public or chartered accountants of recognized international standing as are reasonably acceptable to the Administrative Agent, which opinion shall (i) state that said financial statements fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year in accordance with Applicable Accounting Principles consistently applied, (ii) contain no “going concern” or like qualification and (iii) certify that no Default has occurred and is continuing.

(c)                                  Calculation of Financial Ratios. The Borrower shall provide to the Administrative Agent within five (5) Business Days following the occurrence of each Principal Repayment Date an Officer’s Certificate (such certificate, the “Financial Ratio Certificate”) setting out (i) the HDSCR for the six-month period ending with such Principal Repayment Date (including payments to be made on such Principal Repayment Date), (ii) the FLDSCR for the six-month period commencing on such Principal Repayment Date, (iii) the LLCR calculated from such Principal Repayment Date (and including payments to be made on such Principal Repayment Date) through the Final Maturity Date and (iv) the Reserve Tail calculated through the date which falls six months after the Ratio Maturity Date, and, in each case, calculations in reasonable detail supporting the derivation of such ratios.  All Financial Ratio Certificates shall (i) certify that the version of the Financial Model used to determine the LLCR, HDSCR, Reserve Tail and the FLDSCR, as applicable, is the latest version that was provided to the Senior Lenders and approved pursuant to Section 8.14, identifying when such Financial Model was issued, (ii) certify that all relevant operational and production assumptions in the Financial Model used for determining the LLCR, HDSCR, Reserve Tail and the FLDSCR, as applicable, are based upon the Operating Plan and Financial Model then in effect, (iii) include the supporting data used for such calculation, as set forth in a schedule attached thereto (which data shall be provided substantially in the form of Appendix Q attached hereto with respect to the FLDSCR), (iv) include a representation to the effect that (A) the calculation of such ratios has been prepared in good faith and (B) there have been no changes in the calculation methodology used in the Financial Model since the date of execution of this Agreement other than those changes disclosed and approved by the Majority Secured Parties, and (v) the Technical Agent’s confirmation that calculations made therein are correctly made and based on accurate and complete information.  In furtherance of the foregoing, the Borrower shall provide a draft of each Financial Ratio Certificate to the Technical Agent for review on each Principal Repayment Date.

(d)                                 Other Information.  As promptly as reasonably possible following a request, such additional information relating to the Borrower or the Project, as any Agent or Senior Lender from time to time may reasonably request.

6.03  Notice of Extraordinary Events.  The Borrower shall promptly, but in no event later than five (5) days after the Borrower obtains knowledge thereof, deliver written notice to the Administrative Agent (for delivery to each Senior Lender and each Hedge Bank), the Collateral Agent and the PRI Insurers of the occurrence of:

(a)                                  any Default or Event of Default;

(b)                                 any material default by any party under, or termination of, any Material Project Document or Apex Metals Document (other than a Financing Document) or any material dispute with respect to any thereof;

(c)                                  any pending or threatened, litigation, arbitration, claim or proceeding that is instituted by the Borrower or against the Borrower or any of its assets or affecting the Project which could reasonably be expected to have a Material Adverse Effect;

(d)                                 any notification or other material communication, written or otherwise, received by the Borrower in respect of any written claim, application, proceeding, other process or other action directly or indirectly challenging, amending, modifying or otherwise potentially adversely affecting the validity, duration, quantity, exercise, use or any other term or condition of the Mining Concessions or other rights granted for the Project’s use and necessary for the construction or operation of the Project in accordance with the Construction Budget and the Operating Plan then in effect;

(e)                                  any occurrence of an event or circumstance which would materially and adversely affect the ability of the Borrower to achieve the performance contemplated by the Construction Budget and the Operating Plan then in effect,

(f)                                    (i) any material environmental accident or spill; (ii) any other condition, event or circumstance that results in material non-compliance with any Environmental Law or Environmental Guidelines; and (iii) any other condition, event or circumstance which is listed as a reportable event under the EAP or SDCR Report then in effect;

(g)                                 (i) any development, event or circumstance which could reasonably be expected to result in a Material Adverse Effect; or (ii) any other event that could reasonably be expected to materially increase the total capital cost of the Project or have a material adverse effect on the performance or operations of the Project following Completion,

(h)                                 any material downward revision to Proven and Probable Reserves, and any decision to change the level of production of Concentrates to a level materially different than those outlined in the Operating Plan then in effect;

(i)                                     any proposed material change in mining or processing methods; or

(j)                                     any Event of Force Majeure affecting the Borrower, the Project or any Material Project Counterparty;

in each case describing the nature thereof and the action the Borrower proposes to take with respect thereto.

6.04  Environmental and Social Reports.  The Borrower shall deliver to the Technical Agent (for delivery to the Social Consultant and the Independent Engineer), the Administrative Agent (for delivery to each Senior Lender) and the PRI Insurers: (a) any material update of the EAP or the SDCR Report within 10 days after it is available and (b) a monthly report on compliance with (i) the EAP (including compliance with the environmental and social budget set out as a part thereof) showing that the recommendations and requirements set out therein have been achieved (approved by the Independent Engineer acting in its professional discretion) and (ii) the SDCR Report showing that the recommendations and requirements set out therein have been achieved (approved by the Social Consultant acting in its professional discretion), in each case within 10 days of the commencement of any calendar month after the Closing Date.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

7.01  Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Agents, each Senior Lender and each Hedge Bank that:

(a)                                  Organization and Ownership.

(i)                                     The Borrower (A) is a sociedad anónima duly organized and validly existing and in good standing under the laws of Bolivia; (B) has all requisite corporate power and authority under the laws of Bolivia to own its property and to carry on the business of the Project; and (C) is duly qualified to do business in and is in good standing in all other jurisdictions where necessary in light of the business it conducts and the property it owns and intends to conduct and own and in light of the transactions contemplated by this Agreement and the other Transaction Documents, except where the failure to qualify could not reasonably be expected to have a Material Adverse Effect.

(ii)                                  The capital of the Borrower is owned beneficially and of record solely by Apex Sweden, Apex Metals and Apex Luxembourg, and no other Person has a legal or beneficial interest (other than a Permitted Lien) in the Borrower or (except as contemplated in this Agreement) any of the other Collateral that constitutes property of the Borrower.  The Borrower has no outstanding Indebtedness for Borrowed Money except as set forth on Schedule 7.01(a)(ii) as of the date hereof and thereafter as permitted under Section 8.19.  The Borrower does not own any material properties or assets other than for purposes of developing and operating the Project.  The Borrower does not have outstanding any securities convertible into capital stock or rights to subscribe for capital stock, and there are no arrangements for the issuance of capital stock of the Borrower other than to Apex Sweden.  The Borrower has no subsidiaries and owns no equity interest in, or otherwise controls any voting stock of or has any ownership interest in, any other Person.

(b)                                 Authority.  The Borrower has all requisite corporate power and authority to enter into each Transaction Document to which it is a party and to incur and perform its obligations provided for herein and therein, to carry on the business of the Project as described in the Project Documents, to construct, develop and operate the Project as contemplated in the Construction Budget and the Operating Plan then in effect, to grant to the Secured Parties the security interests and Liens described in the Security Documents to which it is a party, to make the borrowings contemplated under the Financing Documents and to execute and deliver the Notes.

(c)                                  Binding Agreement; Proper Legal Form.

(i)                                     Each Transaction Document to which the Borrower is a party which has been executed and delivered by the Borrower on or prior to the date hereof, has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii)                                  Each Financing Document to which the Borrower is a party is in proper legal form for the enforcement thereof against the Borrower under the laws of Bolivia and if each of such Financing Documents were stated to be governed by such law, they would constitute legal, valid and binding obligations of the Borrower under such law, enforceable in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any other Financing Document in Bolivia, it is not necessary that this Agreement or any other document be filed or recorded with any court or other authority in Bolivia or that any stamp or similar tax be paid on or in respect of this Agreement or any other Financing

Document except as specifically provided in the legal opinions delivered in satisfaction of the conditions precedent referred to in clause (h) of Section 11.02.

(d)                                 Consents and Approvals for Financing Documents.  All Authorizations and Government Approvals which are necessary for (i) the execution and delivery by the Borrower of this Agreement and the other Financing Documents and (ii) the performance of its obligations hereunder and thereunder are listed in Appendix E-1 and have been obtained and are in full force and effect (except for those specified in the legal opinions delivered in satisfaction of the conditions precedent referred to in Section 11.02(h) which are to be obtained following the Closing Date but prior to the Initial Disbursement Date), and no other action by, and no notice to or filing with, any Governmental Authority or other Person is required for such execution, delivery or performance, and all fees and taxes required for the legality or enforceability of such documents have been paid (except for those specified in the legal opinions delivered in satisfaction of the conditions precedent referred to in Section 11.02(h) which are to be paid following the Closing Date but prior to the Initial Disbursement Date and those which are immaterial and of a ministerial nature).

(e)                                  Consents and Approvals for Project.

(i)                                     All material (A) Government Approvals, (B) Authorizations, (C) Mining Concessions, (D) Other Property Rights and (E) Intellectual Property Rights, necessary in each case for the development, construction and operation of the Project and the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Project Documents, are listed in Appendix E-2 hereto.

(ii)                                  Each (A) Government Approval, (B) Authorization, (C) Mining Concession, (D) Other Property Right and (E) Intellectual Property Right listed on Part A of Appendix E-2 has been obtained and is in full force and effect.  Collectively, (A), (B), (C), (D) and (E) above are sufficient to permit (I) the development, construction and operation of the Project in all material respects as contemplated by the Construction Budget and Operating Plan then in effect and (II) the performance by the Borrower of its obligations under the Project Documents, in each case, with respect to (A), (B), (D) and (E) above, other than those which (x) are not now necessary and which are expected to be obtained in the ordinary course of business by the time they are necessary (and which are listed in Part B of Appendix E-2) or (y) the failure to have or obtain could not now or during the remaining term of the Senior Loans reasonably be expected to have a Material Adverse Effect.

(iii)                               At every time after the date of this Agreement on which this representation is deemed to be made, all (A) Government Approvals, (B) Authorizations, (C) Mining Concessions, (D) Other Property Rights and (E) Intellectual Property Rights that are necessary to permit (1) the development, construction and operation of the Project in all material respects as contemplated by the Construction Budget and Operating Plan then in effect and (2) the performance by the Borrower of its obligations under the Project Documents, shall have been obtained and shall be in full force and effect, in each case other than those, with respect to (A), (B), (D) and (E) above, which (x) are not then necessary and which are expected to be obtained in the ordinary course of business by the time they are necessary or (y) the failure to have or obtain could not now or during the remaining term of the Senior Loans reasonably be expected to have a Material Adverse Effect.

(iv)                              The Borrower is in compliance (A) with all terms and conditions of all of the Mining Concessions and (B) in all material respects, with all terms and conditions of all of the (1) Government Approvals, (2) Authorizations, (3) Other Property Rights and (4) Intellectual Property Rights, in each of cases (A) and (B), listed in Appendix E-2 hereto, which have been obtained on the date on which this representation is deemed made or repeated.

(f)                                    No Conflicts.  The execution, delivery and performance by the Borrower of each of the Transaction Documents to which it is or is intended to be a party and the consummation of the transactions contemplated thereby do not and will not (i) violate any provision of its Organizational Documents, any Authorization, any Government Rule or any Government Approval applicable to the Project or the Borrower; (ii) conflict with, result in a breach of or constitute a default under any Transaction Document or any indenture or loan or credit agreement to which the Borrower is a party or by which it or its property may be bound or affected in any material respect; or (iii) result in, or create any Lien (other than a Permitted Lien) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

(g)                                 No Litigation.  There are no actions, suits or proceedings pending against or, to the knowledge of the Borrower, threatened against, or affecting the Borrower or any of its properties before or by any Governmental Authority or before any arbitrator other than those which have been disclosed in writing to the Senior Lenders on or prior to the date hereof or which could not reasonably be expected to result in a Material Adverse Effect.  There is no existing default by the Borrower under any applicable order, writ, injunction or decree or other decision of any Governmental Authority or any arbitrator.

(h)                                 Project Information.  As of the date hereof and the Initial Disbursement Date, the Project Information (including known mineable reserves information) and other information provided by or on behalf of the Borrower in writing to the Senior Lenders or the PRI Insurers (as may have been superseded, modified or corrected by later information provided in writing by or on behalf of the Borrower in accordance with the Transaction Documents) does not contain any material misrepresentation or misstatement (or omit any material fact or circumstance necessary in order to make the information contained therein not misleading); provided that, the Borrower’s sole representation with respect to projections, estimates or other expressions of view as to future circumstances set out in the Project Information shall be that such projections, estimates or other expressions of view as to future circumstances (i) were prepared in good faith and with due care and (ii) were based on reasonable assumptions as to all factual and legal matters material to the estimates therein as of their respective date(s) of delivery.

(i)                                     No Immunity.  The Borrower is subject to civil and commercial law with respect to its obligations under each of the Financing Documents to which it is a party.  The execution, delivery and performance by the Borrower of each of the Financing Documents to which it is a party constitute private and commercial acts rather than public or governmental acts.  Neither the Borrower, nor any of the Project Properties, is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the obligations of the Borrower under any of the Financing Documents to which it is a party.

(j)                                     Title to Properties; Security Interests.  Except as noted in the legal opinions delivered in satisfaction of the conditions precedent referred to in clause (h) of Section 11.02, the Borrower has good, legal and valid title to (or, in the case of any leased premises, easement properties or licensed property, valid leasehold, easement or license interests in) all real and personal property and all rights, tangible or intangible (including Intellectual Property Rights and Other Property Rights), required for the construction and operation of the Project substantially as contemplated by the Construction Budget and Operating Plan then in effect; and there are no Liens of any nature against such Properties or rights (other than Permitted Liens).  To the extent provided in Article III, except as noted in the legal opinions delivered in satisfaction of the conditions precedent referred to in clause (h) of Section 11.02, each Security Document, when executed and delivered as contemplated hereby, will create each Lien purported to be created thereby.  To the extent provided in Article III, except as noted in the legal opinions delivered in satisfaction of the conditions precedent referred to in clause (h) of Section 11.02, each such Lien will be valid and legally binding, and will constitute, under applicable law, fully perfected first and prior security interests or assignments of rights, superior in right to any other Liens and interests (other than Permitted Liens referenced in Sections 8.20(b), (c), (d), and, if applicable (e) and (f)  to the extent such Liens are granted priority on a mandatory basis under applicable Government Rules) and enforceable against the grantor of such security interests, any trustee in bankruptcy or equivalent and any attaching creditor or third party.

(k)                                  Taxes.  The Borrower has filed or caused to be filed all tax returns required to be filed by it, and has paid all taxes shown to be due and payable on such returns, or on any assessments made against it or any of its properties, and all other taxes, assessments, fees, liabilities or other charges imposed on it or on its properties by any Governmental Authority, in each case after giving effect to any applicable extensions, except for any such taxes, assessments, fees, liabilities or other charges (i) the payment of which is being contested in good faith and by appropriate proceedings and for which adequate reserves are being maintained in accordance with U.S. GAAP and Applicable Accounting Principles or (ii) the failure of which to file or pay could not reasonably be expected to result in a Material Adverse Effect.  As of the date hereof, there are no material disputes pending or, to its knowledge, threatened, between the Borrower and any Governmental Authority relating to taxes.

(l)                                     Withholding and Other Taxes.  No income or other taxes or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under applicable Bolivian law as at the date of this Agreement, imposed, assessed, levied or collected by Bolivia or any political subdivision or taxing authority thereof or therein on or in respect of (i) principal, interest or commissions payable to the Senior Lenders as of the date hereof under this Agreement, except for withholding taxes on payments of interest on the Senior Loans at a rate of 12.5% and (ii) premia payable under the PRI Policies.

(m)                               Ranking.  The obligations of the Borrower under this Agreement and in respect of the Senior Loans and under the Hedge Guaranty, will at all times rank (i) in right of payment and of collateral security, senior to the obligations of the Borrower in respect of the Subordinated Debt and (ii) pari passu in right of payment with or senior in right of payment to, and senior in right of collateral security to, all other obligations of the Borrower other than those obligations which are granted priority on a mandatory basis under Bolivian law.

(n)                                 No Event of Default or Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.  No event, circumstance or condition has occurred that could reasonably be expected to result in a Material Adverse Effect.

(o)                                 Transaction Documents.

(i)                                     The Transaction Documents constitute and include all contracts and agreements to which the Borrower is a party other than those providing for immaterial services, materials or rights.  All Project Documents to which the Borrower is a party on the Closing Date are listed on Schedule 7.01(o)(i).  All Third Party Concentrate Sales Agreements to which Apex Metals is a party on the Closing Date are listed on Schedule 7.01(o)(i).

(ii)                                  There are no material services, materials or rights (other than Government Approvals and Authorizations) required for the current stage of the development, financing, construction, operation and ownership of the Project other than those granted by, or to be provided to the Borrower pursuant to, the Transaction Documents.

(iii)                               Except as permitted pursuant to Section 8.11 hereof, none of the Material Project Documents have been amended, modified or supplemented, and all of the Financing Documents and Material Project Documents are in full force and effect and have not been terminated, suspended or rescinded by any party thereto.

(iv)                              All conditions precedent to the obligations of the respective parties under the Material Project Documents have been satisfied or waived except for such conditions precedent which need not or cannot be satisfied until a later stage of development, financing, construction, operation and ownership of the Project, and the Borrower has no reason to believe that any such condition precedent cannot be satisfied on or prior to the commencement of the appropriate stage of development, financing, construction, operation and ownership of the Project, except as otherwise disclosed to the Secured Parties in writing prior to the date hereof.

(v)                                 The Borrower is not in default in the performance of any covenant or obligation set forth in or otherwise in default under any Project Document, which default could reasonably be expected to result in a Material Adverse Effect.  To the Borrower’s knowledge, there has been no default by any Material Project Counterparty under, and no Event of Force Majeure has occurred under, any Material Project Document, which in either case could reasonably be expected to have a Material Adverse Effect.

(vi)                              The copies of the Material Project Documents and the Financing Documents and of any amendments to any of the foregoing provided or to be provided by the Borrower to the Collateral Agent prior to or on the date of execution of this Agreement are, or when delivered will be, true and complete copies of such agreements and documents and each of such agreements heretofore provided is, and all such agreements and documents will, at the date of execution of this Agreement, be in full force and effect.

(vii)                           All letters of credit, performance bonds and other types of performance security issued in favor of the Borrower or Apex Metals under any Project Document or any Third Party Concentrate Sales Agreement on or prior to the Closing Date are listed on Schedule 7.01(o)(vii).

(p)                                 Compliance with Government Rules and Government Approvals.  The Borrower has complied with (i) all Government Rules (other than Environmental Laws and anti-corruption Government Rules, which are addressed in the immediately succeeding paragraph) and Government Approvals (other than environmental Government Approvals, which are addressed in the immediately succeeding paragraph), except where failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) U.S. Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49, 079 (2001) (the “Anti-Terrorism Order”) and the provisions of Public Law 107-56 (the “USA Patriot Act”).

(q)                                 Environmental Matters.

(i)                                     The development, construction and operation of the Project and the activities and properties of the Borrower are in compliance (A) in all material respects with (1) the Environmental Guidelines, (2) all applicable Environmental Laws and (3) all environmental Government Approvals and (B) with all anti-corruption Government Rules in force in Bolivia, the United States and Switzerland.  The Borrower has designed the Project in compliance in all material respects with the Environmental Guidelines.

(ii)                                  No notice, notification, demand, citation, summons or order has been issued, no written complaints have been filed, no penalty has been assessed and, to the Borrower’s knowledge, no investigation or review is pending or threatened by any Governmental Authority or other Person with respect to any alleged failure by the Borrower to have any material environmental Government Approval, to comply with any applicable Environmental Law or to comply with any anti-corruption Government Rule.

(r)                                    Financial Condition.  The financial statements of the Borrower delivered in accordance with the requirements of this Agreement are true, complete and correct and fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of, and for, such fiscal year or each fiscal quarter, as the case may be, in accordance with Applicable Accounting Principles consistently applied (subject, in the case of quarterly financial statements, to normal year-end adjustments and the absence of notes).  The Borrower does not have as of the date of such financial statements any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments required to be included or noted in financial statements prepared in accordance with Applicable Accounting Principles except (i) as referred to or reflected or provided for in such financial statement or, in the case of the financial statements delivered pursuant to Section 11.01(h), as arising solely from the execution and delivery of the Financing Documents or (ii) as notified in writing to the Administrative Agent concurrently with the delivery of such financial statements.  There has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Borrower from that set forth in such financial statements (as supplemented by any information delivered therewith pursuant to the preceding sentence, if any) as of the date thereof.

(s)                                  Use of Proceeds.  The proceeds of each Senior Loan will be used solely in accordance with, and solely for the purposes contemplated by, this Agreement and the other Financing Documents.  No part of the proceeds of any Senior Loan will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock or to extend credit to others for such purpose.

(t)                                    No Liquidation.  The Borrower is Solvent.  The Borrower has not commenced any voluntary proceeding or filed any petition, and the Borrower is not aware of the commencement of any involuntary proceeding or the filing of any involuntary petition, seeking (i) liquidation, reorganization or other relief in respect of the Borrower for its debts, or any substantial part of its assets under any applicable Government Rule or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets.

ARTICLE VIII

COVENANTS

8.01  Maintenance of Existence; Prohibition of Fundamental Changes.  The Borrower shall do all things necessary to maintain its corporate existence as a sociedad anónima under the laws of Bolivia and good standing in Bolivia.  The Borrower shall not liquidate, voluntarily commence proceedings under bankruptcy or other similar laws, enter into any merger or consolidation or sell or otherwise transfer all or substantially all of its assets, or, without the prior consent of Majority Secured Parties, buy or acquire any material asset, other than in connection with permitted capital expenditures under Section 8.15 below or other purchases necessary for the construction or operation of the Project as contemplated by the Construction Budget or Operating Plan then in effect, as applicable.

8.02  No Modification of Organizational Documents.  Except as permitted by the Transfer Restrictions Agreement, the Borrower shall not take any action to amend or modify any of its Organizational Documents in any material respect; except where such amendment or modification is necessary under applicable Government Rules in connection with the increase of the share capital of the Borrower.

8.03  Business.  The Borrower shall not conduct any business other than the development, construction, financing, completion and operation of the Project and activities related thereto.

8.04  Principal Place of Business.  The Borrower shall not change its jurisdiction of incorporation, shall maintain its principal place of business in Bolivia and shall not maintain any place of business (other than as required in the ordinary course of business) outside Bolivia unless it has given at least 30 days’ prior notice thereof to the Administrative Agent and the Collateral Agent and has taken all steps then required pursuant to Article III to ensure the maintenance and perfection of the Liens created or purported to be created pursuant to the Security Documents; provided that the Borrower shall not be permitted to maintain any place of business in any location that the Borrower has advised the Senior Lenders of, and has been given written notification within 15 days of providing such advice, that would result, at the time such place of business is established, in a Senior Lender’s failure to comply with all applicable Government Rules and all policies governing such Senior Lender.  The Borrower shall maintain at its principal place of business originals or copies of its books and records.

8.05  Books and Records; Accounting and Cost Control Systems.

(a)                                  The Borrower shall (i) keep proper books of record and account in Dollars in which entries will be made of transactions of or in relation to its business and (ii) keep accounts and financial and cost records in Dollars in accordance with Applicable Accounting Principles.  Notwithstanding the foregoing, if Bolivian law requires that the Borrower maintain accounts and records in Bolivianos, the Borrower also may keep, for purposes other than compliance with this Section, accounts and records in Bolivianos.

(b)                                 The Borrower shall maintain adequate accounting, management information and cost accounting systems for the Project reasonably acceptable to the Majority Secured Parties and shall employ independent auditors of recognized international standing to audit annually its financial statements.  The accounting and cost control systems of the Borrower shall include records of capitalized assets, including (i) asset description, (ii) asset cost, (iii) asset book lives, (iv) cumulative depreciation and (v) net book value, all in sufficient detail to enable a Secured Party to exercise its right to direct the Collateral Agent to take action pursuant to Section 13.03(b); provided that, the recorded capitalized cost of any asset listed in the records may differ from the asset’s capitalized purchase cost as a result of the allocation of indirect costs.

8.06  Access.  The Borrower shall permit each Agent, each Senior Lender and each PRI Insurer (or its respective designee) access to the books and records of the Borrower, to the Project sites and to the officers and managerial personnel of the Borrower and to the Borrower’s independent accountants to discuss the business affairs of the Project as often as the Agents may reasonably request, in each case, upon reasonable prior notice to the Borrower and (a) during normal business hours, (b) in a manner that does not unreasonably disrupt the operation of the Project, (c) subject to the confidentiality provisions set forth in Section 15.07, and (d) subject to applicable health and safety laws and regulations and policies adopted by the Borrower.  If no Default or Event of Default has occurred and is continuing, (i) the Independent Engineer shall visit the Project site once every three (3) months prior to Completion and shall make annual visits to the Project site after Completion, and the associated reasonable and documented fees and out-of-pocket expenses of such site visits shall be for the account of the Borrower, (ii) the Social Consultant shall visit the Project site quarterly prior to Completion and shall make annual visits to the Project site after Completion to monitor the Borrower’s compliance with the SDCR Report, and the associated reasonable and documented fees and out-of-pocket expenses of such site visits shall be for the account of the Borrower and (iii) any Agent, Senior Lender or PRI Insurer (or its respective designee) may accompany the Independent Engineer or the Social Consultant on such site visits at the expense of such Agent, Senior Lender or PRI Insurer.  Prior to Completion, the Independent Engineer shall be entitled to make an unlimited number of site visits pursuant to the protocol set forth in Appendix B to the Completion Agreement, and the Social Consultant shall be entitled to make additional site visits as the Social Consultant shall deem necessary in its professional opinion and in consultation with the Independent Engineer.  The Independent Engineer and representatives of Senior Lenders shall be entitled to make an unlimited number of site visits at any time when a Default or Event of Default has occurred and is continuing, and in each case the associated reasonable and documented fees and out-of-pocket expenses in connection with such visits shall be for the account of the Borrower.

8.07  Preservation of Assets.

(a)                                  The Borrower shall maintain the Project Property in good repair and from time to time shall make all repairs and replacements thereto as required in accordance with prudent international mining industry practice.

(b)                                 The Borrower shall not sell, assign, lease, transfer or otherwise dispose of any Project Property without the prior written consent of Majority Secured Parties, except for the following dispositions which are specifically permitted: (i) dispositions of Project Production,

(ii) assets, the disposition of which is not otherwise permitted hereunder, having an aggregate value (together with the value of all such assets previously sold or disposed of pursuant to this clause (ii)) not exceeding $1,000,000 in any calendar year, (iii) dispositions of damaged, obsolete, superfluous or replaced assets or disposition of assets in connection with an insurance claim relating to such assets, or (iv) dispositions of assets in compliance with any applicable court or governmental order.

(c)                                  Upon certification by the Borrower to the Collateral Agent and the Administrative Agent to the effect that it intends to dispose or has disposed of an item of Project Property in accordance with clause (b) above, the Collateral Agent shall, at the request and expense of the Borrower, execute and deliver, file and/or record, or cause to be filed and/or recorded, any notice, waiver, termination statement, instruments of satisfaction, discharge and release of security as may be necessary to release any security interest in such item of Project Property created by or pursuant to this Agreement or any Security Document and to release or waive any restriction on the transferability of such item of Project Property contained in any Security Document within five (5) Business Days of receipt of such certification.

8.08  Taxes.  The Borrower shall pay and discharge before the same become delinquent all taxes, assessments and governmental charges or levies lawfully imposed on it or its property (including interest and penalties) unless such taxes, assessments, charges or levies shall be contested in good faith, by appropriate proceedings and adequate reserves are established and maintained by the Borrower with respect thereto in accordance with U.S. GAAP and Applicable Accounting Principles.  The Borrower shall notify the Collateral Agent promptly upon the occurrence of any material disputes pending between it and any Governmental Authority relating to taxes.

8.09  Compliance with Law and Environmental Guidelines.

(a)                                  The Borrower shall (i) comply with all applicable anti-corruption Government Rules, (ii) comply in all material respects with all applicable Environmental Laws and (iii) comply with all other applicable Government Rules unless, with respect to this clause (iii) only, such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Borrower shall (i) ensure that, at the time thereof, the making of the Senior Loans and the use of the proceeds thereof shall not, by virtue of the activities, status or jurisdiction of organization of any member of the Apex Group, violate the Trading With the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto and (ii) comply with the U.S. Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49, 079 (2001) (the “Anti-Terrorism Order”) and the provisions of Public Law 107-56 (the “USA Patriot Act”).

(c)                                  The Borrower shall, in all material respects, construct and operate the Project in compliance with the EAP, the SDCR Report, the DIA and the Environmental Guidelines, comply with and implement the mitigating measures specified in the EAP, the SDCR

Report, the DIA and the Environmental Guidelines, and implement such changes adopted by the authorities issuing such Environmental Guidelines or otherwise as may be required by Governmental Authorities having jurisdiction.

8.10  Maintain and Comply with Mining Concessions and Government Approvals.

(a)                                  The Borrower shall obtain and maintain in full force and effect and comply with the terms and conditions of the Mining Concessions and, subject to Sections 8.09(a) and (c), comply in all material respects with all Government Approvals necessary for the construction, development and operation of the Project or necessary (i) to comply with its obligations under the Transaction Documents, (ii) to derive all material benefits from the Material Project Documents, (iii) to export and sell Project Production offshore, (iv) to maintain the New York Accounts and (v) to receive and maintain export proceeds.

(b)                                 The Borrower shall, with due diligence and in a reasonable and prudent manner, enforce the rights granted to it under and in connection with all Mining Concessions, Authorizations and Government Approvals.

(c)                                  The Borrower shall not propose or agree to any amendment, modification, assignment, termination, cancellation, waiver or suspension of any Mining Concession or Government Approval, unless such amendment, modification, assignment, termination, cancellation, waiver or suspension could not reasonably be expected to have a Material Adverse Effect.

8.11  Project Documents.

(a)                                  The Borrower shall (i) perform and observe in all material respects all of its covenants and obligations contained in each of the Project Documents to which it is a party, (ii) take all action to prevent the early termination or cancellation by the Material Project Counterparty of any Material Project Document in accordance with the terms thereof or otherwise except where such termination or cancellation could not reasonably be expected to have a Material Adverse Effect, and (iii) enforce against the other party to each Material Project Document each material covenant or obligation of such Material Project Document in accordance with its terms consistent with prudent business practices.

(b)                                 The Borrower shall not:  (i) cancel or terminate early any Material Project Document to which it is a party or consent to or accept any cancellation or early termination thereof, (ii) sell, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law or otherwise) any part of its interest in any Material Project Document, (iii) waive any default under, or breach of, any Material Project Document or waive, fail to enforce, forgive, compromise, settle, adjust or release any right, interest or entitlement, howsoever arising, under, or in respect of, any Material Project Document or in any way vary, or agree to the variation of, any provision of such Material Project Document or of the performance of any covenant or obligation by any Material Project Counterparty under any Material Project Document, (iv) petition, request or take any other legal or administrative action that seeks, or could reasonably be expected, to materially impair any Material Project Document (or otherwise give effect to any action otherwise restricted by this Section 8.11) or (v) amend, supplement, modify or replace any Material Project Document (in each case as in effect on the date hereof and as thereafter amended, supplemented or modified in accordance with this Section 8.11); except in each case where the Borrower is acting with the prior consent of the Majority Secured Parties (after consultation with the Independent Engineer), or where such actions could not reasonably be expected to have a Material Adverse Effect (but only after reasonable prior written notice thereof and certification to that effect to the Administrative Agent).

(c)                                  If the Borrower desires to enter into any Additional Material Project Document, it shall provide a copy of the proposed Additional Material Project Document to the Agents prior to the execution thereof, and the execution and delivery of such proposed agreement shall be subject to the consent of the Majority Secured Parties, not to be unreasonably withheld or delayed.

(d)                                 Promptly after the execution and delivery thereof, the Borrower shall furnish the Administrative Agent with certified copies of (i) all amendments, supplements or modifications of any Material Project Document and (ii) all Additional Material Project Documents.  The Borrower shall furnish a copy of each Project Document executed after the Closing Date to the Administrative Agent for distribution to the Senior Lenders.

(e)                                  The Borrower shall not declare, or accept the declaration of, Mechanical Completion under the EPCM Contract without the prior written consent of the Independent Engineer, acting in its professional discretion.

8.12  Construction and Completion.

(a)                                  The Borrower shall diligently pursue Completion and cause Completion to occur as promptly as reasonably possible and in accordance with the Construction Budget and the Operating Plan then in effect.

(b)                                 The Borrower shall construct and complete the physical facilities of the Project substantially as contemplated by the Project Description and in all material respects in accordance with the Operating Plan, the Construction Budget, the Project Documents and prudent international mining industry practice.

(c)                                  The Borrower shall notify the Technical Agent, the Senior Lenders, the PRI Insurers and the Independent Engineer of any revision to the Construction Budget including the Project Description it proposes to make from time to time.  Any material revision of the Construction Budget other than those revisions as provided in Section 8.14 shall require the prior written consent of Majority Secured Parties (acting after consultation with the Independent Engineer).  The Borrower shall provide to the Administrative Agent, the Technical Agent and the Independent Engineer, promptly after it is available, a copy of any revision to the Construction Budget.

8.13  Operation.

(a)                                  The Borrower shall operate the Project in all material respects in accordance with the Operating Plan, the Material Project Documents and prudent international mining industry practice.

(b)                                 The Borrower shall notify the Technical Agent, the Senior Lenders, the PRI Insurers and the Independent Engineer of any revision to the Operating Plan it proposes to make from time to time.  Any material revision of the Operating Plan other than those revisions as provided in Section 8.14 shall require the prior written consent of Majority Secured Parties (acting after consultation with the Independent Engineer).  The Borrower shall provide to the Administrative Agent, the Technical Agent and the Independent Engineer, promptly after it is available, a copy of any revision to the Operating Plan.

8.14  Operating Plan, Construction Budget and Financial Model.

(a)                                  Updates to Financial Model, Construction Budget and Operating Plan.  The Borrower shall deliver, no later than November 1 of each calendar year commencing 2006, to the Technical Agent, in sufficient copies for the Administrative Agent, the Senior Lenders and the Independent Engineer, an updated Financial Model together with an updated Operating Plan and updated Construction Budget, as applicable, for the Project.  Each updated Financial Model, Construction Budget and Operating Plan shall:

(i)                                     except as may be otherwise agreed by the Technical Agent and the Supermajority Secured Parties (A) be in substantially the form of, and contain the same type of data, projections, forecasts, calculations, assumptions and other information as, the Initial Financial Model, Initial Construction Budget and the Initial Operating Plan and (B) contain the same assumptions with respect to the prices of Metals as are set out in the Initial Financial Model;

(ii)                                  incorporate, in the case of the Financial Model, all relevant quantitative data derived from the Operating Plan and Construction Budget;

(iii)                               incorporate, in the case of the Construction Budget, any proposed changes to the physical facilities as set forth on Appendix H;

(iv)                              include, in the case of the Financial Model, an explanation of any deviation in the amount attributed to any line item specified in such Financial Model where such deviation is 5% or more of the amount attributed to the same line item in the Initial Financial Model unless such deviation has been explained and incorporated into a prior Financial Model; and

(v)                                 include such other information as the Technical Agent may reasonably request with respect to any Financial Model, Construction Budget or Operating Plan.

(b)                                 Acceptance of Financial Model, Construction Budget and Operating Plan.

(i)                                     The Technical Agent shall direct the Independent Engineer to review the updated Operating Plan, updated Construction Budget and updated Financial Model for material compliance with the Initial Operating Plan, Initial Construction Budget and the Initial Financial Model, respectively.  Within thirty (30) days of its receipt thereof, the Independent Engineer shall notify the Technical Agent whether or not, in its professional opinion, each of the updated

Operating Plan, updated Construction Budget and updated Financial Model is in material compliance with the Initial Operating Plan, Initial Construction Budget and the Initial Financial Model, respectively.  In the event that the Independent Engineer determines that the updated Operating Plan, updated Construction Budget and the updated Financial Model are in material compliance, the Technical Agent shall accept such updated Operating Plan, updated Construction Budget and updated Financial Model and shall promptly notify the Administrative Agent and the Borrower of such acceptance.  Once approved, such updated Operating Plan, updated Construction Budget and updated Financial Model shall become the current Operating Plan, Construction Budget and Financial Model.

(ii)                                  In the event that the Independent Engineer determines that any of the updated Operating Plan, updated Construction Budget or updated Financial Model are not in material compliance with the Initial Operating Plan, Initial Construction Budget or Initial Financial Model, respectively, it shall promptly notify the Technical Agent and the Borrower of the reasons for such determination, and the Technical Agent shall submit such updated Operating Plan, updated Construction Budget or updated Financial Model, as the case may be, for approval by the Majority Secured Parties.  If the Majority Secured Parties approve such updated Operating Plan, updated Construction Budget or updated Financial Model, as the case may be, the Technical Agent shall promptly notify the Borrower and the Administrative Agent of such approval.  If the Borrower is notified by the Technical Agent that its updated Financial Model, updated Construction Budget or updated Operating Plan, as the case may be, has not been approved by the Majority Secured Parties, the Borrower shall, within ten (10) Business Days and after consultation with the Technical Agent as to the reasons for such rejection, submit an appropriately revised Financial Model, Construction Budget and/or Operating Plan, as the case may be. Following such resubmission, the process described in the foregoing clause (i) shall be repeated until a Financial Model, Construction Budget and Operating Plan have been accepted as provided therein.  To the extent that a calendar year commences without a Financial Model, Construction Budget and/or Operating Plan having been approved in accordance with this Section 8.14(b), the previously approved Financial Model, Construction Budget and/or Operating Plan, as applicable, shall remain in effect until a revised Financial Model, Construction Budget and/or Operating Plan, as applicable, shall have been approved.

(iii)                               Following Completion, the Borrower need not submit an updated Construction Budget.

8.15  Capital Expenditures.  Prior to Completion, the Borrower may incur from time to time capital expenditures necessary for developing, constructing and operating the Project in accordance with the Construction Budget and the Operating Plan then in effect and to achieve Completion.  Following Completion, the Borrower may not incur capital expenditures other than the following:

(a)                                  the Borrower may incur from time to time without restriction capital expenditures contemplated by the Operating Plan then in effect; and

(b)                                 the Borrower may incur from time to time capital expenditures not otherwise contemplated herein with the consent of the Majority Secured Parties acting reasonably.

8.16  Sales of Project Production.  The Borrower shall sell all Project Production to Apex Metals pursuant to the Concentrate Sales Agreement.

8.17  [Reserved].

8.18  Arm’s-Length Transactions.  Other than the Intercompany Agreements executed and delivered in connection with the Closing Date, each transaction or agreement between the Borrower and the Sponsor or any Affiliate of the Borrower shall be undertaken on fair and commercially reasonable terms and conditions no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction at the time with a Person that is not the Sponsor or an Affiliate of the Borrower.

8.19  Limitation on Indebtedness.

(a)                                  The Borrower shall not incur, create, assume, suffer or permit to exist Indebtedness for Borrowed Money other than:

(i)                                     Indebtedness for Borrowed Money incurred under the Financing Documents;

(ii)                                  Subordinated Debt, provided that the provider of such Subordinated Debt is a party to the Transfer Restrictions Agreement;

(iii)                               Indebtedness for Borrowed Money not otherwise permitted under this Section 8.19(a), which does not in the aggregate exceed $5 million at any one time; and

(iv)                              other Indebtedness for Borrowed Money incurred with the consent of Majority Secured Parties.

(b)                                 The subordination provisions set forth in Appendix A-1 to the Transfer Restrictions Agreement, constitute the “Subordination Agreement” and shall apply to all Indebtedness for Borrowed Money, if any, owed by the Borrower to any Affiliate.  Each of the Borrower, Apex Luxembourg and Apex Sweden agrees to observe the subordination provisions set forth in Appendix A-1 which shall be applicable to all Subordinated Debt and all debt which is required to be subordinated pursuant to the terms hereof.  The Borrower shall cause all of its Affiliates to whom it owes Indebtedness for Borrowed Money to agree to be bound by the Subordination Agreement.  The Borrower agrees that all such provisions shall be enforceable, including under Bolivian law and regulations (to the extent permitted thereby), as if such provisions were an agreement between Apex Luxembourg or Apex Sweden, as applicable and the Secured Parties.  Each of the Borrower, Apex Luxembourg and Apex Sweden agrees that no amendment or modification of the Subordination Agreement shall be effective without the consent of each Secured Party.  A copy of any such amendment or modification shall be delivered to the Collateral Agent.

(c)                                  If (x) an Event of Default under Section 10.01(a) (Payment Default) is continuing or (y) the balance in the Debt Service Reserve Account is less than the Debt Service Reserve Requirement, the Borrower shall not make voluntary prepayments to reduce the outstanding principal amount of Indebtedness for Borrowed Money incurred pursuant to clause (ii), (iii) or (iv) of paragraph (a) of this Section 8.19 where, as a result thereof, the principal amount of indebtedness outstanding would be below the amount of such Indebtedness for Borrowed Money outstanding immediately prior to the occurrence of the event or occurrence specified in clause (x) or (y) of this paragraph (c).

8.20  Limitation on Liens and Encumbrances.  The Borrower shall not create, assume, incur, suffer or permit to exist any Lien of any kind (including unsatisfied judgments that shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days after the entry thereof) upon any Project Property whether now owned or hereafter acquired, except for the following (collectively “Permitted Liens”):

(a)                                  Liens created pursuant to the Security Documents to secure the Secured Debt Obligations;

(b)                                 Liens imposed by any Governmental Authority for taxes, levies, assessments, pension obligations or charges not yet due or which are being contested in good faith and by appropriate proceedings (and against which adequate reserves are being maintained in accordance with U.S. GAAP and Applicable Accounting Principles by the Borrower);

(c)                                  deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under employment insurance;

(d)                                 mechanics’, workmen’s, materialmen’s, landlord’s, carriers’, warehousemen’s or other like liens arising in the ordinary course of business with respect to obligations which are not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP and Applicable Accounting Principles;

(e)                                  Liens of the Mining Contractor in equipment leased to the Borrower under the Mining Contract;

(f)                                    with respect to Collateral consisting of real property (other than the Mining Concessions), zoning restrictions, easements, licenses, encumbrances or other restrictions on the use of such real property or other minor irregularities in the title thereto, so long as the same do not impair in any material respect the use or value of such property for its intended purpose;

(g)                                 pledges or deposits of money to secure surety or appeal bonds or letters of credit in the ordinary course of business, not exceeding $5,000,000 in the aggregate at any one time outstanding;

(h)                                 deposit or cash collateral posted to secure surety bonds or letters of credit required to be posted under Material Project Documents (other than the letter of credit posted under the Rail Transportation Agreement, the cash posted in respect of obligations to fund an escrow account under the Ports Agreement and the letter of credit posted under the EPCM Contract); and

(i)                                     other Liens incurred with the consent of the Majority Secured Parties.

8.21  Limitation on Loans, Advances, Guarantees and Investments.

(a)                                  The Borrower shall not make any loans or advances to any Person other than (i) Authorized Investments, (ii) down payments or prepayments to suppliers, contractors, and others on ordinary commercial terms in the ordinary course of business, (iii) loans and advances contemplated by the Borrower Concentrate Sales Agreement and (iv) ordinary course of business advances to employees for travel and other business expenses not to exceed $250,000 outstanding at any one time.

(b)                                 The Borrower shall not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for Indebtedness or obligations of any other Person other than pursuant to the Hedge Guaranty.

(c)                                  Without the consent of the Majority Secured Parties, the Borrower shall not purchase or otherwise invest in the capital stock of or other ownership interest in any Person or purchase any securities except for Authorized Investments.  The Borrower shall not form any subsidiaries.

8.22  Limitation on Share Issuance.  The Borrower shall not, without the consent of the Majority Secured Parties, issue any common shares or any other security convertible into common shares or any other interests in the Borrower’s capital to, or accept irrevocable capital contributions (aportes irrevocables de capital) from, any Person other than Apex Sweden, provided that in any event no such shares, securities or other interests may be issued to any Person unless such shares, securities or other interests shall have been pledged to the Secured Parties.

8.23  Hedge Instruments.  The Borrower shall not enter into any Hedge Instruments.

8.24  Maintain Good Title.  The Borrower shall maintain good, legal and valid title to (or, in the case of any leased premises, easement properties or licensed property, valid leasehold, easement or license interests in) all real and personal property (including Project Property) and all rights, tangible or intangible (including Intellectual Property Rights and Other Property Rights) necessary for the construction, development and operation of the Project, subject to Permitted Liens.

8.25  Further Assurances.  Subject to the terms and conditions herein provided, the Borrower agrees to use its reasonable efforts to do all things necessary under applicable laws and regulations to consummate and make effective, as soon as practicable, the transactions contemplated by, and to carry out the purposes of, the Financing Documents and the Material Project Documents, including the obtaining of Authorizations and Government Approvals required in connection therewith.

8.26  Use of Proceeds.  The Borrower shall use the proceeds of the Senior Loans solely to pay or finance Project Costs (so long as immediately following each Disbursement, the TPCFR is no greater than 33:67) and for no other purpose.

8.27  Limitations on Accounts.  The Borrower shall not maintain any bank accounts other than the New York Accounts, the Bolivian Accounts and the Health Care Account (provided that the maximum balance on deposit in the Health Care Account shall at no time exceed $50,000 or the Boliviano equivalent thereof)

8.28  Independent Engineer.  The Majority Secured Parties shall have the right to appoint an Independent Engineer (and to remove and replace a Person theretofore acting in such capacity) subject, so long as no Event of Default has occurred and is continuing, to prior approval of the Borrower of the identity of such consultant and the terms of its appointment, including fee arrangements and the scope of its work, which approval, where required, shall not be unreasonably withheld.  The Borrower shall pay, or reimburse the Senior Lenders, the Administrative Agent and the Collateral Agent for, the reasonable and documented fees and expenses of the Independent Engineer.

8.29  Registration of Financing Information.  The Borrower shall, promptly after the execution and delivery of each of the Financing Documents, register such information regarding each Financing Document with the Bolivian Central Bank as shall be required by circulars issued by the Bolivian Central Bank and provide notice thereof to the Administrative Agent.

8.30  Perfection of Security Interests.  Each of the Borrower, Apex Metals, Apex Luxembourg and Apex Sweden, as applicable, shall make all filings necessary in each applicable jurisdiction to perfect any security interest created or intended to be created under this Agreement or any other Security Documents, to the extent any such security interest may be perfected by the making of such filings.  Promptly after the completion of any such filing, the Borrower shall deliver to the Collateral Agent an Officer’s Certificate certifying that (i) such filings have been made, (ii) a first priority security interest (subject to Permitted Liens which are entitled to mandatory priority under applicable Government Rules), in the underlying Collateral in favor of the Collateral Agent, on behalf of the Secured Parties, exists under applicable law (subject to Permitted Liens that are granted priority on a mandatory basis under applicable Government Rules), and (iii) there are no other Liens or security interest on the underlying Collateral ranking senior to or pari passu with such security interest (other than Permitted Liens which are entitled to mandatory priority under applicable Government Rules).

ARTICLE IX

RESTRICTED PAYMENTS; CASH SWEEP PREPAYMENTS

9.01  Restricted Payments.

(a)                                  Conditions to Restricted Payments.  The Borrower shall not make any Restricted Payment unless:

(i)                                     no Default or Event of Default shall have occurred and be continuing at the time of and immediately following the making of such proposed Restricted Payment;

(ii)                                  Completion has been achieved;

                                                (iii)                               the Borrower has paid the first scheduled repayment of principal of the Senior Loans;

(iv)                              such Restricted Payment is made at least ten (10) Business Days but no more than twenty (20) Business Days after a Principal Repayment Date (the date of such Restricted Payment being the “Restricted Payment Date”, and such Principal Repayment Date being the “Corresponding Payment Date”);

(v)                                 there is, and immediately following such Restricted Payment will be, no Debt Service Reserve Deficiency or Operating Reserve Deficiency;

(vi)                              all Secured Debt Obligations due and payable on or prior to such Corresponding Payment Date have been paid;

(vii)                           the LLCR calculated from such Corresponding Payment Date (and including payments to be made on such Corresponding Payment Date) through the Final Maturity Date shall be not less than 1.4:1.0, and the foregoing shall be certified by the Borrower in the Financial Ratio Certificate to be delivered by the Borrower with respect to the Corresponding Payment Date as provided in Section 6.02(c);

(viii)                        the FLDSCR for the six-month period commencing on such Corresponding Payment Date (including payments to be made on such Corresponding Payment Date) shall be not less than 1.25:1.0, and the foregoing shall be certified by the Borrower in the Financial Ratio Certificate to be delivered by the Borrower with respect to the Corresponding Payment Date as provided in Section 6.02(c); and

(ix)                                subject to Section 9.01(c), a Financial Model and Operating Plan prepared specifically for the calendar year during which the Restricted Payment Date falls shall have been approved pursuant to Section 8.14(b) and be in full force and effect on the relevant Corresponding Payment Date.

(b)                                 Notice.  If the Borrower would like to make a Restricted Payment, it shall, not more than ten (10) Business Days but not less than five (5) Business Days prior to the proposed Restricted Payment Date, submit such request to the Administrative Agent, who shall notify the Senior Lenders of such request.  The request shall (i) attach the Financial Ratio Certificate for the Corresponding Payment Date accepted by the Technical Agent in accordance with Section 6.02(c), (ii) certify as to the Borrower’s expectation as to compliance with the conditions set forth in Section 9.01 as of the proposed Restricted Payment Date, (iii) set forth the information and computations demonstrating compliance with such conditions and (iv) specify the amount requested for such Restricted Payment, which shall equal or be less than the amount available in the Apex Metals Account for a Restricted Payment on the Corresponding Payment Date after giving effect to Section 9.02(a).  If the Administrative Agent determines that the requisite information has been provided as required by this Section 9.01, it shall accept such request and promptly notify the Borrower, the Collateral Agent and the Senior Lenders of such acceptance and direct the Collateral Agent to make such Restricted Payment.  Restricted Payments shall only be permitted if all of the foregoing conditions are actually satisfied on the Restricted Payment Date.  The amount of any Restricted Payment shall be the lesser of (y) the aggregate amount on deposit in the Apex Metals Account on the Restricted Payment Date and (z) the amount requested by the Borrower pursuant to its Restricted Payment request.

(c)                                  Operating Plan and Financial Model. In the event that the Borrower has submitted timely information as provided in Section 9.01(b) above with respect to the satisfaction of all conditions to the making of a Restricted Payment except that the condition set forth in Section 9.01(a)(ix) is not satisfied on the relevant Corresponding Payment Date, then the Borrower shall be entitled, notwithstanding the provisions of Section 9.01(a)(iv), to select a Restricted Payment Date that is at least ten (10) Business Days but no more than twenty (20) Business Days after the date (the “Clause (ix) Date”) on which the condition set forth in Section 9.01(a)(ix) is first satisfied for the calendar year in which the relevant Corresponding Payment Date falls subject to the following conditions:

(i)                                     all of the conditions to making a Restricted Payment must be satisfied in the same manner, and all documentation must be submitted or re-submitted in the same manner as provided in Section 9.01(b), with respect to the new proposed Restricted Payment Date in accordance with the provisions of Section 9.01(b);

(ii)                                  the related Clause (ix) Date cannot be within fifteen (15) days of a Principal Repayment Date (other than the Corresponding Payment Date on which the condition set forth in Section 9.01(a)(ix) was not satisfied); and

(iii)                               the amount requested for such Restricted Payment shall be the least of (A) the amount on deposit in the Apex Metals Account on the Restricted Payment Date, (B) the amount that would have been available for a Restricted Payment from the Apex Metals Account had the condition set forth in Section 9.01(a)(ix) been satisfied on the relevant Corresponding Payment Date and (C) the amount requested by the Borrower pursuant to its Restricted Payment request.

(d)                                 Sales Fees.  Amounts in respect of the Sales Fee may be credited to Apex Metals when earned from time to time but shall remain on deposit in the Apex Metals Account unless otherwise withdrawn or transferred therefrom in accordance with the terms and conditions of this Agreement or Section 5.17 of the Cross-Guarantee and Security Agreement.

9.02  Cash Sweep Prepayments.

(a)                                  Cash Sweep Prepayments.  The Borrower shall, on each Principal Repayment Date, prepay the principal of and interest on the Senior Loans (each such payment being a “Cash Sweep Prepayment”) in an amount equal to the lesser of (i) 35% of the amount then on deposit in the Liquidity Accounts (other than the Operating Reserve Account) and (ii) the total aggregate amount of Senior Loans then outstanding.

(b)                                 Application of Cash Sweep Prepayments.  The aggregate amount of all Cash Sweep Prepayments shall be applied to prepay the principal installments of Senior Loans in inverse order of maturity.  No penalty, premium, breakage cost or similar cost will be payable by the Borrower in respect of a Cash Sweep Prepayment.

(c)                                  Notice.  The Borrower shall state in a Withdrawal Certificate delivered to the Administrative Agent and the Collateral Agent not more than ten (10) Business Days but not less than five (5) Business Days prior to a Principal Repayment Date the aggregate amount of Cash Sweep Prepayments and the payment in respect thereof to be made to each Senior Lender to be made on such Principal Repayment Date, together, in either case, with calculations in reasonable detail demonstrating the Borrower’s compliance with this Section 9.02.  Failure of the Borrower to provide such Withdrawal Certificate shall not relieve the Borrower of its obligation to make a Cash Sweep Prepayment.  In the event that the Borrower has failed to deliver a Withdrawal Certificate as required by this Section 9.02(c), the Administrative Agent shall calculate the amount of the Cash Sweep Prepayment and instruct the Collateral Agent to disburse such Cash Sweep Prepayment.  The Administrative Agent’s calculation shall be final and binding.

ARTICLE X

EVENTS OF DEFAULT

10.01  Events of Default.  Each of the following events shall be an “Event of Default”:

(a)                                  Payment Default.

(i)                                     The Borrower defaults in the payment of (A) any Senior Loan Obligation consisting of principal when and as such Senior Loan Obligation is due and payable or (B) any Secured Debt Obligation consisting of a Guaranteed Apex Metals Obligation in respect of a Guaranteed Apex Metals Early Termination Amount when and as such Secured Debt Obligation is due and payable, and such default is continuing for a period of two (2) Business Days;

(ii)                                  The Borrower defaults in the payment of any Secured Debt Obligation (other than as described in clause (i) above), when and as such Secured Debt Obligation is due and payable, and such default is continuing for a period of (i) in the case of payments of Guaranteed Apex Metals Obligations in respect of Guaranteed Apex Metals Net Payment Amounts, interest (including premiums and fees in respect of the PRI Policies) and commitment fees, three Business Days after the date such payment was due and (ii) in the case of all other payments to any Secured Party, five (5) days after such payment was due;

(b)                                 Breach of Representation and Warranty.  Any representation, warranty or statement confirmed or made by the Borrower under any Financing Document or contained in any certificate, statement, notice or other document provided to any Secured Party under or pursuant to any Financing Document shall have been incorrect in any material respect when made or deemed to be made or (except if stated to have been made solely as of an earlier date) repeated;

(c)                                  Breach of Covenant.

(i)                                     The Borrower defaults on its obligation to provide notice concerning any of the events and circumstances described in Section 6.03 (Notice of Extraordinary Events);

(ii)                                  The Borrower fails to perform or observe, violates or otherwise defaults on:

(A)                              any obligation under Article IV (Accounts) (I) to transfer or pay (or cause to be transferred or paid) funds (other than insurance proceeds and expropriation compensation) (x) to a New York Account from outside of Bolivia or (y) from a New York Account, (II) to apply, hold or invest (or cause to be applied, held or invested) funds deposited in a New York Account (other than the Insurance Proceeds Account and the Expropriation Proceeds Account) in a specified manner, or (III) to transfer or pay (or cause to be transferred or paid) funds (other than insurance proceeds and expropriation compensation) to a New York Account from Bolivia, and in each case of items (I), (II) and (III), such default continues uncured for three (3) Business Days from the occurrence thereof;

(B)                                any obligation under Article V (Insurance and Expropriation Compensation) or the related provisions of Article IV, to transfer or pay (or cause to be transferred or paid) to or from, or apply, hold or invest (or cause to be applied, held or invested) funds deposited in, the Insurance Accounts or the Expropriation Accounts in a specified manner, and such default continues uncured for five (5) Business Days after the occurrence thereof;

(C)                                any obligation under Section 9.01 (Restricted Payments) or Section 9.02 (Cash Flow Prepayments); or

(D)                               any covenants or agreements contained in Section 8.01 (Maintenance of Existence; Prohibition of Fundamental Changes), 8.02 (No Modification of Organizational Documents), 8.03 (Business), 8.04 (Principal Place of Business), 8.07(b) (Preservation of Assets), 8.09(b) (Compliance with Law and Environmental Guidelines), 8.10(a) or (c) (Maintain and Comply with Mining Concessions and Government Approvals), 8.11(b) or (e) (Project Documents), 8.12(c) (Construction and Completion), 8.15 (Capital Expenditures), 8.19 (Limitation on Indebtedness), 8.20 (Limitation on Liens and Encumbrances), 8.21 (Limitation on Loans, Advances, Guarantees and Investments), 8.22 (Limitation on Share Issuance) or 8.23 (Hedge Instruments) hereof;

(iii)                               The Borrower fails to perform or observe, violates or otherwise defaults on any obligation under Article III (Security Interests), Article IV (Accounts), Article V (Insurance), Article VI (Reporting), or Article VIII (Covenants), or on any obligation under any other Section of this Agreement (other than those specified in clauses (a) and (c)(i) and (c)(ii) above) or any other Financing Document and, in each case, such default continues uncured for thirty (30) days after the occurrence thereof;

provided that if any breach of an obligation in the Financing Documents arises out of or results from events or circumstances that constitute a Default or a separate Event of Default specified in another clause of this Section 10.01, then such other clause will control for the purposes of determining if and when an Event of Default has occurred under this Agreement;

(d)                                 Bankruptcy of the Borrower.

(i)                                     The Borrower shall:  (A) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; (B) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (C) make a general assignment for the benefit of its creditors; (D) commence a Proceeding; (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any Proceeding filed against it; or (G) take any corporate action for the purpose of effecting any of the foregoing; or

(ii)                                  A Proceeding or case shall be commenced against the Borrower without its application or consent, in any court of competent jurisdiction, seeking:  (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts; (B) the appointment of a trustee, receiver, custodian, liquidator or the like for itself or for all or any substantial part of its property; or (C) similar relief in respect of it under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and, in each case, such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days;

(e)                                  Dissolution, Termination or Winding-Up.  Other than in respect of a proceeding relating to the insolvency of the Borrower as specified in Section 10.01(d), the Borrower shall be terminated or dissolved (as a matter of Government Rule or otherwise), or proceedings shall be commenced by any Person seeking the termination or dissolution of the Borrower and such proceedings shall continue undismissed or unstayed for a period of 60 or more days (or such shorter period of time which such Person has pursuant to Government Rule to cause the dismissal of such proceeding or stay the effectiveness of any such order, judgment or decree);

(f)                                    Default Under or Termination of the Completion Agreement.  (i) A Completion Default shall have occurred and be continuing; (ii) the Completion Agreement shall have been terminated prior to Completion; (iii) the Completion Agreement shall have been declared in a final order of a court to be unenforceable against the Sponsor, or (iv) the Sponsor shall have repudiated its obligations under the Completion Agreement prior to Completion;

(g)                                 Default Under or Termination of the Transfer Restrictions Agreement.  (i) A TRA Default shall have occurred and be continuing; (ii) the Transfer Restrictions Agreement shall be terminated other than in accordance with its terms; (iii) the Transfer Restrictions Agreement shall have been declared in a final order of a court to be unenforceable against Apex Sweden, Apex Luxembourg, the Sponsor or any Permitted Assignee of any thereof; or (iv) any of Apex Sweden, Apex Luxembourg, the Sponsor or any Permitted Assignee of any thereof shall have repudiated its obligations under the Transfer Restrictions Agreement;

(h)                                 Default under or Termination of the Cross-Guarantee and Security Agreement.  (i) A CGSA Default shall have occurred and be continuing; (ii) the Cross-Guarantee and Security Agreement shall be terminated; (iii) the Cross-Guarantee and Security Agreement shall have been declared in a final order of a court to be unenforceable against Apex Metals; or (iv) Apex Metals shall have repudiated its obligations under the Cross-Guarantee and Security Agreement;

(i)                                     Sponsor Default. (i) A Sponsor Default shall have occurred and be continuing; (ii) the Sponsor Pledge Agreement shall be terminated; (iii) the Sponsor Pledge Agreement shall have been declared in a final order of a court to be unenforceable against the Sponsor; or (iv) the Sponsor shall have repudiated its obligations under the Sponsor Pledge Agreement;

(j)                                     ASC Bolivia Default.  (i) An ASC Bolivia Default shall have occurred and be continuing; (ii) the ASC Bolivia Pledge Agreement shall be terminated; (iii) the ASC Bolivia Pledge Agreement shall have been declared in an order of a court to be unenforceable against ASC Bolivia; or (iv) ASC Bolivia shall have repudiated its obligations under the ASC Bolivia Pledge Agreement;

(k)                                  Cross-Defaults.  Any Indebtedness for Borrowed Money for which the Borrower is liable in a principal amount in excess of $10 million either individually or in the aggregate is not paid when due (after giving effect to any applicable grace period) or is capable of being declared or has been declared to be due and payable prior to the stated maturity thereof;

(l)                                     Unsatisfied Judgments.  Any final judgment or judgments for the payment of money in excess of $10 million either individually or in the aggregate shall be rendered against the Borrower and shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days after the date of entry thereof;

(m)                               Abandonment.  Abandonment of the Project shall have occurred;

(n)                                 Failure to Achieve Completion.  The Borrower shall have failed to achieve Completion by the Limit Completion Date;

(o)                                 Security Interests Invalid.  Liens purported to be created by or under the Security Documents in any (i) Mining Concession, (ii) New York Account, (iii) Material Asset, (iv) Material Project Document or (v) material portion of any other Collateral shall fail or cease to be validly perfected first priority Liens having first priority over all other Liens (other than Permitted Liens which are entitled to mandatory priority under applicable Government Rules) and valid assignments of rights, as applicable, in favor of the Secured Parties; any material provision of any Security Document shall at any time for any reason cease to be valid and binding and in full force and effect; or the validity or enforceability of any material provision of any Security Document shall be contested by any party thereto (other than a Secured Party) or any Governmental Authority;

(p)                                 Attachment of Collateral.  Any Person (other than the Collateral Agent or any other Secured Party) shall have attached, or levied or enforced distress, execution or a similar remedy in respect of any of the Collateral or other Project Property having a replacement cost greater than $10 million, and, in each case, any such attachment or other process shall remain unstayed, unlifted or undischarged for 30 days after the Borrower has been served notice thereof;

(q)                                 Unenforceability of Transaction Documents.  (i) The Hedge Guaranty, any Senior Loan Agreement, any Note or any Fee Letter shall at any time for any reason cease to be valid and binding or in full force and effect, in each case without the prior written consent of the Collateral Agent (acting at the direction of the Administrative Agent); (ii) except as provided in Section 8.11, any Material Project Document shall at any time for any reason cease to be valid and binding or in full force and effect without the prior written consent of the Majority Secured Parties; (iii) the validity or enforceability of any Financing Document (other than the Completion Agreement, a Security Document or the Transfer Restrictions Agreement) or Material Project Document shall be contested by any party thereto (other than a Secured Party) or any Governmental Authority (and, in the case of a Material Project Document, such contest shall not be withdrawn by the contesting party within 30 days of the Administrative

Agent notifying the Borrower that it requires such contest to be withdrawn); or (iv) any Person (other than a Secured Party) shall deny that it has any liability or obligation under any Financing Document (other than the Completion Agreement, a Security Document or the Transfer Restrictions Agreement) or Material Project Document to which it is a party (and, in the case of a Material Project Document, such contest shall not be withdrawn by the contesting party within 30 days of the Administrative Agent notifying to the Borrower that it requires such contest to be withdrawn);

(r)                                    Breach of Material Project Documents.  Except as provided in Section 8.11, (i) any Material Project Document is terminated or (ii) any Material Project Counterparty shall have failed to perform any material obligations thereunder, and such failure is not remedied, or the breached agreement is not replaced on terms and with counterparties reasonably acceptable to Majority Secured Parties, within 30 days after written notice to the Borrower by the Administrative Agent;

(s)                                  Material Project Counterparties.

(i)                                     Bankruptcy of the Material Project Counterparties.

(A)                              Prior to the completion of its duties under all Material Project Documents to which it is a party, any Material Project Counterparty shall:  (1) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; (2) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (3) make a general assignment for the benefit of its creditors; (4) commence a Proceeding; (5) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; (6) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary Proceeding; or (7) take any corporate or partnership action for the purpose of effecting any of the foregoing; provided, that the occurrence of the foregoing in relation to such Person shall not be an Event of Default if, within 90 days after the Borrower knows of such occurrence or the Administrative Agent notifies the Borrower of such occurrence, the Borrower shall have replaced such Person in each of the Material Project Documents to which it is a party with a counterparty acceptable to the Majority Secured Parties; or

(B)                                Prior to the completion of its duties under all Material Project Documents to which it is a party, a proceeding or case shall be commenced against any Material Project Counterparty, without the application or consent of such Material Project Counterparty, in any court of competent jurisdiction, seeking:  (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts; (2) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person or of all or any substantial part of its property; or

(3) similar relief in respect of such Person under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and, in each case, such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; provided, that the occurrence of the foregoing in relation to such Person shall not be an Event of Default if, within 90 days after the Borrower knows of such occurrence or the Administrative Agent notifies the Borrower of such occurrence, the Borrower shall have replaced such Person in each of the Material Project Documents to which it is a party with a counterparty acceptable to the Majority Secured Parties;

(ii)                                  Dissolution, Termination or Winding-Up.  Other than in respect of a proceeding relating to the insolvency of a Material Project Counterparty specified in Section 10.01(s)(i), any Material Project Counterparty shall be terminated or dissolved (as a matter of Government Rule or otherwise), or proceedings shall be commenced by any Person seeking the termination or dissolution of any Person referred to in clause (i) above and such proceedings shall continue undismissed or unstayed for a period of 60 or more days (or such shorter period of time which such Person has pursuant to Government Rule to cause the dismissal of such proceeding or stay the effectiveness of any such order, judgment or decree); provided, that the occurrence of the foregoing in relation to such Person shall not be an Event of Default if, within 90 days after the Borrower knows of such occurrence or the Administrative Agent notifies the Borrower of such occurrence, the Borrower shall have replaced such Person in each of the Material Project Documents to which it is a party with a counterparty acceptable to the Majority Secured Parties;

(iii)                               Cross-Defaults.  Any Indebtedness for Borrowed Money for which any Material Project Counterparty is liable in a principal amount in excess of $10 million, either individually or in the aggregate, is not paid when due (after giving effect to any applicable grace period) or is capable of being declared or has been declared to be due and payable prior to the stated maturity thereof; provided, that the occurrence of the foregoing in relation to such Person shall not be an Event of Default (A) for so long as there is no cessation or impairment of the performance of the Material Project Counterparty under each of the Material Project Documents to which it is a party or (B) if, within 90 days after the Borrower knows of such occurrence or the Administrative Agent notifies the Borrower of such occurrence, the Borrower shall have replaced such Person in each of the Material Project Documents to which it is a party with a counterparty acceptable to the Majority Secured Parties;

(iv)                              Unsatisfied Judgments.  Any final judgment or judgments for the payment of money in excess of $10 million either individually or in the aggregate shall be rendered against any Material Project Counterparty and shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days after the date of entry thereof; provided, that the occurrence of the foregoing in relation to such Person shall not be an Event of Default (A) for so long as there is no cessation or impairment of the performance of the Material Project Counterparty under each of the Material Project Documents to which it is a party or (B) if, within 90 days after the Borrower knows of such occurrence or the Administrative Agent notifies the Borrower of such occurrence, the Borrower shall have replaced such Person in each of the Material Project Documents to which it is a party with a counterparty acceptable to the Majority Secured Parties;

(t)                                    Expropriatory Event.

(i)                                     There shall have occurred any act or series of acts taken, approved or authorized by, or attributable to, a Bolivian Governmental Authority that has the effect of expropriation, confiscation, nationalization, requisition or sequestration of the Senior Lenders’ fundamental rights as creditors in respect of the Financing Documents (including rights in connection with the security interests granted (or purported to be granted) by or pursuant to this Agreement and the other Security Documents); or

(ii)                                  any act or series of acts is taken, authorized or ratified by Bolivia or any Governmental Authority of Bolivia that has the effect of expropriation, confiscation, nationalization, requisition or sequestration which (A) prevents or restricts the operation of the Borrower or the Project, or (B) deprives the Borrower of its ownership or control of all or any substantial part of the Project Property, the taking of which either under clause (A) or (B) above prevents, or is reasonably likely to prevent, the Borrower from constructing or operating the Project (or material parts thereof) in all material respects in accordance with the Project Description, the Construction Budget and the Operating Plan then in effect or paying Secured Debt Obligations when due;

and, in either case (i) or (ii), such acts or series of acts continues uncured for 180 days;

(u)                                 Selective Discrimination.  A law, order or decree shall have been imposed upon the Borrower, any Senior Lender or on the Project by a Bolivian Governmental Authority that is selective and discriminatory in nature or effect and which (i) prevents the operation of all or a substantial part of the Borrower or the Project or (ii) prevents any Senior Lender from participating in the benefits of the Collateral provided by the Borrower, Apex Metals or the Sponsor (including rights in connection with the security interests granted (or purported to be granted) by or pursuant to this Agreement and the other Security Documents), and in either case (i) or (ii), such law, order or decree remains in effect for 180 days;

(v)                                 Foreign Exchange Restrictions.  (i) The Borrower is deprived by applicable Bolivian law, directive or decision by any Bolivian Governmental Authority of any of its rights (whether by breach, cancellation or revocation of such benefits for any reason) to (A) produce and export Project Production, (B) receive and maintain all proceeds of the export of Project Production outside Bolivia, (C) use such proceeds to pay Secured Debt Obligations, or (D) make other payments required to be made in foreign currencies outside Bolivia, import products and services necessary for the construction and operation of the Project substantially as contemplated by the Construction Budget and Operating Plan then in effect and pay for such products and services with funds outside Bolivia, (ii) in the case of any of clause (A), (B), (C) or (D), at any time following such deprivation of rights, the operation of any law, directive or decision of any Bolivian Governmental Authority prevents any Senior Lender or the Borrower from (X) converting Dollars to Bolivianos or Bolivianos to Dollars, (Y) converting an amount in Bolivianos realized by any Senior Lender following the exercise by such Senior Lender of its rights and/or remedies under the Financing Documents to Dollars or (Z) transferring outside Bolivia any amount constituting a payment of any Secured Debt Obligation, (iii) in the case of any of clause (A), (B), (C), or (D), at any time following such deprivation of rights any Bolivian Governmental Authority or any entity authorized by Bolivian law to operate in the foreign exchange markets fails to effect any conversion or transfer by the Borrower or any Senior Lender, with respect to a payment of any Secured Debt Obligations, of Dollars to Bolivianos or Bolivianos to Dollars and (iv) in the case of (i), (ii) or (iii), such deprivation or such law, directive or decision or failure to effect a transfer continues uncured or in effect for a period of 180 days;

(w)                               Political Violence Events.  Any violent act motivated by political reasons or any act or acts of war (declared or undeclared), civil commotion, rebellion, riot, sabotage, strikes or terrorism in Bolivia shall have occurred (i) which has a material adverse effect on (A) the security interests created or purported to be created under the Security Documents, taken as a whole, (B) the Borrower’s ability to construct or operate the Project in all material respects in accordance with the Project Description, the Construction Budget and the Operating Plan or (C) the Borrower’s ability to pay the Secured Debt Obligations when due, and (ii) such act or acts results in the material cessation of operations of the Project for a period of 180 days;

(x)                                   Mining Concessions and Government Approvals.  Any Mining Concession or Government Approval is abrogated in any material respect, cancelled, terminated, abandoned, repudiated or declared void, invalid or unenforceable (except to the extent such Mining Concession or Government Approval is no longer necessary due to permitted revisions made to the Construction Budget or the Operating Plan in accordance with Section 8.14) and such action is (i) not remedied within 30 days after the Borrower has written notice thereof or (ii) held to be final and non-appealable or continues unstayed for a period of 60 days;

(y)                                 Embargo.  A law, order, decree or regulation has been imposed by any Governmental Authority within the country of the principal place of business of any Senior Lender, any Governmental Authority within the country of the principal place of business of any of Apex Metals, Apex Luxembourg or Apex Sweden, any supranational body (including but not limited to the United Nations and the European Union) or any Chilean Governmental Authority that (i) prohibits any Senior Lender from receiving any payment on any Secured Obligation, (ii) prevents the Borrower from exporting Project

Production, or (iii) prevents the import of Project Production into the country of any purchaser and in any such event, the law, order, decree or regulation continues in effect for 180 days.

(z)                                   Restriction of Export Rights.  The Borrower’s right to export Project Production is abrogated in any material respect, cancelled, terminated, repudiated or declared void, invalid or unenforceable by any Bolivian Governmental Authority and such action is (i) not remedied within 30 days after the Borrower has written notice thereof, or (ii) held to be final and non-appealable or continues unstayed for a period of 60 days.

(aa)                            Forced Divestiture.  A law, order, decree, regulation, directive or restriction by any Governmental Authority of the principal place of business of the Sponsor, any Senior Lender or any of Apex Metals, Apex Luxembourg or Apex Sweden that (i) requires any of Apex Metals, Apex Luxembourg or Apex Sweden to divest itself of all or part of its equity interest in the Borrower or (ii) prevents the Sponsor or any of Apex Metals, Apex Luxembourg or Apex Sweden from participating in all or any part of the benefit of its equity interests in the Project, and in each such case such law, order, decree, regulation, directive or restriction remains in effect for a period of 180 days.

(bb)                          Chilean Political Events.

(i)                                     The Borrower or Apex Metals is deprived by applicable Chilean Government Rules or final and non-appealable actions by Chilean Governmental Authorities of any of its rights (whether by breach, cancellation or revocation of such benefits for any reason) to (A) export Project Production and (B) import products and services necessary for the construction and operation of the Project substantially as contemplated by the Construction Budget and the Operating Plan then in effect, and in the case of any of clause (A) or (B) such deprivation of rights continues uncured for a period of 180 days;

(ii)                                  Any act or acts of war (declared or undeclared), civil war, revolution, insurrection, civil strife or terrorism in Chile shall have occurred (i) which has a material adverse effect on (A) the Borrower’s ability to construct or operate the Project in all material respects in accordance with the Project Description, the Construction Budget and the Operating Plan then in effect, (B) the Borrower’s or Apex Metals’ ability to export Project Production from Bolivia or Chile or (C) the Borrower’s or Apex Metals’ ability to import products and services necessary for the construction and operation of the Project substantially as contemplated by the Construction Budget and Operating Plan then in effect, and such act or acts results in the material cessation of operations of the Project for a period of 180 days; or

(iii)                               Any act or series of acts is taken, authorized or ratified by Chile or any Governmental Authority of Chile that has the effect of confiscation, expropriation or nationalization of the Railway or the Port which has a material adverse effect on (A) the Borrower’s ability to construct or operate the Project in all material respects in accordance with the Project Description, the Construction Budget and the Operating Plan then in effect, (B) the Borrower’s or Apex Metals’ ability to export Project Production from Bolivia or Chile or (C) the Borrower’s or Apex Metals’ ability to import products and services necessary for the construction and operation of the Project substantially as contemplated by the Project Description, the Construction Budget and the Operating Plan then in effect, and such act or acts results in the material cessation of operations of the Project for a period of 180 days;

(cc)                            Default Under or Termination of Hedge Agreements.  (i) Any “Event of Default” or “Early Termination Event” howsoever described in any Mandatory Metals Hedge Agreement with respect to any Mandatory Metals Hedge Transaction shall have occurred and be continuing or (ii) any Mandatory Metals Hedge Transaction shall be terminated (except as permitted pursuant to Section 5.05 of the Cross-Guarantee and Security Agreement) or (iii) any Mandatory Metals Hedge Transaction shall be declared in a final non-appealable judgment to be unenforceable against any Hedge Bank;

(dd)                          Event of Default Under Individual Senior Loan Agreement.  An event of default under, and as defined in, an individual Senior Loan Agreement which is not also an Event of Default under this Agreement (a “Senior Lender Group Event of Default”), has occurred and is continuing and (i) all applicable grace periods thereunder shall have expired, (ii) the Senior Lender Group shall have delivered a notice to the Borrower declaring a Senior Lender Group Event of Default under the applicable Senior Loan Agreement and (iii) the requirements of Section 2.07(b) elevating this event to an Event of Default have been satisfied;

(ee)                            Change in Control.  Subject to the provisions of the Transfer Restrictions Agreement:

(i)                                     (A) Prior to Completion, the Sponsor shall cease to own directly 100% of the issued and outstanding Apex Luxembourg Shares, (B) at any time after Completion, the Sponsor shall cease to own directly at least 51% of the issued and outstanding Apex Luxembourg Shares or (C) at any time, the Sponsor shall cease to Control the Borrower or Apex Metals directly or indirectly;

(ii)                                  (A) Apex Luxembourg shall cease to own directly 100% of the issued and outstanding Apex Sweden Shares and at least one Apex Metals Quota in the amount of 1,000 Swiss Francs or (B) Apex Luxembourg shall cease to Control Apex Sweden or Apex Metals directly or indirectly at any time;

(iii)                               (A) Apex Sweden shall cease to own directly 100% of the issued and outstanding Borrower Shares and at least 99.79% of the issued and outstanding Apex Metals Quotas or (B) Apex Sweden shall cease to Control the Borrower directly or indirectly at any time;

(ff)                                Force Majeure.  An Event of Force Majeure (that is not an event of the type described in (t) through (bb) above) occurs which results in the material cessation of operations of the Project for a period of 60 consecutive days or 120 days in the aggregate;

(gg)                          Material Adverse Effect.  Any event, condition or occurrence occurs which has a Material Adverse Effect;

(hh)                          Minimum Financial Ratios.

(i)                                     At any time after Completion, the HDSCR as determined for the six-month period ending on any Principal Repayment Date is less than 1.1:1.0, or

(ii)                                  At any time after Completion, the LLCR calculated from any Principal Repayment Date to the Final Maturity Date is less than 1.3:1.0, or

(iii)                               At any time after Completion, the FLDSCR as determined for the six-month period commencing on a Principal Repayment Date is less than 1.15:1.0; or

(iv)                              At any time after Completion, the Reserve Tail calculated from any Principal Repayment Date is less than 40%; and

(ii)                                  Reserve Accounts.  At any time after Completion, (i) a Debt Service Reserve Deficiency shall remain unsatisfied for more than 90 consecutive days or (ii) an Operating Reserve Deficiency shall remain unsatisfied for more than 60 consecutive days.

10.02  Remedies.  Upon the occurrence and during the continuation of an Event of Default:

(a)                                  Immediately upon the occurrence and during the continuance of an Event of Default, the Administrative Agent (acting at the direction of the Majority Secured Parties) shall have the right to (i) give to the Collateral Agent an Account Enforcement Notice and the Collateral Agent shall take full control of the New York Accounts as provided in Section 4.05 and (ii) direct the Collateral Agent to draw on any Debt Service Reserve Letter of Credit, Contingent Support Letter of Credit and/or Equity Support Letter of Credit and deposit the proceeds thereof in the applicable New York Account for application in accordance with an Enforcement Direction.

(b)                                 Immediately upon the occurrence and during the continuance of an Event of Default and the delivery by the Administrative Agent (acting at the direction of the Majority Lenders) of a notice to the Borrower electing to apply the Default Margin (provided that no such notice shall be required where the Administrative Agent is prohibited or otherwise restricted from giving such notice to the Borrower under applicable Government Rules), the Default Margin shall apply in calculation of interest in respect of the Senior Loan Obligations.

(c)                                  Immediately upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall, if instructed by the Majority Lenders, by notice to the Borrower terminate the Senior Loan Commitments and/or declare the principal amounts then outstanding of, and accrued interest on, the Senior Loans and all other amounts payable by the Borrower hereunder constituting Senior Loan Obligations to be forthwith due and payable (provided that in the case of the Event of Default referred to in Section 10.01(d) (other than clause (i)(A) thereof), (i) the Senior Loan Commitments shall automatically be terminated and such amounts shall automatically become immediately due and payable without any such declaration and (ii) an Account Enforcement Notice shall be deemed to have been delivered), whereupon such amounts shall be immediately due and payable and such notice deemed given, without presentment, demand, notice, protest or other formalities of any kind, all of which are expressly waived by the Borrower.

(d)                                 Immediately upon the occurrence and during the continuance of an Event of Default, the Majority Secured Parties shall have the right to require the Borrower to seek to appoint the Sponsor to act as operator of the Project pursuant to an agreement with the Borrower in compliance with Section 8.18 for the purpose of providing assistance to the Borrower necessary to cure any continuing Event of Default.  The Sponsor shall have no obligation to enter into such agreement, provided that upon the Sponsor’s failure to enter into such agreement or failure to perform its obligations thereunder, the Majority Secured Parties shall have the right to require the Borrower to seek to appoint a qualified third party acceptable to the Majority Secured Parties as operator pursuant to an agreement on terms and conditions acceptable to such Majority Secured Parties.

(e)                                  Immediately upon the occurrence and during the continuance of an Event of Default, the Majority Secured Parties shall have the right to take Enforcement Action and to direct the Administrative Agent to give the Collateral Agent a notice, identified as an enforcement direction, together with a certification that such notice is given in accordance with this Agreement (an “Enforcement Direction”), directing the Collateral Agent to take the Enforcement Action specified in such notice.

10.03  Enforcement Action; Limitation on Suits; Subrogation.

(a)                                  Following receipt of an Enforcement Direction, subject to the receipt by the Collateral Agent of indemnity or other assurances reasonably satisfactory to it, the Secured Parties giving such Enforcement Direction shall have the right (i) to require the Collateral Agent to enforce this Agreement and the Security Documents, either by judicial proceedings for the enforcement of the payment of Secured Debt Obligations and the enforcement of the security interests created under the Financing Documents, the sale of the Collateral or any part thereof or otherwise or by the exercise of the power of entry and/or sale conferred pursuant to the Financing Documents and (ii) to direct the time, method and place of conducting any proceeding for any remedy available to the Collateral Agent, or exercising any trust or power conferred upon the Collateral Agent hereunder or under any Security Document, provided that (A) such direction shall not be in conflict with applicable Government Rules and (B) the Collateral Agent may take any other action reasonably incidental to carrying out any direction of such Secured Parties.

(b)                                 No Secured Party (other than pursuant to an Enforcement Action properly taken in accordance with this Agreement) shall have the right in respect of the Secured Debt Obligations owed to it or otherwise under any Financing Document to commence any proceeding, judicial or otherwise, against the Borrower or any Affiliated Obligor under any bankruptcy law or other reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency, liquidation or similar law or for the appointment of a receiver, trustee or other officer or representative of a court or of creditors.

(c)                                  No Secured Party (other than pursuant to an Enforcement Action properly taken in accordance with this Agreement) shall have the right to commence any proceeding, judicial or otherwise, to enforce any judgment obtained by it in respect of the Secured Debt Obligations or otherwise under any Financing Document, against the Borrower or any Affiliated Obligor thereof or their assets or properties or to enforce any provision of this Agreement, any other Financing Document or the security interests created under or pursuant to any such Financing Document, it being understood and intended that no Secured Party shall have any rights in any manner whatsoever to affect, disturb or prejudice the security interests created hereunder or pursuant hereto or under the Security Documents or pursuant thereto or the rights of any of the other Secured Parties, or to obtain or seek to obtain priority or preference over any other Secured Party or to enforce any rights under this Agreement or any other Financing Document except in the manner herein provided.

(d)                                 Without limitation of the foregoing provisions of this Section 10.03, the Secured Parties confirm to each other their intention to remain in frequent consultation with each other at all times during which Enforcement Actions are being or can be taken hereunder, and to endeavor to achieve a broad consensus on the manner, timing, method and place of exercising Secured Parties’ remedies with a view to obtaining repayment of the Secured Debt Obligations.

(e)                                  Nothing in this Article X shall prevent the Administrative Agent or any other Secured Party from directing the Collateral Agent to take action with respect to the Collateral reasonably designed to preserve and protect their rights in, or to prevent any diminution in the value, utility or condition of, such Collateral.

(f)                                    The Borrower, the Collateral Agent and the Secured Parties acknowledge and agree that, in the event that a PRI Insurer shall have paid a Secured Debt Obligation to a Secured Party (other than an Agent) pursuant to a PRI Policy, such PRI Insurer shall be subrogated to the rights of such Secured Party in respect thereof under this Agreement and each other Financing Document and shall be a Secured Party for all purposes hereunder and thereunder to the extent of such payment, and the obligations of the Borrower to such PRI Insurer as a subrogee shall constitute unpaid Secured Debt Obligations and an Event of Default under clause (a) of Section 10.01 hereof shall be continuing until such Secured Debt Obligations shall be paid in full.

10.04  Application of Enforcement Proceeds.  Proceeds from Enforcement Actions specified to be applied in accordance with this Section 10.04 shall be applied promptly by the Collateral Agent, at the direction of the Majority Secured Parties (provided that the Majority Secured Parties, in issuing such a direction, cannot amend the priority of payments set out in this Section 10.04), in the following order of priority:

(a)                                  FIRST, to the pro rata payment of all fees and moneys owed to the Collateral Agent and the other Agents, each in its individual or trust capacity (but not as Senior Lenders or Hedge Banks), relating to services rendered in their respective capacities as agents (but not as Senior Lenders or Hedge Banks) in each case including monies owed to them pursuant to indemnities provided in connection with such services;

(b)                                 SECOND, to the payment of the whole amount outstanding of Secured Debt Obligations (whether accelerated or otherwise); and in the event such moneys shall not be sufficient to pay in full the whole amount so due and unpaid, then to make payments on a pro rata basis to each Person entitled to receive such payments based on the amounts of Secured Debt Obligations owed to such Person, without preference or priority, provided that in such case any Person may apply funds received by it to Senior Loan Obligations held by it in any order it chooses;

(c)                                  THIRD, after payment in full of the foregoing amounts, to the payment of all PRI Insurer Obligations; and

(d)                                 FOURTH, after payment in full of the foregoing amounts, to the payment of the remainder, if any, to the holder of the equity of redemption, if any, of the Collateral subject to enforcement, or its respective successor, or as a court of competent jurisdiction may otherwise direct.

10.05  Conduct of Certain Enforcement Action.  Upon taking Enforcement Action, the Collateral Agent shall have the right to, and shall, but only if and to the extent so instructed by the Administrative Agent, at the direction of the Secured Parties directing such Enforcement Action (upon receipt of indemnity satisfactory to it), subject to applicable Government Rules:

(a)                                  sell or cause to be sold, at public or private sale, subject to any mandatory requirement of applicable Government Rules and the requirements of Section 3.18 to the extent applicable thereto, the Collateral either as an entirety, or, if permitted by applicable Government Rules and so directed by such Secured Parties, in parcels at such place and at such time and upon such terms as the Secured Parties taking the Enforcement Action may specify or may be required by applicable Government Rules;

(b)                                 proceed to protect and enforce its right and the rights of Secured Parties under this Agreement and the Security Documents by sale pursuant to judicial proceedings or by a proceeding in equity or at law or otherwise, whether for the enforcement of the security interests created under or pursuant to this Agreement or the Security Documents or for the enforcement of any other legal, equitable or other remedy; and/or

(c)                                  take any other action as the holder of a security interest may be entitled to take under the laws in effect in any jurisdiction where any rights or remedies hereunder may be asserted.

10.06  Incidents of Sale.  Upon any sale of any of the Collateral by the Collateral Agent on behalf of the Secured Parties, whether made under the power of sale hereby given or pursuant to judicial proceedings, to the extent permitted by applicable Government Rules:

(a)                                  Secured Parties may bid for and purchase the property offered for sale, and upon compliance with the terms of sale may hold and dispose of such property;

(b)                                 The Collateral Agent may make and deliver, or cause to be made and delivered, to the purchaser or purchasers a good and sufficient deed, bill of sale and instrument of assignment and transfer of the property sold; and

(c)                                  The Collateral Agent in its own name or pursuant to the power of attorney granted in or pursuant to Section 13.03 by the Borrower may make all necessary deeds, bills of sale and instruments of assignment and transfer of the property thus sold, and for that purpose the Collateral Agent may execute all necessary deeds, bills of sale and instruments of assignment and transfer, and may substitute one or more Persons with like power (and the Borrower hereby ratifies and confirms all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof; but if so required by the Collateral Agent or by any purchaser, the Borrower shall ratify and confirm any such sale or transfer by executing and delivering to the Collateral Agent or to such purchaser or purchasers all proper deeds, bills of sale, instruments of assignment and transfer and releases as may be designated in any such request).

Upon a sale of substantially all of the Collateral owned by the Borrower, whether made under the power of sale hereby given or pursuant to judicial proceedings, the Borrower shall permit, to the extent permitted by applicable law, the purchaser thereof and its successors and its and their assigns to take and use the name of the Borrower and to carry on business under such name or any variant or variants thereof and to use and employ any and all other trade names and trademarks of the Borrower.

10.07  Collateral Agent May File Proofs of Claim.  During the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other similar judicial proceeding relative to any Affiliated Obligor or the Collateral, the Collateral Agent (irrespective of whether the principal of the Secured Debt Obligations shall then be due and payable), shall be entitled and empowered, by intervention in such proceeding or otherwise, (a) to file and prove a claim for the whole amount of the Secured Debt Obligations owing to the Secured Parties and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Collateral Agent (including any claim for the reasonable compensation, disbursements and advances of the Collateral Agent, in their respective individual or trust capacities, their agents and counsel) and of Secured Parties allowed in such judicial proceeding and (b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent. Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Debt Obligations or the rights of any Secured Party or to authorize the Collateral Agent to vote in respect of the claim of any Secured Party in any such proceeding.

10.08  Collateral Agent May Enforce Claims.  All rights of action and claims under this Agreement may be prosecuted and enforced by the Collateral Agent in its own name for the benefit of the Secured Parties; provided, however, that the Collateral Agent is also hereby appointed as agent for the Secured Parties for this and the other purposes of this Agreement, and the Collateral Agent may, if necessary under applicable law, take such action solely as agent for the Secured Parties and/or delegate the performance of such action to a third Person.  Any recovery of judgment by the Collateral Agent shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Collateral Agent, its agents and counsel, be for the benefit of the Secured Parties and applied as provided in Section 10.04.

10.09  References to Collateral Agent.  All references in Article IV and this Article X to the Collateral Agent shall, for the avoidance of doubt, be deemed to be references to any Person granted a power of attorney (including any attorney-in-fact appointed in connection with judicial or other proceedings in Bolivia) by the Collateral Agent for the purpose of enforcing the rights and remedies granted to the Secured Parties under the Security Documents.

ARTICLE XI

CONDITIONS PRECEDENT

11.01  Conditions Precedent to Closing Date.  The “Closing Date” shall mean the date upon which all of the following conditions precedent have been satisfied in form and substance acceptable to, or shall have been waived by, and all of the following documents have been received by each Senior Lender and each Agent:

(a)                                  Authorizations, Etc.  The Administrative Agent and the Collateral Agent shall have received certified copies of (i) the Organizational Documents of the Affiliated Obligors and (ii) Authorizations with respect to each Affiliated Obligor given to authorize the execution, delivery and performance by it of each Financing Document, Material Project Document and Apex Metals Document to which it is a party, and the performance by it of its obligations hereunder and thereunder, as applicable.

(b)                                 Incumbency and Signatures.  The Administrative Agent and the Collateral Agent shall have received certificates of each Affiliated Obligor, in respect of the authority and incumbency, and containing a specimen signature, of each Person who has signed or will sign each of this Agreement, the other Financing Documents, the Material Project Documents and the Apex Metals Documents to which it is a party, on its behalf, or who will, until replaced by another Person or Persons duly authorized for that purpose, otherwise act as representative for the purposes of signing documents in connection with such documents and the transactions contemplated hereby and thereby.

(c)                                  Execution and Delivery.  Each of this Agreement, each other Financing Document (other than the Bolivian Security Documents, the Chilean Security Documents and the Swiss Pledge Agreement), each other Apex Metals Document and each of the Project Documents (each of which, in the case of the Financing Documents, the other Apex Metals Documents and the Material Project Documents, shall be in form and substance satisfactory to the Senior Lenders) shall have been executed and delivered by each of the parties named as proposed signatories hereto and thereto, to the Senior Lenders.

(d)                                 Senior Loan Agreements.  Other items that are being delivered concurrently with the execution of, and as set forth in, the individual Senior Loan Agreements shall have been delivered under each applicable Senior Loan Agreement in accordance with the terms thereof.

(e)                                  Project Consents and Approvals.  All Government Approvals, Mining Concessions, Other Property Rights, Intellectual Property Rights and Authorizations (other than those specified in clause (a)(ii) above) required for the construction, operation or financing of the Project, as identified in Part A of Appendix E-2, shall have been obtained (or are expected to be obtained prior to Initial Disbursement) and be in full force and effect and been registered with each authority of, or in each public registry in, Bolivia with or in which such registration is necessary, other than those expected to be obtained in the ordinary course by the time they are necessary which are identified in Part B of Appendix E-2. The Borrower shall deliver to the Collateral Agent, the Administrative Agent and each Senior Lender copies of the documents creating and evidencing all such Mining Concessions, Other Property Rights, Intellectual Property Rights and Authorizations certified by an Authorized Officer of the Borrower.

(f)                                    Independent Engineer Report.  The Administrative Agent shall have received a report on the Project, the Development Plan, the Initial Construction Budget and the Initial Operating Plan by the Independent Engineer, satisfactory to the Senior Lenders in all material respects as to the (i) environmental conditions at and near the Project site and the environmental and social impact of the contemplated operations of the Project (including, without limitation, compliance with the Environmental Guidelines, the EAP and the DIA, as described in such report), (ii) reliability of the mineable reserve estimate, mining plans and metallurgy as well as the integrity and feasibility of all engineering, design, capacity, construction and operating specifications and arrangements, capital and operating cost estimates and drawdown schedule, (iii) the progress of the construction and all Operating Costs incurred prior to the end of the second calendar month immediately preceding the Closing Date, (iv) feasibility and compliance by the Project with the Development Plan, the Initial Construction Budget and the Initial Operating Plan, (vi) the requirements of the Completion Test and (vii) such other matters with respect to the Project as any Senior Lender shall reasonably request.

(g)                                 Financial Model.  The Administrative Agent and the Technical Agent and each Senior Lender shall have received the Development Plan, the Initial Financial Model, the Initial Operating Plan and the Initial Construction Budget, accepted in all respects by the Senior Lenders, accompanied by a review of the Initial Financial Model dated September 30, 2005 by the Financial Model Auditor, containing, without limitation, (i) evidence that the minimum FLDSCR for any semi-annual period through the Final Maturity Date is not less than 1.5:1.0, (ii) evidence that the LLCR is not less than 1.7:1.0, (iii) evidence that the Reserve Tail is never less than 40% prior to the Final Maturity Date, and (iv) estimates of future production and costs prepared by the Borrower as of the Closing Date with only such qualifications and limitations as are acceptable to the Senior Lenders in their sole discretion.

(h)                                 Financial Statements.  The Borrower shall have delivered to the Administrative Agent copies of the most recent unaudited quarterly financial statements of the Borrower, the Sponsor, Apex Metals, Apex Luxembourg and Apex Sweden and the most recent annual audited financial statements of the Sponsor and the Borrower (prepared in accordance with, in the case of the Borrower, the requirements set forth in Section 6.02 of this Agreement, in the case of the Sponsor, the requirements set forth in Section 4.02 of the Sponsor Pledge Agreement, in the case of Apex Metals, the requirements set forth in Section 5.10 of the Cross-Guarantee and Security Agreement, in the case of Apex Luxembourg, the requirements set forth in Section 3.05(i) of the Transfer Restrictions Agreement and in the case of Apex Sweden, the requirements set forth in Section 3.06(i) of the Transfer Restrictions Agreement), accompanied by an officer’s certificate of each such party, dated as of the Closing Date, certifying that such financial statements are true and complete and fairly present the financial conditions of such Person for the period covered thereby, and that no material adverse change in the financial conditions, operations or business of such Person has occurred since the date of such financial statements.

(i)                                     Environmental Reports.  The Borrower shall have delivered to the Administrative Agent (for delivery to each Senior Lender) and the PRI Insurers, the EAP and the On Common Ground Report (including the SDCR Report), each prepared to the reasonable satisfaction of the Senior Lenders.

(j)                                     Acceptance of Appointment of Agent for Service.  The Collateral Agent and the Administrative Agent shall have received acceptances from agents for service of process appointed in New York for each Affiliated Obligor under each of Sections 15.12(c) hereto, 10.09 of the Commercial Bank Senior Loan Agreement, 10.10(b) of the CAF Loan Agreement, 7.10(d) of the Completion Agreement, 5.08(c) of the Transfer Restrictions Agreement, 8.07(c) of the Cross-Guarantee and Security Agreement, 7.07(c) of the Sponsor Pledge Agreement, 4.08(c) of the Hedge Guaranty, 5.07(c) of the Concentrate Sales Guarantee and 5.07(c) of the Project Document Guarantee.

(k)                                  Intercompany Agreements; Consents to Assignment.  The Borrower shall have delivered to the Collateral Agent, the Administrative Agent and each Senior Lender (i) copies of all Intercompany Agreements; and (ii) a Counterparty Consent from each Person (other than the Borrower) party to each Intercompany Agreement.

(l)                                     Apex Metals Conditions.  All Government Approvals and Authorizations (other than those specified in clause (a)(ii) above) required for the execution, delivery and performance by Apex Metals of its obligations under the Apex Metals Documents shall have been obtained (or are expected to be obtained prior to Initial Disbursement) and be in full force and effect.

(m)                               Metals Report.  The Administrative Agent shall have received a report of the Metals Consultant showing a long term outlook for both zinc and lead including a supply and demand analysis (both historical and forecast), a review of the relevant concentrate markets and zinc and lead price forecasts, such report to be in form and substance satisfactory to the Senior Lenders.

                                                (n)                                 Power Reports.   The Administrative Agent shall have received reports of the Power Consultant satisfactory to the Senior Lenders demonstrating that (i) the transmission system from Punutuma to San Cristóbal, as finally developed, will provide a suitable means of supplying power to the San Cristóbal complex; (ii) the national grid has historically displayed reliable power supply and there are no significant factors anticipated in future years to suggest that this will change; and (iii) the power prices assumptions used in the Initial Financial Model are prudent and conservative.

(o)                                 Initial Cost to Complete.  The Borrower shall have delivered to the Administrative Agent an initial Cost to Complete Certificate approved by the Independent Engineer.

(p)           PRI Premia.  The Borrower shall have paid all premia and other fees of the Loan PRI Insurers and the Hedge PRI Insurers payable under the Loan PRI Policy or the Hedge PRI Policy, as applicable, on or before the Closing Date.

(q)                                 Payment of Fees.  The Borrower shall have paid all reasonable and documented fees and expenses (including out-of-pocket expenses) in respect of the transactions contemplated by this Agreement then due and payable to the Collateral Agent, the Administrative Agent, the Technical Agent, the Mandated Lead Arrangers and any Senior Lender.

(r)                                    Fees of Independent Engineer, Social Consultant, Insurance Advisor and Legal Counsel.  The Borrower shall have paid the reasonable and documented fees and expenses of each of the Independent Engineer, the Social Consultant and the Insurance Advisor acting on behalf of the Senior Lenders and New York and Bolivian counsel to the Mandated Lead Arrangers, to the extent statements for any therefor shall have been delivered to the Borrower not later than one (1) Business Day prior to the Closing Date.

11.02  Conditions Precedent to Initial Disbursement of Senior Loans.  The obligation of each Senior Lender to make its initial disbursement of Senior Loans shall be subject to the occurrence of the Closing Date and the satisfaction, or waiver by it, of the following conditions precedent:

(a)                                  Sponsor Support.

(i)                                     The sum of (A) the amount of Sponsor Funding deposited in the Equity Account plus (B) the aggregate undrawn face amount of all Equity Support Letters of Credit shall equal the Equity Amount.

(ii)                                  The sum of (A) the amount of Sponsor Funding deposited in the Contingent Support Account plus (B) the aggregate undrawn face amount of all Contingent Support Letters of Credit shall equal $70,000,000.

(iii)                               The Senior Lenders shall have approved the Sponsor Budget.

(iv)                              The Administrative Agent shall have received evidence satisfactory to the Senior Lenders of the funding of (A) the Escrow Account in an amount not less than $10,893,780 and (B) the Additional Escrow Account in an amount not less than $9,855,180.

(v)                                 The Administrative Agent shall have received evidence satisfactory to the Senior Lenders that the Sponsor has Dedicated Cash of at least $51,069,000.

(b)                                 Hedging.  Apex Metals and the Hedge Banks shall have executed all Mandatory Metals Hedging Transactions having the terms specified in Appendix F in form and substance acceptable to the Senior Lenders.

(c)                                  Security Documents.  Each of the Bolivian Security Documents, the Swiss Pledge Agreement and the Chilean Security Documents shall have been executed and delivered by each of the parties thereto.  To the extent provided in Article III, all Security Documents shall have been recorded and any other actions necessary to create and perfect the Liens required to be created and perfected under such Security Documents shall have been taken.  Each of the Bolivian Security Documents and the Chilean Security Documents shall have been duly executed and delivered and, to the extent specified in Article III, notarized and registered in each public registry in Bolivia or Chile, as applicable, in which such registration is necessary, and notified to any Person, where such notification is necessary to perfect the security interest granted by such documents, and notarized and consularized copies thereof, together with evidence of filing, registration, giving of notices or receipt of consents, as required for such perfection, shall have been delivered to the Collateral Agent, the Administrative Agent and each Senior Lender.  The Borrower and each Secured Party shall have executed and delivered to the Collateral Agent, and registered in every public registry in Bolivia in which such registration is necessary, a notarized deed constituting the powers of attorney specified in Section 3.14(d).  The Administrative Agent shall have received a consent from the escrow agent under the Transmission Line Escrow Agreement to the assignment by way of security of ASC Bolivia’s rights thereunder in form and substance satisfactory to the Administrative Agent.

(d)                                 Certificates.

(i)                                     The Borrower shall have delivered to the Administrative Agent and the Collateral Agent an Officer’s Certificate dated the Initial Disbursement Date to the effect that the conditions set forth in Section 11.01 and this Section 11.02 have been satisfied.

(ii)                                  Each Affiliated Obligor shall have delivered to the Administrative Agent and the Collateral Agent an Officer’s Certificate dated the Initial Disbursement Date to the effect that the representations and warranties made by it in each Transaction Document to which it is a party are true and correct in all material respects as if made on and as of the date of such certificate (except for such representations which are expressly stated to be made as of an earlier date in which case such representations shall be true and correct in all material respects as of such earlier date).

(iii)                               The Administrative Agent and the Collateral Agent shall have received an Officer’s Certificate of the Borrower approved by the Independent Engineer setting out the Contributed Equity Amount which shall be at least $150,000,000.

(e)                                  Project Documents; Consents to Assignment.  The Borrower shall have delivered to the Collateral Agent, the Administrative Agent and each Senior Lender:

(i)            copies of all Material Project Documents then in effect (other than those previously delivered pursuant to Section 11.01(k));

(ii)                                  Counterparty Consents from each Material Project Counterparty with respect to each Material Project Document that is in existence on or prior to the Initial Disbursement Date (other than those provided pursuant to Section 11.01(k));

(iii)                               AM Counterparty Consents from each party (other than Apex Metals and a Secured Party) to an Apex Metals Document; and

(iv)                              with respect to the Rail Transporter and each Transmission Line Contractor, an opinion of counsel to such Material Project Counterparty substantially in the form of Appendix R-11 hereto.

(f)                                    Accounts.

(i)                                     The New York Accounts and the Bolivian Accounts shall have been established, and agreements setting forth the arrangements for the operation and maintenance of the New York Accounts and the Bolivian Accounts shall have been executed and delivered (and registered, if necessary), in form and substance reasonably satisfactory to the Senior Lenders.

(ii)                                  The Collateral Agent shall have notified the Borrower and each Senior Lender of the establishment of each New York Account and each Bolivian Account.

(g)                                 Insurance.

(i)                                     The insurance required to be in effect pursuant to Article V shall be in full force and effect, and the Borrower shall have delivered true and complete copies of binders and brokers’ letters of undertaking substantially in the form of Appendix C-3 with respect to the insurance required pursuant to Article V to the Collateral Agent, which letters shall be dated not earlier than 30 days prior to the Closing Date and shall certify that (A) the insurance is in full force and effect, (B) all of the premiums have been paid and (C) all necessary endorsements have been made.  The Borrower shall certify in writing that such policies comply with the provisions of this Agreement.

(ii)                                  The Senior Lenders shall have received the Insurance Advisor Report confirming that the insurance obtained by the Borrower complies with the requirements set forth in Article V of this Agreement.

(iii)                               The Borrower shall have delivered true and complete copies of each “Deed of Assignment” of reinsurance (substantially in the form of Appendix C-4 hereto) executed by each of its insurers in Bolivia (other than insurers under the Other Local Policies) and their reinsurers in accordance with Section 5.03.

(h)                                 Legal Opinions.  The Administrative Agent and the Collateral Agent shall have received the following legal opinions dated the Initial Disbursement Date and addressed to the Administrative Agent, the Collateral Agent, each Senior Lender and each Hedge Bank:

(i)                                     the opinion of Quintanilla & Soria Abogados, special Bolivian counsel to the Borrower, in the form attached hereto as Appendix R-1;

(ii)                                  the opinion of Walkers & Co., special Cayman Islands counsel to the Sponsor, in the form attached hereto as Appendix R-2;

(iii)                               the opinion of Akin, Gump, Strauss, Hauer & Feld LLP, special New York counsel to the Affiliated Obligors, in the form attached hereto as Appendix R-3;

(iv)                              the opinion of Davis, Graham & Stubbs LLP, special Colorado counsel to the Affiliated Obligors, in the form attached hereto as Appendix R-4;

(v)                                 the opinion of Wistrand Advokatbyra, special Swedish counsel to Apex Sweden, in the form attached hereto as Appendix R-5;

(vi)                              the opinion of SuterHowald, special Swiss counsel to Apex Metals, in the form attached hereto as Appendix R-6;

(vii)                           the opinion of Bonn Schmitt Steichen, special Luxembourg counsel to Apex Luxembourg, in the form attached hereto as Appendix R-7;

(viii)                        the opinion of C. R. & F. Rojas, Bolivian counsel to the Senior Lenders, in the form attached hereto as Appendix R-8;

(ix)                                the opinion of Milbank, Tweed, Hadley & McCloy LLP, New York counsel to the Senior Lenders, in the form attached hereto as Appendix R-9;

(x)                                   the opinion of Philippi, Yrarrazaval, Pulido & Brunner Ltda., Chilean counsel to the Borrower and Apex Metals, in the form attached hereto as Appendix R-10; and

(xi)                                the opinion of Akin, Gump, Strauss, Hauer & Feld LLP, special English counsel to the Affiliated Obligors, in the form attached hereto as Appendix R-12.

(i)                                     Taxes.  The Borrower shall have delivered evidence that all filings, recordation, subscription and inscription fees and all recording and other similar fees, and all recording, stamp and other taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement, the other Financing Documents and the Project Documents have been paid in full (to the extent the obligations to make such payment then exists) by or on behalf of the Borrower.

(j)                                     Financing Statements.  The Collateral Agent shall have received acknowledgement copies of all financing statements under the Uniform Commercial Code with respect to each Affiliated Obligor, in each jurisdiction in which such financing statements are necessary or desirable to perfect the Liens created by the Security Documents.

(k)                                  Payment of Fees.  The Borrower shall have paid all reasonable and documented fees and expenses (including out-of-pocket expenses) in respect of the transactions contemplated by this Agreement then due and payable to the Collateral Agent, the Administrative Agent and the Technical Agent.

(r)                                    Fees of Independent Engineer, Social Consultant, nsurance Advisor and Legal Counsel.  The Borrower shall have paid the reasonable and documented fees and expenses of each of the Independent Engineer, the Social Consultant and the Insurance Advisor acting on behalf of Senior Lenders and New York and Bolivian counsel to the Mandated Lead Arrangers, to the extent statements for any therefor shall have been delivered to the Borrower not later than three (3) Business Days prior to the Initial Disbursement Date.

11.03  Common Conditions Precedent to Initial and Subsequent Disbursements of Senior Loans.  The obligation of each Senior Lender to make the initial and any subsequent disbursement of Senior Loans hereunder shall be subject to satisfaction, or waiver by it, of the following conditions precedent:

(a)                                  Representations and Warranties.  Each representation and warranty made by an Affiliated Obligor in this Agreement, each other Financing Document and each Intercompany Agreement shall be true and correct in all material respects as of each Disbursement Date as if made on and as of that date (except for such representations which are expressly stated to be made as of an earlier date in which case such representations shall be true and correct in all material respects as of such earlier date).

(b)           Cost to Complete.  The Borrower shall have delivered to the Administrative Agent a copy of the most recent Cost to Complete Certificate approved pursuant to Section 6.01(b), provided that such Cost to Complete Certificate shall have been so approved within sixty (60) days immediately preceding the Requested Disbursement Date.

(c)                                  No Default.  No Default or Event of Default shall have occurred and be continuing.

(d)                                 No Material Adverse Effect.  No event, occurrence or condition has occurred that could reasonably be expected to result in a Material Adverse Effect.

(e)                                  Independent Condition Precedent.  Each Independent Condition Precedent shall have been satisfied or waived as provided in the Senior Loan Agreement pursuant to which such Independent Condition Precedent was established.

11.04  Disbursements.

(a)                                  Notice of Disbursement.  The Borrower shall request Disbursements under the Senior Loan Agreements in compliance with this Section 11.04 and the terms of such Senior Loan Agreements by delivering a Notice of Disbursement with respect to such Disbursements, appropriately completed and signed by an Authorized Officer of the Borrower, to the Administrative Agent (with a copy to the Technical Agent), no later than five (5) Business Days prior to the Requested Disbursement Date.  The Borrower shall request Disbursements no more frequently than once per calendar month.

(b)                                 Required Information.  Each Notice of Disbursement shall be in the form of Appendix D-1 appropriately completed and shall contain the following:

(i)                                     the amount of the requested Disbursement under each Senior Loan Facility, which shall be not less than the minimum amount and in the incremental amount (if any) required by the applicable Senior Loan Agreement, except for Disbursements made on the final Disbursement Date under each Senior Loan Facility (which shall have no minimum amount and incremental amount requirements);

(ii)                                  the total amount of Project Costs required to be funded in connection with such Disbursement, which shall be Project Costs expected to be due and payable in the next month (except in connection with the initial disbursement of Senior Loans to the Borrower), broken down into Planned Project Costs and Excess Project Costs;

(iii)                               the total amount of Base Equity Contributions and Contingent Support Contributions required to be funded from Equity Account and the Contingent Support Account to fund, in the case of Base Equity Contributions, a portion of the Planned Project Costs and, in the case of Contingent Support Contributions, all Excess Project Costs (all in compliance with the provisions of Section 11.04(g));

(iv)                              the Requested Disbursement Date for such Disbursements, which shall be a Business Day and shall be the same date for each Disbursement requested under such Notice of Disbursement (the “Requested Disbursement Date”);

(v)                                 a statement of the aggregate balance of all Disbursements under each Senior Loan Facility to be outstanding on the relevant Disbursement Date after giving effect to each such requested Disbursement;

(vi)                              if the requested Disbursement is the final Disbursement under a Senior Loan Facility, a certification to such effect;

(vii)                           a certification that as of the Requested Disbursement Date and immediately prior to giving effect to the Disbursement to be made on such date, the total amount of Planned Project Costs as set forth on the most recently accepted Cost to Complete Certificate does not exceed the sum of available amounts on deposit in the Equity Account plus the then-available and unutilized amount of Senior Loan Commitments; and

(viii)                        such additional information as may be required under the Senior Loan Agreements.

(c)                                  Attachments.  The Notice of Disbursement shall include as attachments all certificates and documentation required to be attached thereto pursuant to Section 11.03 and each other applicable Financing Document, including the most recent approved Cost to Complete Certificate.

(d)                                 Funding.  With respect to any Disbursements requested in a Notice of Disbursement, if all conditions precedent to making Disbursements under the Senior Loan Agreements have been satisfied or waived in accordance the terms hereof and thereof on the Requested Disbursement Date, each of the Senior Lenders from whom such Disbursements shall have been requested shall make such Disbursements in accordance with the terms of their respective Senior Loan Agreements.

(e)                                  Satisfaction and Waiver of Conditions Precedent.

(i)                                     The conditions precedent to the Senior Lenders’ obligations set forth in Sections 11.01, 11.02 and 11.03 and, in respect of the Initial Disbursement, the other conditions precedent set forth in Section 6.01 of the Commercial Bank Senior Loan Agreement and Section 6.01 of the CAF Senior Loan Agreement (each with respect to the Initial Disbursement) shall have been satisfied at such time as the Borrower, the Administrative Agent, the Collateral Agent and each Senior Lender shall have received from each Senior Lender Group a notice to the effect that each such condition precedent has been met or has been waived by such Senior Lender Group.  Each Senior Lender Group agrees to give such notice promptly following the satisfaction of all of the conditions precedent set forth in Sections 11.01, 11.02 and 11.03 and in its Senior Loan Agreement (with respect to the initial disbursement) or the waiver thereof.

(ii)                                  With respect to the Initial Disbursement, the conditions precedent to Disbursements set forth in Sections 11.01, 11.02 and 11.03 may only be waived by the agreement of all of the Senior Lenders, and with respect to all subsequent Disbursements, the conditions precedent set forth in Section 11.03 may only be waived upon the request of the Borrower and by the agreement of the Majority Lenders; provided, however, that Independent Conditions Precedent under each Senior Loan Agreement referred to in Section 11.03(e), if any, may only be waived by the relevant Senior Lender Group.

(f)                                    Pro Rata Disbursements.  The Borrower shall draw down Senior Loans on a pro rata basis in accordance with the Senior Loan Commitments under all of the Senior Loan Agreements except in the case where the amount of the borrowing must be greater than what would otherwise be required under this Section due to the minimum disbursement requirements set forth in the various Senior Loan Agreements.

(g)                                 Funding of Project Costs Identified in a Notice of Disbursement.  Project Costs to be paid on and after the Initial Disbursement Date that are set forth in a Notice of Disbursement submitted pursuant to and satisfying the requirements of Section 11.04(b) shall be funded as set forth below.

(i)                                     Planned Project Costs shall be funded: (A) by Base Equity Contributions in an amount equal to 55% of the aggregate amount of Planned Project Costs identified in such Notice of Disbursement and (B) by Senior Loans in an amount equal to 45% of the aggregate amount of Planned Project Costs identified in such Notice of Disbursement; provided that at no time shall the TPCFR exceed 33:67; and

(ii)                                  Excess Project Costs shall be funded: (A) from amounts otherwise available in the Apex Metals Account (and not previously marked for any other purpose) and (B) by Contingent Support Contributions.

(h)                                 Timing of Contributions.  To the extent that Base Equity Contributions and/or Contingent Support Contributions, are identified in any Notice of Disbursement, such amounts shall be funded through transferring the applicable amount from the Equity Account or the Contingent Support Account, as applicable, to the Loan Proceeds Account on the Business Day immediately prior to the Requested Disbursement Date.

11.05  Post Commitment Termination Date Funding of Project Costs.

(a)                                  Notice of Project Costs.  After the Commitment Termination Date, no later than five (5) Business Days prior to a date on which it desires to make transfers from the Equity Account or the Contingent Support Account for the purpose of paying Project Costs (each such date, a “Project Cost Funding Date”), the Borrower shall deliver a Notice of Project Costs appropriately completed and signed by an Authorized Officer of the Borrower, to the Administrative Agent (with a copy to the Technical Agent and CAF).  The Borrower shall deliver a Notice of Project Costs only following the Commitment Termination Date and no more frequently than once per calendar month.

(b)                                 Required Information.  Each Notice of Project Costs shall be in the form of Appendix D-2 appropriately completed and shall contain the following:

(i)                                     the total amount of Project Costs required to be funded in connection with such Notice of Project Costs, which shall be Project Costs expected to be due and payable in the next month, broken down into Planned Project Costs and Excess Project Costs;

(ii)                                  the total amount of Base Equity Contributions and Contingent Support Contributions required to be funded from the Equity Account and the Contingent Support Account to fund, in the case of Base Equity Contributions, a portion of the Planned Project Costs and, in the case of Contingent Support Contributions, all Excess Project Costs (all in compliance with the provisions of Section 11.05(e)); and

(iii)                               the Project Cost Funding Date, which shall be a Business Day.

(c)                                  Attachments.  The Notice of Project Costs shall include as an attachment the most recent Cost to Complete Certificate approved pursuant to Section 6.01(b); provided that the Borrower shall not be permitted to designate a Project Cost Funding Date unless such Cost to Complete Certificate has been approved within sixty (60) days immediately preceding the requested Project Cost Funding Date.

(d)                                 Funding.  So long as a Project Cost Funding Date has been validly designated hereunder, on the Project Cost Funding Date, the Borrower may instruct the Collateral Agent to instruct the Securities Intermediary to make withdrawals from the Equity Account and the Contingent Support Account as set out in the Notice of Project Costs.

(e)                                  Funding of Project Costs Identified in a Notice of Project Costs.  Project Costs to be paid on and after the Commitment Termination Date that are set forth in a Notice of Project Costs submitted pursuant to and satisfying the requirements of Section 11.05(b) shall be funded as set forth below.

(i)                                     Planned Project Costs identified in such Notice of Project Costs shall be funded by Base Equity Contributions (provided that to the extent that any proceeds of Senior Loans remain on deposit in the Loan Proceeds Account at any such time, the Borrower may use such proceeds to fund any such Planned Project Costs); and

(ii)                                  Excess Project Costs shall be funded: (A) from amounts otherwise available in the Apex Metals Account (and not previously marked for any other purpose) and (B) by Contingent Support Contributions.

(f)                                    Timing of Contributions.  Base Equity Contributions and/or Contingent Support Contributions identified in any Notice of Disbursement shall be funded through transferring the applicable amount from the Equity Account or the Contingent Support Account, as applicable, to the Loan Proceeds Account on the Project Cost Funding Date.

ARTICLE XII

ADMINISTRATIVE AGENT AND
TECHNICAL AGENT

12.01  Appointment.

(a)                                  Each Senior Lender and Hedge Bank hereby irrevocably appoints and authorizes (i) BNP Paribas as the Administrative Agent to act as its agent hereunder, under the other Financing Documents to which the Administrative Agent is named as a party, under the Loan PRI Policies (with respect to the Tranche A Senior Lenders) and under the Hedge PRI Policy (with respect to the Hedge Banks) and (ii) Barclays Capital as the Technical Agent to act as its agent hereunder and under the Completion Agreement, in each case, with such powers as are specifically delegated to such Agent by the terms of this Agreement, the other Financing Documents and the PRI Policies, as applicable, together with such other powers as are reasonably incidental thereto.

(b)                                 Any bank serving as either the Administrative Agent or the Technical Agent as appointed hereunder shall have the same rights and powers in its capacity as a Senior Lender or Hedge Bank as any other Senior Lender or Hedge Bank and may exercise the same as though it were not the Administrative Agent or the Technical Agent, as applicable, and such bank and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Administrative Agent or the Technical Agent, as applicable, hereunder.

12.02  Limitation of Liability.

(a)                                  The Administrative Agent and the Technical Agent shall not have any duties or obligations except those expressly set forth herein, in the other Financing Documents to which it is a party and, with respect to the Administrative Agent, the PRI Policies.  Without limiting the generality of the foregoing (i) neither the Administrative Agent nor the Technical

Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (ii) neither the Administrative Agent nor the Technical Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by another Financing Document to which it is a party, or, in the case of the Administrative Agent, a PRI Policy, that the Administrative Agent or the Technical Agent, as applicable, is required to exercise in writing by the requisite Secured Parties, and (iii) except as expressly set forth herein, in any other Financing Document to which it is a party and, in the case of the Administrative Agent, any PRI Policy, neither the Administrative Agent nor the Technical Agent shall have any duty to disclose, and neither the Administrative Agent nor the Technical Agent shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by a bank serving as either Administrative Agent or Technical Agent or any of its affiliates in any capacity.  Neither the Administrative Agent nor the Technical Agent shall be liable for any action taken or not taken by it with the consent or at the request of the requisite Secured Parties as specified in the applicable agreement, or in the absence of its own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.  Each of the Administrative Agent and the Technical Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to it by an Affiliated Obligor or a Secured Party, and neither the Administrative Agent nor the Technical Agent shall be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement, any other Financing Document, any PRI Policy or the Project, (B) the contents of any certificate, report or other document delivered hereunder, under any other Financing Document, under a PRI Policy or in connection herewith or therewith, except as expressly set forth herein or therein, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, in any other Financing Document or any PRI Policy, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document, any PRI Policy or any other agreement, instrument or document, (E) the satisfaction of any condition precedent to a Disbursement set forth in Article XI or elsewhere herein or in any other Financing Document to which it is a party, other than to confirm receipt of items expressly required to be delivered to it and except as expressly set forth herein or therein, or (F) the adequacy of any insurance or insurance support agreement, the effectiveness or maintenance of any insurance policy or insurance support agreement, the creditworthiness of any underwriter or any other matter relating to the insurance provided by the Borrower hereunder.

(b)                                 Each of the Administrative Agent and the Technical Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each of the Administrative Agent and the Technical Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each of the Administrative Agent and the Technical Agent may consult with, and obtain advice from, legal counsel, accountants and other experts of its choice, in connection with the performance of their respective duties hereunder and under the other Financing Documents and the PRI Policies as applicable and shall incur no liability and shall be fully protected in acting in good faith in reliance on the written opinion and written advice of such counsel, accountants and other experts.  The Administrative Agent and the Technical Agent shall not be responsible for the negligence or misconduct of any counsel, accountants and other experts selected by it without gross negligence or willful misconduct on its part.

(c)                                  Each of the Administrative Agent and the Technical Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents or attorneys-in-fact appointed by it, including sub-agents specifically appointed to represent a single Creditor Group (and, in the event that a sub-agent is appointed to represent a single Creditor Group, such sub-agent may seek the advice of counsel for such single Creditor Group).  Each of the Administrative Agent and the Technical Agent and any such sub-agent or attorney-in-fact may perform any and all its duties and exercise its rights and powers through their respective affiliates.  The exculpatory provisions of this Section 12.02 and the indemnification provisions of Section 15.14 shall apply to the affiliates of each of the Administrative Agent and the Technical Agent and any such sub-agent or attorney-in-fact, and shall apply to their respective activities provided for herein as well as the activities of the Administrative Agent and the Technical Agent.

12.03  Resignation and Replacement.  Subject to the appointment and acceptance of a successor Administrative Agent or Technical Agent as provided in this Section, each of the Administrative Agent and the Technical Agent may resign at any time by notifying each other Secured Party and the Borrower.  The Administrative Agent and the Technical Agent may be removed as agent hereunder, under the other Financing Documents to which it is a party and under the PRI Policies upon thirty (30) days’ notice by an instrument in writing signed by the Majority Lenders and the Majority Hedge Banks.  Upon any such resignation or removal, the Majority Lenders and the Majority Hedge Banks shall have the right to appoint a successor.  No removal or resignation of the Administrative Agent or the Technical Agent or appointment of a successor Administrative Agent or Technical Agent shall be effective until (a) the appointment of a successor is accepted by such successor and (b) all indemnity and compensation required under the Financing Documents, and, in the case of the Administrative Agent, the PRI Policies have been paid or provided for.  If no successor shall have been so appointed by the Majority Lenders and the Majority Hedge Banks or shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Technical Agent, as the case may be, gives notice of its resignation, then such retiring Administrative Agent or Technical Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent or Technical Agent, as the case may be, which shall be a bank with an office in New York, New York or London, England having capital and surplus in excess of $500,000,000, or an affiliate of any such bank.  Upon the acceptance of its appointment as the Administrative Agent or Technical Agent hereunder, as applicable, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring Administrative Agent or Technical Agent and such retiring Administrative Agent or Technical Agent shall be discharged from its duties and obligations hereunder, under each other Financing Document to which it is a party and, in the case of the Administrative Agent, under the PRI Policies.  The fees payable by the Borrower to a successor Administrative Agent or Technical Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the resignation of either the Administrative Agent or the Technical Agent hereunder, the provisions of this Article XII and Section 15.14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent or Technical Agent, as the case may be.

12.04  No Reliance.  Each Secured Party acknowledges that it has, independently and without reliance upon either the Administrative Agent or the Technical Agent or any other Secured Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Financing Document.  Each Secured Party also acknowledges that it will, independently and without reliance upon either the Administrative Agent or the Technical Agent or any other Secured Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and each other Financing Document, any related agreement or any document furnished hereunder or thereunder.  Each Secured Party further acknowledges that consent by the Secured Parties to certain proposed actions hereunder shall be deemed to have been given in certain circumstances with the passage of time, as expressly provided herein.

12.05  Communication.

(a)                                  The Administrative Agent agrees to furnish promptly to each other Secured Party a copy of each written communication (including notices, notices of borrowing, certificates, reports, opinions, agreements, other documents, financial information and project reports) received by it from any Affiliated Obligor under or expressly relating to this Agreement, any other Financing Document or the transactions contemplated hereby and thereby; provided that information received under the Commercial Bank Senior Loan Agreement need only be provided to Commercial Bank Senior Lenders.  The obligation of the Administrative Agent with respect to information received under the Loan PRI Policy and the Hedge PRI Policy shall be governed solely by Sections 12.08(b) and 12.09(b) respectively.

(b)                                 The Administrative Agent agrees to furnish promptly to each other Secured Party a copy of each written communication received by it from, or sent by it to, any member of the Apex Group expressly relating to any insurance to be provided for, or in respect of or relating to, the Borrower or the Project.

(c)                                  The Technical Agent agrees to promptly upon receipt of a request thereof from the Administrative Agent or Collateral Agent, provide technical and environmental advice in relation to the contents of any notice, document, request or other information received by it.

12.06  Indemnity.  Each Senior Lender (other than the Agents) and each Hedge Bank agrees to indemnify each of the Administrative Agent and the Technical Agent, its officers, agents and employees for, and to hold it harmless ratably in accordance with, its proportionate share of the aggregate amount of Secured Debt Obligations held by or payable to each Secured Party (other than the Agents) against, any loss, liability, claim, judgment, settlement, compromise, obligation, damage, penalty, cost, expense or disbursement of any kind or nature whatsoever with respect to the performance of its agency role in accordance with this Agreement, the other Financing Documents and the PRI Policies (to the extent not reimbursed under Section 15.14), unless arising from the gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, of the Administrative Agent or Technical Agent, its officers, agents and employees that are seeking indemnification.  Notwithstanding anything herein or in the other Financing Documents to the contrary, neither the Administrative Agent nor the Technical Agent shall be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers hereunder or thereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it or if such action would be contrary to applicable law.

12.07  Duties.

(a)                                  Each of the Administrative Agent and the Technical Agent shall:

(i)                                     except as otherwise expressly provided in any Financing Document, perform its duties in accordance with any instructions given to it by the requisite Secured Parties as provided in this Agreement, which instructions shall be binding on all Secured Parties (including the Collateral Agent) party hereto; and

(ii)                                  if so instructed by the requisite Secured Parties, refrain from exercising any right, power, authority or discretion vested in it hereunder or under the other Financing Documents (other than rights arising under this Article XII).

(b)                                 The Technical Agent shall:

(i)                                     coordinate and monitor the activities of the Independent Engineer as required;

(ii)                                  monitor the results of any reports prepared by the Independent Engineer and provide comments as appropriate to the Administrative Agent on such reports; and

(iii)                               review and provide comments to the Administrative Agent on the report of the Independent Engineer on the Completion Certificates and supporting documentation.

(c)                                  The Administrative Agent shall coordinate and monitor the activities of the Insurance Advisor as required, and shall review the results of any reports and other correspondence prepared by the Insurance Advisor and provide comments as appropriate to the Administrative Agent in respect thereof.

12.08  Special Provisions Relating to the Loan PRI Policy.

(a)                                  Each Tranche A Senior Lender represents and warrants to the Administrative Agent that:  (i) it has reviewed the Loan PRI Policy and is aware of the provisions thereof and (ii) no information provided by such Tranche A Senior Lender in writing to the Loan PRI Insurers prior to the date hereof was incomplete, untrue or incorrect in any respect except to the extent that such Tranche A Senior Lender, in the exercise of reasonable care and due diligence prior to the giving of the information, could not have discovered the error or omission.  Each Tranche A Senior Lender represents and warrants for the benefit of the Administrative Agent and each other Tranche A Senior Lender that it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in the

Administrative Agent being in breach of any of its obligations as “Agent” under the Loan PRI Policy, or result in the “Insureds” (as defined in the Loan PRI Policy) being in breach of any of their respective obligations as “Insureds” under the Loan PRI Policy, or which would otherwise prejudice the Administrative Agent’s ability to make a claim on behalf of the Tranche A Senior Lenders under the Loan PRI Policy.

(b)                                 The Administrative Agent agrees to furnish promptly to each Tranche A Senior Lender a copy of each written communication received by it from, or sent by it to, the Loan PRI Insurers, the Borrower, the Collateral Agent, any member of the Apex Group or any Affiliate of any thereof expressly relating to, and any amendment or waiver of any of the provisions of, the Loan PRI Policy, or from any Tranche A Senior Lender pursuant to or in relation to the Loan PRI Policy.  The Administrative Agent agrees not to take any action under the Loan PRI Policy without the consent of the Tranche A Senior Lenders holding more than 50% of the aggregate amount of uncancelled and undrawn Tranche A Loan Commitments and outstanding Tranche A Loans.  The Administrative Agent agrees to furnish promptly to each Tranche A Senior Lender a request for any information it reasonably requires for the purposes of fulfilling its duties under the Loan PRI Policy.

(c)                                  Each Tranche A Senior Lender acknowledges and agrees that it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with the Loan PRI Policy except through the Administrative Agent (acting upon the instructions of the Tranche A Senior Lenders holding more than 50% of the aggregate amount of uncancelled and undrawn Tranche A Loan Commitments and outstanding Tranche A Loans) and that all of the rights of the Tranche A Senior Lenders under the Loan PRI Policy shall only be exercised by the Administrative Agent (acting upon the instructions of the Tranche A Senior Lenders holding more than 50% of the aggregate amount of uncancelled and undrawn Tranche A Loan Commitments and outstanding Tranche A Loans).

(d)                                 Each payment received by the Administrative Agent from the Loan PRI Insurers under the Loan PRI Policy for the account of any Tranche A Senior Lender shall be distributed by the Administrative Agent to each such Tranche A Senior Lender in accordance with Section 4.01(b) of the Commercial Bank Senior Loan Agreement.

12.09  Special Provisions Relating to the Hedge PRI Policy.

(a)                                  Each Hedge Bank represents and warrants to the Administrative Agent that:  (i) it has reviewed the Hedge PRI Policy and is aware of the provisions thereof and (ii) no information provided by such Hedge Bank in writing to the Hedge PRI Insurers prior to the date hereof was incomplete, untrue or incorrect in any respect except to the extent that such Hedge Bank, in the exercise of reasonable care and due diligence prior to the giving of the information, could not have discovered the error or omission.  Each Hedge Bank represents and warrants for the benefit of the Administrative Agent and each other Hedge Bank that it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in the Administrative Agent being in breach of any of its obligations as “Agent” under the Hedge PRI Policy, or result in the “Insureds” (as defined in the Hedge PRI Policy) being in breach of any of their respective obligations as “Insureds” under the Hedge PRI Policy, or which would otherwise prejudice the Administrative Agent’s ability to make a claim on behalf of the Hedge Bank under the Hedge PRI Policy.

(b)                                 The Administrative Agent agrees to furnish promptly to the Administrative Agent (for delivery to each Hedge Bank) a copy of each written communication received by it from, or sent by it to, the Hedge PRI Insurers, the Borrower, the Administrative Agent, the Collateral Agent, any member of the Apex Group or any Affiliate of any thereof expressly relating to, and any amendment or waiver of any of the provisions of, the Hedge PRI Policy, or from any Hedge Bank pursuant to or in relation to the Hedge PRI Policy.  The Administrative Agent agrees not to take any action under the Hedge PRI Policy without the consent of the Majority Hedge Banks.  The Administrative Agent agrees to furnish promptly to each Hedge Bank a request for any information it reasonably requires for the purposes of fulfilling its duties under the Hedge PRI Policy.

(c)                                  Each Hedge Bank acknowledges and agrees that it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with the Hedge PRI Policy except through the Administrative Agent (acting upon the instructions of the Majority Hedge Banks) and that all of the rights of the Hedge Banks under the Hedge PRI Policy shall only be exercised by the Administrative Agent (acting upon the instructions of the Majority Hedge Banks).

(d)                                 Each payment received by the Administrative Agent from the Hedge PRI Insurers under the Hedge PRI Policy for the account of any Hedge Bank shall be distributed by the Administrative Agent promptly to each such Hedge Bank, in immediately available funds, for the account of and as designated by such Hedge Bank.

(e)                                  Unless otherwise agreed in writing by the Administrative Agent (at the direction of each Hedge Bank) and the Borrower, the Borrower shall pay (or cause to be paid) to the Hedge PRI Insurers, all fees, premia and other amounts payable from time to time in respect of the Hedge PRI Policy (excluding any premia payment deducted or offset by the Hedge PRI Insurers during the process of calculating a claim payment payable to one or more Hedge Banks), by no later than 11:00 a.m. New York time on the date due therefor.  All such payments shall be made by the Borrower free and clear of, and without deduction or withholding for, any and all present and future income, stamp and other taxes and levies, imposts, deductions, charges, fees, compulsory loans and assessments whatsoever imposed, assessed, levied or collected by any competent authority in Bolivia or any political subdivision or taxing authority thereof or therein.  If the Borrower is required by any applicable Government Rule to withhold any amounts when making any payment referred to in this Section 12.09(e), the Borrower shall pay the Hedge PRI Insurers such additional amounts as are necessary to pay to the Hedge PRI Insurers the full amount due notwithstanding the withholding requirement.

(f)                                    Each Hedge Bank hereby agrees that in the event that a potential “Event of Default” described in Section 5(a)(ix) of its Mandatory Metals Hedge Agreement has occurred, and (i) the Majority Hedge Banks have accepted the terms and conditions or a proposed replacement insurance policy and (ii) the Majority Hedge Banks have accepted the proposed replacement Hedge PRI Insurer, then such Hedge Bank will agree to accept the proposed policy and shall not terminate the Mandatory Metals Hedge Transactions.

(g)                                 If any Event of Default Section 10.01(u) (Selective Discrimination), (v) (Foreign Exchange Restrictions), (w) (Political Violence Events), (x) (Mining Concessions and Government Approvals), (y) (Embargo), (z) (Restriction of Export Rights) or (aa) (Forced Divestiture) has occurred (each such Event of Default, a “PRI Eligible Event”), the Borrower will notify the Administrative Agent who shall promptly notify the Hedge Banks in writing (such notice, a “PRI Notice”) of such PRI Eligible Event giving reasonable details in respect thereof. Each Hedge Bank shall promptly notify the Administrative Agent of its Guaranteed Apex Metals Early Termination Amount in respect of all Mandatory Metals Hedging Transactions promptly upon receipt of such PRI Notice from the Administrative Agent. Each Hedge Bank agrees that it shall not declare an “Event of Default” (as defined in a Mandatory Metals Hedge Agreement) or otherwise declare an “Early Termination Date” (as defined in a Mandatory Metals Hedge Agreement) in respect of any Mandatory Metals Hedge Transaction unless and until either (a) the Administrative Agent shall have informed the Hedge Banks in writing that no PRI Eligible Event has occurred (or that the same has been waived in accordance with the terms of this Agreement or that the same is not an event that would be covered by the Hedge PRI Policy) and that the PRI Notice has been withdrawn (in which case the Hedge Banks shall be entitled to take such action as desired under the Mandatory Metals Hedge Agreements in respect of any continuing “Event of Default” thereunder) or (b) the Hedge PRI Insurers have informed the Administrative Agent that such Hedge PRI Insurers desire to direct the Hedge Banks to declare an Early Termination Date under the Mandatory Metals Hedge Agreements in respect of the Mandatory Metals Hedge Transactions, in which case the Hedge Banks shall declare that an Early Termination Date has occurred under the Mandatory Metals Hedge Agreements in respect of all Mandatory Metals Hedge Transactions; provided that if at any time following the delivery of a PRI Notice the Hedge Banks inform the Administrative Agent that the collective Guaranteed Apex Metals Early Termination Amount for all Hedge Banks exceeds the amount of cover provided by the Hedge PRI Insurers under the Hedge PRI Policy, then, notwithstanding the foregoing provisions, each Hedge Bank shall be entitled to declare an Early Termination Date under its Mandatory Metals Hedge Agreement with respect to all Mandatory Metals Hedge Transactions notwithstanding the provisions of this Section 12.09(g).  Except as provided in this Section 12.09(g), nothing in the Financing Documents shall prohibit a Hedge Bank from establishing an “Early Termination Date” as defined under its Mandatory Metals Hedge Agreement where it is otherwise entitled to do so following the occurrence of an “Event of Default” as defined thereunder.

12.10  Compensation.  Each of the Administrative Agent and the Technical Agent shall be entitled to compensation as separately agreed upon with the Borrower.  The Senior Lenders shall have no liability for any fees, expenses or disbursements of the Administrative Agent or the Technical Agent.  Any reasonable and documented fees, compensation or expenses of the Administrative Agent or the Technical Agent or its counsel not paid as provided for herein may be taken from any property held by the Collateral Agent hereunder notwithstanding any provisions herein to the contrary.  As security for such payment, the Administrative Agent and the Technical Agent shall have a lien upon all Collateral and other property and funds held or collected by the Collateral Agent hereunder and shall have priority in the distribution of proceeds from Enforcement Actions in accordance with Section 10.04.  The obligations of the Borrower under this Section 12.10 and Section 15.14 to compensate and indemnify the Administrative Agent, the Technical Agent and each predecessor Administrative Agent or Technical Agent and to pay or reimburse the Administrative Agent, the Technical Agent and each predecessor Administrative Agent or Technical Agent as set forth herein shall survive the resignation of the Administrative Agent or the Technical Agent and the termination of this Agreement.

12.11  Authority to Act for Secured Parties.  The Administrative Agent and the Technical Agent shall have the right and authority with full power of substitution to act for and on behalf of the Secured Parties with respect to each Financing Document to which such Agent is a party, including the right to create, accept, perfect and execute such Financing Document and any and all amendments (subject to Section 15.18) and renewals of such documents and, on behalf of the Secured Parties, to exercise in accordance with the provisions hereof the Secured Parties’ rights under such Financing Documents and shall incur no liability to the Secured Parties in connection with any failure to act thereunder as the same may be amended or renewed from time to time.

ARTICLE XIII

THE COLLATERAL AGENT AND SECURITIES INTERMEDIARY

13.01  Appointment of Collateral Agent.  JPMorgan Chase Bank, N.A., acting through its office in New York, is hereby appointed by the Secured Parties as collateral agent and attorney in fact for the purposes of this Agreement and the other Financing Documents (such Person in such capacity and its successors in such capacity being the “Collateral Agent”) and the Collateral Agent hereby accepts such appointment upon the terms and conditions hereof.

13.02  Delivery of Documentation.  Executed counterparts of the Financing Documents and the PRI Policies will be delivered to the Collateral Agent on or prior to the date of execution of this Agreement and the Collateral Agent shall acknowledge receipt thereof.  The Borrower agrees to deliver to the Collateral Agent: (a) any instrument amending or modifying any agreement previously delivered to the Collateral Agent, (b) any instrument or document relating to the Secured Debt Obligations and (c) any instrument or document relating to the transactions contemplated by the Project Documents.

13.03  Attorney-in-Fact.  The Collateral Agent or any officer or agent thereof, with full power of substitution, is hereby appointed the attorney-in-fact with special power of attorney of each Affiliated Obligor for the purpose of carrying out the provisions of this

Agreement and the other Financing Documents and taking any action and executing any instruments which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof and thereof, which appointment as attorney-in-fact with special power of attorney is coupled with an interest and irrevocable and, without limiting the generality of the foregoing, which appointment hereby gives the Collateral Agent or any officer or agent thereof the power and right on behalf of each Affiliated Obligor, without notice to or assent by the foregoing, to the extent permitted by applicable Government Rules, to do the following when and to the extent it is authorized or directed to do so pursuant to the terms of this Agreement or any of the other Financing Documents, provided that, unless otherwise permitted hereunder to do so to perform its functions as Collateral Agent, the Collateral Agent cannot exercise its powers under this Section 13.03 unless an Event of Default has occurred and is continuing:

(a)                                  to ask for, demand, sue for, collect, receive and give acquittance for any and all moneys due or to become due with respect to, and to the extent of, the rights assigned to it by any Affiliated Obligor to the extent of the interest therein of any Secured Party in the Collateral;

(b)                                 to receive, take, endorse, assign and deliver any and all checks, notes, drafts, acceptances, documents and other negotiable and non-negotiable instruments, documents and chattel paper taken or received by the Collateral Agent in connection with this Agreement or any of the other Financing Documents;

(c)                                  to commence, file, prosecute, defend, settle, compromise, adjust, revoke, cancel, annul, move to dismiss or otherwise undo any claim, suit, action or proceeding with respect to the security interests granted for the benefit and on behalf of the Secured Parties in the Collateral;

(d)                                 to sell, transfer, assign or otherwise deal in or with (or to so cause) the Collateral or any part thereof pursuant to the terms and conditions of this Agreement and any of the other Financing Documents; and

(e)                                  to do, at its option and at the expense and for the account of the Borrower at any time or from time to time, all acts and things which the Collateral Agent deems necessary to protect or preserve the Collateral and to realize upon such Collateral.

Each Affiliated Obligor agrees to execute and deliver to the Collateral Agent, and register in any applicable public registry in the jurisdiction of its organization in which such registration is necessary, a notarized deed constituting such power of attorney.  The Collateral Agent shall not be responsible for the negligence or misconduct of any attorney-in-fact selected by it without gross negligence or willful misconduct.

Each Affiliated Obligor hereby confirms and ratifies any and all actions and things performed or done by the Collateral Agent as its attorney-in-fact or any of its representatives hereunder in each case pursuant to and in accordance with the powers granted hereunder.

Each Senior Lender and Hedge Bank agrees, if required by applicable law or reasonably requested by the Collateral Agent, to execute and deliver to the Collateral Agent, and register in every public registry in Bolivia in which such registration is necessary, a notarized public deed appointing the Collateral Agent and any officer or agent thereof, with full power of substitution, its attorney-in-fact (with special power of attorney) for purposes of exercising any rights and remedies of such Senior Lender or Hedge Bank under the Financing Documents to which the Collateral Agent is a party and taking all action in Bolivia on behalf of the Secured Parties that the Collateral Agent is authorized to take pursuant to this Agreement.

13.04  Authority to Act for the Secured Parties.  The Collateral Agent shall have the right and authority with full power of substitution to act for and on behalf of the Secured Parties with respect to each Financing Document to which it is a party, including the right to create, accept, perfect and execute such Financing Document and any and all amendments (subject to Section 15.18) and renewals of such documents and, on behalf of the Secured Parties, to exercise in accordance with the provisions hereof the Secured Parties’ rights under such Financing Documents and shall incur no liability to the Secured Parties in connection with any failure to act thereunder as the same may be amended or renewed from time to time.

13.05  Reliance.  The Collateral Agent shall be entitled to act upon any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished, in each case in writing, hereunder or under any other Financing Document which it in good faith believes and on its face appears to be genuine, and it shall be entitled to rely upon the due execution, validity and effectiveness, and the truth and acceptability, of any provisions contained therein.  The Collateral Agent shall not have any responsibility to make any investigation into the facts or matters stated in any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished to it hereunder or under any other Financing Document.  Concurrently with the execution and delivery of this Agreement, the Borrower and Apex Metals shall deliver to the Collateral Agent a list of authorized signatories of any notice, certificate, instruments, demand, request, direction, instruction, waiver, receipt, consent or other document or communication furnished to the Collateral Agent hereunder or under any other Financing Document and the Collateral Agent shall be entitled to rely on such list until a new list is furnished by the Borrower or Apex Metals, as applicable, to the Collateral Agent.

13.06  Written Direction; Liability.  Except as otherwise provided in this Agreement and the other Financing Documents, the Collateral Agent (a) shall only take such action under this Agreement and the other Financing Documents (including, without limitation, any action in respect of or pursuant to an Enforcement Action) as it shall be directed in writing in accordance with this Agreement or any of the other Financing Documents and (b) shall not give any direction or consent under this Agreement or any other Financing Document or enter into any agreement amending, modifying, supplementing or waiving any provisions of this Agreement or any other Financing Document unless it shall have been directed to do so in writing by the Administrative Agent, on behalf of the requisite Senior Lenders and Hedge Banks, as applicable.  The Collateral Agent shall not be required to exercise any discretionary power granted to it herein or in any Financing Document, but may act or refrain from acting upon the written direction of the Administrative Agent acting on behalf of the requisite Senior Lenders and Hedge Banks, as applicable.  The Collateral Agent shall not be liable for any error of judgment or for any act done or omitted to be done by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing, except for its own gross negligence or willful misconduct.  The Senior Lenders and Hedge Banks shall in no event be liable for any act done or omitted to be done by the Collateral Agent or by any of their officers or employees.

13.07  Consultation With Counsel, Etc.  The Collateral Agent may consult with, and obtain advice from, legal counsel, accountants and other experts of its choice, in connection with the performance of its respective duties hereunder and under the other Financing Documents and shall incur no liability and shall be fully protected in acting in good faith in reliance on the written opinion and written advice of such counsel, accountants and other experts.  The Collateral Agent shall not be responsible for the negligence or misconduct of any counsel, accountants and other experts selected by it without gross negligence or willful misconduct on its part.

The Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents or attorneys-in-fact appointed by it.  The Collateral Agent and any such sub-agent or attorney-in-fact may perform any and all its duties and exercise its rights and powers through their respective Affiliates.  The exculpatory provisions of this Article XIII and the indemnification provisions of Section 15.14 shall apply to the Affiliates of the Collateral Agent and any such sub-agent or attorney-in-fact, and shall apply to their respective activities provided for herein as well as the activities of the Collateral Agent.

13.08  Duties.  The Collateral Agent shall have no duties other than those specifically and expressly set forth or provided for in this Agreement and the other Financing Documents to which it is a party and no implied covenants or obligations or fiduciary duties of the Collateral Agent shall be read into, or implied by use of the term “collateral agent” in, this Agreement, the other Financing Documents or any related agreement to which the Collateral Agent is a party.  The Collateral Agent shall not have any obligation to familiarize itself with and shall have no responsibility with respect to any other agreement or document relating to the transactions contemplated by this Agreement or the other Financing Documents nor any obligation to inquire whether any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent, document, communication, statement or calculation is in conformity with the terms of any such other agreement, except those irregularities or errors manifestly apparent on the face of such document or to the actual knowledge of a Authorized Officer of the Collateral Agent.  Except to the extent the Collateral Agent is acting on express instructions, the Collateral Agent shall at all times take such care in dealing with the Collateral as would a prudent person in dealing with his or her own property.  The Collateral Agent shall, upon receipt of an Enforcement Direction, exercise the rights and powers vested in it by this Agreement, the other Financing Documents or by any Security Document which it is directed by the Administrative Agent on behalf of the requisite Senior Lenders and Hedge Banks to exercise and the Collateral Agent shall not be liable with respect to any action taken or omitted to be taken by it in accordance with the direction of the Administrative Agent on behalf of such requisite Senior Lenders and Hedge Banks.

13.09  Resignation, Replacement and Successor Collateral Agent.  The Collateral Agent at any time may resign as Collateral Agent hereunder and under the other Financing Documents, upon giving not less than thirty (30) days notice in writing to the Borrower and each other Secured Party.  The Collateral Agent may be removed as Collateral Agent hereunder and under the other Financing Documents, by an instrument in writing signed by the Majority Lenders and Majority Hedge Banks.  Upon resignation of the Collateral Agent, a successor collateral agent shall be appointed by the Majority Lenders and the Majority Hedge Banks and, so long as no Default or Event of Default has occurred and is continuing, with the consent of the Borrower, such consent not to be unreasonably withheld or delayed.  No resignation or removal of the Collateral Agent and no appointment of a successor collateral agent shall be effective until the successor collateral agent has accepted its appointment hereunder.  If no successor collateral agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the date fixed for such resignation or such removal, the Collateral Agent may, at the expense of the Borrower, petition any court of competent jurisdiction for the appointment of a successor collateral agent.  Such court may thereupon, after such notice, if any, as it may prescribe, appoint a successor collateral agent.  Any successor collateral agent appointed pursuant to this Section shall be a bank or trust company of international repute and suitable experience acting through a branch or office in London, England or New York, New York, in any such case having a combined capital and surplus of at least $500,000,000.  Any successor collateral agent shall evidence its acceptance of the trust hereunder by executing and delivering to the Borrower, each Senior Lender, each PRI Insurer and the Collateral Agent an instrument accepting its appointment as Collateral Agent hereunder, and thereupon such successor collateral agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named as Collateral Agent herein, and such predecessor shall have no further obligation or liability thereunder except for liability with respect to its acts or omissions prior to such succession pursuant to Section 13.06; nevertheless, on the request of any party hereto or such successor collateral agent, the Collateral Agent ceasing to act shall, upon payment of its then unpaid charges, execute and deliver instruments transferring to such successor collateral agent all rights and powers of the Collateral Agent so ceasing to act, including any such instruments necessary to assign and/or novate the relevant Financing Documents, and shall deliver to such successor collateral agent all property held by it under the Security Documents, provided that all indemnities in favor of the substituting or resigning collateral agent shall be retained by it.

13.10  Indemnity.  Each Senior Lender (other than the Agents) and each Hedge Bank agrees to indemnify each of the Collateral Agent and the Securities Intermediary, its officers, agents and employees for, and to hold it harmless ratably in accordance with its proportionate share of the aggregate amount of Secured Debt Obligations held by or payable to each Secured Party (other than an Agent) against, any loss, liability, claim, judgment, settlement, compromise, obligation, damage, penalty, cost, expense or disbursement of any kind or nature whatsoever with respect to the performance of its agency role in accordance with this Agreement and the other Financing Documents (to the extent not reimbursed under Section 15.14), unless arising from the gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, of any of the Collateral Agent or the Securities Intermediary, its officers, agents and employees that are seeking indemnification.  Notwithstanding anything herein or in the other Financing Documents to the contrary, neither the Collateral Agent nor the Securities Intermediary shall be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers hereunder or thereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it or if such action would be contrary to applicable law.

13.11  Compensation.  The Collateral Agent shall be entitled to compensation as separately agreed upon with the Borrower.  The Senior Lenders shall have no liability for any fees, expenses or disbursements of the Collateral Agent.  Any reasonable and documented fees, compensation or expenses of the Collateral Agent or its counsel not paid as provided for herein may be taken from any property held by the Collateral Agent hereunder notwithstanding any provisions herein to the contrary.  As security for such payment, the Collateral Agent shall have a lien upon all Collateral and other property and funds held or collected by the Collateral Agent hereunder and shall have priority in the distribution of proceeds from Enforcement Actions in accordance with Section 10.04.  The obligations of the Borrower under this Section 13.11 and Section 15.14 to compensate and indemnify the Collateral Agent and each predecessor Collateral Agent and to pay or reimburse the Collateral Agent and each predecessor Collateral Agent as set forth herein shall survive the resignation or removal of the Collateral Agent and the termination of this Agreement.

13.12  Certificates.  Whenever the Collateral Agent shall deem it necessary or desirable that a matter be proved or established in connection with taking or omitting any action by the Collateral Agent hereunder or under the other relevant Financing Documents such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Collateral Agent, be deemed to be conclusively proved or established by an Officer’s Certificate of the Borrower or instruction by the requisite Secured Parties, as applicable, delivered to the Collateral Agent.

13.13  Information.  Concurrently with the execution and delivery of this Agreement, the Administrative Agent, the Technical Agent, each Senior Lender and each Hedge Bank shall deliver to the Collateral Agent an authority and incumbency certificate setting forth the positions of the Persons authorized to provide instructions or directions to the Collateral Agent as of the date hereof and shall promptly provide any changes thereto from time to time thereafter.  The Collateral Agent shall be entitled to rely conclusively on such certificate (or notice, as applicable) until it receives a certificate (or notice) specifically stating that it is a superseding certificate (or notice).

13.14  Limitation on Collateral Agent’s Duties in Respect of Collateral.  Beyond its express duties set forth in this Agreement as to the custody thereof and the accounting to the Borrower, Apex Metals, the Senior Lenders and Hedge Banks for moneys received hereunder, the Collateral Agent shall not have any duty to the Borrower, Apex Metals, the Senior Lenders or the Hedge Banks with respect to any Collateral in its possession or control or in the possession or control of its agent or nominee, any income thereon, or the preservation of rights against prior parties or any other rights pertaining thereto.  To the extent, however, that the Collateral Agent or an agent or nominee of the Collateral Agent, as the case may be, maintains possession or control of any of the Collateral or the Security Documents at any office of the Collateral Agent, the Collateral Agent shall, or shall instruct such agent or nominee to, grant the Borrower, Apex Metals and the Secured Parties the access to such Collateral or Security Documents, which they require for the conduct of their businesses, except in the case of the Borrower, if and to the extent that the Collateral Agent shall have received notice of an Event of Default.

13.15  Right to Initiate Judicial Proceedings, Etc.  If and only if the Collateral Agent shall have received an Enforcement Direction and during such time as such Enforcement

Direction shall not have been withdrawn (a) the Collateral Agent shall have the right and power to institute and maintain such suits and proceedings as (subject to the instructions of the requisite Senior Lenders and Hedge Banks) it may deem appropriate to protect and enforce the rights vested in it by this Agreement and the other Financing Documents and (b) the Collateral Agent may, either after entry or without entry, proceed (subject to the instructions of the requisite Senior Lenders and Hedge Banks) by suit or suits at law or in equity to enforce such rights and to foreclose upon the Collateral assigned for the benefit and to the extent of the interest therein of such Senior Lender or Hedge Bank and to realize upon all or, from time to time, any of the property of the trust established hereunder for the benefit of such Senior Lender or Hedge Bank under the judgment or decree of a court of competent jurisdiction.

13.16  Exculpatory Provisions.  The Collateral Agent makes no representation as to the value or condition of the Collateral or any part thereof, or as to the title of any Affiliated Obligor thereto or as to the rights and interests granted or the security afforded by this Agreement or any other Financing Document or as to the validity, execution (except by itself), enforceability, legality or sufficiency of this Agreement, any other Financing Document or the Secured Debt Obligations secured hereby, and the Collateral Agent shall not incur any liability or responsibility in respect of any such matters.

13.17  Treatment of Senior Lenders by Collateral Agent.  Any Person which shall be designated as the duly authorized representative of one or more of the Senior Lenders to act as such in connection with any matters pertaining to this Agreement, any other Financing Document or the Collateral shall present to the Collateral Agent, if applicable, such documents, including opinions of counsel, as the Collateral Agent may reasonably request, in order to demonstrate to the Collateral Agent the authority of such Person to act as the representative of such Senior Lenders.  The Collateral Agent may rely upon such documents until it receives documents, including opinions of counsel, as the Collateral Agent may reasonably request, specifically stating that they are superseding documents.

13.18  Collateral Agent Protections.  The rights, privileges, protections, immunities and benefits given to the Collateral Agent hereunder and under the other Financing Documents, including its right to be indemnified are extended to, and shall be enforceable by, JPMorgan Chase Bank, N.A., as Collateral Agent (or any successor Collateral Agent appointed in accordance herewith) and to each agent, custodian and other Person employed by it to act hereunder or thereunder.

13.19  Miscellaneous.

(a)                                  In the event of any disagreement between the other parties to this Agreement resulting in adverse claims being made in connection with property held by the Collateral Agent, in the event that the terms of this Agreement do not unambiguously mandate the action the Collateral Agent is to take or not to take in connection therewith under the circumstance then existing, or the Collateral Agent is in doubt as to what action it is required to take or not to take, the Collateral Agent shall be entitled to refrain from taking any action until directed otherwise in writing by a request signed jointly by the parties hereto entitled to give such direction or by order of a court of competent jurisdiction.

(b)                                 The Collateral Agent makes no representations as to, and shall have no responsibility for, the correctness of any statement contained in, or the validity or sufficiency of this Agreement or any documents or instruments referred to herein, or the sufficiency or effectiveness of any security afforded hereby or thereby or as to or for the validity or collectibility of any obligation contemplated hereby or thereby.  The Collateral Agent shall not be accountable for the use or application by any Person of disbursements properly made by the Collateral Agent in conformity with the provisions of this Agreement or of the proceeds of Senior Loans or other moneys borrowed by the Borrower.  The Collateral Agent shall not be obligated to monitor the investment rating of any Authorized Investment after such investment has been made.

(c)                                  Any bank serving as the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Senior Lender or Hedge Bank as any other Senior Lender or Hedge Bank and may exercise the same as though it were not the Collateral Agent, and such bank and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Affiliate thereof as if it were not the Collateral Agent hereunder.

(d)                                 Notwithstanding anything to the contrary in this Agreement, in no event shall the Collateral Agent be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Collateral Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(e)                                  The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Default or Event of Default unless and until the Collateral Agent shall have received written notice indicating that any Default or Event of Default has occurred.  The Collateral Agent shall not have any obligation whatsoever either prior to or after receiving such notice to enquire whether a Default or Event of Default has, in fact, occurred and shall be entitled to rely conclusively, and shall be protected in so relying, on any notice so furnished to it.

ARTICLE XIV

INTERCREDITOR ARRANGEMENTS

14.01  Sharing of Information.  Each Secured Party shall use reasonable efforts promptly to make available to other Secured Parties, the Administrative Agent, the PRI Insurers and the Collateral Agent any material information it receives regarding: (a) the construction or operation of the Project, the prospects for the achievement of Completion or the financial condition or business of the Borrower, (b) the Borrower’s ability to pay Secured Debt Obligations when due, (c) the security interests granted by or pursuant to this Agreement and the Security Documents, (d) each Affiliated Obligor’s ability to comply with its obligations under each of the Transaction Documents to which it is a party, (e) the occurrence of a Default or an

Event of Default or (f) any other matter regarding an Affiliated Obligor, the Guaranteed Apex Metals Obligations or the Senior Loans that such Secured Party considers to be of common interest to Secured Parties; provided that (i) this Section shall not require any Secured Party to make available to any other Secured Party information that, in such Secured Party’s reasonable judgment, is not of common interest to the other Secured Parties or is subject to confidentiality restrictions that prohibit such disclosure and (ii) no Secured Party shall have any liability for any failure to make available to other Secured Parties such information or for any inaccuracy or incompleteness of any such information made available by it in good faith.

14.02  Notice of Payments Subject to Sharing Among Secured Parties.  Each Secured Party shall notify each other Secured Party of any payment received in respect of Secured Debt Obligations in excess of the amount payable to such Secured Party as provided in Article IV.  Any such excess payment shall be applied, subject to Section 14.07(c), 14.08 and 14.13, as provided in Section 14.07(a) as if such payment was not received from the Collateral Agent hereunder.

14.03  Meetings of Secured Parties.  Any Secured Party may at any time request that a meeting (telephonic or otherwise) of Secured Parties be convened, without cost to the Borrower.  The Secured Party or Secured Parties requesting such meeting shall give at least five (5) Business Days’ notice thereof to each Secured Party (unless such period of advance notice is not practicable in the reasonable judgment of such Senior Lender(s) in view of the circumstances, in which case such Secured Parties shall give such advance notice as is reasonably practicable) specifying the date, time and place of the meeting and the general nature of the business proposed to be considered; provided, however, that this provision shall not affect in any manner the rights of the Secured Parties hereunder or improve in any way the rights or defenses of the Borrower.

14.04  No Reliance.  Notwithstanding any other provisions of this Agreement, no Secured Party has relied or shall rely on any other Secured Party or any Agent (a) to inquire into or verify the accuracy or completeness of any information provided by the Borrower or any Affiliated Obligor, or made available by a Secured Party to other Secured Parties on or prior to the date of this Agreement, or hereafter pursuant to Section 14.01, or (b) to review or evaluate the condition of the Borrower, any Affiliated Obligor, the Project or Bolivia.  Each Secured Party has made its credit decision, and shall take, or refrain from taking, any future decision or action, on the basis of its own independent judgment, without reliance on information provided by or expected from, or on views expressed by, any other Secured Party, any Agent or the Collateral Agent.

14.05  Use of Agent for the Collateral.

(a)                                  Accounts.  Without improving in any way the rights or defenses of the Borrower, if any one or more Secured Parties shall direct the Administrative Agent to give an Account Enforcement Notice to the Collateral Agent contemplated by Section 4.05(a) of this Agreement, then all Secured Parties shall endeavor to agree on (i) the appointment of a Person or Persons to act as their agent in the giving of instructions with respect to the investment and disposition of funds in the Accounts and (ii) the development of objectives or instructions to be followed by such Person or Persons.

(b)                                 Enforcement Action.  If necessary or desirable, in connection with the taking of Enforcement Action, the Secured Parties shall endeavor to agree on the appointment of a Person resident in Bolivia, if necessary, to act as their agent in the administration of the Collateral located in Bolivia and the taking of Enforcement Action with respect thereto.

14.06  Sharing Generally.  Subject to the provisions of Section 14.08 and the provisions set forth in the Senior Loan Agreements affecting the allocation of funds within the applicable Senior Loan Facility, all amounts paid to or received by the Collateral Agent for redistribution to the Secured Parties (other than to the Agents in their capacity as agents) and representing the proceeds of the Collateral and the proceeds of any action taken pursuant to an Enforcement Direction shall be paid promptly to the Secured Parties ratably in the order specified in Section 10.04 based on the amounts owing to each Secured Party on each level of priority specified therein.

14.07  Sharing of Non-Pro Rata Payments.

(a)                                  Payments Subject to Sharing Among Secured Parties.  Subject to Sections 14.07(c), 14.08 and 14.13, if any Secured Party (other than an Agent) obtains any amount (other than amounts disbursed by the Collateral Agent in accordance with this Agreement) in respect of the Financing Documents or the Mandatory Metals Hedge Agreements (whether (i) by way of voluntary or involuntary payment, (ii) by virtue of an exercise of any right of setoff (including without limitation by virtue of an exercise of any such right under a Mandatory Metals Hedge Agreement (but subject to Section 14.08(a)(vii) below) or any guarantee related to any of the foregoing), banker’s lien, or counterclaim, (iii) as proceeds of any insurance policy covering any Project Property, (iv) from proceeds of liquidation or dissolution of the Borrower or distribution of its assets among its creditors, however such liquidation, dissolution or distribution may occur, (v) as payment of any Secured Debt Obligations following the acceleration thereof, whether in whole or in part, (vi) from any realization on the Collateral, (vii) by virtue of the application of any provision of any of the Financing Documents, or (viii) in any other manner), such Secured Party shall forthwith notify the Administrative Agent and the Collateral Agent thereof in writing and shall promptly, and in any event within ten (10) Business Days of its so obtaining the same, pay such amount (less any reasonable costs and expenses incurred by such Secured Party in obtaining such amount) to the Collateral Agent.  The Administrative Agent shall direct the Collateral Agent promptly following receipt of any such sums to distribute the appropriate amount to each Secured Party entitled to such funds under the provisions of Article IV or Section 10.04, as applicable, of this Agreement.  Notwithstanding the foregoing, if at such time the payment of such amount to the Collateral Agent in such manner is inadvisable in the judgment of any Secured Party, then at the request of such Secured Party, the Secured Parties shall promptly consult with each other to determine whether there is a preferable manner to make equitable adjustments (including the purchase by such Secured Party of Secured Debt Obligations held by other Secured Parties) to permit all Secured Parties to share such payment (net of expenses incurred by the recipient Senior Lenders in obtaining or preserving such payment) as if such payment had been made to the Collateral Agent and redistributed pursuant to Article IV or Section 10.04 as applicable.  If any such redistributed or shared payment is rescinded or must otherwise be restored by the Secured Party that first obtained it, each other Secured Party that shares the benefit of such payment shall return to such Secured Party its portion of the payment so rescinded or required to be restored.  Nothing contained in this Section 14.07(a) shall require any Secured Party to exercise any such right or shall affect the right of any Secured Party to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.  If, under any applicable bankruptcy, insolvency or other similar law, any Secured Party receives a secured claim in lieu of a set-off to which this Section 14.07(a) applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section 14.07(a) to share in the benefits of any recovery on such secured claim.

(b)                                 The Borrower consents to the foregoing arrangements, and agrees that, any provision to the contrary notwithstanding:

(i)                                     any Secured Party (other than an Agent) that has received a payment that is more than its pro rata share of such payment and has remitted the amount of such payment to other Secured Parties pursuant to this Section for redistribution shall be deemed to have received payment only of the amount received by such Secured Party after redistribution by such Secured Party to other Secured Parties, and any Secured Party that has received a payment pursuant to this Section from another Secured Party shall be deemed to have been paid such amount by the Borrower; and

(ii)                                  if any sharing of payments pursuant to this Section 14.07 shall (with the consent of all Secured Parties (other than the Agents)) have been accomplished by the purchase by any Secured Party (other than an Agent) of participations in Secured Debt Obligations owed to another Secured Party (other than an Agent), such purchasing Secured Party shall have and may exercise all legal and equitable rights and remedies (including rights of set-off) with respect to such participation as fully as if such Secured Party were the holder of a direct Secured Debt Obligation in the amount of such participation.

(c)                                  For purposes hereof, any payment received by a Secured Party (other than an Agent) pursuant to this Agreement may be presumed by such Secured Party to have been properly received by such Secured Party in accordance with this Agreement unless and until such Secured Party receives notice from any other Secured Party that such payment was not made in accordance herewith.

14.08  Amounts Not Subject to Sharing.  Notwithstanding any other provision of this Agreement or any other Financing Document to the contrary:

(a)                                  no Secured Party (other than the Collateral Agent) shall have any obligation to share:

(i)                                     any payment made by any Person to such Secured Party (other than an Agent) pursuant to a contract of participation or assignment or any other arrangement by which a direct or indirect interest of such Secured Party under the Financing Documents or any Mandatory Metals Hedge Agreement is transferred (unless such participation or assignment is purchased by the Borrower or an Affiliate of the Borrower);

(ii)                                  any payment made to a Secured Party (other than an Agent) by a PRI Insurer under a PRI Policy, provided that to the extent that a PRI Insurer has refused to pay on, or excluded a claim by, a specific Secured Party, the other Secured Parties that are entitled to payment in respect of such claim shall not be required to share recoveries with the excluded Secured Party;

(iii)                               any prepayment of a Senior Lender’s Senior Loan Obligations pursuant to Sections 2.04(b)(v), 2.05(b) and 2.07 that is not required to be a Pro Rata Payment;

(iv)                              any indemnification, tax gross-up or similar payment received by such Secured Party under the Financing Documents for costs or losses suffered by such Secured Party;

(v)                                 any payment made to such Secured Party pursuant to a credit swap or similar arrangement between such Secured Party and a third party (other than the Borrower or an Affiliate of the Borrower);

(vi)                              any agency, upfront fees or other fees paid to any Secured Party pursuant to the Financing Documents;

(vii)                           any payment made to a Hedge Bank in respect of Mandatory Metals Hedge Transactions where such payment is effected by such Hedge Bank netting amounts payable by such Hedge Bank under Mandatory Metals Hedge Transactions against amounts payable to such Hedge Bank in respect of Mandatory Metals Hedge Transactions (whether in the ordinary course or upon the occurrence of an “Early Termination Date” with respect thereto); and

(viii)                        amounts received by CAF pursuant to clause (c) of this Section 14.08;

(b)                                 the sharing of payments made with respect to a particular Senior Loan Agreement shall be subject to the sharing provisions of such Senior Loan Agreement as such provisions affect the sharing of payments among the parties thereto; and

(c)                                  CAF, in its capacity as a Senior Lender, shall have the right to receive and retain, without obligation to share with any other Secured Party or other Person, any Preferred Payment (as hereinafter defined); provided that nothing in this paragraph is intended to modify any provision in any Security Document (including this Agreement) governing the exercise of any remedies in respect of all or any part of the Collateral or otherwise in connection with the enforcement of such Security Document.

A “Preferred Payment” shall mean each of the following:

(i) any payment received by or for the account of CAF as a Senior Lender in freely convertible and transferable currencies (“Convertible Currencies”)  under circumstances in which (A) any Governmental Authority (including any central bank or entity acting as a central bank) having the power to regulate foreign exchange in Bolivia or any other jurisdiction through which payment is due under the CAF Senior Loan Agreement is made (Bolivia and any such jurisdiction, as the case may be, a “Restricted

Country”) is not generally permitting the conversion of the currency of such Restricted Country or the remittance of Convertible Currencies from such Restricted Country or has imposed a general moratorium on the payment of international debt using                Convertible Currencies and (B) CAF is either being exempted from such foreign exchange restrictions or moratorium or is otherwise being afforded preferential treatment by such Government Authority or another competent Government Authority by foreign exchange being made available for obligations owed to it in Convertible Currencies; and

(ii) any payment received by or for the account of CAF as a Senior Lender (in Convertible Currencies, or converted as provided in clause (i) above) constituting the proceeds of enforcement by CAF (exercised subject to the proviso above) of its pro rata share of the Secured Parties’ Lien on particular Collateral in Bolivia under circumstances in which (A) any Governmental Authority of Bolivia shall have attached assets constituting such Collateral and is not generally permitting the enforcement of Liens by the Secured Parties or by the Collateral Agent for the benefit of the Secured Parties against such Collateral and (B) CAF is either being exempted from such Lien enforcement restrictions or is otherwise being afforded preferential treatment by Governmental Authorities in Bolivia by being allowed to enforce its pro rata share of the Secured Parties’ Lien on such Collateral.

14.09  No Separate Security.  Each Secured Party that is a party to this Agreement (for itself and any Person claiming through it):  (a) agrees that, except as otherwise provided herein, all Collateral is for the joint benefit of all the Secured Parties (subject to the priority among the Secured Parties set out herein); and (b) represents and warrants to each other Secured Party that, in respect of any Secured Debt Obligations now or hereafter owing to such Secured Party (other than an Agent), it has received no security or guarantees from the Borrower or any Affiliate thereof, other than (i) its interest in the Collateral as provided in the Security Documents, if any, or (ii) as otherwise provided pursuant to the Financing Documents.  In furtherance of the foregoing, if any Secured Party (other than an Agent) shall receive or be entitled to demand or otherwise call upon any guaranty, security or other assurance of payment which is not described in clause (i) or (ii) of the preceding sentence in respect of the Secured Debt Obligations owed to such Secured Party, such Secured Party shall receive any proceeds thereof in trust for all the Secured Parties (to be shared promptly and ratably (subject to the priority provisions among the Secured Parties established herein) with the other Secured Parties) and shall exercise its rights to demand or call upon such guaranty, security or other assurance of payment as directed by the Majority Secured Parties.

14.10  Consent and Agreement of Borrower.  The Borrower consents to the exchange of information and views among the Secured Parties as contemplated in this Article XIV.  Each of the Borrower, Apex Metals, Apex Luxembourg and Apex Sweden agrees and acknowledges that the provisions of Article XIV are intended for the benefit of the Secured Parties only and shall not give rise to any rights on the part of the Borrower, Apex Luxembourg, Apex Sweden, Apex Metals or any other member of the Apex Group.

14.11  Termination of Senior Loan Commitments.  In the event the Senior Loan Commitment of a Senior Lender is terminated prior to disbursement of any Senior Loans by such

Senior Lender, such Senior Lender shall cease to be a party to this Agreement and the other Financing Documents.

14.12  Hedge Bank Voting.  At any time when a Hedge Bank is entitled to vote as set out in the definition of “Majority Secured Parties” or “Majority Hedge Banks”,  or at any time when the Administrative Agent may otherwise require for purposes of making calculations under the Hedge PRI Policy, the Administrative Agent may request, and each Hedge Bank shall provide, its statement of the Guaranteed Apex Metals Early Termination Amount with respect to such Hedge Bank (whether or not such Hedge Bank has then terminated any of its Mandatory Metals Hedge Transactions).  The Administrative Agent shall calculate the Eligible Guaranteed Apex Metals Amount for each Hedge Bank and inform such Hedge Bank of its calculation when any such request is made in connection with a vote to be taken.  The Administrative Agent will seek such information and perform such calculations each time a vote is to be taken hereunder where the vote of the Hedge Banks is required.

14.13  Hedge Bank Accession.  Any Person proposing to execute Mandatory Metals Hedge Transactions may become a Secured Party hereunder as a Hedge Bank subject to (a) such Person otherwise being a Senior Lender hereunder and (b) the Administrative Agent’s receipt of an executed and delivered counterpart of (i) a CSA Accession Agreement (by virtue of which such Person shall become entitled to the benefits of the Security Documents) and (ii) the Hedge Guaranty.  Upon acceptance of such CSA Accession Agreement and the executed counterpart with respect to the Hedge Guaranty by the Administrative Agent, such Person shall be a party to this Agreement and the Hedge Guaranty and shall have the rights and obligations of a Secured Party hereunder and thereunder.  No Hedge Bank may assign or transfer any of its rights or obligations under any Mandatory Metals Hedge Transaction to any Person that is not a Senior Lender having a credit rating in respect of its long term unsecured and un-credit enhanced Dollar-denominated indebtedness of at least A from Standard & Poor’s and A2 from Moody’s Investor Service. No Hedge Bank may assign or transfer any of its rights or obligations under any Mandatory Metals Hedge Transaction without causing the assignee or transferee thereof to execute a counterpart of a CSA Accession Agreement and the Hedge Guaranty.

14.14  Secured Party Action.

(a)                                  The Borrower shall notify the Administrative Agent, the Collateral Agent and each other Secured Party of the identity of any new Senior Lender Group (and of the Senior Lender part thereof whose action shall constitute action of the Senior Lender Group) formed in connection with Replacement Secured Debt.

(b)                                 Any Secured Party that is party to any arrangement with the Borrower or any member of the Apex Group whereby such Secured Party has agreed to take direction from the Borrower or such member of the Apex Group in connection with any matter under any Financing Document, shall not have any voting rights, in its capacity as a Secured Party, on any matter concerning the Secured Parties and contemplated under this Agreement or the other Financing Documents, shall not be entitled to any information provided to Secured Parties by any Secured Party and shall not be entitled to attend any meetings of any Secured Parties.

ARTICLE XV

MISCELLANEOUS

15.01  Termination.  Upon repayment in full in cash of all Secured Debt Obligations in Dollars and termination or expiry of all Senior Loan Commitments and termination of all outstanding Mandatory Metals Hedge Transactions, (a) this Agreement (other than the provisions hereof that expressly survive termination pursuant to Section 15.15) and the security interests and rights created by or pursuant to this Agreement or any Security Document shall terminate, (b) the Collateral Agent, the Senior Lenders and their respective attorneys-in-fact shall, at the expense of the Borrower, execute and deliver termination statements and such instruments of satisfaction, discharge and release of security in respect of all Collateral as may be requested by the Borrower, (c) the Administrative Agent shall direct the Collateral Agent to pay, assign, transfer and deliver to or to the order of the Borrower all moneys and investments in the Expense Account, (d) the Administrative Agent shall direct the Collateral Agent to deliver all Borrower Shares, Apex Metals Shares and Apex Metals Quotas pledged pursuant to Article III to the applicable pledgor and all other Collateral held by the Collateral Agent at the direction of the Borrower and (e) the Administrative Agent shall direct the Collateral Agent to pay, assign, transfer and deliver or cause to be paid, assigned, transferred and delivered to or to the order of the Borrower all moneys and investments in the New York Accounts.  The obligations of Senior Lenders to make further disbursements of Senior Loans under their respective Senior Loan Agreements shall terminate in accordance with each such Senior Loan Agreement and, in any case, upon the termination of this Agreement.

15.02  Currency Equivalents.  For purposes of this Agreement and the Senior Loan Agreements, amounts set forth in U.S. currency shall include the Dollar equivalent of amounts in other currencies calculated on any day based on the foreign exchange spot rate for settlement on such date, as reported in The Wall Street Journal, Eastern Edition, as the New York foreign exchange selling rate applying to trading among banks in amounts of $1 million and more, or, if not so reported, the arithmetic average of the day’s spread as reported in the Financial Times, or, if not so reported, the selling rate for trading among banks in amounts of $1 million and more as quoted by the Administrative Agent, at its principal office in New York, New York at or around 3:00 p.m. on the day for which spot transactions apply to such date.

15.03  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.04  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

15.05  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

15.06  Entire Agreement.  This Agreement, the other Financing Documents and each Mandatory Metals Hedge Agreement constitute the entire agreement and understanding, and supersede all prior agreements and understandings (both written and oral), between the Borrower and the Affiliated Obligors, on the one hand, and the Secured Parties, on the other hand.

15.07  Confidentiality.  Each of the Administrative Agent, the Technical Agent, the Collateral Agent and the Secured Parties agrees to maintain the confidentiality of the Information, except that the Information may be disclosed (a) to its Related Parties including accountants, legal counsel and other advisers, (b) to a guarantor of the Borrower’s obligations under the Financing Documents, (c) to any insurer or guarantor of Senior Loan Obligations held by a Senior Lender in connection with this Agreement, (d) to the extent requested by any regulatory or Governmental Authority, (e) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (f) in the case of any Senior Lender that is a governmental agency or entity, to other parts of its government in accordance with its usual policies, (g) to any other party to this Agreement, (h) in connection with the exercise of any duties or remedies hereunder or any suit, action or proceeding relating to this Agreement or under the Loan PRI Policy (or in satisfaction of the insureds’ obligations thereunder) or the enforcement of rights hereunder, (i) subject to an agreement containing provisions substantially the same as those of this Section 15.07 (which shall name the Borrower as a third party beneficiary thereof), to any permitted assignee of or Participant in, or any prospective permitted assignee or Participant in, any of its rights or obligations under this Agreement, (j) with the consent of the Borrower or (k) to the extent such Information (i) becomes publicly available other than as a result of a breach of the obligations contained in this Section 15.07 or (ii) becomes available to the Administrative Agent, the Technical Agent, the Collateral Agent or any Senior Lender on a nonconfidential basis from a source other than the Borrower or the Sponsor (it being understood in the case of sections (a), (b), (c) and (g) hereof that any such Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential to the extent that such Person has not previously agreed to keep such Information confidential).

15.08  Notices.

(a)                                  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices, directions and other communications provided for herein or under any Senior Loan Agreement shall be in writing in the English language and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower, to it at:

Minera San Cristóbal
Calle Campos No. 265
P.O. Box 13790

La Paz, Bolivia
	Tel:	+591 2 433800
	Fax:	+691 2 433737
	Attn:	President;

(ii)	if to Apex Sweden, to it at:

Apex Silver Mines Sweden AB
c/o Accurate Accounting
AB, Drakegaten 7, SE-412 50, Göteborg
Sweden
	Tel:	(303) 839-5060
(888) 696-2739
	Fax:	(303) 839-5907
	Attn:	Director

with a copy to:

Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, CO 80203
	Tel:	(303) 839-5060
(888) 696-2739
	Fax:	(303) 839-5907
	Attn:	Chief Financial Officer;

(iii)	if to Apex Luxembourg, to it at:
Apex Luxembourg S.A. R.L.
73, Cote d’Eich L-1450 Luxembourg
Luxembourg
	Tel:	(303) 839-5060
(888) 696-2739
	Fax:	(303) 839-5907
	Attn:	Manager

with a copy to:

Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, CO 80203
	Tel:	(303) 839-5060
(888) 696-2739
	Fax:	(303) 839-5907
	Attn:	Chief Financial Officer;

(iv)	if to Apex Metals, to it at:

Apex Metals GmbH
c/o Juris Treuhand AG
Industriestrasse 47, 6300 Zug
Switzerland
	Tel:	(303) 839-5060
(888) 696-2739
	Fax:	(303) 839-5907
	Attn:	Managing Officer

with a copy to:

Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, CO 80203
	Tel:	(303) 839-5060
(888) 696-2739
	Fax:	(303) 839-5907
	Attn:	Chief Financial Officer;

(v)	if to the Administrative Agent, to it at:

BNP Paribas
787 7th Avenue
New York, NY 10019
	Tel:	(212) 471-6651
	Fax:	(212) 471-6697
	Attn:	Chris Weik;

(vi)	if to the Securities Intermediary, to it at:

JPMorgan Chase Bank, N.A.
4 New York Plaza – 15th Floor
New York, NY 10004
	Tel:	(212) 623-5783
	Fax:	(212) 623-6207
	Attn:	Worldwide Securities Services;

(vii)	if to the Collateral Agent, to it at:

JPMorgan Chase Bank, N.A.
4 New York Plaza – 15th Floor
New York, NY 10004

	Tel:	(212) 623-5783
	Fax:	(212) 623-6207
	Attn:	Worldwide Securities Services;

(viii)	if to the Technical Agent, to it at:

Barclays Capital
Mining and Metals IBD
5 The North Colonnade
Canary Wharf
London E14 4BB
	Tel:	+44 207 77 30339
	Tel:	+44 207 77 31429
	Fax:	+44 207 773 0402
	Attn:	Grant Willis/David Ellis;

(ix)	if to CAF, to it at:

Corporación Andina de Fomento
Av. Luis Roche
Torre CAF
Altamira, Caracas
Venezuela ZP 1060
	Tel:	+58 212 209 2135
	Fax:	+58 212 209 2368
	Attn:	Fernando Dongilio;

(x)                                   if to any Senior Lender or Hedge Bank, to it at its address (or telecopy number) set forth in Appendix B-2 hereto or, as applicable, in the case of any assignee, as notified to the Borrower, the Administrative Agent and the Collateral Agent in accordance with the assignment provisions in each Senior Loan Agreement or Mandatory Metals Hedging Agreement, as the case may be.

(b)                                 The Administrative Agent shall promptly forward to each Secured Party copies of any notice, certificate, instrument, demand, request, direction, instruction, waiver, receipt, consent or other document that it receives from any other party hereto.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

15.09  Benefits of Agreement.  Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto and their successors and permitted assigns hereunder or under the other Financing Documents, any benefit or any legal or equitable right or remedy under this Agreement.

15.10  Remedies.

(a)                                  Other than as stated expressly herein, no remedy herein conferred upon the Collateral Agent, the Administrative Agent, the Technical Agent or the other Secured Parties is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under the other Financing Documents or now or hereafter existing at law or in equity or by statute or otherwise.

(b)                                 The amounts payable by the Borrower at any time under this Agreement shall be a separate and independent debt and each Senior Lender, except as otherwise specifically provided in this Agreement or any of the other Financing Documents, shall be entitled to protect and enforce its rights arising out of this Agreement or any of the other Financing Documents, and its right to cancel or suspend its Senior Loan Commitment and to accelerate the maturity of amounts due under its Senior Loan Agreement, and, except as aforesaid, it shall not be necessary for any other Senior Lender to consent to, or be joined as an additional party in, any proceedings for such purposes.

(c)                                  No failure on the part of any Secured Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement, or any other Financing Document, shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege under any such document preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  None of the Collateral Agent, any other Agent or any other Secured Party shall be responsible for the failure of any other Secured Party to perform its obligations hereunder, under any Senior Loan Agreement or any Mandatory Metals Hedge Agreement.

(d)                                 In case any Secured Party, or the Collateral Agent on behalf of any Secured Party, shall have proceeded to enforce any right, remedy or power under this Agreement or any other Financing Document, and the proceeding for the enforcement thereof shall have been discontinued or abandoned for any reason or shall have been determined adversely to such Secured Party, then and in every such case the Borrower and the Secured Parties shall, subject to any effect of or determination in such proceeding, severally and respectively be restored to their former positions and rights hereunder and under such Financing Document, and thereafter all rights, remedies and powers of the Secured Parties shall continue as though no such proceeding had been taken.

15.11  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

15.12  Consent to Jurisdiction.

(a)                                  Each party hereto hereby irrevocably consents and agrees, for the benefit of each other party hereto, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, any Senior Loan Agreement or the Secured Debt Obligations may be brought in any

Federal or State court located in the Borough of Manhattan, The City of New York (including the Supreme Court of the State of New York sitting in New York County and the United States District Court of the Southern District of New York), and any appellate court from any thereof, and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such court with respect to any such action, suit or proceeding.  Each party hereto hereby waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such court and hereby further waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum.

(b)                                 The Borrower hereby agrees that a final judgment against it in any action, suit or proceeding taken in any Federal or State Court in the Borough of Manhattan, The City of New York in accordance with clause (a) above shall be conclusive and may be enforced in any jurisdiction by suit on the judgment, a certified copy of which judgment shall be conclusive evidence thereof, or by any other means provided by law.

(c)                                  The Borrower hereby irrevocably appoints CT Corporation System, with offices at the date of this Agreement at 111 8th Avenue, New York, NY 10011, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in any Federal or State court located in the Borough of Manhattan, The City of New York.  The Borrower agrees that service of process in respect of it upon such agent, together with written notice of such service given to it as provided in Section 15.08, shall be deemed to be effective service of process upon it in any such action, suit or proceeding.  The Borrower agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon.  If for any reason such agent shall cease to be available to act as such, the Borrower agrees to designate a new agent in the Borough of Manhattan, the City of New York, on the terms and for the purposes of this Section.  Nothing herein shall be deemed to limit the ability of any other party hereto to serve any such legal process in any other manner permitted by applicable law or to obtain jurisdiction over any such party or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted or required by applicable law.

(d)                                 The Borrower hereby irrevocably consents and agrees, for the benefit of the Collateral Agent and each Secured Party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or the Senior Debt Obligations may be brought in Bolivia and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of such courts with respect to any such action, suit or proceeding.

(e)                                  To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, sovereign immunity or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity, to the fullest extent permitted by law, in respect of its obligations under this Agreement and the other Financing Documents.

15.13  Judgment Currency.  The obligations of the Borrower to make payments under the Financing Documents shall not be discharged by an amount paid in any currency other than Dollars, whether pursuant to a court or arbitral judgment or otherwise, to the extent that the amount so paid upon conversion to Dollars and transferred to New York, New York under normal banking procedures does not yield the amount of Dollars due, and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify the Collateral Agent, the Agents and each other Secured Party against, and to pay to the Collateral Agent, the Agents and each Senior Lender on demand, in Dollars, any difference between the sum originally due in Dollars and the amount of Dollars received upon any such conversion and transfer.

15.14  Expenses; Indemnity.

(a)                                  Without duplication with respect to any similar obligations contained in the Senior Loan Agreements or the Mandatory Metals Hedge Agreements, the Borrower shall pay promptly (i) all reasonable and documented fees of and out-of-pocket costs and expenses incurred after the Closing Date by the respective Agents and the other Secured Parties (including the reasonable and documented fees and expenses of counsel, consultants and advisors to them) in connection with the negotiation, preparation, execution, delivery, administration, translation, authentication, notarization, legalization, recordation or registration, if required, of this Agreement, any other Financing Document, the Mandatory Metals Hedge Agreements, any PRI Policy and any other agreement contemplated hereby or thereby (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented fees of and out-of-pocket costs and expenses incurred after the Closing Date by the Agents and the other Secured Parties (including fees and expenses of counsel, consultants and advisors to them) in connection with any amendments, modifications or waivers of the provisions of any Financing Document or Mandatory Metals Hedge Agreement (whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable and documented out-of-pocket expenses incurred after the Closing Date by the Agents or any other Secured Party (including (A) the reasonable fees, charges and disbursements of common counsel, consultants and advisors for the Agents or any of the other Secured Parties and (B) costs and expenses of pursuing any claim under any PRI Policy or making any assignment to a PRI Insurer in connection therewith) in connection with the exercise, enforcement, protection or preservation of its rights in connection with the Financing Documents or Mandatory Metals Hedge Agreements, including its rights under this Section 15.14, or in connection with the Senior Loans made under each Senior Loan Agreement or Guaranteed Apex Metals Obligations, including in connection with any workout whether or not consummated, restructuring, negotiations in respect thereof and (iv) the exercise by a PRI Insurer of any of its rights of access to the business records of the Borrower or to the Project (whether under this Agreement or its PRI Policy).  To the extent that any Agent has entered into a Fee Letter with the Borrower, such Fee Letter shall prevail in the event of any inconsistency between this Agreement and such Fee Letter.

(b)                                 The Borrower shall indemnify each Agent, each Senior Lender (other than any Tranche B Senior Lender or CAF in the case of clause (iv) below), each Hedge Bank and each Related Party of any of the foregoing Persons (each, an “Indemnitee”) from, and hold each Indemnitee harmless against, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Financing Documents, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Senior Loans or the use of the proceeds therefrom, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnitee is a party thereto or (iv) any termination of any PRI Policy, including any premia or fees payable to, or deducted from a claim payment made by, the PRI Insurer; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are incurred by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction.  Without limiting the generality of the foregoing, the Borrower will indemnify each Indemnitee from, and hold each of them harmless against, any losses, liabilities, claims, damages or expenses described in the preceding sentence (excluding any loss, liability, claim, damage or expense incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified as finally determined by a court of competent jurisdiction) arising under any Environmental Law as a result of the past, present or future operations of the Borrower (or any predecessor in interest to the Borrower) or the environmental contamination of any site or facility owned, operated, mined or leased at any time by (or, in the case of “operated or mined” at the direction of) the Borrower (or any such predecessor in interest) in connection with the Project, or any Release or threatened Release of any Hazardous Materials by the Borrower (or any such predecessor in interest) at or from any such site or facility.

(c)  The Borrower agrees to indemnify and hold harmless the Collateral Agent each other Agent, and each Secured Party from, and shall reimburse the Collateral Agent, each other Agent and each Secured Party for, any present or future claim for liability for any stamp or other similar documentary tax and any penalties or interest with respect thereto, which may be assessed, levied or collected by any jurisdiction in connection with this Agreement, the other relevant Financing Documents or the PRI Policies or the attachment or perfection of the security interest granted to the Secured Parties in any Collateral.

(d)                                 All amounts due under this Section 15.14 shall be promptly paid after written demand therefor in accordance with this Section 15.14.  The obligations of the Borrower under this Section shall survive the resignation or removal of the Collateral Agent or any Agent and the termination of the other provisions of this Agreement.

15.15  Survival.  The provisions of Sections 12.06, 13.10, 13.11, 15.14 and this Section 15.15 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Senior Loans, the expiration or termination of the Senior Loan Commitments or the termination of this Agreement or any provision thereof.

15.16  Right to Setoff.  If an Enforcement Direction has been delivered, each Senior Lender and each Hedge Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law but subject to the provisions of this Agreement and the Security Documents, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such

Senior Lender or Hedge Bank to or for the credit or the account of the Borrower against the Senior Loan Obligations or Guaranteed Apex Metals Obligations, as applicable, due and payable to such Senior Lender or Hedge Bank at the time of such offset.  The rights of each Senior Lender and Hedge Banks under this Section 15.16 are in addition to other rights and remedies (including other rights of setoff) that such Senior Lender or Hedge Banks may have.

15.17  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby and by the Financing Documents or Mandatory Metals Hedge Agreements, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Senior Lender and Hedge Bank, as applicable (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person, other than the parties hereto and their respective successors and assigns permitted hereby, any legal or equitable right, remedy or claim under or by reason of this Agreement.

15.18  Waivers; Amendments.

(a)                                  Except as otherwise expressly provided in this Agreement, any applicable Financing Document or any Mandatory Metals Hedge Agreement, no failure or delay by any Agent or any other Secured Party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents and the other Secured Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower, Apex Metals, Apex Luxembourg or Apex Sweden therefrom shall in any event be effective unless such waiver or consent shall be permitted by clause (b) of this Section 15.18, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Senior Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent or any Senior Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)                                 Except as otherwise expressly provided herein, this Agreement may be waived, amended, modified or supplemented only by an agreement in writing entered into by the Borrower, Apex Metals, Apex Sweden, Apex Luxembourg and the Majority Secured Parties or by the Borrower, Apex Metals, Apex Sweden, Apex Luxembourg and the Administrative Agent acting with the consent of the Majority Secured Parties (except that no Hedge Bank shall have any right in any circumstance to vote in connection with the waiver or amendment of any condition precedent to disbursement specified in Sections 11.02 and 11.03 hereof); provided that, subject to clause (c) below, no such agreement shall (i) reduce any amounts payable to a Secured Party hereunder, without the written consent of each Secured Party affected thereby, (ii) postpone the scheduled date of payment of any amounts payable to a Secured Party hereunder, or reduce the amount of, waive or excuse any such payment without the written consent of each Secured Party affected thereby, (iii) postpone the scheduled date of expiration of, or increase, any Senior Loan Commitment, without the written consent of each Senior Lender affected thereby, (iv) change Section 2.01, 2.02, 2.03, 2.04 or 2.05 or any other provision in any other Financing Document in a manner that would alter (A) the pari passu status of the Secured Debt Obligations, (B) the prepayments or (C) the pro rata sharing of payments or terminations, in each case as required thereby, without the written consent of each Secured Party (other than the Agents), (v) change the definition of “Majority Lenders” or “Supermajority Lenders”, without the written consent of each Senior Lender, (vi) change any of the provisions of this Section or the definition of “Majority Secured Parties” or “Supermajority Secured Parties”, or any other provision hereof specifying the number or percentage of Secured Parties required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Secured Party (other than the Agents), (vii) amend, modify or otherwise affect the rights or duties of the Collateral Agent or any Agent hereunder without the prior written consent of the Collateral Agent or, as applicable, the relevant Agent, (viii) release a material part of the Collateral or terminate any security interest created by the Security Documents without the written consent of each Secured Party (other than the Agents), (ix) release any Affiliated Obligor from (A) all or substantially all of its obligations under or (B) any guarantee or payment obligation under, any Financing Document to which it is a party, (x) materially change the requirement for achieving Completion (other than in accordance with the Completion Agreement) without the written consent of each Secured Party (other than the Agents), (xi) waive or amend any condition precedent to disbursement set forth in Section 11.02 or 11.03 in connection with the Initial Disbursement without the consent of each Senior Lender, (xii) waive any condition to termination set forth in Section 15.01, without the written consent of each Secured Party, (xiii) change any provision requiring ratable funding of Senior Loans, without the written consent of each Senior Lender, (xiv) change any provision of any payment waterfall set out in this Agreement that would have the effect of preferring one Secured Party over another without the consent of the Secured Party disadvantaged thereby, (xv) waive any Event of Default under Section 10.01(ee)(i) without the written consent of each Secured Party or (xvi) change the definition of “Majority Hedge Banks” without the written consent of each Hedge Bank.

(c)                                  The provisions of Article XIV may be waived, amended, modified or supplemented only by an agreement in writing entered into by the Administrative Agent and each Secured Party and no consent of the Borrower, Apex Metals, Apex Sweden or Apex Luxembourg shall be required.

(d)                                 Sections 12.08 and 12.09 may be waived, amended, modified or supplemented only by an agreement in writing entered into by the Administrative Agent and the Majority Bank Lenders, in the case of Section 12.08 and the Majority Hedge Banks, in the case of Section 12.09, and no consent of the Borrower, Apex Metals, Apex Sweden or Apex Luxembourg shall be required.

(e)                                  Unless otherwise specifically provided herein or in another Financing Document, the Administrative Agent shall take and shall only direct the Collateral Agent to take, and the Collateral Agent shall only take, such actions and execute such amendments, modifications, waivers and supplements to such Financing Documents (other than this Agreement) to which they are a party as directed by the Majority Secured Parties; provided that no such action or agreement in respect of such Financing Document shall (i) reduce any amounts payable to a Secured Party thereunder, without the written consent of each Secured Party affected thereby, (ii) postpone the scheduled date of payment of any amounts payable to a Secured Party thereunder, or reduce the amount of, waive or excuse any such payment without the written consent of each Secured Party affected thereby, (iii) alter the pari passu status of the Secured Debt Obligations, without the written consent of each Secured Party (other than the Agents),  (iv) change any provision thereof specifying the number or percentage of Secured Parties required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Secured Party (other than the Agents), (v) amend, modify or otherwise affect the rights or duties of the Collateral Agent or any Agent thereunder without the prior written consent of the Collateral Agent or, as applicable, the relevant Agent, (vi) release a material part of the Collateral or terminate any security interest created thereunder without the written consent of each Secured Party other than the Agents, (vii) change any provision of any payment waterfall set out in this Agreement that would have the effect of preferring one Secured Party over another without the consent of the Secured Party disadvantaged thereby, or (viii) release any Affiliated Obligor from (A) all or substantially all of its obligations under or (B) any guarantee or payment obligation under, any Financing Document to which it is a party without the written consent of each Secured Party (other than the Agents).

(f)                                    The Borrower shall provide to each PRI Insurer and the Administrative Agent (for delivery to the other Secured Parties) written notice of any proposed amendment, modification or waiver of any Financing Document (together with a copy of such proposed amendment, modification or waiver).

15.19  Conflicts.  In case of any conflict or inconsistency between this Agreement and any Security Document (with respect to the rights and obligations of the parties prior to enforcement and the conditions and terms on which security interests may be enforced) this Agreement shall control.

15.20  Effectiveness.  This Agreement shall come into full force and effect upon its execution and delivery by each of the parties named on the signature pages hereof.

15.21  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

15.22  Compliance with Applicable Law.  Notwithstanding any provision of this Agreement, but without in any way limiting any rights of the Collateral Agent or the Secured Parties under Article X in connection with any Event of Default resulting from the taking or refraining from taking of any action pursuant to any law, statute, regulation, rule, order, injunction, decree, writ or judgment binding on it or affecting its properties, the Borrower shall not be obligated to take or refrain from taking any action otherwise required under this Agreement if at the time the Borrower is to take or refrain from taking such action, such action is contrary to any law, statute, regulation, rule, order, injunction, decree, writ or judgment binding on it or affecting its properties.

15.23  Language.  If any Financing Document, financial statements, Material Project Document, notice, certificate, communication or other such document required to be delivered to the Agents or any other Secured Party pursuant to this Agreement or any other Financing Document is not originally executed, delivered or given in the English language, the Borrower shall, at the request of any Secured Party, additionally and at its own expense, promptly provide a certified English translation thereof.

15.24  Reinstatement.  This Agreement shall automatically be reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Secured Debt Obligations is rescinded or must otherwise be restored to Borrower or the Person that made such payment on the Borrower’s behalf by any holder of the Secured Debt Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Borrower shall indemnify the Collateral Agent and each other Secured Party on demand for all reasonable and documented costs and expenses (including fees of counsel) incurred by the Collateral Agent or such Secured Party in connection with such rescission or restoration.

15.25  No Consequential Damages.  No Affiliated Obligor nor any Secured Party shall assert any claim against any Affiliated Obligor or Secured Party, as the case may be, on any theory of liability, for any lost profits or special, indirect or consequential damages or (to the fullest extent lawful) any punitive damages arising out of, in connection with, or as a result of, this Agreement or any other Financing Document (except as the same may be asserted by a third party in respect of any claim for which a Secured Party is indemnified under Section 15.14), and each of the parties hereto hereby forever waives, releases and agrees not to sue upon any claim for any such lost profits or special, indirect, consequential or (to the fullest extent lawful) punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date first above written.

MINERA SAN CRISTÓBAL, S.A.

By:	/s/ Jeffrey G. Clevenger
Name: Jeffrey G. Clevenger
Title: Director

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                              , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                , that she/he is a                                      of                                          , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

APEX SILVER MINES SWEDEN AB,

By:	/s/Mark A. Lettes
Name: Mark A. Lettes
Title: Deputy Director

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                    , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                           , that she/he is a                                    of                                               , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

APEX LUXEMBOURG S.A. R.L.

By:	/s/ Mark A. Lettes
Name: Mark A. Lettes
Title: Manager

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                      , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                               , that she/he is a                                      of                                                     , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

APEX METALS GMBH

By:	/s/ Mark A. Lettes
Name: Mark A. Lettes
Title: Managing Officer

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                             , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                    , that she/he is a                                      of                                                 , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

BNP PARIBAS,
as Administrative Agent

By:	/s/ Jeffrey Stufsky
Name: Jeffrey Stufsky
Title: Managing Director

By:	/s/ Matthew Lewis
Name: Matthew Lewis
Title: Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                     , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                     , that she/he is a                                        of                                            , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

BARCLAYS CAPITAL,
as Technical Agent

By:	/s/ Jeffrey Stufsky
Name: Jeffrey Stufsky
Title: Attorney in Fact

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                 , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                 , that she/he is a                                      of                                                   , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:	/s/ Lucia Jaklitsch
Name: Lucia Jaklitsch
Title: Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                    , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                  , that she/he is a                                     of JP Morgan Chase Bank, N.A., the banking association described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

JPMORGAN CHASE BANK, N.A.,
as Securities Intermediary

By:	/s/ Lucia Jaklitsch
Name: Lucia Jaklitsch
Title: Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                    , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                            , that she/he is a                                of JPMorgan Chase Bank, N.A., the banking association described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

CORPORACIÓN ANDINA DE FOMENTO,
as a Senior Lender

By:	/s/ Jose A. Carrera
Name: Jose A. Carrera
Title: Representante

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

BARCLAYS BANK PLC,
as a Senior Lender

	By:	/s/ Jeffrey Stufsky
Name: Jeffrey Stufsky
Title: Attorney in Fact

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

BNP PARIBAS,
as a Senior Lender

By:	/s/ Jeffrey Stufsky
Name: Jeffrey Stufsky
Title: Managing Director

By:	/s/ Matthew Lewis
Name: Matthew Lewis
Title: Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, as a Senior Lender

	By:	/s/ John W. Wade
Name: John W. Wade
Title: Director

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

KFW,
as a Senior Lender

	By:	/s/ Jeffrey Stufsky
Name: Jeffrey Stufsky
Title: Attorney in Fact

	By:	/s/ Matthew Lewis
Name: Matthew Lewis
Title: Attorney in Fact

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

NATEXIS BANQUES POPULAIRES,
as a Senior Lender

	By:	/s/ Amit Roy
Name: Amit Roy
Title: Vice President

	By:	/s/ Anthony Perna
Name: Anthony Perna
Title: Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came Anthony H. Perna and Amit Roy, to me known, who, being by me duly sworn, did depose and say that she/he resides at 1251 Avenue of the Americas, 34th floor, that she/he is each a Vice President, Project Finance of Natexis Banques Populaires, the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

CATERPILLAR FINANCIAL SERVICES (UK) LTD., as a Senior Lender

	By:	/s/ Matthew Lewis
Name: Matthew Lewis
Title: Attorney in Fact

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

N M ROTHSCHILD & SONS LIMITED,
as a Senior Lender

	By:	/s/ Jeffrey Stufsky
Name: Jeffrey Stufsky
Title: Attorney in Fact

	By:	/s/ Matthew Lewis
Name: Matthew Lewis
Title: Attorney in Fact

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

EXPORT DEVELOPMENT CANADA,
as a Senior Lender

	By:	/s/ Anton Pfisztner
Name: Anton Pfisztner
Title: Project Finance – Financial Services Manager

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

FORTIS CAPITAL CORP.,
as a Senior Lender

	By:	/s/ Jeffrey Stufsky
Name: Jeffrey Stufsky
Title: Attorney in Fact

	By:	/s/ Matthew Lewis
Name: Matthew Lewis
Title: Attorney in Fact

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

NORDKAP BANK AG,
as a Senior Lender

	By:	/s/ Jeffrey Stufsky
Name: Jeffrey Stufsky
Title: Attorney in Fact

	By:	/s/ Matthew Lewis
Name: Matthew Lewis
Title: Attorney in Fact

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

RMB INTERNATIONAL (DUBLIN) LIMITED,
as a Senior Lender

	By:	/s/ Jeffrey Stufsky
Name: Jeffrey Stufsky
Title: Attorney in Fact

	By:	/s/ Matthew Lewis
Name: Matthew Lewis
Title: Attorney in Fact

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

BARCLAYS BANK PLC,
as a Hedge Bank

	By:	/s/ Jeffrey Stufsky
Name: Jeffrey Stufsky
Title: Attorney in Fact

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

BNP PARIBAS,
as a Hedge Bank

	By:	/s/ Jeffrey Stufsky
Name: Jeffrey Stufsky
Title: Managing Director

	By:	/s/ Matthew Lewis
Name: Matthew Lewis
Title: Vice President

STATE OF NEW YORK	)
) ss.:
COUNTY OF	)

On the 1st day of December in the year 2005, before me personally came                                         , to me known, who, being by me duly sworn, did depose and say that she/he resides at                                                                                       , that she/he is a                                    of                                           , the corporation described in and which executed the above instrument; and that she/he signed her/his name thereto by order of the board of directors of said institution.

Notary Public

My commission expires:

Appendix A
to the Common Security Agreement

DEFINITIONS

In this Appendix, the Common Security Agreement and the other Appendices hereto and in any other document that references this Appendix, the following terms shall have the meanings assigned below (and the rules of interpretation set forth in Section 1.02 of the Common Security Agreement shall apply, mutatis mutandis, as if set forth in full in this Appendix) (and unless otherwise specified, Section references in this Appendix are to sections of the Common Security Agreement):

“Abandonment” shall occur if the Borrower voluntarily ceases construction or production activities of the Project or otherwise places the Project on a “care and maintenance” basis and the Borrower expressly declares its intention that mining activities not be resumed.  If the Borrower ceases construction or production activities and such cessation continues without interruption for 30 days (other than by reason of the occurrence and continuance of an Event of Force Majeure), Majority Secured Parties shall have the right to deliver to the Borrower a notice requesting a certificate to the effect that the Borrower intends to cause construction or production activities to resume as soon as is commercially practicable.  If within 15 days following delivery of such notice the certificate is not delivered, or if within 30 days following delivery of such certificate the Borrower does not resume and continue substantial construction or production activities of the Project, then Majority Secured Parties shall have the right to declare that Abandonment has occurred.

“Accelerating Lender” has the meaning set forth in Section 2.07(a).

“Accelerating Lender Group” has the meaning set forth in Section 2.07(a).

“Acceptable Bank” shall mean any bank or other financial institution which (a) is organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development and that has a long-term senior unsecured debt rating of “A-” or better by S&P and “A3” or better by Moody’s for Dollar-denominated indebtedness; or (b) is otherwise acceptable to the Majority Lenders.

“Acceptable Buyer” means a Person listed on Annex 1 and any other Person approved by the Majority Secured Parties acting reasonably.

“Acceptable Funding Plan” has the meaning set forth in the Completion Agreement.

“Account Enforcement Notice” has the meaning set forth in Section 4.05(a).

“Additional Escrow Account” has the meaning given to that term in Appendix A to the Completion Agreement.

“Additional Material Project Document” means any contract, agreement or other arrangement entered into by the Borrower after the Closing Date other than a contract executed by the EPCM Contractor as the agent of the Borrower that (a) replaces or supersedes a Material Project Document that is in effect on the Closing Date, (b) has a term of more than one year and has payments due to or from the Borrower thereunder in excess of $10 million or (c) the failure of the Borrower to have and maintain could reasonably be expected to have a material adverse effect on the Borrower’s ability to (i) construct the Project in all material respects in accordance with the Project Description, (ii) operate the Project in all material respects in accordance with the Operating Plan, (iii) achieve Completion by the Limit Completion Date or (iv) pay the Secured Debt Obligations when due.

“Administrative Agent” means BNP Paribas, in its capacity as Administrative Agent.

“Affiliate” of a Person means any other Person (a) which has a 25% or more beneficial equity interest in such Person, (b) in which such Person has a 25% or more beneficial equity interest or (c) in which another Person which has a 25% or more beneficial equity interest in such Person has a 25% or more beneficial equity interest.

“Affiliated Obligors” means, collectively, the Borrower, the Sponsor, Apex Luxembourg, Apex Sweden and Apex Metals.

“Agents” means, collectively, the Collateral Agent, the Administrative Agent and the Technical Agent, and “Agent” means any of them.

“Agreement” means this Common Security Agreement.

“AM Counterparty’s Consent” has the meaning given to such term in the Cross-Guarantee and Security Agreement.

“Anti-Terrorism Order” has the meaning set forth in Section 7.01(p).

“Apex Group” means ASM, Apex Luxembourg, Apex Sweden and their respective Affiliates (other than the Borrower).

“Apex Luxembourg” means Apex Luxembourg S.A. R.L., a Luxembourg société à responsabilité limitée.

“Apex Luxembourg Shares” has the meaning given to that term in Section 3.01(a) of the Sponsor Pledge Agreement.

“Apex Metals” means Apex Metals GmbH, a company with limited liability organized under the laws of Switzerland; with its seat in Zug, canton of Zug, Switzerland; and registered address: c/o Juris Treuhand AG, Industriestrasse 47, 6304 Zug, Switzerland.

“Apex Metals Account” has the meaning specified in Section 4.01(b)(ii).

“Apex Metals Documents” means this Agreement, the Transfer Restrictions Agreement, Apex Metals Management and Services Agreement, each Third Party Concentrate Sales Agreement, the Borrower Concentrate Sales Agreement, the Cross-Guarantee and Security Agreement, the Project Document Guarantee described in clause (b) of the definition thereof and each Mandatory Metals Hedge Agreement.

“Apex Metals Management and Services Agreement” means the Apex Metals Management and Services Agreement dated December 1, 2005 between Apex Metals and the Service Company.

“Apex Metals Net Payment Amount” means, with respect to any Hedge Bank on any date on which a payment is due in respect of a Mandatory Metals Hedge Transaction (a “Hedge Payment Date”), the net obligations (expressly excluding obligations in respect of early terminations) of (a) Apex Metals to such Hedge Bank or (b) such Hedge Bank to Apex Metals, as the case may be, with respect, in each case, to Mandatory Metals Hedge Transactions under the Mandatory Metals Hedge Agreement to which the Hedge Bank and Apex Metals are party.

“Apex Metals Obligations” means the obligations of Apex Metals under the Mandatory Metals Hedge Agreements (including all Mandatory Metals Hedge Transactions thereunder).

“Apex Metals Quotas” has the meaning set forth in Section 3.13.

“Apex Metals Subordinated Debt” means unsecured Indebtedness (including capitalized interest) of Apex Metals, whether currently outstanding or hereafter created, ranking in payment and upon liquidation junior to the Secured Debt in accordance with the subordination terms attached as Appendix A-2 to the Transfer Restrictions Agreement which is assigned and pledged as security for the Secured Debt Obligations pursuant to a Security Document.  No such indebtedness of Apex Metals will constitute Apex Metals Subordinated Debt until such time as the Apex Metals Subordinated Lender assumes in writing, either pursuant to the terms of a Financing Document or otherwise, all of the obligations applicable to a Apex Metals Subordinated Lender under and in accordance with this Agreement and the Apex Metals Subordination Agreement.

“Apex Metals Subordinated Lender” means each of ASM, Apex Sweden, Apex Luxembourg and any other holder of Apex Metals Subordinated Debt so long as it continues to hold such Apex Metals Subordinated Debt.

“Apex Metals Subordinated Notes” has the meaning set forth in the Cross-Guarantee and Security Agreement.

“Apex Metals Subordination Agreement” has the meaning set forth in Section 5.06(b) of the Cross-Guarantee and Security Agreement.

“Apex Sweden” means Apex Silver Mines Sweden AB, a Swedish privat aktíebolag.

“Apex Sweden Shares” has the meaning set forth in Section 3.11.

“Applicable Accounting Principles” means generally accepted accounting principles, consistently applied, as in effect from time to time in the jurisdiction in which a Person is incorporated; provided, that with respect to any Person not incorporated in the United States and that is not otherwise required by Government Rules to prepare such a reconciliation, Applicable Accounting Principles shall require preparation of a reconciliation of such Person’s financial statements to U.S. GAAP.

“ASC Bolivia” means ASC Bolivia LDC, sucursal Bolivia, the Bolivian branch of a Cayman Island company limited by shares.

“ASC Bolivia Default” has the meaning set forth in Section 6.01 of the ASC Bolivia Pledge Agreement.

“ASC Bolivia Pledge Agreement” means that certain ASC Bolivia Pledge and Agreement dated December 1, 2005 between ASC Bolivia and the Collateral Agent.

“ASM” means Apex Silver Mines Limited, a Cayman Islands exempted company limited by shares.

“Authorizations” means all third part(ies)’, corporate, creditors’, shareholders’, partners’ and members’ resolutions, approvals or consents (but excluding, to the extent included, Government Approvals).

“Authorized Depositary” means any Bolivian branch of a foreign bank (or a subsidiary of a foreign bank that benefits from an unconditional guarantee from such foreign bank) which has a rating of at least “A-” from S&P or at least the equivalent rating from Moody’s.

“Authorized Investments” means any of the following investments in Dollars:

(a)           direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States government or any agency or instrumentality thereof;

(b)           evidences of ownership of a proportionate interest in specified obligations described in clause (a) above;

(c)           trust funds, trust accounts, interest-bearing demand or time deposits (including certificates of deposit) which are held in banks having general obligations rated at least “A” category by S&P or Moody’s;

(d)           commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than 270 days from the date of creation thereof;

(e)           money market mutual funds, including, without limitation the JPMorgan Funds or any other mutual fund for which the trustee or any affiliate of the trustee serves as investment manager, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (i) the trustee or an affiliate of the trustee receives fees from such funds for services rendered, (ii) the trustee charges and collects fees for services rendered pursuant to this Agreement, which fees are separate from the fees received from such funds, and (iii) services performed for such funds and pursuant to this

Agreement may at times duplicate those provided to such funds by the trustee or its affiliates; or

(f)            auction rate preferred stock with liquidation rights at par of 28 days rated at least “A” or better by S&P and A2 or better by Moody’s.

“Authorized Officer” means any officer (in the case of the Collateral Agent within the Corporate Trust Office), including any Vice President, Assistant Vice President (or in the case of the Collateral Agent, Senior Trust Officer or Trust Officer) or any other Person who customarily performs functions similar to those performed by such Persons, who on the date of this Agreement shall be such officers, or to whom any matter is referred because of such Person’s knowledge of, and familiarity with, the particular subject and who shall have direct responsibility for the administration of this Agreement and the other Financing Documents to which it is a party.

“Available Cash” has the meaning set forth in the Completion Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1330.

“Base Equity Contribution” means a transfer from the Equity Account to the Loan Proceeds Account for the purpose of paying Planned Project Costs.

“Bolivian Accounts” means the Expense Account, any Bolivian Proceeds Account, any Bolivian Insurance Account and any Bolivian Expropriation Account.

“Bolivian Equity Expropriation Account” has the meaning set forth in Section 3.07.

“Bolivian Expropriation Account” has the meaning set forth in Section 5.08(c)(i).

“Bolivian Insurance Account” has the meaning set forth in Section 5.05(c)(i).

“Bolivian Insurance Policies” means insurance policies issued to the Borrower by insurers incorporated or otherwise organized, and authorized to operate, in Bolivia.

“Bolivian Proceeds Account” has the meaning set forth in Section 4.01(j)(ii).

“Bolivian Security Documents” means any document that is governed by the laws of the Republic of Bolivia which is intended to create a valid security interest in or conditional assignment of property of any Person as well as any power of attorney related thereto.

“Bolivianos” means the lawful currency of Bolivia.

“Borrower” means Minera San Cristóbal S.A., a sociedad anónima organized under the laws of Bolivia.

“Borrower Concentrate Sales Agreement” means the Concentrate Sales Agreement dated December 1, 2005 between the Borrower and Apex Metals.

“Borrower Management and Services Agreement” means the Borrower Management and Services Agreement dated December 1, 2005 between the Service Company and the Borrower.

“Borrower Shares” means the shares in the Borrower representing all the issued share capital of the Borrower, including any capital consisting of irrevocable capital contributions (aportes irrevocables a cuenta de futuros aumentos de capital).

“Borrower’s Operating and Financial Report” means the quarterly operating and financial report referred to in Section 6.01(c)(ii).

 “Bulk Concentrate” means bulk concentrates produced by the Project as further described in section 12.2.5 of the Independent Engineer Report.

“Business Day” means a day on which banks are generally open for business in New York, New York, United States of America, Caracas, Venezuela and London, England.

“BVICO” means Ingelec Electricity Transportation Investments Corp., a company organized under the laws of the British Virgin Islands and the parent company of the Transporter.

“CAF Senior Loan Agreement” means that certain Senior Loan Agreement dated December 1, 2005 between the Borrower and Corporación Andina de Fomento.

“Cash Sweep Prepayments” has the meaning set forth in Section 9.02.

“Cessation Notice” has the meaning set forth in Section 4.05(d).

“CGSA Default” has the meaning set forth in Section 7.01 of the Cross-Guarantee and Security Agreement.

“CGSA Secured Obligations” has the meaning given to that term in the Cross-Guarantee and Security Agreement.

“Chilean Security Documents” means any document that is governed by the laws of the Republic of Chile which is intended to create a valid security interest in or conditional assignment of property of any Person as well as any power of attorney related thereto.

“Closing Date” has the meaning set forth in Section 11.01.

“Collateral” means all property (including contractual rights) in which a security interest is created under Article III of this Agreement or under any other Security Document.

“Collateral Agent” has the meaning set forth in Section 13.01.

“Commercial Bank Senior Lenders” means the banks providing Secured Debt to the Borrower pursuant to the terms of the Commercial Bank Senior Loan Agreement.

“Commercial Bank Senior Loan Agreement” means that certain Loan Agreement dated December 1, 2005 among the Borrower, BNP Paribas, Barclays Bank PLC, Australia and New Zealand Banking Group Limited, KfW, Natexis Banques Populaires, Caterpillar Financial Services (UK) Ltd., N M Rothschild & Sons Limited, Export Development Canada, Fortis Capital Corp., Nordkap Bank AG and RMB International (Dublin) Limited.

“Commitment Termination Date” means the earliest of (a) the date of the full drawdown of the Senior Loan Commitments, (b) the Completion Date, (c) May 31, 2007 and (d) the date on which the Senior Loan Commitments are terminated in accordance with the provisions of the Financing Documents.

“Completion” has the meaning given to that term in the Completion Agreement.

“Completion Agreement” means the Completion Agreement dated as of December 1, 2005, among the Sponsor, the Technical Agent, the Administrative Agent and the Collateral Agent, as the same may be amended or supplemented from time to time in accordance with the terms thereof.

“Completion Certificates” has the meaning given to that term in the Completion Agreement.

“Completion Date” means the date on which Completion occurs.

“Completion Default” has the meaning set forth in Section 6.01 of the Completion Agreement.

“Completion Test” has the meaning set forth in Section 2.01 of the Completion Agreement.

“Completion Test Period” has the meaning set forth in Appendix B to the Completion Agreement.

“Concentrate” means Bulk Concentrate, Lead Concentrate or Zinc Concentrate, as the context may require.

“Concentrate Sales Guarantee” means the Guarantee by the Sponsor in favor of the Borrower and the Collateral Agent of Apex Metals’ obligations to the Borrower under the Borrower Concentrate Sales Agreement.

 “Construction Budget” means the Initial Construction Budget and each updated construction budget provided from time to time by the Borrower in accordance with Section 8.14.

“Contingent Support Account” has the meaning set forth in Section 4.01(b)(iii).

“Contingent Support Amount” has the meaning set forth in Section 4.02(e).

“Contingent Support Contribution” means a transfer from the Contingent Support Account to the Apex Metals Account for the purpose of paying Excess Project Costs.

“Contingent Support Deficiency” means, on any date of determination, the positive difference, if any, of (a) the Contingent Support Requirement less (b) the sum of (i) the balance of the Contingent Support Account plus (ii) the total aggregate amount available to be drawn under Contingent Support Letters of Credit.

“Contingent Support Letter of Credit” shall mean one or more irrevocable direct pay letters of credit in an amount up to the Contingent Support Amount and any extensions thereof or any substitute letter of credit therefor in the stated amount contained in such extension or substitute, subject to the limitations set forth in, and permitting draws thereon as contemplated by, Section 4.09, (a) issued to the Collateral Agent for the benefit of the Secured Parties by an Acceptable Bank, (b) in form and substance reasonably acceptable to the Administrative Agent, (c) with a minimum term of at least one year automatically extending for not less than six months unless the issuing bank provides at least 30 days’ prior written notice of termination or non-renewal to the Collateral Agent, (d) providing for the amount thereof to be available to the Collateral Agent in multiple drawings conditioned only upon presentation of a sight draft accompanied by the applicable certificate in the form attached to such letter of credit and (e) which is pursuant to an Officer’s Certificate of the Borrower certified not (i) to constitute Indebtedness of the Borrower and (ii) to be secured by a Lien on any Project Property.

“Contingent Support Requirement” means, at any date of determination, the greater of (a) (i) prior to Mechanical Completion or, to the extent that Mechanical Completion occurs during a period when the Sponsor is constructing or implementing an Acceptable Funding Plan pursuant to Section 5.03 of the Completion Agreement, $50,000,000 or (ii) at any other time through Completion, $40,000,000 and (b) (i) the Total Cost to Complete as indicated on the most recently approved Cost to Complete Certificate less (ii) the sum of (A) the total amount of Senior Loan Commitments then available to be drawn plus (B) the sum of (1) amounts available to be drawn under Equity Support Letters of Credit plus (2) the balance in the Equity Account.

“Contributed Equity Amount” means the total aggregate Dollar amount of Project Costs incurred after December 31, 2003 and paid in connection with the development, financing and construction of the Project prior to the Initial Disbursement Date as certified by the Borrower and confirmed by the Independent Engineer in the certificate delivered in connection with the Initial Disbursement Date as referred to in Section 11.02(d)(iii).

“Control” shall mean possession, directly or indirectly, of power (whether or not exercised) to direct or cause the direction of or exercise a controlling influence on management, operation or policies (whether through legal or beneficial ownership of securities or partnership or other ownership interests, by contract, representation on the board of directors or similar governing body or otherwise).  “Controlling,” “Controlled by” and “under common Control with” shall have the meanings correlative thereto.

“Corresponding Payment Date” has the meaning set forth in Section 9.01(a)(iv).

“Cost to Complete Certificate” means an Officer’s Certificate substantially in the form of Appendix G hereto delivered by the Borrower and approved pursuant to Section 6.01(b).

“Counterparty’s Consent” has the meaning set forth in Section 3.04(d).

“Creditor Group” means (a) each Senior Lender Group and (b) collectively, the Hedge Banks.

“Cross-Guarantee and Security Agreement” means the Guaranty and Security Agreement executed by Apex Metals in favor of the Collateral Agent for the benefit of the Secured Parties.

“CSA Accession Agreement” means a CSA Accession Agreement among the Administrative Agent, a Hedge Bank and the Borrower, substantially in the form of Appendix L hereto.

“Debt Service Reserve Account” has the meaning set forth in Section 4.01(b)(iv).

“Debt Service Reserve Deficiency” means at any time from and after Completion, the amount, if any, by which the Debt Service Reserve Requirement exceeds the sum of (a) the balance in the Debt Service Reserve Account plus (b) amounts available to be drawn under Debt Service Reserve Letters of Credit.

“Debt Service Reserve Letter of Credit” shall mean one or more irrevocable direct pay letters of credit in an amount up to the Debt Service Reserve Requirement and any extensions thereof or any substitute letter of credit therefor in the stated amount contained in such extension or substitute, subject to the limitations set forth in, and permitting draws thereon as contemplated by, Section 4.06, (a) issued to the Collateral Agent (for the benefit of the Secured Parties entitled to the benefits of the Debt Service Reserve Account) by an Acceptable Bank, (b) in form and substance reasonably acceptable to the Administrative Agent, (c) with a minimum term of at least one year automatically extending for not less than six months unless the issuing bank provides at least 30 days’ prior written notice of termination or non-renewal to the Collateral Agent, (d) providing for the amount thereof to be available to the Collateral Agent in multiple drawings conditioned only upon presentation of a sight draft accompanied by the applicable certificate in the form attached to such letter of credit and (e) which is pursuant to an Officer’s Certificate of the Borrower certified not (i) to constitute Indebtedness of the Borrower and (ii) to be secured by a Lien on any Project Property.

“Debt Service Reserve Payment” has the meaning set forth in Section 4.06(a)(i).

“Debt Service Reserve Requirement” means, as at Completion and any Principal Repayment Date after Completion and for the six-month period commencing on Completion or on such Principal Repayment Date, as the case may be, an amount equal to the aggregate amount of principal and interest on Senior Loans and all premia on the PRI Policies projected to become due during such six-month period.

“Dedicated Cash” has the meaning given to such term in Appendix A to the Completion Agreement.

“Default” means any event or condition that, with the giving of notice or lapse of time or determination of materiality, or any combination of the foregoing, would constitute an Event of Default.

“Default Margin” has the meaning set forth in each individual Senior Loan Agreement.

“Development Plan” means the Life of Mine plan for the construction and operation of the Project dated November 2004, as amended by the Kvaerner Escalation Report and the Borrower-generated change orders, prepared by the Borrower and reviewed and approved by the Independent Engineer, accepted by the Technical Agent acting on behalf of Secured Parties.

“DIA” means the Updated Declaration of Environmental Impact dated August 27, 2004 and issued by the MSDP and the Vice Ministry of Mining and Metallurgy.

“Disbursement” means the making of Senior Loans pursuant to a Senior Loan Agreement.

“Disbursement Date” means the date on which a Disbursement of Senior Loans is made under a Senior Loan Agreement.

“Dollars” or “$” or “US$” refers to lawful money of the United States of America.

 “Eligible Guaranteed Apex Metals Amount” means, with respect to each Hedge Bank on any date of determination, an amount equal to the lesser of: (a) such Hedge Bank’s Guaranteed Apex Metals Early Termination Amount and (b) the product (rounded to two decimal places) of (i) the quotient (rounded to two decimal places) of (A) such Hedge Bank’s Guaranteed Apex Metals Early Termination Amount divided by (B) the aggregate total Guaranteed Apex Metals Early Termination Amounts of all Hedge Banks times (ii) the lesser of (A) $150,000,000 and (B) the aggregate principal amount of Senior Loans outstanding on such date.

“Enforcement Action” means any action to enforce the rights and remedies of the Secured Parties under this Agreement and the other Financing Documents whether available at law (including under the New York UCC) or in equity, subject only to the requirements of applicable Government Rules.

“Enforcement Direction” has the meaning set forth in Section 10.02(e).

“Environmental Action Plan” or “EAP” means the Environmental Action Plan delivered to the Senior Lenders in accordance with Section 11.01(i) and prepared on the basis of the Environmental Impact Assessment and any update provided in accordance with Section 6.04.

“Environmental Card” means the documentation submitted for the Project on April 13, 1998 to the MSDP to permit the MSDP to classify the Project for the purpose of determining what form of impact assessment should be performed.

“Environmental Guidelines” means the following guidelines as in effect on the date hereof applicable to the Project (referred to in the Equator Principles framework): (a) World Bank Environmental, Health and Safety Guidelines (i) Mining and Milling – Open Pit dated August 11, 1995, (ii) Pollution Abatement and Prevention Handbook 1998: General

Environmental Guidelines, (iii) Operational Policy 4.01 (Environmental Assessment), (iv) Operation Policy 4.04 (Natural Habitats), (v) Operational Policy 4.11 (Cultural Property), (vi) Pollution Abatement and Prevention Handbook 1998: Part III Project Guidelines, Monitoring and Base Metal and Iron Ore Mining and (viii) the Reclamation and Closure Plan Section in the Knight-Piesold Environmental Assessment of the Project (Closure Plan) and (b) IFC Safeguard Policies dated September 1998..

“Environmental Impact Assessment” means the Environmental Impact Assessment provided to the MSDP and Vice Ministry of Mining and Metallurgy of Bolivia dated September 20, 2000 based upon the classification established by the MSDP under the Environmental Card as thereafter amended and updated which resulted in the issuance of the DIA.

“Environmental Laws” shall mean any and all laws, rules and regulations, and any lawful orders or decrees, in each case as now or hereafter in effect and applicable in Bolivia to the Borrower or the Project, relating to the protection of human health and safety from the effects of Hazardous Materials, or to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the environment, including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

“EPCM Contract” means the EPCM Services Supply Agreement dated November 8, 2004 between the Borrower and the EPCM Contractor.

“EPCM Contractor” means Aker Kvaerner Metals, Inc., and any successor contractor providing substantially the same services as are provided under the EPCM Contract.

“EPCM Guaranty” means the guaranty provided by Aker Kvaerner ASA in favor of the Borrower in support of the EPCM Contractor’s obligations under the EPCM Contract.

“EPCM Monthly Status Report” means the “Monthly Status Report” referred to in Schedule 2 of the EPCM Contract.

“Equator Principles” means the set of environmental guidelines developed by commercial banks and the International Finance Corporation for the purpose of assessing and managing environmental and social issues related to private-sector project financings, as adopted on June 4, 2003.

“Equity Account” has the meaning set forth in Section 4.01(b)(viii).

“Equity Amount” means an amount equal to (a) $680,857,000 minus (b) the Contributed Equity Amount minus (c) the aggregate amount of the Senior Loan Commitments available on the Initial Disbursement Date minus (d) the Share Funding Amount.

“Equity Deficiency” has the meaning set forth in Section 4.08(c)(i).

“Equity Expropriation Account” has the meaning set forth in Section 3.07.

“Equity Support Letter of Credit” shall mean one or more irrevocable direct pay letters of credit in an amount up to the Remaining Equity Amount and any extensions thereof or any substitute letter of credit therefor in the stated amount contained in such extension or substitute, subject to the limitations set forth in, and permitting draws thereon as contemplated by, Section 4.08, (a) issued to the Collateral Agent for the benefit of the Secured Parties by an Acceptable Bank, (b) in form and substance reasonably acceptable to the Administrative Agent, (c) with a minimum term of at least one year automatically extending for not less than six months unless the issuing bank provides at least 30 days’ prior written notice of termination or non-renewal to the Collateral Agent, (d) providing for the amount thereof to be available to the Collateral Agent in multiple drawings conditioned only upon presentation of a sight draft accompanied by the applicable certificate in the form attached to such letter of credit and (e) which is pursuant to an Officer’s Certificate of the Borrower certified not (i) to constitute Indebtedness of the Borrower and (ii) to be secured by a Lien on any Project Property.

“Escrow Account” has the meaning set forth in the Completion Agreement.

“Event of Default” has the meaning set forth in Section 10.01.

“Event of Force Majeure” means (a) any event, whether similar to the following or not, which is not within the reasonable control of the Borrower and which makes continued construction or production impracticable or has a material adverse effect on the ability of the Borrower to develop or operate the Project in all material respects in accordance with the Project Description and the Operating Plan and shall include, subject to the foregoing, an act of God, labor dispute and industrial action of any kind (including a strike, interruption, slowdown and other similar action on the part of organized labor), a lockout, act of the public enemy, war (declared or undeclared), civil war, sabotage, blockade, revolution, riot, insurrection, civil disturbance, terrorism, epidemic, cyclone, tidal wave, landslide, lightning, earthquake, flood, storm, fire, adverse weather conditions, expropriation, nationalization, act of eminent domain, laws, rules, regulations or order of any government authority, explosion, breakage or accident to machinery or equipment or power transmission lines or railroad tracks or ports or other facility, embargo, inability to obtain or delay in obtaining equipment, materials or transport and (b) in the case of any Project Document or any Material Project Counterparty, an event of force majeure or uncontrollable force or other similar term as such term is defined or used in such Project Document.

“Excepted Property” means all permits, licenses, franchises and rights which pursuant to their terms or under applicable Government Rules would become void or voidable if pledged or assigned.

“Excess Project Cost” means (a) any Project Cost of a type or category identified in any Cost to Complete Certificate that exceeds the total or cumulative amount set forth for such line item in the Initial Construction Budget, to the extent of such excess or (b) any Project Cost of a type or category not identified in any line item of the Initial Construction Budget delivered at the Initial Disbursement Date.

“Expense Account” has the meaning set forth in Section 4.01(j)(ii).

“Expropriation Account” has the meaning set forth in Section 5.08(c)(i).

“Expropriation Compensation” means all value (whether in the form of money, securities, property or otherwise), excluding Project Equity Expropriation Compensation, paid or payable by Bolivian Governmental Authorities or a governing authority that is in de facto control of part of Bolivia, to the Borrower, in whole or partial settlement of claims, whether or not resulting from judicial proceedings and whether paid or payable in or outside Bolivia, as compensation for or in respect of the appropriation, confiscation, cancellation, expropriation or nationalization (by intervention, condemnation or other form of taking) whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) of ownership or control of the Borrower or the Project or any substantial portion thereof or substantial portion of rights thereof.

“Expropriation Proceeds Account” has the meaning set forth in Section 4.01(b)(vii).

“Fee Letters” means each letter agreement dated on or before the date hereof between the Borrower and an Agent regarding the fees for such Agent’s services.

“Final Maturity Date” means the Principal Repayment Date occurring in December of 2012.

“Financial Model” means the Initial Financial Model and each of the Borrower’s updated financial models, as provided from time to time in accordance with Section 8.14.

“Financial Model Auditor” means PricewaterhouseCoopers or such other auditor as the Majority Secured Parties may engage from time to time with the consent of the Borrower, such consent not to be unreasonably withheld or delayed.

“Financial Ratio Certificate” has the meaning set forth in Section 6.02(c).

“Financing Documents” means the Security Documents, the Completion Agreement, the Transfer Restrictions Agreement, the Hedge Guaranty, each Senior Loan Agreement, each Note, each PRI Policy and the Fee Letters.

“Forward Looking Debt Service Coverage Ratio” or “FLDSCR” means, with respect to any period, the ratio of (a) Projected Cash Proceeds (excluding projected proceeds from sales of IVA Receivables, all projected equity contributions and proceeds from Subordinated Debt and other Sponsor Funding, all projected insurance proceeds payable to the Borrower in respect of assets of the Project, all projected Expropriation Compensation and projected proceeds of Indebtedness for Borrowed Money permitted under Section 8.19)) minus Projected Operating Costs for such period to (b) the aggregate amount of Senior Loan Obligations projected to be due and payable during such period.  The Forward Looking Debt Service Coverage Ratio will be calculated using the Financial Model in effect as of the date of determination.

“Government Approval” means any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with, any notice to, any declaration of or with, or any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive or rule, requirement of, or other governmental restriction or any similar form of official decision of or determination by, or any official interpretation of any of the foregoing by, any Governmental Authority, whether now or hereafter in effect.

“Governmental Authority” means the government of Bolivia, the United States of America, Switzerland or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Apex Metals Early Termination Amount” means, with respect to any Hedge Bank on any date of determination, the obligations of the Borrower to such Hedge Bank under the Hedge Guaranty calculated as being equal to the amount of any “Early Termination Amount” payable to the Hedge Bank by Apex Metals under (and as defined in) the Mandatory Metals Hedge Agreements to which the Hedge Bank and Apex Metals are party in respect of Mandatory Metals Hedge Transactions.  The “Close-out Amount” underlying the Early Termination Amount described in this definition shall be calculated by the Hedge Bank assuming: (a) all outstanding Mandatory Metals Hedge Transactions are terminated, (b) the “Early Termination Date” for each Mandatory Metals Hedge Transaction for the purpose of this definition shall be deemed to be the earlier to occur of (i) the date on which the “Early Termination Date” has actually been declared under the relevant Mandatory Metals Hedge Agreement with respect to such Mandatory Metals Hedge Transaction and (ii) the first possible date on which an Early Termination Date could be designated with respect to such Mandatory Metals Hedge Transaction under the Mandatory Metals Hedge Agreement to which the Hedge Bank and Apex Metals are parties; and (c) each of the Hedge Bank and Apex Metals’ exposures in respect of Mandatory Metals Hedge Transactions are netted against each other under the applicable Mandatory Metals Hedge Agreement (but without (A) any netting against any other Mandatory Metals Hedge Transactions that may have been executed under the same Mandatory Metals Hedge Agreement or (B) any set-off by the Hedge Bank of net amounts owed to it against any obligations of the Borrower or any of its Affiliates under any other document).  The “Unpaid Amounts” underlying the Early Termination Amount as used in this definition shall include only “Unpaid Amounts” relating to Mandatory Metals Hedge Transactions; provided that, notwithstanding the foregoing, to the extent that one or more Mandatory Metals Hedge Transactions is terminated for a reason other than an “Event of Default” or “Termination Event” under, and as defined in, the Mandatory Metals Hedge Agreements, the amount of the Guaranteed Apex Metals Early Termination Amount shall be calculated with respect to such terminated Mandatory Metals Hedge Transactions as being the actual amount due and payable under such Mandatory Metals Hedge Agreements in connection with such terminated Mandatory Metals Hedge Transactions.

“Guaranteed Apex Metals Net Payment Amount” means, with respect to any Hedge Bank, any Apex Metals Net Payment Amount owing to the Hedge Bank by the Borrower under the Hedge Guaranty.

“Guaranteed Apex Metals Obligations” means all Guaranteed Obligations as defined in Section 2.01 of the Hedge Guaranty owed by the Borrower to the Hedge Banks and Agents thereunder and all obligations of the Borrower to pay premia on the Hedge PRI Policy.

“Hazardous Material” means any pollutant, contaminant, chemical or toxic or hazardous material or substance or waste or any other material or substance, to the extent exposure to such material or substance is now or hereafter prohibited, limited or regulated under any Environmental Law.

“Health Care Account” means a single bank account established in Bolivia for the purpose of funding certain payments required to be made by the Borrower in lieu of making contributions to the Bolivian national health care program.

“Hedge Bank” shall mean any Initial Hedge Bank and any bank or financial institution that executes and delivers a CSA Accession Agreement as a “Hedge Bank”.

“Hedge Guaranty” means that certain Guaranty and Agreement (Apex Metals) issued by the Borrower in favor of the Hedge Banks guaranteeing all of the obligations of Apex Metals to the Hedge Banks under the Mandatory Metals Hedge Transactions.

“Hedge Instrument” means (a) currency swap agreements, option contracts, futures contracts, options on futures contracts, spot or forward contracts or other agreements to purchase or sell currency or any other arrangement entered into by a Person to hedge such Person’s exposure or to speculate on movements in the rates of exchange of currencies, (b) interest rate swaps, option contracts, futures contracts, options on futures contracts, cap, floors, collars or any other similar hedging arrangements entered into by a Person to hedge such Person’s exposure to or to speculate on movements in interest rates, (c) forward purchases and sales, put options, synthetic put options, call options, collars or any other arrangement relating to commodities entered into by a Person to hedge such Person’s exposure to or to speculate on commodity prices, and (d) any other derivative transaction or hedging arrangements of any type or nature whatsoever that is the subject at any time of trading in the over-the-counter derivatives market.  “Hedge Instruments” shall exclude, to the extent included, the Borrower Concentrate Sales Agreement.

“Hedge PRI Insurers” means Chaucer Marine, Kiln Marine & Special Risks, COF, Beazley, Quanta Europe Limited, SVB, Sovereign Risk Insurance Ltd., Zurich Global Corporate UK Ltd., Chubb Insurance Company of Europe, Axis Specialty Limited, Ace Global Markets Political Risks & Credit and SJC as the insurers under the Hedge PRI Policy, any entity that replaces any of the foregoing as insurer under the Hedge PRI Policy or each insurer under any Replacement Hedge PRI Policy.

 “Hedge PRI Policy” means the political risk insurance policy issued by the Hedge PRI Insurers insuring amounts owing by the Borrower to the Hedge Banks under the Hedge Guaranty or any Replacement Hedge PRI Policy.

“Historical Debt Service Coverage Ratio” or “HDSCR” means, in respect of any six-month period ending on a Principal Repayment Date, the ratio of (a) (i) all Project Funds received by the Borrower and, without duplication, Apex Metals during such period (other than disbursements of Senior Loans, all equity contributions and proceeds from Subordinated Debt and other Sponsor Funding, all insurance proceeds paid to the Borrower in respect of assets of the Project, all Expropriation Compensation and proceeds of Indebtedness for Borrowed Money permitted under Section 8.19) minus (ii) all Operating Costs incurred during such period other than costs paid (or reasonably expected to be reimbursed) from the proceeds of related property insurance or Expropriation Compensation, to (b) Senior Loan Obligations (other than prepayments) paid on the Principal Repayment Date and during the six-month period preceding such Principal Repayment Date.

“IDD Mandatory Metals Hedge Transactions” means Metals Hedge Transactions placed by Apex Metals with the Hedge Banks on or prior to the Initial Disbursement Date in satisfaction of the condition specified in Section 11.02(b) of this Agreement.

“Indebtedness for Borrowed Money” means, for any Person at any date, without duplication (a) all obligations of such Person to repay money borrowed, (b) all obligations of such Person to pay money evidenced by term loans, bonds, debentures, notes or other similar instruments, including such obligations incurred in connection with the acquisition of property, assets or a business, (c) all obligations of such Person to pay the deferred purchase price of property or services, (d) all obligations of such Person as lessee under capital leases, (e) all payment obligations under any Hedge Instruments entered into by such Person, (f) the face amount of all letters of credit issued for the account of such Person and all outstanding reimbursement obligations with respect to any letters of credit, and (g) obligations of another Person of the type listed in (a) through (f), payment of which is guaranteed by or secured by liens on the property of such Person (with respect to liens, to the extent of the value of property pledged pursuant to such liens if less than the amount of such obligations), provided that “Indebtedness for Borrowed Money” shall not include trade accounts payable or purchase money obligations (other than purchase money obligations incurred post-Completion which are due in more than 90 days and are not subject to a bona fide dispute) incurred in the ordinary course of business.

“Indemnitee” has the meaning set forth in Section 15.14(b).

“Independent Condition Precedent” means any condition precedent to the making of any Senior Loan under (a) Section 6.01 or 6.02 of the Commercial Bank Senior Loan Agreement and (b) Section 6.01 or 6.02 of the CAF Senior Loan Agreement which, in any such case, (i) is not separately set forth in Section 11.03 (other than by virtue of Section 11.03(e)) and (ii) does not restate or incorporate by reference any condition precedent set forth in Section 11.03.

“Independent Engineer” means Chlumsky, Armbrust and Meyer or such replacement engineering consulting firm appointed in accordance with Section 8.28.

“Independent Engineer Report” means the Development Plan Review (San Cristóbal Project — Bolivia) dated July 8, 2005 by Chlumsky, Armbrust and Meyer.

“Information” means all information received from the Borrower or any member of the Apex Group relating to the Borrower, any member of the Apex Group or any of their businesses, other than any such information that is available to any of the Agents, any Senior

Lender or any Hedge Bank on a nonconfidential basis prior to disclosure by the Borrower or any such member of the Apex Group.

“Initial Construction Budget” means the Borrower’s construction plan, dated November 2005,  as based upon the Development Plan and outlining the Borrower’s quantitative monthly projections (costs and timing associated with specific activities or equipment) and supporting qualitative information, for the construction of the Project through Completion.

“Initial Disbursement Date” means the date of the initial disbursement of Senior Loans to the Borrower.

“Initial Financial Model” means the financial model dated September 30, 2005, incorporating the quantitative inputs from the Initial Operating Plan and Initial Construction Budget and containing as relevant additional quantitative assumptions such as for metal price forecasts, currency and inflation projections and estimates, all as have been approved and signed-off by the Independent Engineer and agreed and accepted by the Borrower and the Senior Lenders.

“Initial Hedge Banks” means the Hedge Banks set forth in Appendix B-1 on the date hereof.

“Initial Operating Plan” means the operating plan dated November 2005, based upon the Development Plan and beginning with Mechanical Completion, and containing the quantitative operating input projections and supporting qualitative information for the Life of Mine. Such projections will be prepared on a monthly basis for the first production year, on a semi-annual basis for the succeeding two years and annually for subsequent years.

An “Initial Senior Lender Group” shall be comprised of the Initial Senior Lenders which are party to the same Initial Senior Loan Agreement.

“Initial Senior Lenders” means the Senior Lenders under the Initial Senior Loan Agreements as set forth in Appendix B-1 on the date hereof.

“Initial Senior Loan Agreements” means the Senior Loan Agreements dated as of the date of this Agreement and set forth in Appendix B-1 on the date hereof.

“Insurance Account” has the meaning set forth in Section 5.05(c)(i).

“Insurance Advisor” means Aon Risk Services Canada or such other insurance advisor as the Majority Secured Parties may engage from time to time as provided in Section 5.07.

“Insurance Advisor Report” means the Insurance Report issued to the Senior Lenders dated October 2005 by Aon Risk Services Canada.

“Insurance Proceeds Account” has the meaning set forth in Section 4.01(b)(vi).

“Intellectual Property Rights” means all permits, licenses, trademarks, patents or agreements with respect to the usage of technology or other intellectual property (other than those constituting Government Approvals and off-the-shelf commercially available software).

“Intercompany Agreements” means the Borrower Management and Services Agreement, the Borrower Concentrate Sales Agreement, the Apex Metals Management and Services Agreement and the Project Document Guarantee.

“Intercompany Debt” means Subordinated Debt, Shareholder Debt, Shareholder Parent Debt, Service Company Debt and Apex Metals Subordinated Debt.

“Intercompany Lender” means any Subordinated Lender, Shareholder Lender, Shareholder Parent Lender, Apex Metals Subordinated Lender and Service Company Lender.

“Intercompany Note” means any Subordinated Note, Shareholder Note, Shareholder Parent Note, Apex Metals Subordinated Note and Service Company Note.

“Interest Period” has the meaning set forth in the Commercial Bank Senior Loan Agreement.

“ISDA Master Agreement” means the ISDA Master Agreement 1992 Cross-Border Multicurrency Form.

“IVA Reimbursement Rights” means the right of the Borrower to receive reimbursements of Bolivian value-added tax (Impuesto al Valor Agregado) in accordance with Bolivian law.

“IVA Receivables” means tax credits for IVA reimbursements.

“Lead Concentrate” means lead concentrate produced by the Project as further described in section 12.2.3 of the Independent Engineer Report.

 “Lien” shall mean, with respect to any property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, right of others or security interest or encumbrance of any kind in respect of such property.  For purposes of the Financing Documents, any Person shall be deemed to own, subject to a Lien, any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such property.

“Life of Mine” means the period during which all Proven and Probable Reserves at the Project are planned to be extracted according to the Initial Operating Plan or Operating Plan, all as referenced in the Initial Financial Model or Financial Model, as the case may be.

“Limit Completion Date” means December 31, 2008.

“Liquidity Accounts” means the Loan Proceeds Account, the Apex Metals Account and the Operating Reserve Account.

“Loan Life Coverage Ratio” or “LLCR” means, as of any date, the ratio of (a) (i) the sum of the net present value as of such date (discounted at a rate equal to the weighted average interest rate on Senior Loans as of such date, such interest rate to include the premia and fees in respect of the Loan PRI Policy) of Projected Cash Proceeds (excluding projected proceeds from sales of IVA Receivables, all projected equity contributions and proceeds from Subordinated Debt and other Sponsor Funding, all projected insurance proceeds payable to the Borrower in respect of assets of the Project, all projected Expropriation Compensation and projected proceeds of Indebtedness for Borrowed Money permitted under Section 8.19)) minus Projected Operating Costs for each successive six-month period commencing on such date and ending on the Final Maturity Date plus (ii) all cash in the Debt Service Reserve Account and the Operating Reserve Account on the day immediately following such date, to (b) the aggregate principal amount of Senior Loans outstanding on the day immediately following such date.  The Loan Life Coverage Ratio will be calculated using the assumptions set forth in the Financial Model in effect as of the date of determination.

“Loan PRI Insurers” means Chaucer Marine, Kiln Marine & Special Risks, COF, Beazley, Quanta Europe Limited, SVB, Sovereign Risk Insurance Ltd., Zurich Global Corporate UK Ltd., Chubb Insurance Company of Europe, Axis Specialty Limited, Ace Global Markets Political Risks & Credit and SJC as the insurers under the Loan PRI Policy, any entity that replaces any of the foregoing as insurer under the Loan PRI Policy or each insurer under any Replacement Loan PRI Policy.

“Loan PRI Policy” means the political risk insurance policy issued by the Loan PRI Insurers insuring debt investments in the Borrower by the Tranche A Senior Lenders under the Commercial Bank Senior Loan Agreement or any Replacement Loan PRI Policy.

“Loan Proceeds Account” has the meaning set forth in Section 4.01(b)(i).

“Local Bank” means (a) an Authorized Depositary or (b) Banco Nacional de Bolivia S.A. or Banco BISA S.A.  or (c) any Bolivian bank approved from time to time by the Majority Lenders.

“Majority Hedge Banks” means Hedge Banks holding more than 50% of Eligible Guaranteed Apex Metals Amounts.

“Majority Lenders” means Senior Lenders holding more than 50% of the sum of (a) the aggregate amount of uncancelled and undrawn Senior Loan Commitments and (b) the aggregate principal amount of outstanding Senior Loans; provided that any Senior Loan Commitments or Senior Loans held by any Affiliate of the Borrower shall be disregarded in such calculations.

“Majority Secured Parties” means:

(a)           if no Event of Default has occurred and is continuing, Majority Lenders; and

(b)           if an Event of Default has occurred and is continuing, Secured Parties holding more than 50% of the sum of (a) the aggregate principal amount of outstanding Senior Loans plus (b) Eligible Guaranteed Apex Metals Amounts.

“Mandated Lead Arrangers” means BNP Paribas and Barclays Capital.

“Mandatory Metals Hedge Agreements” means the ISDA Master Agreement, schedule and confirmations executed by a Hedge Bank and Apex Metals pursuant to which such Persons execute Mandatory Metals Hedge Transactions.  The schedule forming part of an ISDA Master Agreement for a Mandatory Metals Hedge Agreement shall be substantially in the form of Appendix B to the Cross-Guarantee and Security Agreement.

“Mandatory Metals Hedge Transactions” means, as of any date of determination, any IDD Mandatory Metals Hedge Transactions and any Replacement Mandatory Metals Hedge Transactions then in effect.

“Mandatory Prepayments” has the meaning set forth in Section 2.04(a).

“Margin Stock” shall mean margin stock within the meaning of Regulations U and X.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, or properties of (i) the Borrower, (ii) Apex Metals, (iii) the Project, or (iv) all Affiliated Obligors taken as a whole, (b) the legality, validity or enforceability of any Financing Document, (c) the perfection or priority of any of the security interests or Collateral having a value in excess of $100,000, either individually or in the aggregate, granted pursuant to any Security Document, (d) the ability of an Affiliated Obligor to perform its obligations under any Financing Document, or (e) the rights and remedies of any Secured Party under any Financing Document.

 “Material Project Counterparty” means each Person party to a Material Project Document other than the Borrower.

“Material Project Documents” means the Transmission Line Agreement, the Transmission Line Security Documents, the EPCM Contract, the EPCM Guaranty, the Rail Transportation Agreement, the Mining Contract, the WGI Guaranty, the Ports Agreement, the Ports LOC, the Borrower Management and Services Agreement, the Borrower Concentrate Sales Agreement, each Project Document Guarantee and each Additional Material Project Document.

“Maximum Expense Account Balance” means $5,000,000 or its equivalent in Bolivianos.

“Mechanical Completion” has the meaning ascribed to such term in the EPCM Contract.

“Metals” means (a) lead meeting the standards of “Standard Lead” as such term is used in the 1993 ISDA Commodity Definitions (as updated by the 2000 Supplement to the 1993 ISDA Commodity Definitions), (b) silver meeting the standards of “Silver” as such term is used in the 1997 ISDA Bullion Definitions and (c) zinc meeting the standards of “Special High Grade

Zinc” as such term is used in the 1993 ISDA Commodity Definitions (as updated by the 2000 Supplement to the 1993 ISDA Commodity Definitions).

“Metals Consultant” means Brook Hunt.

“Metals Hedge Transactions” means any swap agreements, option contracts, futures contracts, options on futures contracts, spot or forward contracts, forward purchases and sales, put options, synthetic put options, call options, collars, spread locks or any other derivative transaction or hedging arrangements of any nature whatsoever that hedges or purports to hedge the Borrower’s exposure (through Apex Metals) to movements in prices of Metals.

 “Mining Concessions” means, collectively, the mining concessions identified in Appendix E-2.

“Mining Contract” means that certain Open Pit Mining Services Agreement between the Borrower and the Mining Contractor dated January 7, 2005.

“Mining Contractor” means Washington Group Bolivia s.r.l. as the contractor under the Mining Contract and any successor contractor providing substantially the same services as are provided under the Mining Contract.

“Moody’s” mean Moody’s Investors Service, Inc.

“MSDP” means the Bolivian Ministry for Sustainable Development and the Environment.

“New York Accounts” has the meaning set forth in Section 4.01(b).

“New York Equity Expropriation Account” has the meaning set forth in Section 3.07.

“Non-Bolivian Policies” means insurance and reinsurance policies, if any, placed, in accordance with Article V, with insurers outside Bolivia in respect of which the Borrower is an insured party or an additional loss payee.

“Notes” means any promissory notes evidencing Senior Loans.

“Notice of Disbursement” means a “notice of disbursement” substantially in the form of Appendix D-1.

“Notice of Project Costs” means a “notice of project costs” substantially in the form of Appendix D-2.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“On Common Ground Report” means the report dated September 2005 prepared for the Senior Lenders by the Social Consultant relating to the social impact of the Project.

“Operating Costs” means all cash expenditures for the purposes of the Project, whether incurred in connection with the construction (i.e., Project Costs) or the operation of the Project, of the Borrower or Apex Metals or of the Borrower’s offices, including, without limiting the generality of the foregoing, salaries, wages, taxes, duties, royalties, owners’ costs, expenditures for spares and other capital goods, inventory, capital expenditures permitted by Section 8.13, insurance premia (other than premia and fees due to insurers under any political risk insurance policy), payments under Project Documents and, without duplication, Guaranteed Apex Metals Net Payment Amounts, but excluding (a) Senior Loan Obligations, (b) Restricted Payments, (c) Guaranteed Apex Metals Early Termination Amounts, (d) Service Fees and (e) Sales Fees.

“Operating Plan” means the Initial Operating Plan and each updated Operating Plan provided from time to time by the Borrower in accordance with Section 8.14.

“Operating Reserve Account” has the meaning set forth in Section 4.01(b)(v).

“Operating Reserve Deficiency” means at any time from and after Completion, the amount, if any, by which the collected credit balance of the Operating Reserve Account is less than the Operating Reserve Requirement.

“Operating Reserve Payment” has the meaning set forth in Section 4.07(a)(i).

“Operating Reserve Requirement” means, as at Completion and any Reserve Payment Date, an amount equal to the aggregate amount of projected Operating Costs estimated to accrue through the calendar month commencing on or immediately prior to the Completion Date or such Reserve Payment Date based on the Operating Plan then in effect.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, by-laws, limited liability company agreements, partnership agreements or such other documents or instruments that are required to be registered or lodged in the place of incorporation or organization of such Person and which establish the legal existence of such Person.

“Other Local Policies” means, collectively, the insurances listed under “Other Insurances for the Borrower” on the Schedule of Minimum Insurance Requirements.

“Other Property Rights” means, collectively, easements, leases, mining and civil usufructs, rights of way and other property rights.

“Participant” means any one or more banks or other entities to which any Senior Lender may sell participations pursuant to the terms of its Senior Loan Agreement.

“Permitted Assignee” has the meaning set forth in Section 1.01 of the Transfer Restrictions Agreement.

“Permitted Lien” has the meaning set forth in Section 8.20.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, business trust, unincorporated organization, co-ownership, Governmental Authority or other entity of whatever nature, and the heirs, executors, administrators or other legal representatives of an individual.

“Planned Project Costs” means $680,857,000, the total amount of Project Costs as identified in the Initial Construction Budget as detailed in the line items set forth in Annex 2 hereto.

“Port” means the Port of Mejilones, Chile or the Port of Antofagasta, Chile.

“Ports Agreement” means that certain Construction and Ports Services Agreement dated as of September 1, 2003 between the Borrower and the Ports Owner.

“Ports LOC” means the letter of credit issued to the benefit of the Borrower for the account of the Ports Owner and delivered under the Ports Agreement.

“Ports Owner” means Puerto de Mejillones, S.A. and any successor contractor providing substantially the same services as are provided under the Ports Agreement.

“Power Consultant” means PB Power.

“PRI Insurer” means each of the Loan PRI Insurers and each of the Hedge PRI Insurers.

“PRI Insurer Obligation” means the obligations of the Borrower to pay all indemnities and other amounts payable to a PRI Insurer under this Agreement, the Commercial Bank Senior Loan Agreement or any other Finance Document which do not constitute Secured Debt Obligations payable to such PRI Insurer.

“PRI Policies” means, collectively, the Hedge PRI Policy and the Loan PRI Policy.

 “Principal Repayment Date” means each of the Quarterly Dates occurring in June and December in each year commencing with the Quarterly Date occurring in December of 2008, provided that if any such date shall fall on a day that is not a Business Day, the relevant Principal Repayment Date shall be the immediately preceding Business Day.

“Pro Rata Payment” means a payment to a Senior Lender on any date on which a payment of Senior Loan Obligations is made in which (a) interest paid to such Senior Lender on such date bears the same proportion to the total interest payments made to all Senior Lenders on such date as (i) the total obligations for interest due to such Senior Lender on such date bears to (ii) the total obligations for interest due to all Senior Lenders on such date, (b) principal paid or prepaid to such Senior Lender on such date bears the same proportion to the total principal payments or prepayments made to all Senior Lenders on such date as (i) the total obligations for principal due to such Senior Lender on such date bears to (ii) the total obligations for principal due to all Senior Lenders on such date (or, in the case of voluntary prepayments, as the total principal outstanding to such Senior Lender bears to the total principal outstanding to all Senior Lenders) and (c) fees, commissions, indemnities and all amounts other than interest and principal paid to such Senior Lender on such date bears the same proportion to the total fees, commissions, indemnities and such other amounts paid to all Senior Lenders on such date as (i) the total obligations for fees, commissions, indemnities and such other amounts due to such Senior Lender on such date bears to (ii) the total obligations for fees, commissions, indemnities and such other amounts due to all Senior Lenders on such date.  If payments cannot be made exactly in such proportion due to minimum required payment amounts and required integral multiples of payments under Senior Loan Agreements, payments made in amounts as near as such exactly proportionate amounts as possible shall be deemed to be Pro Rata Payments so long as such payments are not more than 10% more or less than such exact proportionate amount.

“Proceeding” means, as to any Person, (a) any proceeding under applicable insolvency or bankruptcy law of Bolivia, the United States or any other jurisdiction or any receivership, liquidation, reorganization or similar case or proceeding in connection therewith, relative to such Person and to its creditors, as such, or to such Person’s assets, whether conducted in or under the laws of Bolivia or otherwise, or (b) any liquidation, dissolution or other winding up of such Person, whether partial or complete and whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any proceedings for the readjustment or extension of indebtedness of such Person, any composition, arrangement or assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Production Quarter” means a period of three consecutive months commencing (a) in the case of the first Production Quarter, with the first day of the first calendar month falling after Completion and (b) in the case of each subsequent Production Quarter, a consecutive three-month period commencing on each three-month anniversary of such first day.

“Project” means the development, establishment, construction and operation by the Borrower of the San Cristóbal open pit silver/zinc/lead mine located in the Potosi Department, Bolivia, the processing of silver, zinc and lead ores to recover silver, zinc and lead concentrates and related infrastructure (including rail transportation, power transmission and port facilities), and the marketing and sale of the products thereof and other activities reasonably ancillary thereto.

“Project Costs” means the costs (including capital costs, PRI premia and Senior Loan Obligations consisting of interest and fees) incurred in connection with the engineering, design, construction, start-up and initial operations and working capital requirements of the Project through Completion.

“Project Cost Funding Date” means a Business Day falling after the Commitment Termination Date which is designated as a “Project Cost Funding Date” in a Notice of Project Costs.

“Project Description” means the description of the Project facilities attached as Appendix H (Physical Facilities) to this Agreement as it may be amended from time to time in accordance with Section 8.12(c).

“Project Document Guarantees” means, collectively, (a) a guaranty issued by the Sponsor in favor of the Borrower and the Collateral Agent of Apex Metals’ obligations under the Borrower Concentrate Sales Agreement and the Service Company’s obligations under the Borrower Management and Services Agreement and (b) a guaranty issued by the Sponsor in favor of Apex Metals and the Collateral Agent of the Service Company’s obligations under the Apex Metals Management and Services Agreement.

“Project Documents” means each Material Project Document and any other contract or agreement necessary in any material way for the development, construction, operation and ownership of the Project entered into by the Borrower at any time (including agreements relating to Other Property Rights and Intellectual Property Rights to the extent that the same are not Government Approvals).

“Project Equity Expropriation Compensation” means all value (whether in the form of money, securities, property or otherwise), excluding Expropriation Compensation, paid or payable by the government of Bolivia or a governing authority that is in de facto control of part of Bolivia, to Persons other than the Borrower, in whole or partial settlement of claims, whether or not resulting from judicial proceedings and whether paid or payable in or outside Bolivia, as compensation for or in respect of the appropriation, confiscation, cancellation, expropriation or nationalization (by intervention, condemnation or other form of taking) whether under color of law or otherwise (including through confiscatory taxation or imposition of confiscatory charges) for or in respect of Borrower Shares or interests in the Borrower or Subordinated Debt, or any direct or indirect deprivation of rights or interests of or in the Borrower or the Project that gives rise to compensable claims under Bolivian or other applicable law or treaties by direct or indirect holders of debt or equity interests in the Borrower.

“Project Funds” means (a) all proceeds of sale of or other disposition of Project Production and other Project Property (without duplication of amounts paid to the Borrower and Apex Metals), (b) all disbursements of Senior Loans, (c) all equity contributions and proceeds from Subordinated Debt, (d) all insurance proceeds paid to the Borrower in respect of assets of the Project and all proceeds from insurance in respect of business interruption, loss of profits or similar matters, (e) all Expropriation Compensation, (f) all damages and awards paid to the Borrower, (g) all investment earnings from funds in the New York Accounts, (h) proceeds of Indebtedness for Borrowed Money permitted under Section 8.19(a)(iii), (i) without duplication of other amounts specified above, all net settlement amounts payable to Apex Metals under the Mandatory Metals Hedge Agreements and (j) all other miscellaneous receipts of the Borrower and, without duplication, Apex Metals.

“Project Information” means all information contained in the information memorandum relating to the financing of the Project, dated October 12, 2005, taken as whole, and as such memorandum may have been superseded, modified or corrected by information subsequently provided to the Senior Lenders on or prior to the date of this Agreement.

“Project Production” means Concentrates produced by the Project.

“Project Property” means all property, assets, interests (including security interests) and contractual or other rights (including rights to use or possess property or assets), real and personal, tangible and intangible, whether now owned or hereafter acquired, wherever located, of the Borrower used in or related to the Project and any proceeds from such property, assets, interests and rights.

“Projected Cash Proceeds” means, for any period, all Project Funds expected to be received during such period other than the proceeds of property insurance, Expropriation Compensation, Senior Loan disbursements, and Sponsor Funding.

“Projected Operating Costs” means, for any period, all Operating Costs expected to become due and payable during such period other than costs expected to be paid or reimbursed from the proceeds of property insurance or Expropriation Compensation.

“Proven and Probable Reserves” shall mean the aggregate of the Proven Mineral Reserve and Probable Mineral Reserve for silver, lead and zinc for the Project, as such terms are defined in and measured in accordance with U.S. Securities and Exchange Commission Guide 7.

“Quarterly Date” means each of March 15, June 15, September 15 and December 15 in each year (provided that if any such date shall fall on a day that is not a Business Day, the relevant Quarterly Date shall be the immediately preceding Business Day).

 “Rail Transportation Agreement” means that certain Transportation Agreement dated as of March 15, 2005 between the Borrower and the Rail Transporter.

“Rail Transporter” means Antofagasta Railway Company PLC and any successor contractor providing substantially the same services as are provided under the Rail Transportation Agreement.

“Railway” means the railway on which Concentrates are to be transported under the Rail Transportation Agreement.

“Ratio Maturity Date” means, as of any date of determination, the last scheduled Principal Repayment Date taking into account any prepayment of the principal of the Senior Loans pursuant to Section 2.04.

“Regulations U and X” shall mean Regulation U and Regulation X of the Board of Governors of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisers of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Remaining Equity Amount” means, on any date of determination on or prior to Completion, the excess of (a) the Equity Amount over (b) the aggregate amount of Base Equity Contributions made on or prior to such date (which amount shall exclude any amount transferred to a New York Account at the direction of the Borrower under the second sentence of Section 4.08(c)(i)).

“Replacement Hedge PRI Policy” has the meaning set forth in Part 1 of the Schedules to each of the Mandatory Metals Hedge Agreements.

“Replacement Loan PRI Policy” has the meaning set forth in Section 9.01(c) of the Commercial Bank Senior Loan Agreement.

“Replacement Mandatory Metals Hedge Transaction” means Metals Hedge Transactions placed by Apex Metals with the Hedge Banks following the Initial Disbursement Date in replacement of IDD Mandatory Metals Hedge Transactions as permitted under the Cross-Guarantee and Security Agreement.

“Replacement Secured Debt” has the meaning set forth in Section 2.06(a).

“Replacement Senior Loan Agreement” means any replacement senior loan agreement providing for the terms and conditions of the Replacement Secured Debt.

“Requested Disbursement Date” has the meaning set forth in Section 11.04(b)(iv).

“Reserve Payment” means each Debt Service Reserve Payment and Operating Reserve Payment.

“Reserve Payment Date” means the first Business Day of each calendar month and each Principal Repayment Date.

“Reserve Tail” shall mean a ratio (expressed as a percentage), as of any date of determination until the Ratio Maturity Date, of (a) the then current forecasted production of zinc, lead and silver from the Ratio Maturity Date through the remainder of the Life of Mine as set forth in the Financial Model to (b) the originally forecasted production of zinc, lead and silver estimated to be produced for the Life of Mine as set forth in the Initial Financial Model.  For the purposes of this ratio, production of zinc, lead and silver shall be (a) calculated in the manner set forth in the Initial Financial Model, utilizing the Proven and Probable Reserves as verified and accepted by the Independent Engineer, and (b) stated in zinc equivalent terms using the zinc, lead and silver price assumptions contained in the Initial Financial Model.

“Restricted Operating Cost Certificate” has the meaning given to it in Section 4.05(c).

“Restricted Operating Costs” means (a) Operating Costs excluding (i) expenditures which are (A) not essential to the compliance by the Borrower with its obligations under the Financing Documents or (B) not required to maintain the Project’s actual operating capacity at, or to prevent a material increase in operating expenses from, the levels contemplated in the Operating Plan then in effect or (C) not required to satisfy legal or contractual obligations of the Borrower and (ii) Guaranteed Apex Metals Obligations (to the extent otherwise included in Operating Costs), (b) prior to Completion, permitted expenditures contemplated by the Construction Budget as necessary to achieve Completion, (c) other permitted expenditures required to achieve the Project’s actual operating capacity at the levels contemplated in the Operating Plan then in effect, and (d) items of expenditure which the Majority Lenders have agreed may be treated as Restricted Operating Costs pursuant to clause (c) of Section 4.05.

“Restricted Payment” means:

(a)           all dividends of the Borrower (in cash, property of the Borrower or obligations) on, or other payments, dividends or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any portion of any share or equity interest in the Borrower or any other return on or of any equity or other capital in or of the Borrower; and

(b)           all payments (in cash, property of the Borrower or obligations) of principal of, interest on, and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by the Borrower of, any Subordinated Debt.

“Restricted Payment Date” has the meaning set forth in Section 9.01(a)(iv).

“S&P” or “Standard & Poor’s” means Standard and Poor’s Rating Service.

“Sales Fee” has the meaning ascribed thereto in the Borrower Concentrate Sales Agreement.

“Schedule of Minimum Insurance Requirements” has the meaning set forth in Section 5.01.

“SDCR Report” means the Social Development Community Relations Report developed for the Project,  delivered to the Senior Lenders in accordance with Section 11.01(i) and prepared on the basis of the On Common Ground Report and the Environmental Impact Assessment.

“Secured Debt” means the Indebtedness incurred by the Borrower to the Secured Parties pursuant to the Senior Loan Agreements and the Hedge Guaranty.

“Secured Debt Obligations” means the Senior Loan Obligations and the Guaranteed Apex Metals Obligations.

“Secured Parties” means holders of Secured Debt Obligations and each Agent.

“Securities Intermediary” has the meaning set forth in Section 4.01(a).

“Security Documents” means this Agreement, the Cross-Guarantee and Security Agreement, Counterparty’s Consent, AM Counterparty’s Consent, the Sponsor Pledge Agreement, the ASC Bolivia Pledge Agreement, the Swiss Pledge Agreement, the Chilean Conditional Assignment and each other security agreement, document, assignment, mortgage, charge, pledge, fiduciary assignment, power of attorney, sub-powers of attorney, and other documents signed or filed (or to be signed and filed) by the Borrower, Apex Sweden, Apex Metals, ASC Bolivia, the Sponsor or Apex Luxembourg or any other Person in order or purporting to create, preserve, continue, perfect or validate any security interest in any property of any such Person required or contemplated by this Agreement.

“Semi-Annual Date” means (a) with respect to the calendar year in which Mechanical Completion occurs (i) the first day of the first calendar month falling after Mechanical Completion and (ii) the six-month anniversary of such date (unless such date falls in a subsequent calendar year, in which case clause (b) shall apply) and (b) with respect to each subsequent calendar year, each Principal Repayment Date that falls in such calendar year.

“Senior Lender Group” means each Senior Lender or group of Senior Lenders party to a separate Senior Loan Agreement.

“Senior Lender Group Event of Default” has the meaning set forth in Section 10.01(dd).

“Senior Lenders” means (a) the institutions or banks party to this Agreement referred to in Appendix B-1, and (b) their respective successors, transferees and permitted assigns who make Senior Loan Commitments or become holders of Secured Debt in transactions permitted under this Agreement (including any lender of Replacement Secured Debt or any subrogee of any Senior Lender following any payment by such subrogee to or for the benefit of such Senior Lender).  Persons that are not parties to this Agreement, such as those that may purchase participations in Secured Debt or Senior Debt Commitments, shall not be Senior Lenders.

“Senior Loan Agreements” means, collectively, the Commercial Bank Senior Loan Agreement, the CAF Senior Loan Agreement and any Replacement Senior Loan Agreement.

“Senior Loan Commitment” means, for each Senior Lender, the aggregate principal amount of Senior Loans which such Senior Lender is committed to disburse to the Borrower under the relevant Senior Loan Agreement to which it is a party, as such commitment may be reduced from time to time pursuant to Section 2.05.  The Senior Loan Commitments of the Senior Lenders as of the date hereof are set forth in Appendix B-1.

“Senior Loan Facilities” means the loan facility made available to the Borrower by the Senior Lenders under the Senior Loan Agreements.

“Senior Loan Obligations” means the obligations to pay or prepay principal and interest on the Senior Loans (including any interest accruing after the occurrence of any event referred to in Section 9.01(d), whether or not a claim for post-petition interest is allowed in such Proceeding), as well as any and all commissions, fees, indemnities, prepayment premiums, breakage costs, obligations to pay premia on the Loan PRI Policy and other amounts payable to the Senior Lenders under the Financing Documents.

“Senior Loans” means the loans made to the Borrower outstanding under the Senior Loan Agreements.

“Service Company” means Apex Silver Mines Corporation, a Delaware corporation.

“Service Company Debt” means Indebtedness (including capitalized interests) of the Service Company, whether currently existing or hereafter created, which was originally owed to any Affiliate of the Service Company

“Service Company Lender” means Apex Metals and any other holder of Service Company Debt so long as it continues to hold such Service Company Debt.

“Service Company Note” means any promissory notes or other instruments of the Service Company evidencing Service Company Debt.

“Service Company Shares” has the meaning set forth in Section 4.03(b) of the Cross-Guarantee and Security Agreement.

“Service Fee” means (a) the “Service Fee” payable to the Service Company by the Borrower pursuant to Section 3(a) of the Borrower Management and Services Agreement and (b) the “Service Fee” payable to the Service Company by Apex Metals pursuant to Section 3(a) of the Apex Metals Management and Services Agreement.

“Share Funding Amount” shall mean $9,570,000 which is the aggregate amount to be funded through the delivery of shares in the Sponsor on behalf of the Borrower under the EPCM Contract and on behalf of ASC Bolivia under the Transmission Line Loan Agreement.

“Shareholder Debt” means unsecured Indebtedness (including capitalized interest) of Apex Sweden, whether currently outstanding or hereafter created, which is assigned and pledged as security for the Secured Debt Obligations pursuant to a Security Document.

“Shareholder Lender” means each of ASM, Apex Luxembourg and any other holder of Shareholder Debt so long as it continues to hold such Shareholder Debt.

“Shareholder Note” means any promissory notes or other instruments of Apex Sweden evidencing Shareholder Debt.

“Shareholder Parent Debt” means unsecured Indebtedness (including capitalized interest) of Apex Luxembourg, whether currently outstanding or hereafter created, and which is assigned and pledged as security for the Secured Debt Obligations pursuant to a Security Document.

“Shareholder Parent Lender” means ASM and any other holder of Shareholder Parent Debt so long as it continues to hold such Shareholder Parent Debt.

“Shareholder Parent Note” means any promissory notes or other instruments of Apex Luxembourg evidencing Shareholder Parent Debt.

 “Social Consultant” means On Common Ground.

“Solvent”  means, with respect to any Person on a particular date, the condition that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, and (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature.

“Sponsor” means ASM.

“Sponsor Budget” has the meaning set forth in the Completion Agreement.

“Sponsor Default” has the meaning set forth in the Sponsor Pledge Agreement.

“Sponsor Funding” means funding provided to the Borrower by or on behalf of the Sponsor, Apex Luxembourg or Apex Sweden in the form of equity or Subordinated Debt.

“Sponsor Pledge Agreement” means that certain Sponsor Pledge and Agreement dated December 1, 2005 between the Sponsor and the Collateral Agent.

“Spot Sales Agreement” means a written contract or agreement for the sale or other disposition of Project Production with a term of three years or less or any oral contract or arrangement evidenced by a confirmation receipt entered into by the Borrower or Apex Metals for the sale or other disposition of Project Production for delivery of a specified quantity of Project Production in a single shipment or any other contract for the sale or other disposition of Project Production that is not a Third Party Concentrate Sales Agreement.

“Subordinated Debt” means unsecured Indebtedness (including capitalized interest) of the Borrower, whether currently outstanding or hereafter created, ranking in payment and upon liquidation junior to the Secured Debt in accordance with the subordination terms attached as Appendix A-1 to the Transfer Restrictions Agreement which is assigned and pledged as security for the Secured Debt Obligations pursuant to a Security Document.  No such Indebtedness of the Borrower will constitute Subordinated Debt until such time as the Subordinated Lender assumes in writing, either pursuant to the terms of a Financing Document or otherwise, all of the obligations applicable to a Subordinated Lender under and in accordance with the this Agreement and any other relevant Financing Document and the Subordination Agreement.

“Subordinated Lender” means each of ASM, Apex Metals, Apex Sweden, Apex Luxembourg and any other holder of Subordinated Debt so long as it continues to hold such Subordinated Debt.

 “Subordinated Notes” means any promissory notes or other instruments of the Borrower evidencing Subordinated Debt.

“Subordination Agreement” has the meaning set forth in Section 8.19(b).

“Supermajority Lenders” means Senior Lenders holding more than 75% of the sum of (a) the aggregate amount of uncancelled and undrawn Senior Loan Commitments and (b) the aggregate principal amount of outstanding Senior Loans; provided that any Senior Loan Commitments or Senior Loans held by any Affiliate of the Borrower shall be disregarded in such calculations.

“Supermajority Secured Parties” means:

(a)           if no Event of Default has occurred and is continuing, Supermajority Lenders; and

(b)           if an Event of Default has occurred and is continuing, Secured Parties holding more than 75% of the sum of (i) the aggregate principal amount of outstanding Senior Loans plus (iii) Eligible Guaranteed Apex Metals Amounts.

“Support Standards” means as of any date of determination the satisfaction of each of the criteria for an Acceptable Bank set forth in the definition of “Acceptable Bank”.

“Swiss Pledge Agreement” means that certain Pledge Agreement to be entered into between Apex Sweden, Apex Luxembourg and the Collateral Agent.

“Technical Agent” means Barclays Capital, in its capacity as Technical Agent.

“Third Party Concentrate Sales Agreement” means an agreement for the sale of Concentrate between Apex Metals and an Acceptable Buyer having the following terms:

(a)           the Acceptable Buyer shall pay a price thereunder calculated by reference to a London Metals Exchange price for lead, zinc or silver;

(b)           it shall provide for accelerated dispute resolution and fallback pricing in the event that there is or may be a renegotiation of price;

(c)           the term shall equal or exceed three (3) years; and

(d)           no penalty, payment or fee shall be payable by Apex Metals in the event of any termination or cancellation of such arrangement for convenience (it being understood that termination or cancellation resulting from a failure by Apex Metals to deliver Concentrates at the purity or at the volume agreed upon shall not constitute convenience).

“Total Project Cost Funding Ratio” or “TPCFR” means, on any date of determination, the ratio of (b) the total aggregate principal amount of Senior Loans outstanding on such date to (b) the total aggregate amount of Base Equity Contributions plus Contingent Support Contributions plus the Contributed Equity Amount made on or prior to such date.

“Total Cost to Complete” means, as of any date of determination, the aggregate amount of Project Costs remaining to be paid to achieve Completion as indicated in the most recent Cost to Complete Certificate.

“TRA Default” has the meaning specified in Section 4.01 of the Transfer Restrictions Agreement.

“Tranche A Loans” has the meaning ascribed thereto in Section 2.01(a) of the Commercial Bank Senior Loan Agreement.

“Tranche A Loan Commitments” has the meaning ascribed thereto in the Commercial Bank Senior Loan Agreement.

“Tranche A Senior Lender” means Senior Lenders that hold Tranche A Loan Commitments or Tranche A Loans from time to time.

“Tranche B Loans” has the meaning ascribed thereto in Section 2.01(b) of the Commercial Bank Senior Loan Agreement.

“Tranche B Loan Commitments” has the meaning ascribed thereto in the Commercial Bank Senior Loan Agreement.

“Tranche B Senior Lenders” means Senior Lenders that hold Tranche B Loan Commitments or Tranche B Loans from time to time.

“Transaction Documents” means the Project Documents and the Financing Documents.

“Transfer Restrictions Agreement” means the Transfer Restrictions Agreement dated as of December 1, 2005 between the Sponsor, Apex Metals, Apex Luxembourg, Apex Sweden and the Collateral Agent for and on behalf of the Secured Parties.

“Transmission Line Agreement” means the Power Line Construction and Transmission Agreement dated as of January 14, 2005 among the Borrower, Ingelec SA, Ingelec Transportadora de Electricidad S.A., BVICO and the Transporter.

“Transmission Line BVICO Pledge Agreement” means the Pledge Agreement dated as of April 15, 2005 made by Ingelec Electricity Transportation Investments, Corp., Raúl Quiroga and Rene Fernández in favor of ASC Bolivia LDC.

“Transmission Line Contractors” means the Transporter, BVICO and Ingelec SA.

“Transmission Line Escrow Agreement” means the Escrow Agreement and Account Pledge and Security Agreement dated as of April 15, 2005 among San Cristóbal Transportadora de Electricidad S.A., ASC Bolivia LDC and Atlantic Security Bank, Grand Cayman.

“Transmission Line Guaranty” means the Guaranty dated as of April 15, 2005 made by Ingelec S.A., Ingelec Transportadora de Electricidad S.A. and Ingelec Electricity Transportation Investments, Corp. in favor of ASC Bolivia LDC.

“Transmission Line Loan Agreement” means the Loan Agreement dated as of April 15, 2005 between ASC Bolivia LDC and San Cristóbal Transportadora de Electricidad S.A.

“Transmission Line Moveables Pledge” means that certain “Borrower Security Agreement” (as defined in the Transmission Line Loan Agreement) creating a fixed registered pledge (prendas sin desplazamiento) to be created over certain property of the Transporter.

“Transmission Line Promissory Note” means the Promissory Note dated as of April 15, 2005 between San Cristóbal Transportadora de Electricidad S.A. and ASC Bolivia LDC.

 “Transmission Line Security Documents” means the Transmission Line Loan Agreement, the Transmission Line Promissory Note, the Transmission Line Escrow Agreement, the Transmission Line BVICO Pledge Agreement, the Transmission Line Transporter Pledge Agreement, the Transmission Line Guaranty, and, when executed, the Transmission Line Moveables Pledge.

“Transmission Line Transporter Pledge Agreement” means the Pledge Agreement dated as of April 15, 2005 made by Ingelec Transportadora de Electricidad S.A. in favor of ASC Bolivia LDC.

“Transporter” means San Cristóbal Transportadora de Electricidad S.A., and any successor transmission provider providing similar services to those provided by the Transporter under the Transmission Line Agreement.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unfunded DSRA Deficiency” has the meaning set forth in Section 4.06(c)(i).

“U.S. GAAP” means generally accepted accounting principles in the United States.

“USA Patriot Act” has the meaning set forth in Section 7.01(p).

“Voluntary Prepayment” means a prepayment of Senior Loans made in accordance with Section 2.04(b).

 “WGI Guaranty” means the guaranty issued by Washington Group International Inc. in favor of the Borrower supporting the Mining Contractor’s obligations under the Mining Contract.

“Withdrawal Certificate” means a certificate substantially in the form of Appendix O hereto signed by an Authorized Officer of the Borrower.

“Zinc Concentrate” means high grade zinc concentrate produced by the Project as further described in section 12.2.1 of the Independent Engineer Report.